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As filed with the Securities and Exchange Commission on June 15, 2004

Registration No. 333-112528

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-4
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Vought Aircraft Industries, Inc.	Delaware	336413	75-2884072
VAC Industries, Inc.	Delaware	336413	52-1784782
Vought Commercial Aircraft Company	Delaware	336413	95-4568095
Contour Aerospace Corporation	Delaware	336413	20-0450975
(Exact names of registrants as specified in their charters)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address, including zip code, and telephone number, including area code, of each of the registrants' principal executive offices)

W. Bruce White, Jr., Vice President & General Counsel
Vought Aircraft Industries, Inc.
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Ezring, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

        Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 15, 2004.

PROSPECTUS

Vought Aircraft Industries, Inc.

Offer to Exchange

$270,000,000 principal amount of its 8% Series B Senior Notes due 2011, which have been registered under the Securities Act,
for any and all of its outstanding 8% Series A Senior Notes due 2011

        We are offering to exchange our currently outstanding 8% Series A Senior Notes due 2011, which we refer to as the outstanding notes, for our registered 8% Series B Senior Notes due 2011, which we refer to as the exchange notes. We refer to both the outstanding notes and the exchange notes as the notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and therefore will not bear any legend restricting their transfer, and the holders of exchange notes will not be entitled to most of the rights under the registration rights agreement, including the provisions for additional interest. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 12:00 midnight, New York City time, on            , 2004, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 18.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe this information is reliable and market definitions are appropriate, neither this research, surveys and studies nor these definitions have been verified by any independent sources.

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

i

PROSPECTUS SUMMARY

        This summary highlights important information about this offering and our business. It does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. You should read this entire prospectus and should consider, among other things, the matters set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto appearing elsewhere in this prospectus. In this prospectus unless specified otherwise or the context otherwise requires:

  •
  "Vought," "we," "our" or "us" refers to Vought Aircraft Industries, Inc. together with its consolidated subsidiaries and its legacy companies;

  •
  "Aerostructures" refers to the historical operations of The Aerostructures Corporation prior to July 2, 2003, the date that Vought acquired Aerostructures;

  •
  "outstanding notes" refers collectively to the 8% Series A Senior Notes due 2011 that were issued on July 2, 2003;

  •
  "exchange notes" refers collectively to the 8% Series B Senior Notes due 2011 offered pursuant to this prospectus; and

  •
  "notes" refers collectively to the outstanding notes and the exchange notes.

The Exchange Offer

        The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered	$270.0 million in aggregate principal amount of 8% Series B Senior Notes due 2011.
Exchange Offer
The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
	•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
	•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and
•
the holders of the exchange notes will not be entitled to most of the rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.
See "The Exchange Offer."

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2004, unless we decide to extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.
By executing the letter of transmittal, you will represent to us that, among other things:
• any exchange notes to be received by you will be acquired in the ordinary course of business;
•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;
• you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of Vought; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.
See "The Exchange Offer—Procedures for Tendering Outstanding Notes" and "Plan of Distribution."
Effect of Not Tendering
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Effect of Not Tendering."

Interest on the Exchange Notes and the Outstanding Notes
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from July 2, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.
Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See "Material Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent	Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes."

Issuer	Vought Aircraft Industries, Inc., a Delaware Corporation.
Securities	$270.0 million in aggregate principal amount of 8% Series B Senior Notes due 2011.
Maturity	July 15, 2011.
Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2004.
Guarantees	The notes will be fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries. As of March 28, 2004, all of our Subsidiaries were domestic Subsidiaries and 100% owned by us.
Ranking	The exchange notes will be senior unsecured obligations of Vought Aircraft Industries, Inc. Accordingly, they will rank:
• pari passu in right of payment to all of our existing and future senior unsecured indebtedness; and
• senior in right of payment to all of our existing and future unsecured indebtedness that expressly provides for its subordination to the notes.
As of March 28, 2004, there was $100.1 million of unused commitment under our amended senior secured credit facilities. Such borrowings would rank pari passu in right of payment with the exchange notes. However, the exchange notes will be effectively subordinated in right of payment to any secured indebtedness of ours to the extent of the value of the assets serving as security for such secured indebtedness.
Subsidiary Guarantees and Ranking	The subsidiary guarantee of each subsidiary guarantor will be such subsidiary guarantor's senior unsecured obligations. Accordingly, they will rank:
• pari passu in right of payment to all such subsidiary guarantor's existing and future senior unsecured indebtedness; and
• senior in right of payment to all of such subsidiary guarantor's existing and future unsecured indebtedness that expressly provides for its subordination to such subsidiary's guarantee.
The subsidiary guarantees will be effectively subordinated in right of payment to any secured indebtedness of our subsidiaries to the extent of the value of the assets serving as security for such secured indebtedness.

Indebtedness	As of March 28, 2004, we and our subsidiaries had approximately $570.1 million principal amount of outstanding indebtedness on a consolidated basis, of which approximately $300.1 million was secured, and an additional $150.0 million was available for borrowing on a secured basis under our amended senior secured credit facilities, reduced by outstanding letters of credit which totaled $49.9 million.
Optional Redemption	At any time before July 15, 2006, we may redeem up to 35% of the exchange notes with net cash proceeds of equity offerings, as long as at least 65% of the aggregate principal amount of the exchange notes remains outstanding after the redemption.
At any time prior to July 15, 2007, we may redeem some or all of the exchange notes at a redemption price equal to the principal amount of exchange notes redeemed plus the applicable premium (as defined) plus accrued and unpaid interest to the date of redemption.
At any time on or after July 15, 2007, we may redeem some or all of the exchange notes at the redemption prices set forth under "Description of the Exchange Notes—Optional Redemption," plus accrued and unpaid interest to the date of redemption. See "Description of the Exchange Notes—Optional Redemption."
Offer to Purchase	If we sell significant assets or experience specific kinds of changes in control, we must offer to purchase the exchange notes at the prices set forth under "Description of the Exchange Notes—Repurchase at the Option of Holders," plus accrued and unpaid interest to the date of purchase.
Certain Covenants	We will issue the exchange notes under an indenture among us, the subsidiary guarantors and the trustee. The indenture (among other things) will limit our and our restricted subsidiaries' ability to:
	•	incur or guarantee additional indebtedness and issue preferred stock;
	•	pay dividends or make other distributions;
	•	make investments;
	•	create liens;
	•	place restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions;
	•	sell assets;
	•	engage in mergers or consolidations with other entities;
	•	engage in transactions with affiliates; and
	•	engage in sale and leaseback transactions.
Each of these covenants is subject to a number of important exceptions and qualifications. See "Description of the Exchange Notes—Certain Covenants."

The indenture contains restrictions on the issuance of additional debt. However, we are able to incur a significant amount of additional debt under the indenture, including debt that would rank pari passu in right of payment with the exchange notes.
Absence of Established Market for Exchange Notes	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and they may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. See "Plan & Distributions."

The Offering of the Outstanding Notes

        On July 2, 2003, we completed an offering of $270 million in aggregate principal amount of 8% Senior Notes due 2011, which was exempt from registration under the Securities Act.

Outstanding Notes	We sold the outstanding notes to Lehman Brothers Inc., Goldman Sachs & Co. and Credit Suisse First Boston LLC, the initial purchasers, on July 2, 2003. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
Registration Rights Agreements
In connection with the sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of the agreement, we each agreed to:
	•	file a registration statement within 300 days after the issue date of the notes, enabling holders to exchange the notes for publicly registered exchange notes with substantially identical terms;
	•	use all commercially reasonable efforts to cause the registration statement to become effective within 365 days after the issue date of the notes;
	•	use all commercially reasonable efforts to consummate the exchange offer within 30 business days of the effective date of the registration statement; and
	•	file a shelf registration statement for the resale of notes if we cannot effect an exchange offer within the time period listed above and in other limited circumstances.

If we do not comply with these registration obligations, we will be required to pay liquidated damages to holders of the notes under circumstances described herein. Liquidated damages would accrue in an amount equal to an additional 1% per annum until all such defaults have been cured. The Exchange Offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration right agreement, which rights substantially terminate upon completion of the exchange offer.

Risk Factors

        See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Additional Information

        We were incorporated in Delaware on May 26, 2000. Our principal executive offices are located at 9314 West Jefferson Boulevard M/S 2-01, Dallas, TX 75211. Our telephone number is (972) 946-2011.

Company Overview

Background Information

        On July 2, 2003, Vought acquired Aerostructures pursuant to an Agreement and Plan of Merger, dated as of May 12, 2003, with TA Acquisition Holdings, Inc. (referred to herein as "Holdings") pursuant to which Holdings merged with and into Vought and Vought thereby acquired Holdings' wholly-owned subsidiary, Aerostructures. In this prospectus, we refer to the merger of Holdings with and into Vought as the "Aerostructures Acquisition." In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought (as the surviving entity) issued common stock to Holdings' shareholders that represented 27.5% of the fully-diluted equity of the combined company; paid $44.9 million in cash to Aerostructures, which Aerostructures used to settle certain obligations pursuant to the Agreement and Plan of Merger; and retired $135.2 million of Aerostructures' debt. Aerostructures operated as a wholly-owned subsidiary of Vought from the date of the Aerostructures Acquisition until it merged with and into Vought on January 1, 2004.

        The historical information of Vought, including the historical financial data, included in this prospectus for periods prior to July 2, 2003 is that of Vought Aircraft Industries, Inc. together with its subsidiaries but does not include historical information of Aerostructures. From July 2, 2003 until January 1, 2004, Vought and Aerostructures operated as a consolidated company. The Aerostructures Acquisition, the issuance of the outstanding notes and the amendment to our senior credit facilities (as described herein) are collectively referred to in this prospectus as the "Transactions." The Transactions were all completed simultaneously. The pro forma statement of operations provided herein gives effect to the Transactions on the basis set forth under the caption "Unaudited Pro Forma Condensed Consolidated Financial Data."

Business

        We believe we are the largest independent manufacturer in North America, and one of the largest independent providers in the world, both based on revenues, of aerostructures for commercial, military and business jet aircraft. We develop and manufacture fuselages, wings and wing assemblies, empennages (which are tail assemblies comprised of horizontal and vertical stabilizers, elevators and rudders), aircraft doors, nacelle components (which are the structures around engines) and control surfaces (such as rudders, spoilers, ailerons and flaps). These aerostructures are subsequently integrated by our customers into a wide range of commercial, military and business jet aircraft manufactured by the world's leading aerospace companies. We also provide our customers with testing, logistics and engineering support services. Our customers are the leading prime manufacturers of commercial, military and business jet aircraft, including Airbus S.A.S. ("Airbus"), Bell Helicopter Textron, Inc. ("Bell Helicopter"), The Boeing Company ("Boeing"), Embraer Empresa Brasileira de Aeronautica S.A. ("Embraer"), Gulfstream Aerospace Corp., a General Dynamics Company ("Gulfstream"), Lockheed Martin Corporation ("Lockheed Martin") and Northrop Grumman Corporation ("Northrop Grumman"), among others, and the U.S. Air Force ("Air Force"). We generated pro forma net sales of $1,348.7 million for the year ended December 31, 2003 and net sales of $294.9 million for the three months ended March 28, 2004.

        We are the sole-source provider of various aerostructures for a diversified group of commercial, military and business jet aircraft programs for which we provide our products and services through long-term contracts. The following table summarizes the major programs that we currently have under long-term contract:

Commercial	Military	Business Jet
Airbus A319/320(1)	Bell/Boeing V-22 Osprey	Cessna Citation X
Airbus A330/340	Boeing C-17 Globemaster III	Gulfstream IV (300/350/400/450)
Airbus A340-500/600	Boeing F/A-18 E/F Super Hornet	Gulfstream V (500/550)
Boeing 737	Boeing KC-767 Tanker(3)	Raytheon Hawker 800
Boeing 747	Lockheed Martin C-5 Galaxy
Boeing 757(2)	Lockheed Martin C-130J Hercules
Boeing 767	Lockheed Martin F-22 Raptor
Boeing 777	Lockheed Martin F-35 Joint Strike Fighter
Embraer ERJ 170/175(4)	Lockheed Martin P-3 Orion
Embraer ERJ 190/195(4)	Northrop Grumman E-2C Hawkeye
Northrop Grumman E-8C Joint STARS
Northrop Grumman EA-6B Prowler
Northrop Grumman F-14 Tomcat
Northrop Grumman Global Hawk
Northrop Grumman T-38 Talon

(1)
Not sole-source.

(2)
Final aircraft under 757 program scheduled to be produced in late 2004.

(3)
The KC-767 is a specially designed Boeing 767 which has the ability to refuel aircraft in mid-flight. In November 2003, Congress approved a program to begin replacing the Air Force's KC-135 Tanker fleet by procuring 100 KC-767s through a combination of purchase and lease. On May 25, 2004, Secretary of Defense Rumsfeld announced that he was deferring a decision on the program pending additional studies. These studies are scheduled to be completed in November 2004. Further delays in this program could cause delays in our realization of revenues and the termination of this program may require us to take a charge for any up front costs related to this program.

(4)
Vought and Embraer have not completed negotiation of a program level agreement. Vought is currently performing under instructions to proceed and purchase orders issued by Embraer in anticipation of reaching mutually acceptable terms and conditions.

        As an independent aerostructures manufacturer, we believe we have leading market share positions, based on revenues, in each of the commercial, military and business jet aircraft markets. The following chart summarizes our pro forma net sales by market for the year ended December 31, 2003 after giving effect to the Aerostructures Acquisition and net sales for the three months ended March 28, 2004:

	Year Ended December 31, 2003		Three Months Ended March 28, 2004
Market	Pro Forma Net Sales	Percent of Total Pro Forma Net Sales	Net Sales	Percent of Total Net Sales	Description
Commercial Aircraft	$610.8	45.3%	$134.1	45.5%	Products such as fuselage panels, empennages, wing components and doors for programs such as the Boeing 747, Airbus A330/A340 and Embraer 190.
Military Aircraft	539.1	40.0%	109.4	37.1%
					Products such as fuselage panels, nacelle components, empennages and wing components for programs such as the Bell/Boeing V-22, Boeing C-17 Globemaster III, Lockheed Martin C-130J Hercules and Northrop Grumman Global Hawk.
Business Jet Aircraft	198.8	14.7%	51.4	17.4%	Products such as nacelle components, wings and wing components for programs such as the Gulfstream IV (300/350/400/450), Gulfstream V (500/550) and Cessna Citation X.
Total Net Sales	$1,348.7	100%	$294.9	100%

        Commercial Aircraft.    We believe we are the largest manufacturer of aerostructures for Boeing Commercial Airplanes (referred to herein as "Boeing Commercial") based on revenues. We have over 30 years of commercial aircraft experience with Boeing Commercial, and we have maintained a formal strategic alliance with Boeing Commercial since 1994. We also believe we are the largest U.S. manufacturer of aerostructures for Airbus based on revenues. We have over 15 years of commercial aircraft experience with Airbus. In addition, we manufacture commercial aircraft aerostructures for Embraer, General Electric Company ("General Electric"), Goodrich Corporation ("Goodrich") and Pratt & Whitney, a division of United Technologies Corporation ("Pratt & Whitney").

        Military Aircraft.    We provide aerostructures for a variety of military programs, including fighter/attack, transport, surveillance, tilt rotor and unmanned aircraft. We believe we are the largest subcontractor for the Boeing C-17 Globemaster III program based on revenues. We have been a partner with Boeing on the C-17 Globemaster III since inception of the program in 1983. We also provide military aerostructures to Bell Helicopter, Lockheed Martin and Northrop Grumman.

        Business Jet Aircraft.    We believe we are the largest aerostructures manufacturer to Gulfstream for their G300, G350, G400 and G450 (formerly known as Gulfstream IV) and G500 and G550 (formerly known as Gulfstream V) models based on revenues. In addition, we provide business jet aerostructures to Cessna Aircraft Company ("Cessna") and Raytheon Company ("Raytheon").

Market Overview

        We operate within the aerospace industry as a manufacturer of aerostructures for commercial, military and business jet aircraft. Market and economic trends that impact the rates of growth of the commercial, military and business jet aircraft markets affect our sales of products in these markets. The competitive outlook for each of our markets is discussed below:

        Commercial Aircraft Market.    General economic activity, airline profitability, passenger and cargo traffic rates and aircraft retirements drive demand for new commercial aircraft. The primary manufacturers of large commercial aircraft are Airbus and Boeing. In addition, Embraer and Bombardier are the primary manufacturers of regional jets. From 1980 to 2001, the worldwide fleet of active commercial aircraft increased at an average annual rate of approximately 4.7%, but the rate of growth has declined following the terrorist attacks on September 11, 2001. Boeing's Current Market Outlook (June 2003) projects that the worldwide fleet of active commercial aircraft will more than double over the next 20 years from approximately 15,612 aircraft at the end of 2002 to approximately 33,999 aircraft at the end of 2022 and that approximately 24,276 new aircraft (including replacements and growth of regional and large commercial aircraft) will enter service over that timeframe. Airbus' Global Market Forecast (December 2003) projects that approximately 16,500 new aircraft of 100 seats or more will enter service during the twenty-year period from 2003 until 2022.

        Military Aircraft Market.    The national defense budget and procurement funding decisions drive demand for new military aircraft. In November 2003, President Bush signed a $401 billion defense authorization bill (not including supplemental authorizations), reflecting a 2% increase over fiscal 2003, and reaffirming the U.S. Government's increased focus on a long-term defense plan and national security policy. We expect that Department of Defense spending for procurement, operations, and maintenance will grow with the overall level of defense spending, and we expect to benefit to the extent that such spending is allocated to aircraft and unmanned air vehicles ("UAVs").

        Business Jet Aircraft Market.    General economic activity and corporate profitability drive demand for new business jet aircraft. In addition, business jet aircraft have increasingly been used as an alternative to commercial aircraft transportation due to security concerns and convenience. This market includes personal, business and executive aircraft. The primary business jet aircraft manufacturers are Bombardier, Cessna, Dassault Aviation, Gulfstream and Raytheon. Ownership of business jet aircraft has become widely accepted, such that most Fortune 100 companies now own several jets. As the popularity of business jet aircraft has grown over the past decade, several companies have begun to offer fractional jet ownership. The Air Force operates a fleet of business jet aircraft for use by the executive and legislative branches of government as well as the U.S. joint command leadership. In addition, many foreign governments provide business jet aircraft to high ranking officials.

Business Strategy

        Integrate the Operations of Aerostructures and Continue to Streamline and Rationalize Operations. We have initiated the integration of Aerostructures' personnel, programs and facilities into our organization in order to leverage purchasing power, reduce corporate overhead, consolidate manufacturing and provide additional products and services to our customers. We plan to continue to streamline and rationalize our combined operations by further reducing overhead, improving working capital management and implementing other initiatives to increase labor efficiencies.

        Win New Business.    We are highly focused on winning new military and commercial business in order to further diversify our portfolio of products and customers.

        Integrate Quality Throughout the Enterprise.    We emphasize quality in the design and production of cost-competitive, fully integrated major aircraft assemblies as a support partner to the world's leading aerospace companies.

        Increase Profitability and Productivity.    We focus on lean manufacturing, efficient purchasing and innovation to increase profitability and productivity. We share the benefit of these improvements with our customers in order to further strengthen our strategic relationships. For example, we have developed a worldwide network of suppliers that maximizes production and cost efficiencies and supports our customers' need for strategic work placement. Other initiatives include web-based development and information distribution systems, determinant assembly processes, first-time quality throughout the extended enterprise (including suppliers), flexible tooling and the conversion of two-dimensional to digital and three-dimensional product definition.

        Continue as a Strategic Partner to our Customers.    We strengthen customer relationships and expand market opportunities by partnering with customers on their business endeavors and providing innovative approaches to aircraft systems integration. We provide prime contractors with development and support services to ensure our participation on their current and future programs while managing the risk/reward of each project and assessing the return on investment, on a case by case basis.

Our Investors

        Before the Aerostructures Acquisition, each of Vought and Aerostructures were owned by separate investment funds affiliated with The Carlyle Group. After the Transactions were completed, Carlyle Partners III, L.P. ("CPIII"), Carlyle Partners II, L.P. ("CPII"), their affiliates (together with CPIII, CPII and The Carlyle Group, "Carlyle"), and current and former management own 100% of our equity. Private equity investment funds affiliated with Carlyle own approximately 93% of the equity on a fully diluted basis.

The Transactions

        The Transactions summarized below include the Aerostructures Acquisition, the issuance of the outstanding notes and the amendment to our credit facilities. An understanding of the transactions summarized below is important to your understanding of our future cost structure, results of operations, financial position and cash flows.

        Vought entered into an Agreement and Plan of Merger, dated as of May 12, 2003, with TA Acquisition Holdings, Inc. (referred to herein as "Holdings") pursuant to which Holdings merged with and into Vought and Vought thereby acquired Holdings' wholly-owned subsidiary, Aerostructures. In this prospectus, we refer to the merger of Holdings with and into Vought as the "Aerostructures Acquisition." In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought (as the surviving entity) issued common stock to Holdings' shareholders that represented 27.5% of the fully-diluted equity of the combined company; paid $44.9 million in cash to Aerostructures, which Aerostructures used to settle certain obligations pursuant to the Agreement and Plan of Merger; and retired $135.2 million of Aerostructures' debt. The Aerostructures Acquisition was consummated on July 2, 2003, and Aerostructures operated as a wholly-owned subsidiary of Vought until it merged with and into Vought on January 1, 2004. In this prospectus, we have made some estimates of combined costs associated with operating as a combined entity. See "Unaudited Pro Forma Financial Information."

Recent Developments

        Boeing has announced its decision to end production of the 757 program, with the final aircraft scheduled to be produced in late 2004. Vought supplies Boeing with the 757 empennage, spoilers, and various doors. Due to these events, management evaluated the estimate to complete the 757 program and recorded a $4.4 million charge in 2003.

        We have been selected as a Structures Partner on the proposed Boeing 7E7 aircraft program. Boeing has recently obtained approval from its Board of Directors to offer the product to the market but we do not have a contract with Boeing to participate in the program. The ultimate business terms may require us to invest significant amounts of money to design, develop, test, produce tools, purchase capital assets and purchase working capital to support this program. Although we are unable to determine the amount or range of this potential investment, we expect to recover any investment through delivery and sale of aircraft beginning in 2008.

        We are under long term contract and/or have termination liability coverage with Boeing to produce the wing center section, horizontal stabilizer, aft body section, doors, nacelles and other components for the KC-767 Tanker Program. In November 2003, Congress approved a program to begin replacing the Air Force's KC-135 Tanker fleet by procuring 100 KC-767s through a combination of purchase and lease. On May 25, 2004, Secretary of Defense Rumsfeld announced that he was deferring a decision on the program pending additional studies. These studies are scheduled to be completed in November 2004. Further delays in this program could cause delays in our realization of revenues and the termination of this program may require us to take a charge for any up front costs related to this program.

        We implemented a corporate reorganization of our Aerostructures subsidiary effective on January 1, 2004. Pursuant to the reorganization, Aerostructures incorporated a new subsidiary, named Contour Aerospace Corporation, a Delaware corporation ("Contour"). Then, Aerostructures contributed (i) its Everett, Washington facility, that builds fuselage skins, spars, stringers, pylons and machined components, and (ii) its Brea, California facility, that builds wing skins, spars, stringers, chords and ribs, to Contour. Contemporaneous with the contribution of these assets and operations to Contour, Aerostructures merged with and into Vought, so that the remaining operating assets of Aerostructures are integrated with the ongoing operations of Vought. As a result of the reorganization, beginning in 2004, Aerostructures does not exist as a separate corporate entity and Contour is a direct subsidiary of Vought. Contour is a guarantor under the indenture governing the notes.

        On February 26, 2004, Vought announced plans to consolidate portions of its manufacturing operations in Dallas, Texas. The plans include renovating and modernizing the Dallas facilities, closing the facilities in Nashville and Stuart over the next 18 to 36 months and moving their operations to Dallas and reducing the size of the Hawthorne facility. In support of this restructuring, Vought received a $35 million grant from the Texas Enterprise Fund in April 2004 and is in the process of working with the Texas General Land Office and several other state and local agencies to finalize certain agreements regarding the Company's consolidation plans. When completed, this project is expected to reduce the Company's occupied square footage by more than three million square feet, reduce operating costs and increase productivity. As part of this plan, the Company will incur charges at Nashville and Stuart for employee termination benefits and relocation costs, certain pension costs, consolidation of excess facilities and various other closure costs. The final expected completion dates for closing the Stuart and Nashville facilities are December 31, 2005 and December 31, 2006, respectively.

        As a result of the closure of the Stuart and Nashville facilities, the Company offered relocation or termination benefits (voluntary and involuntary) to the approximately 1,367 employees at these facilities. All Stuart employees and Nashville non-union employees were offered the opportunity to transfer to the Dallas site (with certain relocation costs provided), or to accept certain termination benefits. These termination benefits include a severance component for all terminated employees and a retention component for employees who elect to remain with the Company through various completion dates during these closures. The Company recorded a liability in the amount of $5.4 million during the first quarter of fiscal 2004 associated with the severance component of the termination benefits. Additionally, the Company estimated costs of approximately $2.9 million associated with the retention component of the termination benefits and is recognizing this liability ratably over the period of the employee's retention period. At March 28, 2004, a liability for the retention component of the termination benefits has been recorded in the amount of approximately $130,000.

        As part of the restructuring plan, the Company negotiated termination benefit agreements with union employees at the Nashville location. These negotiations were completed in April 2004. The Company offered these employees the same employment options offered to all Stuart employees and Nashville non-union employees. As a result of the union negotiations, certain retention and termination benefits were agreed to which are estimated to be approximately $4.4 million. Beginning in April 2004, the Company is recognizing this liability ratably over the period of the employee's retention period.

        Approximately 382 out of the 1,367 employees at these locations have elected to relocate to Dallas. The Company currently estimates that the relocation costs associated with these transfers will be approximately $10 million.

        See Note 8 to the Company's consolidated quarterly financial statements Pension and Other Post-employment Benefits for further discussion of the effects of the restructuring on the pension and other post-employment benefits at the Nashville and Stuart facilities.

        As a result of the announced closures of the Stuart and Nashville facilities, the Company is currently in the process of evaluating the fixed assets associated with these facilities and developing a plan for moving these assets to Dallas or for selling or abandoning the assets once the facilities are vacated. Upon completion of this analysis certain assets may not be recoverable and an impairment charge for these assets could be necessary in future periods. As of March 28, 2004, the net book value of the Stuart assets, excluding leasehold improvements, was $6.0 million and the net book value of the Nashville assets was $81.3 million. The Company is in the process of evaluating the lease for the Stuart facility and a potential buyout of the remaining lease term after the facility has been exited. The Company will record the liability associated with the buyout at the time the liability is measurable. The Company currently has $1.2 million in net book value of leasehold improvements at the Stuart facility. As a result of the closure, the Company has accelerated the depreciation on these items so they will be fully depreciated by the end of 2005, when the facility is no longer in use. The increased depreciation for these assets was less than $0.1 million during the first quarter of fiscal 2004.

        The Company is currently in the process of reviewing proposals to sell the Hawthorne facility and then lease back all of the facility through 2005, after which, the Company will reduce the total square footage under the lease, with the lease extending to approximately 2010.

        The restructuring and other related charges are recorded to program costs. In accordance with SOP 81-1, the total additional costs associated with the planned facility closures for relocation, termination and retention benefits, and pension and other post-employment benefits ("OPEB") were considered in the Company's estimated costs at completion for contracts at each site. As a result of including the incurred to date and the future estimated restructuring costs in each facility's contracts, the Company recorded a charge to cost of sales in the amount of $18 million in the first quarter of 2004. The $18 million charge reflects forward loss increases of $8.7 million for programs in a forward loss position at the Stuart and Dallas facilities and profit margin reductions of $9.3 million on contracts in process at the Nashville facility.

Summary Pro Forma Financial Data

        The following table sets forth a summary of unaudited pro forma financial data for Vought and Aerostructures as a consolidated company, giving effect to the Transactions as if they had occurred on January 1, 2003 and after giving effect to the pro forma adjustments. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2003 gives effect to the Transactions as if they occurred on January 1, 2003. The Aerostructures Acquisition is accounted for under the purchase method of accounting.

        The pro forma adjustments are based upon available information and assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions reflected therein been consummated prior to the period presented. The unaudited pro forma financial data are only a summary and should be read in conjunction with the "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Vought's and Aerostructures' consolidated financial statements and the notes thereto included elsewhere in this prospectus. The unaudited pro forma operating data are presented for informational purposes only and are not necessarily indicative of what the actual combined results of operations of the consolidated company would have been for the period presented, nor do these data purport to represent the results of future periods.

Year Ended December 31, 2003(1)(2)
($ in millions)
Statement of Operations Data:
Net sales	$1,348.7
Cost of sales	1,130.5
Selling, general & administrative expenses	242.0
Operating loss	(23.8)
Interest expense, net(3)	(41.6)
Income taxes	(2.3)
Net loss	(67.2)
Other Financial Data:
Capital expenditures	37.5

(1)
The 2003 pro forma adjustments and allocation of purchase price have been adjusted to reflect the current valuation of the assets acquired and liabilities assumed and are based on management's estimates of their fair value.

(2)
The 2003 pro forma financial information was derived by combining the Vought historical financial information for the year ended December 31, 2003 (which include the results of Aerostructures from July 2, 2003) to the Aerostructures unaudited historical financial information for the six months ended July 1, 2003, and giving effect to the applicable pro forma adjustments as if the Transactions had occurred at January 1, 2003.

(3)
Pro forma interest expense, net includes the gain or loss on interest rate swaps.

Summary Financial Information of Vought

        The following selected financial data for the years ended December 31, 2003, 2002 and 2001 are derived from the audited consolidated financial statements of Vought Aircraft Industries, Inc.

        The financial data for the three months ended March 28, 2004 and March 30, 2003 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, which Vought considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        Operating results for the three months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The information is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended			Three Months Ended
	December 31, 2003(3)	December 31, 2002	December 31, 2001	March 28, 2004	March 30, 2003
	($ in millions)
Consolidated Statement of Operations Data:
Net sales	$1,208.8	$1,200.7	$1,422.0	$294.9	$263.5
Cost of sales	1,012.3	1,051.9	1,198.1	246.7	212.2
Selling, general & administrative expenses	234.6	186.8	206.4	62.7	55.6
Operating income (loss)	(38.1)	(43.9)	15.5	(14.5)	(4.3)
Interest expense, net(1)	30.0	35.8	71.1	9.2	5.5
Income taxes	2.3	—	—	—	—
Net loss(2)	(70.4)	(79.7)	(63.4)	(23.7)	(9.8)
Other Financial Data:
Cash flow provided by operating activities	$98.8	$166.8	$182.3	$109.6	$155.7
Cash flow used in investing activities	(217.8)	(20.8)	(35.4)	(8.6)	(5.7)
Cash flow (used in) provided by financing activities	156.8	(109.3)	(141.0)	(0.3)	(30.0)
Capital expenditures	34.6	21.1	35.9	8.6	5.7
Consolidated Balance Sheet Data:
Cash and cash equivalents	$106.4	$68.6	$31.9	$207.1	$188.6
Accounts receivable, net	114.5	86.7	139.8	113.7	105.5
Inventories	197.3	202.7	318.6	211.3	191.7
Property, plant and equipment, net	414.1	334.7	366.5	407.8	328.2
Total assets	1,499.7	873.3	1,316.0	1,603.7	988.9
Total debt(4)	570.4	395.6	505.0	570.1	365.6
Stockholders' equity (deficit)	(322.9)	(502.9)	20.9	(346.6)	(505.8)

(1)
Interest expense, net includes the gain or loss on interest rate swaps.

(2)
Net loss is calculated before other comprehensive income (losses) relating to minimum pension liability adjustments of $13.1 million, $(444.2) million and $(49.4) million in 2003, 2002 and 2001, respectively.

(3)
Includes Aerostructures' results of operations from July 2, 2003, the date of acquisition.

(4)
Total debt as of December 31, 2003 and March 28, 2004 includes $4.5 million and $4.2 million, respectively, of capitalized leases.

Summary Financial Information of Aerostructures

        We are providing the following financial information to assist you in your analysis of the financial aspects of the Aerostructures Acquisition. We derived the historical financial information below from Aerostructures' audited financial statements for the year ended December 27, 2002 and from Aerostructures' unaudited financial statements for the six months ended July 1, 2003. The information is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results included below and elsewhere in this document are not indicative of the future performance of Aerostructures or the consolidated company.

	Year Ended December 27, 2002	Six Months Ended July 1, 2003
	($ in millions)
Consolidated Statement of Operations Data:
Sales	$300.1	$140.5
Cost of sales	250.7	124.7
Selling, general, administrative and amortization expenses	22.8	9.4
Income from operations	26.6	6.4
Interest expense, net(1)	11.9	6.4
Provision for income taxes	6.0	—
Net income(2)	8.8	—
Other Financial Data:
Cash flow provided by operating activities	$39.5	$10.0
Cash flow used in investing activities	(6.7)	(2.9)
Cash flow used in financing activities	(32.9)	(5.4)
Capital expenditures	6.8	2.9
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.2	$1.9
Accounts receivable, net	33.7	28.1
Inventories	70.5	77.6
Property, plant and equipment, net	87.3	83.0
Total assets	298.7	297.8
Total debt(3)	141.3	139.7
Stockholders' equity	4.4	4.4

(1)
Interest expense, net includes the gain or loss on interest rate swaps as well as other expenses.

(2)
Net income is calculated before a comprehensive loss related to the establishment of a minimum pension liability in the amount of $43.3 million in 2002.

(3)
Total debt includes $4.5 million of capitalized leases at Aerostructures as of July 1, 2003. Total debt is presented gross of an original issue discount in the amount of $1.8 million.

RISK FACTORS

        You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Exchange Notes and the Exchange Offer

Our substantial indebtedness could prevent us from fulfilling our obligations under the exchange notes.

        We have a significant amount of indebtedness. As of March 28, 2004, our total indebtedness was $570.1 million, excluding unused commitments under our revolving credit facility under our amended senior secured credit facilities.

        Our substantial indebtedness could have important consequences for you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends.

        The indenture and our amended senior secured credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debts.

        In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, variable-rate indebtedness will create higher debt service requirements and it may become necessary for us to dedicate a larger portion of cash flow to service such indebtedness. We are exposed to cash flow risk due to changes in interest rates with respect to the entire $295.9 million of variable-rate indebtedness under our amended senior secured credit facilities. As of March 28, 2004, a one-percentage point increase in interest rates on our variable-rate indebtedness would decrease our annual pre-tax income by approximately $3.0 million.

To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Our business may not generate sufficient cash flow from operations or future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes on or before maturity. Depending on prevailing economic and financial conditions, competition and other factors, we may not be able to refinance any of our indebtedness, including our amended senior secured credit facilities and the exchange notes, on commercially reasonable terms or at all.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which would further exacerbate the risks associated with our substantial leverage described above.

        We may be able to incur substantial additional indebtedness in the future because the terms of the indenture do not fully prohibit us, including our subsidiaries, from doing so. As of March 28, 2004, our amended senior secured credit facilities permitted additional borrowings of up to $150.0 million, reduced by outstanding letters of credit of $49.9 million. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the related risks that we face would be magnified. In addition, the indenture does not prevent us from incurring obligations that do not constitute indebtedness.

Restrictive covenants in the amended senior secured credit facilities and the indenture may restrict our ability to pursue our business strategies.

        The indenture and the amended senior secured credit facilities limit our ability, among other things, to:

  •
  incur additional indebtedness or contingent obligations;

  •
  pay dividends or make distributions to our stockholders;

  •
  repurchase or redeem our stock;

  •
  make investments;

  •
  grant liens;

  •
  make capital expenditures;

  •
  enter into transactions with our stockholders and affiliates;

  •
  engage in sale and leaseback transactions;

  •
  sell assets; and

  •
  acquire the assets of, or merge or consolidate with, other companies.

        The restrictive covenants mentioned above may restrict our ability to pursue our business strategies.

Financial ratios and tests in the amended senior secured credit facilities may further exacerbate the risks associated with the restrictive covenants described above.

        In addition to the covenants described above, our amended senior secured credit facilities require us to maintain certain financial ratios and tests. See "Description of Our Amended Senior Secured Credit Facilities." Events beyond our control can affect our ability to meet these financial ratios and tests. Our failure to comply with these obligations could cause an event of default under our amended senior secured credit facilities. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest under our amended senior secured credit facilities to be immediately due, and the lenders thereafter could foreclose upon the assets securing the amended senior secured credit facilities. In that event, we may not have sufficient assets to repay all of our obligations, including the exchange notes. We may incur additional indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our amended senior secured credit facilities or the indenture.

The exchange notes and the exchange guarantees will be unsecured and effectively subordinated to our existing and future secured debt.

        Holders of our secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing the secured debt. Notably, we and the guarantors are parties to the amended senior secured credit facilities, which is secured by a perfected first priority security interest in substantially all of our assets including intellectual property, material owned real property and the capital stock of our direct and indirect subsidiaries. The amended senior secured credit facilities is also secured by a pledge of our capital stock owned by private equity investment funds affiliated with Carlyle. We also have particular capital leases that are secured by the underlying assets. The exchange notes will be effectively subordinated to our secured debt. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, there may not be sufficient assets to pay amounts due on the exchange notes and holders of exchange notes may receive less, ratably, than holders of secured debt. For a description of our amended senior secured credit facilities, see "Description of Our Amended Senior Secured Credit Facilities."

        As of March 28, 2004, the aggregate amount of our secured debt was approximately $300.1 million, and $150.0 million was available for additional borrowings under our amended senior secured credit facilities, reduced by outstanding letters of credit of $49.9 million. We may be permitted to borrow substantial additional debt, including secured debt, in the future under the terms of the indenture governing the exchange notes.

The exchange notes will be structurally subordinated to all future liabilities of our subsidiaries that do not guarantee the notes, if any.

        As of March 28, 2004, all of our subsidiaries are domestic subsidiaries and each will fully and unconditionally and jointly and severally guarantee our obligations under the exchange notes. However, any future foreign subsidiaries we may have will not be required by the indenture to guarantee the exchange notes. The exchange notes will be structurally subordinated to all future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the exchange notes.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes outstanding at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our amended senior secured credit facilities will not allow such repurchases. In addition, various important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Federal and state laws permit a court to void the guarantees under certain circumstances and require noteholders to return payments received from guarantors.

        Our payment of consideration to finance a portion of the Transactions (including the issuance of a guarantee of the notes by our subsidiary guarantors) may be subject to review by federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws the issuance of a guarantee will be a fraudulent conveyance if (1) any of our subsidiaries issued guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) any of the guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

  •
  any of the guarantors were insolvent, or became insolvent, when they paid the consideration;

  •
  issuing the guarantees left the applicable guarantor with an unreasonably small amount of capital; or

  •
  the applicable guarantor, intended to, or believed that it would, be unable to pay debts as they matured.

        If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of the guarantors' obligations under their respective guarantees, and require the repayment of any amounts paid thereunder.

        Generally, an entity will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        We believe, however, that immediately after issuance of the exchange notes and the exchange guarantees, each of the guarantors will be solvent, will have sufficient capital to carry on its respective businesses and will be able to pay its respective debts as they mature. However, a court may not reach the same conclusions with regard to these issues.

There is no public market for the exchange notes and an active trading market for the exchange notes may not develop.

        There is no established trading market for the exchange notes. Although each initial purchaser has informed us that it currently intends to make a market in the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice.

        We intend to apply for the exchange notes to be designated as eligible for trading in PORTAL. However, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through NASDAQ.

        The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the exchange notes. If a market develops, the exchange notes could trade at prices that may be lower than their initial offering price.

The market price for the exchange notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions could decrease the value of your exchange notes.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes that are subject to the existing transfer restrictions.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Risks Related to Our Business

Our commercial business is cyclical and sensitive to commercial airlines' profitability. Our business is, in turn, affected by general economic conditions and world safety considerations.

        We compete in the aerostructures segment of the aerospace industry. While our direct customers are aircraft manufacturers, such as Boeing and Airbus, our business is indirectly affected by the financial condition of the commercial airlines and other economic factors that affect the demand for air transportation. Specifically, our commercial business is dependent on the demand from passenger airlines for the production of new aircraft by our customers. Accordingly, demand for our commercial products is tied to the worldwide airline industry's ability to finance the purchase of new aircraft and the industry's forecasted demand for seats, flights and routes. Similarly, the size and age of the worldwide commercial aircraft fleet affects the demand for new aircraft and, consequently, for our products. Such factors, in conjunction with evolving economic conditions, cause the market in which we operate to be cyclical to varying degrees, thereby affecting our business and operating results.

        Over the past several years, continued softening of the global and domestic economy, reduced corporate travel spending, excess capacity in the market for commercial air travel, changing pricing models among airlines and significantly increased fuel, security and insurance costs have resulted in many airlines reporting, and continuing to forecast significant net losses. Moreover, during recent years, in addition to the generally soft global and domestic economy, the September 11, 2001 terrorist attacks, war in the Middle East and concerns relating to the transmission of the severe acute respiratory syndrome, or "SARS," have contributed to diminishing demand for air travel. Many major air carriers have parked or retired some of their fleets and have reduced workforces and flights to match declining demand and to mitigate their large losses. Numerous carriers have rescheduled or canceled orders for aircraft to be purchased from the major aircraft manufacturers. The full impact of these events and circumstances is not yet known and any protracted economic slump or future terrorist attacks, war or health concern could cause airlines to cancel or delay the purchase of additional new aircraft. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". If demand for new aircraft continues to decrease, there will likely be a further decrease in demand for our commercial aircraft products.

The significant consolidation occurring in the aerospace industry could cause us to lose customers.

        The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us and our competitors, and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater economies of scale and enhance their geographic reach. Specifically, aviation suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers more frequently awarding long-term sole-source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom aerostructures and systems are purchased. Thus, we may lose customers.

We operate in a very competitive business environment.

        Competition in the aerostructures segment of the aerospace industry is intense and concentrated. We face substantial competition from the operating units of some of our largest customers, including Airbus, Boeing, Gulfstream, Lockheed Martin, Northrop Grumman and Raytheon. These original equipment manufacturers may choose not to outsource production of aerostructures due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when original equipment manufacturers decide whether to produce a part in-house or to outsource.

        We also face competition from non-OEM suppliers in each of our product areas. Our principal competitors among aerostructures suppliers are Alenia, Fokker Aerostructures, Fuji, Mitsubishi, GKN plc. and Kawasaki. Some of our competitors have greater resources than us, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Providers of aerostructures have traditionally competed on the basis of cost, technology, quality and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, supply chain management and sales and marketing and we may not have enough resources to make the necessary investments to do so. For these reasons, we may not be able to compete successfully in this market or against such competitors. See "Business—Competition."

        For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, approximately 65.8% and 66.2% of our sales, respectively, were made to Boeing for commercial and military programs. Accordingly, any significant reduction in purchases by Boeing would decrease our earnings and cash flows. Boeing has announced its decision to end production of the 757 program, with the final aircraft scheduled to be produced in late 2004. We are under long term contract with Boeing to produce the wing center section, horizontal stabilizer, aft body section, doors, nacelles and other components for the 767 aircraft. If Boeing cannot sell additional 767 aircraft for any reason, including the introduction of the 7E7 program, the 767 program may be terminated.

        Further, our significant customers have in the past and may attempt in the future to use their position to negotiate a reduction in price of a particular part regardless of the terms of an existing contract. We have generally been successful in resisting such reductions and, where we have taken reductions, we have generally maintained profitability by decreasing costs.

The U.S. Government is a significant customer of our largest customers and we and they are subject to specific U.S. Government contracting rules and regulations.

        We are a significant provider of aerostructures to military aircraft manufacturers. The military aircraft manufacturers' business, and by extension, our business, is affected by the U.S. Government's continued commitment to programs under contract with our customers. The terms of defense contracts with the U.S. Government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. Sales to the U.S. Government are also subject to changes in the government's procurement policies in advance of design completion. An unexpected termination of a significant government contract, a reduction in expenditures by the U.S. Government for aircraft using our products, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts awarded to us, or substantial cost overruns could reduce our cash flow and results of operations. We bear the risk that the U.S. Government may unilaterally suspend our customers or us from new contracts pending the resolution of alleged violations of procurement laws or regulations.

A decline in the U.S. defense budget or change of funding priorities may reduce demand for our customers' military aircraft and reduce our sales of products used on military aircraft.

        The U.S. defense budget has fluctuated in recent years, at times resulting in reduced demand for new aircraft and, to a lesser extent, spare parts. In addition, foreign military sales are affected by U.S. Government regulations, foreign government regulations and political uncertainties in the United States and abroad. The U.S. defense budget may continue to fluctuate, and may decline, and sales of defense related items to foreign governments may decrease. A decline in defense spending could reduce demand for our customers' military aircraft and thereby reduce sales of our products used on military aircraft.

Our fixed-price contracts may commit us to unfavorable terms.

        We provide our products and services through fixed-price contracts. For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, over 90% of our revenues were derived from fixed-price contracts.

        Although our fixed-price contracts generally permit us to keep unexpected profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. In a fixed-price contract, we must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the profitability of a fixed-price contract or cause a loss.

        Although we believe that we have recorded adequate provisions in our consolidated financial statements for losses on our fixed-price contracts, as required under accounting principles generally accepted in the United States, our contract loss provisions may not be adequate to cover all actual future losses.

Our success depends in part on the success of our research and development initiatives.

        For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, we spent $5.5 million and $1.4 million, respectively, on research and development for new products and increases in productivity. However, these significant expenditures may not create any new sales opportunities or increases in productivity that are commensurate with the level of resources invested.

        In addition, we may develop specific technologies and capabilities in pursuit of new business and in anticipation of customers going forward with new programs, such as the Boeing 7E7. For the years ended December 31, 2003 and 2002, we spent $8.4 million and $4.6 million, respectively, on these activities. Work in connection with new Boeing commercial aircraft was 70% of the total development costs in 2003 and 59% of the total in 2002. If any such programs do not move forward on schedule, or at all, we may be unable to recover the costs incurred in anticipation of such programs.

Any significant disruption in our supply from key suppliers could delay production and decrease sales.

        We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which may be available only from limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material that meets specifications, quality standards and delivery schedules. Our suppliers' failure to provide expected raw materials or component parts could slow production schedules and decrease contract profitability.

        We have from time to time experienced limited interruptions of supply but we may experience a serious interruption in the future. Our continued supply of materials is subject to a number of risks including:

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  the destruction of our suppliers' facilities or their distribution infrastructure;

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  a work stoppage or strike by our suppliers' employees;

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  the failure of our suppliers to provide materials of the requisite quality;

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  the failure of essential equipment at our suppliers' plants;

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  the failure or shortage of supply of raw materials to our suppliers; and

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  contractual amendments and disputes with our suppliers.

        In addition, some contracts with our suppliers for raw materials and other goods are short-term contracts. These suppliers may discontinue provision of products to us at attractive prices or at all, and we may not be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Furthermore, substitute raw materials or component parts may not meet the strict specifications and quality standards we, our customers and the U.S. Government impose. If we are not able to obtain key products on a timely basis and at an affordable cost, or we experience significant delays or interruptions of their supply, revenues from sales of products that use these supplies will decrease.

        Our largest supplier is the Aluminum Company of America, or Alcoa. For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, we purchased $37.1 million and $8.4 million, respectively, of aluminum from Alcoa. If Alcoa can no longer meet our raw materials requirements, and we are required to secure an additional source of aluminum, we might not be able to do so on terms as favorable as our current terms, or at all.

        We are also dependent upon a third party, Northrop Grumman Information Technology, to supply us with information technology services used to operate our facilities. If Northrop Grumman

Information Technology could no longer supply us with information technology services and we are required to secure another supplier, we might not be able to do so on terms as favorable as our current terms or at all.

The Aerostructures Acquisition and any future business combinations, acquisitions or mergers expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

        The Aerostructures Acquisition involves risks, including difficulties in integrating the operations and personnel of Aerostructures and the potential loss of key employees of Aerostructures. We may not be able to satisfactorily integrate these acquired businesses in a manner and a timeframe that achieves the costs savings and operating synergies that we expect.

        In addition, we actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. If we enter into these transactions, we also may not realize the benefits we anticipate. In addition, we may not be able to obtain additional financing for these transactions.

        The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

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  demands on management related to the significant increase in size after the merger;

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  the diversion of management's attention from the management of daily operations to the integration of operations;

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  difficulties in the assimilation and retention of employees;

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  difficulties in the assimilation of different cultures and practices, as well as in the assimilation of geographically dispersed personnel and operations;

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  difficulties in the integration of departments, systems (including accounting systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures and policies; and

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  constraints (contractual or otherwise) limiting our ability to consolidate, rationalize and/or leverage supplier arrangements to achieve integration.

        Consummating any acquisitions, joint ventures, alliances or co-production programs could result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities.

We may be subject to work stoppages at our facilities or those of our principal customers, which could seriously impact the profitability of our business.

        As of March 28, 2004, 43% of our employees were represented by various labor unions. Approximately 28% of the total workforce is represented by Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America in Dallas, Texas. This union contract is in effect through September 26, 2004. The remaining union contracts are in effect at least through 2004. We experienced a labor strike at our Nashville, Tennessee plant in 1989 and a work interruption at our Dallas, Texas plant in 1985. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and we may be prevented from completing production of our aircraft structures. See "Business—Employees."

        Many aircraft manufacturers, airlines and aerospace suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by aircraft manufacturers, airlines or aerospace suppliers could reduce our customers' demand for additional aircraft structures or prevent us from completing production of our aircraft structures.

We depend on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

        We believe that our future success will be due, in part, to the services of our key employees such as engineers or other skilled professionals. Competition for such employees has intensified in recent years and may become even more intense in the future. Our ability to implement our business plan is dependent on our ability to hire and retain technically skilled workers. Our failure to recruit and retain qualified employees could prevent us from implementing our business plan and may impair our ability to obtain future contracts.

Our operations depend on our manufacturing facilities throughout the U.S. These production facilities are subject to physical and other risks that could disrupt production.

        Our manufacturing facilities could be damaged or disrupted by a natural disaster, war or terrorist activity. Although we have obtained property damage and business interruption insurance, a major catastrophe, such as an earthquake, hurricane, flood, tornado or other natural disaster at any of our sites, or war or terrorist activities in any of the areas where we conduct operations could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers and we may not have insurance to adequately compensate us for any of these events.

We are subject to environmental regulation and our ongoing operations may expose us to environmental liabilities.

        Our operations, like those of other companies engaged in similar businesses, are subject to federal, state and local environmental, health and safety laws and regulations. We may be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. We have made, and will continue to make, capital and other expenditures in order to comply with these laws and regulations. Although we believe that we are currently in substantial compliance with these laws and regulations, the aggregate amount of future clean-up costs and other environmental liabilities could become material.

        In the future, contamination may be discovered at our facilities or at off-site locations where we send waste. The remediation of such newly-discovered contamination, or the enactment of new legislation or the stricter administration or interpretation of existing laws, may require us to make additional expenditures, some of which could be material. See "Business—Environmental Matters."

Any product liability claims in excess of insurance may require us to dedicate cash flow from operations to pay such claims.

        Our operations expose us to potential liability for personal injury or death as a result of the failure of aerostructures designed or manufactured by us or our suppliers. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. Any material liability not covered by insurance or for which third-party indemnification is not available could require us to dedicate a substantial portion of our cash flows to make payments on these liabilities. No such product liability claim is pending or has been threatened against us; however, there is a risk that product liability claims could be filed against us in the future.

The construction of aircraft is heavily regulated and failure to comply with applicable laws could reduce our sales or require us to incur additional costs to achieve compliance, which could reduce our results of operations.

        The FAA prescribes standards and qualification requirements for aerostructures, including virtually all commercial airline and general aviation products, and licenses component repair stations within the U.S. Comparable agencies regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

        From time to time, the FAA or comparable agencies propose new regulations or changes to existing regulations. These new changes or regulations generally cause an increase in costs of compliance. To the extent the FAA, or comparable agencies implement regulatory changes, we may incur significant additional costs to achieve compliance.

We are subject to regulation of our technical data and goods exports.

        Use of foreign suppliers and sale to foreign customers may subject us to the requirements of the U.S. Export Administration Regulations and the International Trafficking in Arms Regulations. Failure to comply with these regulations may result in significant fines and loss of the right to export goods. In addition, restrictions may be placed on the export of technical data and goods in the future as a result of changing geo-political conditions.

Private equity investment funds affiliated with Carlyle own a significant majority of our equity, and their interests may not be aligned with yours.

        Private equity investment funds affiliated with Carlyle own approximately 93% of our fully diluted equity. These private equity investment funds have the power, subject to specific exceptions, to direct our affairs and policies. Certain members of our Board of Directors have been designated by these private equity investment funds. Through such representation on the Board of Directors, they are able to substantially influence the appointment of management, the entering into of mergers and sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock.

        The interests of Carlyle and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle as equity holder might conflict with your interests as a note holder. Affiliates of Carlyle may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, although such transactions might involve risks to you as a holder of notes. In addition, Carlyle or its affiliates may in the future own businesses that directly compete with ours.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "assumption" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

        We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the outstanding notes to Lehman Brothers Inc., Goldman, Sachs & Co. and Credit Suisse First Boston LLC, the initial purchasers of the outstanding notes, on July 2, 2003. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

        The registration rights agreement requires us to:

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  file a registration statement for the exchange offer and the exchange notes not later than 300 days after the issue date of the outstanding notes;

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  use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 365 days after the issue date of the outstanding notes;

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  consummate the exchange offer not later than 30 business days after the effective date of the registration statement; and

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  file a shelf registration statement for the resale of the outstanding notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances.

        These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 1.0% per annum until the applicable requirement has been met. We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders. Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer.

        If:

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  we are not required to file the registration statement or the exchange offer is not permitted by applicable law or SEC policy; or

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  any holder of Transfer Restricted Securities notifies us prior to the 20th business day following the consummation of the exchange offer that:

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  it is prohibited by applicable law or SEC policy from participating in the exchange offer;

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  it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales; or

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  it is a Broker-Dealer and holds notes acquired directly from us or any of our affiliates,

  then we shall cause to be filed with the SEC a "shelf" registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under particular circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See "Where You Can Find More Information."

Transferability of the Exchange Notes

        Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

  •
  you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

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  neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

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  neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

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  neither you nor any such person or entity is an "affiliate" of Vought, as such term is defined under Rule 405 under the Securities Act; and

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  you are not acting on behalf of any person or entity who could not truthfully make these statements.

        To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

        Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

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  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer; Acceptance of Tendered Notes

        Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                        , 2004. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

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  the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

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  the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes; and

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  the holders of the exchange notes will not be entitled to most of the rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

        As of the date of this prospectus, $270.0 million in aggregate principal amount at maturity of notes was outstanding. We have fixed                        , 2004 as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

        We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading "—Solicitation of Tenders; Fees and Expenses." However, we will not pay any taxes incurred in connection with a holder's request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See "—Transfer Taxes" in this section below.

Expiration Date; Extensions; Amendment

        We will accept validly tendered outstanding notes and exchange them promptly for exchange notes in accordance with Rule 14e-1(c) under the Exchange Act. The exchange offer will expire at 12:00 midnight, New York City time, on                        , 2004, or the "Expiration Date," unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, or, if any of the conditions described below under the heading "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

        We are generally required to extend the offering period for any material change, including the waiver of a material condition, so at that least five business days remain in the offer after such change. In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment.

Interest on the Exchange Notes

        The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from July 2, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Procedures for Tendering Outstanding Notes

        Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

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  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 12:00 midnight, New York City time, on the Expiration Date.

        To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 12:00 midnight, New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

        By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading "—Transferability of the Exchange Notes."

        All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

        If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

        Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an "eligible guarantor institution."

        Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

        If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

        If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or the "DTC," for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an "agent's message" in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. Upon receipt of such holder's acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an "agent's message" to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

        The term "agent's message" means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

  •
  DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal; and

  •
  we may enforce such agreement against such participant.

        In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Vought's Rights Under the Exchange Offer

        All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer for all holders of outstanding notes or to waive any defects or irregularities of tender for any notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

        We intend to notify holders of defects or irregularities in tenders of outstanding notes. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

        If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution," which is defined above under the heading "—Guarantee of Signatures";

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

  •
  the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 12:00 midnight, New York City time, on                        , 2004. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must:

  •
  specify the name of the person having tendered the notes to be withdrawn;

  •
  identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

  •
  specify the name in which any such notes are to be registered, if different from that of the registered holder.

        Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "—Procedures for Tendering Outstanding Notes."

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or to issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for the sole benefit of Vought and may be asserted by us regardless of the circumstances giving rise to any such condition. In addition, our right to not accept for exchange or not issue exchange notes for, any outstanding notes, and our right to terminate or amend the exchange offer, may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. However, our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

        In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use every reasonable effort to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

        To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder's ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading "—Purpose of the Exchange Offer."

        Accordingly, the notes not tendered may be resold only:

  •
  to us or our subsidiaries;

  •
  pursuant to a registration statement which has been declared effective under the Securities Act;

  •
  for so long as the notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

  •
  pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Vought and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Vought and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller's property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

        We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

        We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

        Wells Fargo Bank Minnesota, National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, Connecticut 06457 Attn: CORPORATE TRUST ADMINISTRATION
By Overnight Courier or By Hand:	Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, Connecticut 06457 Attn: CORPORATE TRUST ADMINISTRATION
Confirm by Telephone:	860-704-6217

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

        DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreements, dated July 2, 2003, by and among us, the subsidiary guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

        On July 2, 2003, we issued and sold the outstanding notes. We used the proceeds from the offering of the outstanding notes to retire certain existing indebtedness of Aerostructures, to pay cash to Aerostructures in connection with the Aerostructures Acquisition, to prepay certain existing indebtedness of Vought and to pay related fees and expenses.

        The following table sets forth the uses of funds from the offering of the outstanding notes.

($ in millions)
Retire Aerostructures debt	$135.2
Vought term loan prepayments	60.0
Cash payment to Aerostructures	44.9
Capitalized finance expense	13.5
Transaction fees and expenses	4.8
Increase in cash on hand	11.6

Total Uses	$270.0

        The Aerostructures indebtedness that was discharged included a term loan and a revolving credit facility. The term loan had a final maturity of December 31, 2008 and bore interest at an annual rate of LIBOR plus 4.25%. The revolving credit facility had a final maturity of December 31, 2007 and bore interest at rates which ranged between LIBOR plus 3.00% and LIBOR plus 3.75%.

        The Vought indebtedness that was prepaid included the retirement of a term loan ($36.7 million) and the partial prepayment of another term loan ($23.3 million). Both term loans had variable interest rates. The all-in rate was a combination of a base rate (the greater of the Prime Rate in effect on such day, the Federal Funds Effective Rate or LIBOR in effect on such day plus 1/2 of 1%) plus the applicable margin of 2.25% for the retired term loan and 3.0% for the partially prepaid term loan. The all-in rates at July 2, 2003 (the day the prepayments were made) were 3.37% for the retired term loan and 4.12% for the partially prepaid term loan.

CAPITALIZATION

        The following table sets forth Vought's capitalization as of March 28, 2004. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this prospectus.

	March 28, 2004
Cash and cash equivalents	$207.1

Senior secured credit facilities
Revolving credit facility	—	(1)
Term loan A	—
Term loan B	74.1
Term loan C	122.3
Term loan X	99.5

Total senior secured credit facilities	295.9
Capital leases	4.2
8% senior notes due 2011	270.0

Total debt	570.1
Stockholders' equity (deficit)	(346.6)

Total	$223.5

(1)
The amended revolving credit facility has total borrowing availability of $150.0 million, reduced by outstanding letters of credit which amounted to $49.9 million as of March 28, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 is based on the historical consolidated financial statements of Vought and Aerostructures after giving effect to the Aerostructures Acquisition using the purchase method of accounting, the other parts of the Transactions (the issuance of the outstanding notes and the amendment to Vought's senior credit facilities) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

        Vought completed the acquisition of TA Acquisition Holdings, Inc. (Holdings) and its wholly-owned subsidiary, Aerostructures, on July 2, 2003. Aerostructures operated as a wholly-owned subsidiary of Vought from the date of the Aerostructures Acquisition until it merged with and into Vought on January 1, 2004. In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought issued 7,113,887 shares of common stock to Holdings' shareholders. The stock consideration value of $230.0 million was based upon an estimated fair value of $32.33 per share of each share of Vought common stock. Additional consideration of $2.4 million was provided based upon the fair value of vested Aerostructures stock options that were exchanged for Vought stock options. Vought retired $135.2 million of Aerostructures' debt and paid $44.9 million in cash to Aerostructures and Aerostructures in turn paid an aggregate of $44.9 million to settle $30.4 million of obligations to certain individuals affiliated with CMG and to settle $14.5 million of obligations related to agreements entered into between Aerostructures and current and former members of Aerostructures' management. Vought is holding $2.0 million of the payments due to CMG in escrow as of December 31, 2003 which will be settled on July 2, 2004.

        In connection with the Aerostructures Acquisition, on July 2, 2003, Vought sold $270.0 million in aggregate principal amount of outstanding notes to Lehman Brothers Inc., Goldman, Sachs & Co. and Credit Suisse First Boston, as initial purchasers. In addition, Vought entered into an amendment to its senior secured credit facilities with a syndicate of banks and other financial institutions led by Goldman Sachs Credit Partners L.P., as syndication agent and Lehman Commercial Paper Inc., as administrative agent and collateral agent. In connection with this amendment, Vought (i) prepaid $60.0 million of term loans including the retirement of Term Loan A under the amended senior secured credit facilities and (ii) increased the maximum availability under the revolving credit facility by $60.0 million.

        The Company intends to integrate Aerostructures' personnel, programs and facilities into its organization in order to leverage purchasing power, reduce corporate overhead, consolidate manufacturing and provide additional products and services to its customers. The Company plans to continue to streamline and rationalize its combined operations by further reducing overhead, improving working capital management and implementing other initiatives to increase labor efficiencies.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 gives effect to the Transactions as if they occurred at the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations excludes non-recurring items directly attributable to the Transactions.

        The unaudited pro forma condensed combined financial data is based on assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the purchase price allocations, new debt and equity structure. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, interest expense, and the income tax effect related to the pro forma adjustments.

        The December 31, 2003 pro forma adjustments and allocation of purchase price have been adjusted to reflect the fair value of the assets acquired and liabilities assumed.

        The unaudited pro forma condensed combined financial data is presented for informational purposes only and has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Vought and Aerostructures, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial data, are based on currently available information and adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the Transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2003

($ in millions)

		Six Months Ended July 1, 2003
			Pro Forma Adjustments		Pro Forma Condensed Combined
	Vought	Aerostructures
Net sales	$1,208.8	$140.5	$(0.6	)(1)	$1,348.7
Costs and expenses
Cost of sales	$1,012.3	$124.7	$(6.5	)(2)	$1,130.5
Selling, general, administrative and amortization expenses	234.6	9.4	(2.0	)(3)	242.0

Total costs and expenses	$1,246.9	$134.1	$(8.5)		$1,372.5

Operating (loss) income	$(38.1)	$6.4	$7.9		$(23.8)
Other income (expense)
Other income (expense)	$—	$(0.3)	$0.8	(4)	$0.5
Interest income (expense)	(30.0)	(6.1)	(5.5	)(5)	(41.6)

Income (loss) before taxes	$(68.1)	$0.0	$3.2		$(64.9)
Income taxes	(2.3)	—	—		(2.3)

Net (loss) income	$(70.4)	$0.0	$3.2		$(67.2)

Pro forma ratio of earnings to fixed charges(6)					—

*
Notes begin on page 44.

Notes to Unaudited Pro Forma Condensed Combined
Statement of Operations

Summary of Pro Forma Adjustments:

	Year Ended December 31, 2003
Intercompany Sales	$(0.6	)(1)
Cost & Expenses
Cost of sales adjustments
Elimination of intercompany costs	(0.6)
Increased depreciation for adjustments to PP&E	0.8
Effects of adjustments to contracts in process:
Conformity of accounting methods	2.7
Inventory valuation	(9.4)

Subtotal	$(6.5	)(2)

Selling, general and administrative adjustments
Increased amortization for acquired intangibles	$2.3
Elimination of Aerostructures' intangible amortization	(0.2)
Reduction in management fees and payroll costs	(4.1)

Subtotal	$(2.0	)(3)

Other income/(expense)
Elimination of the gain or loss on interest rate swaps	$0.8	(4)
Adjustments for pro forma interest expense	(5.5	)(5)

Subtotal	(4.7)

Total adjustments	$3.2

(1)
Represents elimination of pro forma intercompany sales from Aerostructures to Vought.

(2)
Represents cost of sales adjustments for (i) the elimination of costs related to intercompany sales, (ii) increased depreciation resulting from fair value adjustments to property, plant and equipment, (iii) the cost of sales adjustments resulting from estimated purchase accounting adjustments to contracts in process to provide reasonable profit allowance. Contracts in process are valued at estimated selling prices less the sum of costs to complete and a reasonable profit allowance for the completion of contracts in process and the selling effort. The reasonable profit allowance was derived from Vought's experience and expectations for similar items of inventory, which indicated a reasonable operating profit on similar production programs of 11% to 13%. Adjustments also include the effects of conforming Aerostructures' program accounting policy for commercial aircraft products to Vought's contract accounting policy. Program accounting and contract accounting, which are both acceptable methods under GAAP, use a similar process to estimate the total cost-revenue relationship which results in the development of costs of sales percentages and the resulting gross margin. The major difference between the two methods is that a program consists of existing and anticipated future contracts and therefore relies on forecasted quantities of products to be produced, as opposed to using actual contract quantities for products in estimating the total cost-revenue relationship. To convert from program accounting to contract accounting, Vought estimated revenues and costs associated only with existing contracts and recalculated the costs of sales percentages and the resulting gross margin.

(3)
Represents adjustments for (i) increased intangible asset amortization associated with acquired identified intangibles in connection with the acquisition of Aerostructures. Of the total estimated purchase price, $60.8 million has been allocated to identified intangible assets, including intangibles related to contracts/programs and customer relationships, which are to be amortized over lives of 7 to 15 years. Also, represents adjustments for (ii) the elimination of amortization previously recorded by Aerostructures for intangibles, (iii) the elimination of annual management fees paid by Aerostructures to Carlyle Management Group, that will not be replaced and (iv) the elimination of payroll-related expenses for individuals among management personnel who are required to be separated from Vought according to the terms of the merger agreement and whose positions will not be replaced.

(4)
Represents adjustment to eliminate the historical non-cash gain recorded by Aerostructures related to interest rate swaps that are no longer outstanding.

(5)
Interest expense adjustment results from the aggregate impact of (i) the decrease in interest expense attributable to (a) the repayment of Aerostructures' senior secured credit facility eliminating interest expense of $4.6 million, (b) the $60.0 million prepayment of the existing Vought senior secured credit facility at a weighted average interest rate of 3.5% and (c) the elimination of amortization of related debt issuance costs of $0.4 million, offset by (ii) the increase in interest expense attributable to (a) the offering of $270 million of notes at an interest rate of 8% and amortization of related debt issuance costs of $0.8 million and (b) the increase in the revolver commitment fee of $0.2 million.

(6)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of the operating lease rental expense deemed to be representative of the interest factor. The consolidated company had pro forma earnings to fixed charges deficiency of $64.9 million for the year ended December 31, 2003.

SELECTED HISTORICAL FINANCIAL DATA

Selected Financial Data of Vought

        The following selected consolidated balance sheet data as of December 31, 2003, 2002, 2001 and 2000 and selected data from the related consolidated statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001 and the period of inception (July 24, 2000) through December 31, 2000 are derived from the audited consolidated financial statements of Vought Aircraft Industries, Inc. The financial data for the three months ended March 28, 2004 and March 30, 2003 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, which Vought considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        Operating results for the three months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The information is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

				Period From Inception (July 24, 2000) to December 31, 2000	Three Months Ended
	Year Ended December 31,
					March 28, 2004	March 30, 2003
	2003(6)	2002	2001
	($ in millions)
Statement of Operations:
Net sales	$1,208.8	$1,200.7	$1,422.0	$578.3	$294.9	$263.5
Cost of sales	1,012.3	1,051.9	1,198.1	459.7	246.7	212.2
Selling, general & administrative expenses	234.6	186.8	206.4	90.9	62.7	55.6
Intangible impairment charge	—	5.9	2.0	—	—	—

Operating income (loss)	(38.1)	(43.9)	15.5	27.7	(14.5)	(4.3)
Interest expense, net(1)	30.0	35.8	71.1	33.6	9.2	5.5

Loss before income taxes and cumulative effect of a change in accounting principle	(68.1)	(79.7)	(55.6)	(5.9)	(23.7)	(9.8)
Income taxes	(2.3)	—	—	—	—	—

Loss before the cumulative effect of a change in accounting principle	(70.4)	(79.7)	(55.6)	(5.9)	(23.7)	(9.8)
Cumulative effect of a change in accounting principle(2)	—	—	(7.8)	—	—	—

Net (loss)(3)(7)	$(70.4)	$(79.7)	$(63.4)	$(5.9)	$(23.7)	$(9.8)

Other Financial Data:
Cash flow provided by operating activities	$98.8	$166.8	$182.3	$67.1	$109.6	$155.7
Cash flow used in investing activities	(217.8)	(20.8)	(35.4)	(693.7)	(8.6)	(5.7)
Cash flow provided by (used in) financing activities	156.8	(109.3)	(141.0)	652.6	(0.3)	(30.0)
Capital expenditures	34.6	21.1	35.9	12.1	8.6	5.7
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—
Consolidated Balance Sheet Data:
Cash and cash equivalents	$106.4	$68.6	$31.9	$26.0	$207.1	$188.6
Accounts receivable, net	114.5	86.7	139.8	113.2	113.7	105.5
Inventories	197.3	202.7	318.6	455.5	211.3	191.7
Property, plant and equipment, net	414.1	334.7	366.5	380.2	407.8	328.2
Total assets	1,499.7	873.3	1,316.0	1,486.7	1,603.7	988.9
Total debt(5)	570.4	395.6	505.0	670.0	570.1	365.6
Stockholders' equity (deficit)	(322.9)	(502.9)	20.9	132.5	(346.6)	(505.8)

(1)
Interest expense, net includes the gain or loss on interest rate swaps.

(2)
Had the Company adopted SFAS 133 effective July 24, 2000, net loss reported for the period of inception (July 24, 2000) through December 31, 2000 would have increased $7.8 million to a total net loss of $13.7 million.

(3)
Net loss is calculated before other comprehensive income (losses) relating to minimum pension liability adjustments of $13.1 million, $(444.2) million, $(49.4) million and $(35.1) million in 2003, 2002, 2001, and 2000, respectively.

(4)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of the operating lease rental expense deemed to be representative of the interest factor. Vought had an earnings to fixed charges deficiency of $23.7 million, $9.8 million, $68.1 million, $79.7 million, $55.6 million and $5.9 million, for the three months ended March 28, 2004 and March 30, 2003, and for the years ended December 31, 2003, 2002, 2001, and the period from inception (July 24, 2000) to December 31, 2000, respectively.

(5)
Total debt as of December 31, 2003 and March 28, 2004 includes $4.5 million and $4.2 million, respectively, of capitalized leases.

(6)
Includes Aerostructures' results of operations from July 2, 2003, the date of acquisition.

(7)
Had the Company adopted SFAS 142 effective July 24, 2000, net loss reported for the period of inception (July 24, 2000) through December 31, 2000 would have decreased $4.8 million and the net loss for the year ended December 31, 2001 would have decreased by $9.7 million.

Selected Financial Data of Aerostructures

        We derived the historical information below from Aerostructures' consolidated audited financial statements for the years ended December 29, 2000, December 28, 2001 and December 27, 2002 and from Aerostructures' unaudited financial statements for the years ended January 2, 1999 and December 31, 1999 and for the six months ended July 1, 2003. The information is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Aerostructures' consolidated financial statements and notes thereto included elsewhere in this prospectus. The historical results included below and elsewhere in this document are not indicative of the future performance of Aerostructures or the consolidated company.

	Year Ended					Six Months Ended
	Jan. 2, 1999	Dec. 31, 1999	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	July 1, 2003
	($ in millions)
Consolidated Income Statement Data:
Sales	$358.4	$365.2	$408.8	$367.5	$300.1	$140.5
Cost of sales	318.0	355.1	355.7	319.4	250.7	124.7

Gross profit	40.4	10.1	53.1	48.1	49.4	15.8
Selling, general, administrative and amortization expenses	18.7	24.6	29.2	26.0	22.8	9.4

Operating income (loss)	21.7	(14.5)	23.9	22.1	26.6	6.4
Interest expense, net(1)	25.4	26.1	25.2	19.7	10.3	6.1
Other expense, net	2.0	3.7	1.1	0.2	1.6	0.3

Income (loss) before income taxes and cumulative effect of a change in accounting principle	(5.7)	(44.3)	(2.4)	2.2	14.8	—
Provision (benefit) for income taxes	(2.2)	(17.2)	(0.2)	(18.3)	6.0	—
Income (loss) before cumulative effect of a change in accounting principle	(3.5)	(27.1)	(2.2)	20.5	8.8	—
Cumulative effect of a change in accounting principle, net of tax	3.8	—	—	1.0	—	—

Net income (loss)(2)	$(7.3)	$(27.1)	$(2.2)	$19.5	$8.8	$—
Other Financial Data:
Cash flow provided by (used in) operating activities	$(51.2)	$8.3	$76.9	$72.7	$39.5	$10.0
Cash flow used in investing activities	(16.5)	(6.3)	(1.4)	(7.6)	(6.7)	(2.9)
Cash flow provided by (used in) financing activities	67.8	(0.3)	(62.6)	(79.8)	(32.9)	(5.4)
Capital expenditures	16.5	7.2	2.0	7.6	6.8	2.9
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.2	$2.0	$15.0	$0.3	$0.2	$1.9
Accounts receivable, net	35.7	27.6	30.9	30.4	33.7	28.1
Inventories	204.8	192.3	132.3	82.5	70.5	77.6
Property, plant and equipment, net	162.5	141.1	115.3	102.2	87.3	83.0
Total assets	482.1	457.6	389.2	334.2	298.7	297.8
Total debt(3)	288.8	295.3	237.0	164.3	141.3	139.7
Other comprehensive loss (Pension)	—	—	—	—	(43.3)	(43.3)
Stockholders' equity	48.8	21.6	19.4	38.9	4.4	4.4

(1)
Interest expense, net includes the gain or loss on interest rate swaps.

(2)
Net income (loss) is calculated before a comprehensive loss related to the establishment of a minimum pension liability in the amount of $43.3 million in 2002.

(3)
Total debt at July 1, 2003 is presented gross of an original issue discount of $1.8 million and also includes $4.5 million of capitalized leases. See "TA Acquisition Holdings, Inc." on page F-63.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following section may include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include (i) reduced demand for new commercial aircraft due to reduction in airline traffic, (ii) business risks inherent to the airline industry including armed conflict, terrorism, global health warnings, government regulation, rising fuel and labor costs, lower than expected profitability, and general economic conditions and (iii) reduced demand for military aircraft due to reductions in defense spending, cancellation or modification of military aircraft programs and changes to government export controls. Management's discussion and analysis should be read in conjunction with the respective financial statements of Vought and Aerostructures and the accompanying notes contained therein, each contained elsewhere in this prospectus.

General

        On July 2, 2003, Vought completed the acquisition of TA Acquisition Holdings, Inc. ("Holdings") and its wholly owned subsidiary, Aerostructures. In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought issued common stock to Holdings' shareholders that represented 27.5% of the fully-diluted equity of the combined company, paid $44.9 million in cash to Aerostructures, which was used to settle certain obligations and retired $135.2 million of Aerostructures' debt. Aerostructures operated as a wholly-owned subsidiary of Vought from the date of the Aerostructures Acquisition until it merged with and into Vought on January 1, 2004. As discussed in the Liquidity and Capital Resources section below, we also issued $270.0 million of 8% Senior Notes due 2011 in conjunction with the Aerostructures Acquisition.

        The following management's discussion and analysis generally addresses the operations and financial condition of Vought and Aerostructures on a combined basis, except that the historical results of operations and accounting policies are presented separately for each company. For Vought, these separate discussions cover the period from January 1, 2001 through March 28, 2004, and for Aerostructures, these separate discussions cover the period from January 1, 2001 through July 1, 2003 (the last date before which Aerostructures was acquired by Vought). Vought's fiscal year ends on December 31 of each calendar year, and its interim fiscal quarters end on the last Sunday of March, June and September of each year. Aerostructures operated on a 52/53 week fiscal year that approximates the calendar year, and its last three fiscal years have ended on December 27, 2002, December 28, 2001 and December 29, 2000. Similarly, Aerostructures' second fiscal quarter in 2003 ended on July 1, the last day before it was acquired by Vought.

Business

        We have long-term contracts for delivery of aerostructures. Because of the long lead times associated with the production of an aircraft, we have considerable visibility with respect to near-term demand for existing aircraft programs that we support, and our customers give us guidance with respect to expected unit delivery rates. This guidance generally looks forward for at least two years. These long lead times and associated periodic customer guidance allow us to adjust our variable costs and working capital requirements to reflect expected near-term production rates, and to adjust our fixed costs over the long-term to reflect changes in industry demand for our products.

        We build structural assemblies for commercial, military and business jet aircraft programs. In most cases, our customer is the primary manufacturer for the aircraft program. On a pro forma basis after giving effect to the Transactions, approximately 45.3%, 40.0% and 14.7% of our revenues for the year ended December 31, 2003 were generated from our commercial, military and business jet aircraft programs, respectively. We classify our programs to better understand the different end-customer demand factors that affect our business. The types of products we supply to each program are substantially similar—engineered and manufactured aerostructures—and we manage and operate these programs in a single segment for financial reporting purposes.

        While we have long-term contracts for each program, we generally build our inventory and deliver products pursuant to separate purchase orders under those contracts. We measure backlog for commercial and business jet programs as firm orders, and backlog for military programs as funded orders or authorizations to proceed, in each case for products that have not yet been shipped to our customer. In addition to our backlog, our contracts provide for additional units for which we have not yet received a firm order, a funded order or an authorization to proceed. Our measure of backlog produces an amount that is significantly lower than the estimated aggregate dollar value of our contracts because this measure excludes (i) commercial orders that are not firm, (ii) military orders that are not funded or authorized and (iii) commercial and military units under contract for which we have not yet received orders. Using our measure of backlog, we estimate that as of March 28, 2004, our backlog was approximately $2.1 billion. Our backlog may fluctuate at any time depending on new firm orders, funded orders or authorizations to proceed that are received, as well as orders that are shipped, immediately before the date of measurement. See "Business—Backlog." We estimate that the aggregate dollar value of additional units under contract, which is not included in backlog, was approximately $6.4 billion as of March 28, 2004. However, we make significant estimates in calculating the remaining contract value of units not included in backlog. For instance, while many of our contracts provide for a specified number of units, some of our contracts call for provision of our products over a period of time and at prices that may be subject to escalation rates. Accordingly, we must estimate the number of units that will be produced under the contract, the prices applicable to those units and the delivery rates under the contract.

        The manner in which we invoice our customers depends on the type of program for which we are invoicing. For most commercial and some business jet aircraft programs, we invoice our customers when deliveries are made. For most military aircraft programs, we invoice our customers for progress payments or, in some cases, upon completion of contractual milestones. For the Gulfstream V business jet aircraft program, we receive a percentage of revenues as and when payments are received from the end customer. Generally our payment terms are 30 days from the date of invoice. However, in some cases the end customers of completed aircraft have requested payment term concessions from the primary aircraft manufacturers, and our customers in turn occasionally have asked us for extended payment terms.

        On February 26, 2004, Vought announced plans to consolidate portions of its manufacturing operations in Dallas, Texas. The plans include renovating and modernizing the Dallas facilities, closing the facilities in Nashville and Stuart over the next 18 to 36 months and moving their operations to Dallas and reducing the size of the Hawthorne facility. In support of this restructuring, Vought received a $35 million grant from the Texas Enterprise Fund in April 2004 and is in the process of working with the Texas General Land Office and several other state and local agencies to finalize certain agreements regarding the Company's consolidation plans. When completed, this project is expected to reduce the Company's occupied square footage by more than three million square feet, reduce operating costs and increase productivity. As part of this plan, the Company will incur charges at Nashville and Stuart for employee termination benefits and relocation costs, certain pension costs, consolidation of excess facilities and various other closure costs. The final expected completion dates for closing the Stuart and Nashville facilities are December 31, 2005 and December 31, 2006, respectively.

        As a result of the closure of the Stuart and Nashville facilities, the Company offered relocation or termination benefits (voluntary and involuntary) to the approximately 1,367 employees at these facilities. All Stuart employees and Nashville non-union employees were offered the opportunity to transfer to the Dallas site (with certain relocation costs provided), or to accept certain termination benefits. These termination benefits include a severance component for all terminated employees and a retention component for employees who elect to remain with the Company through various completion dates during these closures. The Company recorded a liability in the amount of $5.4 million during the first quarter of fiscal 2004 associated with the severance component of the termination benefits. Additionally, the Company estimated costs of approximately $2.9 million associated with the retention component of the termination benefits and is recognizing this liability ratably over the period of the employee's retention period. At March 28, 2004, a liability for the retention component of the termination benefits has been recorded in the amount of approximately $130,000.

        As part of the restructuring plan, the Company negotiated termination benefit agreements with union employees at the Nashville location. These negotiations were completed in April 2004. The Company offered these employees the same employment options offered to all Stuart employees and Nashville non-union employees. As a result of the union negotiations, certain retention and termination benefits were agreed to which are estimated to be approximately $4.4 million. Beginning in April 2004, the Company is recognizing this liability ratably over the period of the employee's retention period.

        Approximately 382 out of the 1,367 employees at these locations have elected to relocate to Dallas. The Company currently estimates that the relocation costs associated with these transfers will be approximately $10 million.

        See Note 8 to the Company's consolidated quarterly financial statements Pension and Other Post-employment Benefits for further discussion of the effects of the restructuring on the pension and other post-employment benefits at the Nashville and Stuart facilities.

        As a result of the announced closures of the Stuart and Nashville facilities, the Company is currently in the process of evaluating the fixed assets associated with these facilities and developing a plan for moving these assets to Dallas or for selling or abandoning the assets once the facilities are vacated. Upon completion of this analysis certain assets may not be recoverable and an impairment charge for these assets could be necessary in future periods. As of March 28, 2004, the net book value of the Stuart assets, excluding leasehold improvements, was $6.0 million and the net book value of the Nashville assets was $81.3 million. The Company is in the process of evaluating the lease for the Stuart facility and a potential buyout of the remaining lease term after the facility has been exited. The Company will record the liability associated with the buyout at the time the liability is measurable. The Company currently has $1.2 million in net book value of leasehold improvements at the Stuart facility. As a result of the closure, the Company has accelerated the depreciation on these items so they will be fully depreciated by the end of 2005, when the facility is no longer in use. The increased depreciation for these assets was less than $0.1 million during the first quarter of fiscal 2004.

        The Company is currently in the process of reviewing proposals to sell the Hawthorne facility and then lease back all of the facility through 2005, after which, the Company will reduce the total square footage under the lease, with the lease extending to approximately 2010.

        The restructuring and other related charges are recorded to program costs. In accordance with SOP 81-1, the total additional costs associated with the planned facility closures for relocation, termination and retention benefits, and pension and other post-employment benefits ("OPEB") were considered in the Company's estimated costs at completion for contracts at each site. As a result of including the incurred to date and the future estimated restructuring costs in each facility's contracts, the Company recorded a charge to cost of sales in the amount of $18 million in the first quarter of 2004. The $18 million charge reflects forward loss increases of $8.7 million for programs in a forward loss position at the Stuart and Dallas facilities and profit margin reductions of $9.3 million on contracts in process at the Nashville facility.

        As required by generally accepted accounting principles, Vought immediately accrues forward loss provisions when a loss is reasonably determinable. The estimated loss may arise based on a reduction in delivery rates or on other changes in production that increase estimated future costs. Moreover, changes in production rates on a given program can impact the overhead absorption of other programs, effectively reallocating fixed overhead costs among programs and among remaining deliverables under the contract. Subsequent revisions in forward loss estimates are recorded in the period in which the revised losses become evident and the resulting increase or decrease is reflected in net income. In the case of Vought, the impact of revisions in loss estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made.

        Our capital expenditure needs are based on (1) ongoing investments in facilities and tooling to sustain, refurbish and improve our capabilities on existing programs and (2) investment for new facilities, tooling and other non-recurring start-up costs for new business that cannot be absorbed by existing production capacity. Ongoing capital expenditures for existing programs are relatively constant as compared with capital expenditures for new programs, which may fluctuate significantly. In cases where we win a major contract, we may make significant capital expenditures to support the program. While we may make contingent plans for significant capital expenditures depending on pursuit of new business, our ability to win new contracts varies with the availability of new programs, as well as opportunities to win new business on existing aircraft production programs from our customers and competitors. Accordingly, to some extent we forecast future capital expenditures for new business on a contingent basis that is heavily dependent on the success of our bids. In the future, we may choose to pursue new business opportunities in a joint venture or similar collaborative effort with other suppliers of aerostructures in order to provide better products to our customers. In these cases, we may share investment in such joint ventures or collaborative efforts. Moreover, in new programs we may commit to provide components to our customers at negotiated prices before we have fully developed the product or our production capability. In those cases, we take a risk that we can manage the investment costs to produce the final product at a positive rate of return. We estimate projected revenues and profitability in relation to our fixed investment and there can be no assurance that our pricing of new products will fully recover the investment we commit to new programs. To the extent possible, we manage our facilities and labor force to appropriately reflect long-term trends in demand for our products, although demand may decline more rapidly than we are able to decrease costs.

        From time to time, the company also considers potential mergers and acquisitions to further enhance the company value. Occasionally, we may enter into due diligence with potential targets. Funds required for mergers and acquisitions, including purchase price, closing costs and working capital requirements, may come from excess internally generated cash flow, additional equity contributions or additional financing.

Financial Business Trends

        The financial health of the commercial airline industry has a direct and significant effect on our commercial aircraft programs. The commercial airline industry continues to suffer from the effects of an economic downturn that began in 2000. This downturn has been prolonged and intensified by the terrorist attacks of September 11, 2001, the ensuing war on terror, rapidly increasing fuel costs, and global health warnings such as those regarding severe acute respiratory syndrome, or SARS. As commercial airline companies delay or cancel new aircraft orders, aircraft manufacturers and their suppliers experience reduced delivery rates. For example, Boeing delivered 381 aircraft in 2002, down approximately 28% from 527 aircraft in 2001, and Boeing's deliveries in 2003 were further reduced by approximately 26% to 281 aircraft. Airbus, which delivered 303 aircraft in 2002, delivered 305 aircraft in 2003. We believe this trend will continue through 2004 with recovery beginning in 2005 or later. In addition, Boeing has announced its decision to end production of the 757 program, with the final aircraft scheduled to be produced in late 2004. The backlog and demand for the Boeing 767 program has also declined in recent years. We cannot assure you that the commercial airlines will order additional aircraft in the future in sufficient quantities to justify continued production of this model.

        Lower production rates have caused us to record significant forward losses against our commercial programs. As required by generally accepted accounting principles, Vought immediately accrues forward loss provisions when a loss is reasonably determinable. The estimated loss may arise based on a reduction in delivery rates or on other changes in production that increase estimated future costs. Moreover, changes in production rates on a given program can impact the overhead absorption of other programs, effectively reallocating fixed overhead costs among programs and over remaining deliverables under the contract. Subsequent revisions in forward loss estimates are recorded in the period in which the revised losses become evident and the resulting increase or decrease is reflected in net income. The impact of revisions in loss estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made. These forward losses will be quantified and discussed further in the Results of Operations section of the MD&A.

        The market for business jets was also impacted by the economic downturn discussed above. In this area of the business, demand appears to be increasing in 2004.

        In contrast, our sales associated with military aircraft continue to trend upwards in line with recent increases in U.S. military spending and the company's emphasis on developing its military product lines. The Department of Defense budget for fiscal year 2004 supports this trend. In 2001 and 2002, Vought was awarded contracts to build the P-3 Orion wing, F-22 Raptor horizontal stabilator, Global Hawk enhanced wing, C-5 Galaxy flight control surfaces, F-35 Joint Strike Fighter lower wing skins and also signed an agreement to provide 60 additional empennage sets, nacelle components and refueling receptacles for the C-17 Globemaster III. In negotiating the follow-on contract for the C-17 Globemaster III program, we agreed to a lower price per ship set in order to obtain a long-term multi-year contract with more favorable terms and conditions. Accordingly, beginning in 2004, our revenues on the C-17 Globemaster III program will reflect the new terms and pricing which will have an impact on our total net sales. In the first quarter of 2003, Aerostructures signed a contract extension to provide an additional 62 empennages for the C-130J.

        We are aggressively pursuing additional new business opportunities in the near term, particularly in military aircraft programs, which have the potential to further add to the long-term contracts of the company.

Vought

Financial Statement Presentation for Vought

        The following paragraphs provide a brief description of some items that appear in the financial statements of Vought and general factors that impact these items.

        Net sales.    Net sales represents gross sales less eliminations for sales to wholly-owned subsidiaries. Sales are recorded on production contracts as deliveries are made and, in certain circumstances, upon acceptance of the completed aircraft by the end-customer.

        Cost of sales.    Cost of sales includes costs of engineering, manufacturing and quality assurance necessary to produce contract deliverables. Such costs include direct and indirect materials, direct and indirect labor costs (including fringe benefits), supplies, utilities, depreciation and other costs.

        Selling, general and administrative expenses.    Selling, general and administrative expenses primarily include expenses for executive management, program management, business management, human resources and legal. The major cost elements of selling, general and administrative expenses include salary and wages, fringe benefits (including pension), travel and supplies. In addition, these expenses include intangible amortization, information technology cost, retiree health care, commercial research and development, and costs that are not allowed under government contracts.

        Operating income (loss).    Operating income (loss) reflects net sales as reduced by cost of sales and selling, general and administrative expenses and as further reduced by intangible impairment charges.

        Interest expense, net.    Interest expense, net reflects interest income and expense, and includes the effects of interest rate swaps and the amortization of capitalized debt origination costs. Gains and losses from interest rate swaps are included on the accrual basis in interest expense and the gain or loss during the period represents the change in fair value of interest rate swaps.

        Net income (loss).    Net income (loss) reflects operating income (loss) as impacted by (i) interest income (expense), (ii) income taxes and (iii) the cumulative effect of changes in accounting principles.

Results of Operations

Comparison of Results of Operations for the Three Months Ended March 28, 2004 and March 30, 2003

	Three Months Ended March 28, 2004	Percentage Change to Prior Year	Three Months Ended March 30, 2003
	($ in millions)
Net sales:
Commercial	$134.1	13%	$118.5
Military	109.4	1%	108.5
Business Jets	51.4	41%	36.5

Total net sales	$294.9	12%	$263.5
Costs and expenses:
Cost of sales	246.7	16%	212.2
Selling, general and administrative	62.7	13%	55.6

Total costs and expenses	$309.4	16%	$267.8
Operating loss	(14.5)	237%	(4.3)
Interest expense, net	9.2	67%	5.5

Net loss	$(23.7)	142%	$(9.8)

        Net sales.    Net sales for the three months ended March 28, 2004 were $294.9 million, an increase of $31.4 million or 12% compared with net sales of $263.5 million for the same period in the prior year. When comparing the first quarter of 2004 with the same period in the prior year:

  •
  Commercial net sales increased approximately $15.6 million or 13% as a result of a $35.7 million increase in sales from contracts acquired in the acquisition of Aerostructures partially offset by a $20.0 million decrease in net sales due to lower aircraft delivery rates on contracts included in both periods. The decrease in delivery rates was due to the continuing downturn in the commercial airline industry following the economic downturn in 2000 and the terrorist attacks of September 11, 2001 which caused reduced demand for our products by Boeing because the commercial airlines reduced capacity and ordered fewer new aircraft. Management has addressed this decline in net sales by reducing labor, material, and overhead costs in addition to the facility consolidation project;

  •
  Military net sales increased approximately $0.9 million or 1% due to $11.9 million in sales from Aerostructures contracts offset primarily by lower selling prices for the C-17 program.

  •
  Business Jet net sales increased approximately $14.9 million or 41% due to $11.3 million in sales from Aerostructures contracts and from higher delivery rates on the Gulfstream V program.

        Cost of sales.    Cost of sales for the three months ended March 28, 2004 was $246.7 million, an increase of $34.5 million compared with cost of sales of $212.2 million for the three months ended March 30, 2003. The increase in cost of sales was due to restructuring charges of $18.0 million in the first quarter of 2004 (see recent events for further discussion of restructuring charges) and approximately $43.0 million in cost of sales on contracts acquired in the Aerostructures acquisition, partially offset by lower aircraft delivery rates on contracts included in both periods.

        Selling, general and administrative expenses.    Selling, general and administrative expenses for the three months ended March 28, 2004 were $62.7 million, an increase of $7.1 million compared with selling, general and administrative expenses of $55.6 million for the same period in the prior year. The increase was primarily due to approximately $12 million related to contracts acquired from Aerostructures and a $7.2 million increase to pension and OPEB expense partially offset by lower stock compensation expense of $11.1 million. On a year-over-year basis, selling, general and administrative expenses as a percentage of net sales remained flat at 21%.

        Operating income (loss).    Operating loss for the three months ended March 28, 2004 was ($14.5) million, compared to an operating loss of ($4.3) million for the same period in the prior year. The increase in loss of $10.2 million is primarily due to the restructuring charges of $18.0 million during the first quarter of 2004 and lower margin on the C-17 program due to lower prices on the current contract partially offset by improved performance on the 747 fuselage program.

        Interest expense, net.    Interest expense, net for the three months ended March 28, 2004 was $9.2 million, an increase of $3.7 million or 67% compared with $5.5 million for the same period in the prior year. Interest expense, net increased primarily due to the issuance of $270 million of 8% Senior Notes due 2011, partially offset by $69.7 million of reductions on Vought's senior secured credit facilities made during the intervening period.

Comparisons of Results of Operations for the Years Ended December 31, 2003, December 31, 2002 and December 31, 2001

	Year Ended December 31, 2003	Percentage Increase (Decrease) to Prior year	Year Ended December 31, 2002	Percentage Increase (Decrease) to Prior Year	Year Ended December 31, 2001
	($ in millions)
Net sales:
Commercial	$515.3	(12)%	$585.2	(27)%	$806.5
Military	510.5	19%	427.7	5%	407.2
Business Jets	183.0	(3)%	187.8	(10)%	208.3

Total net sales	$1,208.8	1%	$1,200.7	(16)%	$1,422.0
Costs and expenses:
Cost of sales	1,012.3	(4)%	1,051.9	(12)%	1,198.1
Selling, general and administrative	234.6	26%	186.8	(9)%	206.4
Intangible impairment charge	—		5.9		2.0

Total costs and expenses	$1,246.9	—%	$1,244.6	(12)%	$1,406.5
Operating income (loss)	(38.1)	13%	(43.9)	(383)%	15.5
Interest expense, net	30.0	(16)%	35.8	(50)%	71.1

Loss before income taxes and cumulative effect of a change in accounting principle	(68.1)	15%	(79.7)	(43)%	(55.6)
Income taxes	(2.3)	—%	—	—%	—

Loss before the cumulative effect of a change in accounting principle	(70.4)	12%	(79.7)	(43)%	(55.6)
Cumulative effect of a change in accounting principle	—		—		(7.8)

Net loss	$(70.4)	12%	$(79.7)	(26)%	$(63.4)

Total funded backlog	$1,843.3	1%	$1,817.1	(1)%	$1,836.2

        Net Sales    Commercial net sales decreased 12% in 2003 as a result of lower deliveries on the Boeing 747, 757, 767, and 777 programs, partially offset by revenue from Airbus programs obtained in the Aerostructures Acquisition. In 2002, the 27% decrease in commercial net sales principally reflects lower deliveries on the Boeing 747, 757, 767, and 777 programs. The lower delivery rates on these programs were due to the continuing excess capacity in the commercial airline industry which caused commercial airlines to order fewer airplanes from Boeing which in turn decreased Boeing's demand for our products. The Company believes, based on current contractual delivery schedules provided by Boeing, that deliveries will continue to decline in 2004. Management is addressing this decrease in net sales by focusing on our cost structure and implementing the facility consolidation project previously discussed. With the cancellation of the 757 program and the continuing uncertainty surrounding the 767 program, the timing of the recovery of delivery rates for our commercial programs is uncertain.

        Military net sales increased 19% in 2003 due to higher deliveries on the Boeing C-17 and the C-130 as well as additional V-22 work obtained in the Aerostructures transaction. In 2002, military net sales were up 5%, principally due to higher deliveries on the Boeing C-17. Recent contract wins, such as a contract to provide flight control surfaces for the US Air Force C-5 fleet, are primarily in the development phase.

        Business jets net sales decreased 3% in 2003 and 10% in 2002 due to a reduced demand for business jets and therefore reduced sales of our product. the reduction in demand for business jets was a result of the continued general economic downturn that began in 2000 and the intensification of that downturn as a result of the terrorist attacks of September 11, 2001, which led business jet customers to defer orders and reduce spending. We cannot predict when or whether a turnaround in the business jet market will occur.

Cost of Sales, Selling, General & Administrative and Operating Income (loss)

        Cost of sales primarily consists of direct labor and fringe benefit costs, direct material and site overhead. Cost of sales was down 4% in 2003 due to lower production rates on Boeing commercial programs, partially offset by cost of sales from programs acquired with Aerostructures and a $4.4 million charge due to Boeing's decision to end production of the 757 program. Cost of sales was down 12% in 2002 primarily due to lower direct costs resulting from lower production rates and restructuring charges taken in 2001 (see below for discussion of restructuring charges recorded in fiscal 2001). Forward losses, also included in cost of sales, were significant in 2003, 2002 and 2001. These losses are quantified and discussed as follows:

Forward Loss Rollforward
($ in millions)

	As of December 31,
	2003	2002	2001
Beginning liability	$36.6	$—	$—
Add:
Provision for non-cash forward loss	87.3	73.2	19.2
Less:
Utilization of forward loss provision and changes in estimates in previously established forward losses	(37.7)	(36.6)	(19.2)

Ending net liability	$86.2	$36.6	$—

        Forward losses are recorded when the total estimated contract or purchase order cost exceeds the contract or purchase order value (see 'Critical accounting policies' and other discussions herein). Our commercial Boeing contracts require investment in capital equipment and manufacturing facilities, which results in higher annual fixed costs. Production rates on the Boeing commercial programs declined 27% in 2002 and another 25% during 2003. As a result, higher fixed costs are projected to be allocated to these contracts that cover multiple years of production. The total contract costs estimated in 2001 took into account the events of September 11, 2001 and non-cash forward losses of $19.2 million were recorded. In 2002 the magnitude of the downturn in the airline industry worsened and as a result, $73.2 million in non-cash forward losses were accrued. Non-cash forward losses of $87.3 million were recorded in fiscal 2003. The total contract costs estimated in 2003 reflected the impact of significantly higher program costs due to the cancellation of the Boeing 757 program, the extended delay of the Boeing 767 Tanker program and further deterioration of production rates on the 747 and 767 programs.

        Selling, general and administrative expenses for the year ended December 31, 2003 were up 26% compared with the prior year. The increase was primarily due to the Aerostructures Acquisition (including higher intangible amortization) which increased selling, general and administrative expenses by $20.3 million, a 2003 non-cash stock compensation charge of $11.1 million, higher retiree healthcare expense of $7.8 million and higher disallowed costs on government contracts of $3.6 million. The non-cash stock compensation charge reflects the impact of an estimated increase in the fair value of Vought's common stock from $10.00 per share at December 31, 2002 to $32.33 per share during fiscal 2003, related to non-recourse notes previously issued to officers for stock purchases, increased deferred compensation liability for Vought's rabbi trust and the modification of stock options in connection with executive retirements. As a percentage of net sales, selling, general and administrative expenses increased to 19% from 16% in 2002.

        Selling, general and administrative expenses for the year ended December 31, 2002 decreased 9.5% compared with the year ended December 31, 2001. These expenses represented 16% and 14% of net sales in 2002 and 2001, respectively. The decrease between periods was primarily due to the fact that Vought had amortization of goodwill expense of $9.7 million in 2001, and no comparable expense in 2002 due to Vought's adoption of SFAS 142 on January 1, 2002.

        In fiscal 2001, the Company implemented a restructuring plan to reduce the Company's infrastructure costs by closing its Perry, Georgia facility and relocating the facility's production effort to the Stuart, Florida site. During fiscal 2001, the Company recorded a charge to cost of sales of $12.6 million related to costs on non-cancelable lease payments and maintenance, after the anticipated closure date for the Perry facility. The closure of Perry was completed at the beginning of the third quarter of 2002. Additionally during 2002, the Company relocated 165 employees from the Perry facility to the Stuart facility. The relocation expenses were expensed to cost of sales as incurred and totaled $0.9 million and $11.7 million in 2003 and 2002 respectively. As of December 31, 2002, all significant expenses related to the relocation have been recorded.

        Also during fiscal 2001, the Company recorded a charge to selling, general and administrative expenses of $10.5 million for estimated employee severance expenses for planned reductions. During fiscal 2002, the employee reductions were completed and the Company paid $4.3 million in severance in fiscal 2002. The remaining $5.2 million of severance was not paid and was reversed through selling, general and administrative expense as the Company ultimately terminated only 800 out of the original 1,200 employee reductions planned. In addition, 200 of the terminated employees opted to continue to work during an 8-week severance period in order to retain certain fringe benefits. As such, the Company recorded normal payroll expense for these individuals over the 8-week period.

        The combined effect of the changes to net sales, cost of sales and selling, general and administrative expenses discussed above, resulted in an operating loss of $38.1 million for the year ended December 31, 2003, compared with an operating loss of $43.9 million for fiscal 2002 and operating income of $15.5 million for fiscal 2001.

        As a result of the restructuring projects discussed above, the Company expects to realize improvements to earnings and cash flows annually of over $30 million, following the completion of such projects, which is anticipated to occur in the next 3 years. The company expects to realize these improvements due to reduced overhead and improved labor efficiencies from the use of new capital equipment.

        As a demand for our products has decreased, we have aggressively focused on reducing costs. A large component of our product cost is represented by raw material, purchased parts and direct labor. These costs are considered variable and move directly in conjunction with product demand. Other costs, including certain overhead cost, are semi-variable and are characterized by a time lag between a reduction in product demand and reduction of the semi-variable costs. We have aggressively reduced headcount, facilities and other semi-variable costs over the past three years and expect to continue these reductions in order to remain competitive in our markets.

Interest expense, net and Net income (loss)

        Interest expense, net for the year ended December 31, 2003 was $30.0 million, a decrease of $5.8 million or 16% compared with $35.8 million for the year ended December 31, 2002. Interest expense, net declined due to $99.7 million of reductions of Vought senior secured credit facilities made during the intervening period partially offset by the issuance of $270 million of 8% Senior Notes due 2011 and income due to interest rate swap gains of $10.3 million in the year ended December 31, 2003 compared to gains of $6.1 million in the prior year.

        Interest expense, net for the year ended December 31, 2002 decreased $35.3 million or 50% compared to interest expense, net of $71.1 million for the year ended December 31, 2001. We included income of $6.1 million in 2002 and expense of $8.6 million in 2001 due to interest rate swaps. The reduction in interest expense reflects a $109.4 million reduction in Vought's long-term debt between periods and a reduction in interest rates under our senior secured credit facilities.

        Net losses were ($70.4) million, ($79.7) million, and ($63.4) million for 2003, 2002 and 2001, respectively.

Critical Accounting Policies of Vought

        Vought's discussion and analysis of its financial position and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Although Vought evaluates its estimates, which are based on the most current and best available information and on various other assumptions that are believed to be reasonable under the circumstances, on an ongoing basis, actual results may differ from these estimates under different assumptions or conditions. Vought believes the following items are the critical accounting policies and more significant estimates and assumptions used in the preparation of its financial statements. These accounting policies conform to the accounting policies contained in the consolidated financial statements of Vought included in this prospectus.

        Accounting Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and, in particular, estimates of contract costs and revenues used in the earning recognition process. The Company has recorded all estimated contract losses. Actual results could differ from those estimates.

        Revenue and Profit Recognition.    The majority of our sales are made pursuant to written contractual arrangements or "contracts" to design, develop and manufacture aerostructures to the specifications of the customer under firm fixed price contracts. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," (SOP 81-1) and sales and profits on contracts are recognized using percentage-of-completion methods of accounting. Sales and profits are recognized on production contracts as units are delivered and accepted by the customer (the "units-of-delivery" method). Under the percentage-of-completion method of accounting, a single estimated total profit margin is used to recognize profit for each contract over its entire period of performance, which can exceed one year. Amounts representing contract change orders or claims are included in total contract revenue only when they can be reliably estimated and their realization is reasonably assured. Revenues for claims and unapproved change orders, which were less than $5 million for each of 2003, 2002 and 2001, are included in contract analyses as costs related to the claim are incurred. Additionally, some contracts contain provisions for revenue sharing, price re-determination or cost and or performance incentives. Such amounts or incentives are included in sales when the amounts can be reliably estimated and their realization is reasonably assured. The impact of revisions in profit estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident ("forward losses") and are first offset against costs that are included in inventory, with any remaining amount reflected in accrued contract liabilities. Revisions in contract estimates, if significant, can materially affect Vought's results of operations and cash flows, as well as Vought's valuation of inventory. Furthermore, certain contracts are combined or segmented in accordance with SOP 81-1 for revenue recognition.

        Accounting for the sales and profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. The estimated profit or loss on a contract is equal to the difference between the total contract value and the estimated total cost at completion, which includes direct production cost (material and labor), manufacturing and engineering overhead, product tooling cost and certain allowable general and administrative expenses. Under the units-of-delivery percentage of completion method, sales on a contract are recorded as the units are delivered during the period at an amount equal to the contractual selling price of those units. The profit recorded on a contract under the units-of-delivery method is equal to the estimated total profit margin for the contract stated as a percentage of contract revenue multiplied by the sales recorded on the contract during the period. Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These estimates are also sensitive to the assumed rate of production. Generally, the longer it takes to complete the contract quantity the more relative overhead that contract will absorb.

        Although fixed-price contracts, which extend several years into the future, generally permit Vought to keep unexpected profits if costs are less than projected, we also bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contracts. In a fixed-price contract, we must fully absorb cost overruns, not withstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that may otherwise be achieved. Our failure to anticipate technical problems or delivery reductions, as well as our failure to estimate costs accurately or control costs during performance of a fixed price contract, may reduce profitability or cause a loss. We believe we have recorded adequate provisions in the financial statements for losses on fixed-price contracts, but we cannot be certain that the contract loss provisions will be adequate to cover actual future losses.

        Accounts Receivable.    Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, particular estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. Unbilled amounts are usually billed and collected within one year. Vought continuously monitors collections and payments from customers and maintains a provision for estimated credit losses as deemed appropriate as based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within Vought's expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future. At December 31, 2003 and 2002, Vought's bad debt allowance was zero.

        Inventories.    Inventoried costs primarily relate to work in process under fixed-price contracts, and represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, manufacturing and engineering overhead, production tooling costs, and particular general and administration expenses that are allowed under government contracts.

        In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year; therefore, a portion thereof will not be realized within one year.

        The excess of production costs of delivered items over the estimated average costs is carried in inventory under the learning curve concept. Under this concept, production costs per unit are expected to decrease over time due to efficiencies arising from continuous improvement in the performance of repetitive tasks.

        Impairment of Long-Lived Assets and Identifiable Intangible Assets.    The Company records impairment losses on long-lived assets, including identifiable intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amounts of those assets. In those situations where the undiscounted projected cash flows are less than the carrying amounts of those assets, impairment loss on a long-lived asset or identifiable intangible asset is measured based on the excess of the carrying amount of the asset over the asset's fair value, generally determined based upon discounted projected cash flows. For assets held for sale, impairment losses are recognized based upon the excess of carrying value over the estimated fair value of the assets, less estimated selling costs. A significant change in events, circumstances or future cash flows could result in impairment of long-lived assets, including identifiable intangible assets.

        Purchase Price Allocations.    Following our acquisition of Aerostructures in July 2003, we allocated the purchase price to the fair value of the assets that we acquired and liabilities that we assumed. We have adopted these accounting standards and apply them only in the context of acquisitions as and when they occur, and they do not otherwise generally affect our financial statements. The allocation of purchase price requires management to make significant estimates about the fair value of all of the assets acquired. As a result of that allocation, the fair value of the Aerostructures' inventory was reduced by $71.7 million from the historical recorded value of the Aerostructures' inventory. Because this reduction in the value of inventory effectively reduces future cost of goods sold by the same amount, we expect that the impact of this re-valuation will positively affect our future pre-tax earnings by $71.7 million. The fair value adjustments due to the allocation of purchase price are done as of the date of the acquisition. To the extent that the initial purchase price adjustments require revision, these changes will effect the Company's results of operations.

        Impairment of Goodwill.    Effective January 1, 2002, we adopted SFAS No. 142 (SFAS 142), "Goodwill and Other Intangible Assets". This Statement changed the accounting for goodwill from an amortization approach to an impairment only approach. Pursuant to SFAS 142, goodwill must be tested for impairment annually at the same time every year, and in between annual testing dates if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value. We estimated the fair value of the Company using primarily a discounted cash flow analysis based on delivery forecasts using customer guidance, current backlog and reports from Aerospace analysts and projected operating results and then applying an appropriate discount rate. Additionally, the Company uses a market multiple approach and a corporate transaction approach to support the results of the discounted cash flow analysis. The fair value of the Company was determined to be in excess of its carrying value, therefore there was no indicator of goodwill impairment. Using the SFAS 142 approach described above, there was no impairment to goodwill as of December 31, 2003 or December 31, 2002. A significant change in cash flows or cost of capital in the future could result in an impairment of goodwill.

        Stock-Based Compensation.    Vought grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants using the intrinsic value method. Some stock-based arrangements at Vought, including non-recourse notes issued to officers for stock purchases and deferred compensation liabilities for Vought's rabbi trust, require recognition of stock-based compensation expense when the fair value of Vought's common stock increases. As Vought's common stock is not traded on a public stock exchange, Vought's Board of Directors estimates the fair value of the common stock for purposes of granting stock options or recognizing stock-based compensation expense. A 10% increase or decrease in the Company's stock value would require a corresponding stock compensation gain or loss related to non-recourse notes and Vought's rabbi trust of $1.3 million and $(1.3) million, respectively.

        Warranty Reserves.    A reserve has been established to provide for the estimated future cost of warranties on the Company's delivered products. Management periodically reviews the reserves and adjustments are made accordingly. A provision for warranty on products delivered is made on the basis of the Company's historical experience and identified warranty issues. Warranties cover such factors as non-conformance to specifications and defects in material and workmanship. The assumptions made in determining the warranty reserves could differ from actual performance resulting in a different outcome. If the actual performance differs by 10%, the result would be an approximate increase or decrease of $1 million to the warranty reserve.

        Income Taxes.    Income taxes are accounted for using the liability method. Deferred income taxes are determined based upon the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Pensions and Other Post Employment Benefits.    Pension expense is based on information provided by third-party actuarial firms that use actuarial assumptions to estimate the total benefits ultimately payable to participants and allocates those costs to service periods. The actuarial assumptions used to calculate pension costs are reviewed annually. The pension plans are valued annually on December 31. The projected unit credit method is utilized in recognizing pension liabilities. Pension assumptions are based upon management's best estimates, after consulting with outside investment advisors and actuaries, as of the annual measurement date.

        The assumed discount rate utilized is determined as of the measurement date based on a review of interest rates associated with long-term high quality corporate bonds. The discount rate is utilized principally in calculating the Company's pension obligation, which is represented by the Projected Benefit Obligation (PBO) in calculating net pension expense. At December 31, 2003, 2002 and 2001, the discount rate was 6.25%, 6.75% and 7.25%, respectively. The effect of lowering the discount rate increased the PBO in fiscal 2003 and 2002 by $78.3 million and $71.8 million, respectively. To the extent the discount rate increased or decreased 1%, the Company's pension expense in calendar year 2003 would have decreased $17.8 million or increased $17.6 million, respectively.

        The assumed expected long-term rate of return on assets is the weighted average rate of return expected on the funds invested or to be invested to provide for the benefits included in the PBO. It is the Company's policy to invest approximately 37% to 73% of the pension fund assets in equity securities, 28% to 32% in fixed income securities, 4% to 6% in real estate, 4% to 12% in private equity funds and 1% to 4% in other assets. This expected long-term rate of return on assets is based principally on the counsel of the Company's outside investment advisors. This rate is utilized principally in calculating the expected return on plan assets component of the annual pension expense. To the extent the actual rate of return on assets realized over the course of a year is greater than the assumed rate, that year's annual pension expense is not affected. Rather this gain reduces future pension expense over a period of approximately 15 to 20 years. To the extent the actual rate of return on assets is less than the assumed rate, that year's annual pension expense is likewise not affected. Rather this loss increases pension expense over approximately 15 to 20 years. During fiscal 2003, the actual rate of return on plan assets realized over the course of that year was greater than the assumed rate by 13.9%. During fiscal 2002, the actual rate of return on plan assets realized over the course of that year was less than the assumed rate by 19.3%.

        The assumed average rate of increase in compensation represents the average annual increase in compensation expected over the remaining employment periods for the participating employees. This rate is estimated to be 4% and is utilized principally in calculating the PBO and annual pension expense.

        In addition to the Pension, the Company provides certain healthcare and life insurance benefits for eligible retired employees which benefits as of December 31, 2003 are unfunded. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for some employees must be made at the date of retirement. Qualifying dependents at the date of retirement are also eligible for medical coverage. Current plan documents reserve the Company's right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. In 2003, the Company adopted changes to the plans for certain non-represented employees that increased the retiree cost-sharing provisions of the plan for some current retirees and for certain future retirees. In 2002, the Company adopted certain benefit changes for some of its current and future retiree groups. Premiums charged to retirees for medical coverage are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, managed care providers, coordination of benefits with other plans, and a Medicare carve-out. At December 31, 2003, 2002 and 2001, the discount rate used to determine these healthcare and insurance benefits was 6.25%, 6.75% and 7.25%, respectively. The effect of lowering the discount rate was an increase to post employment benefits of $18.3 million and $21.1 million during fiscal 2003 and 2002, respectively. To the extent the discount rate increased or decreased 1%, the Company's post employment benefit expense in calendar year 2003 would have decreased $0.8 million or increased $1.8 million, respectively.

Aerostructures

Financial Statement Presentation for Aerostructures

        The following paragraphs provide a brief description of items that appear in the consolidated financial statements of Aerostructures and general factors that impact these items.

        Net sales.    Net sales represents gross sales less elimination for wholly-owned subsidiary sales. Sales are recorded on production contracts upon delivery to and acceptance by Aerostructures' customers.

        Cost of sales.    Cost of sales includes costs of engineering, manufacturing and quality assurance necessary to produce contract deliverables. Such costs include direct and indirect materials, direct and indirect labor costs (including fringe benefits), supplies, utilities, depreciation and other costs.

        Selling, general, administrative and amortization expenses.    Selling, general, administrative and amortization expenses primarily include expenses for executive management, finance and legal support. The major cost elements of selling, general and administrative expenses include salary and wages, fringe benefits (including pension), travel and supplies. In addition, these expenses include intangible amortization and research and development.

        Operating income (loss).    Operating income (loss) reflects net sales as reduced by cost of sales and selling, general, administrative and amortization expenses as further reduced by goodwill and intangible impairment charges.

        Interest income (expense).    Interest income (expense) reflects cash provided by or used in financing activities and includes the effects of interest rate swaps and amortization of capitalized debt issuance costs (and other expenses).

        Net income (loss).    Net income (loss) reflects operating income (loss) as impacted by (i) interest income (expense), (ii) income taxes, (iii) the cumulative effect of changes in accounting principles and (iv) the tax benefit of net operating losses.

Results of Operations

	Six Months Ended July 1, 2003	Percentage Change to Prior Year	Six Months Ended June 28, 2002	Year-Ended December 27, 2002	Percentage Change to Prior Year	Year-Ended December 28, 2001
	($ in millions)
Net sales:
Commercial	$86.7	(11.9)%	$98.4	$185.7	(25.1)%	$248.1
Military	29.5	(19.8)%	36.8	61.3	11.5%	55.0
Business Jets	24.2	(17.1)%	29.2	53.1	(17.5)%	64.4

Total net sales	$140.5	(14.5)%	$164.4	$300.1	(18.3)%	$367.5
Costs and expenses:
Cost of sales	124.7	(10.9)%	139.9	250.7	(21.5)%	319.4
Selling, general and administrative and amortization expense	9.4	(15.3)%	11.1	22.8	(12.3)%	26.0

Total costs and expenses	$134.1	(11.2)%	$151.0	$273.5	(20.8)%	$345.4
Operating income (loss)	6.4	(52.2)%	13.4	26.6	20.4%	22.1
Interest expense	(5.1)	(42.0)%	(8.8)	(13.7)	(23.5)%	(17.9)
Gain (loss) on derivative financial instruments	(1.0)	(158.8)%	1.7	3.4	(288.9)%	(1.8)
Other expense	(0.3)	50.0%	(0.2)	(1.6)	700.0%	(0.2)
Income taxes	—	—	(2.3)	(5.9)	(132.2)%	18.3

Net Income	$(0.0)	—	$3.8	$8.8	(56.9)%	$20.5
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—	—	—
Net Income	$(0.0)	—	$3.8	$8.8	54.9%	$19.5

Comparison of Results of Operations of Aerostructures for the Six Months Ended July 1, 2003 and June 28, 2002

        Net sales.    Net sales for the six months ended July 1, 2003 were $140.5 million, a decrease of $23.9 million or 14.5% when compared to net sales of $164.4 million for the six months ended June 28, 2002. This decrease in net sales was due to the following program revenue changes, with all percentages comparing net sales during the six months ended July 1, 2003 to net sales during the six months ended June 28, 2002:

  •
  Commercial aircraft program net sales decreased by $11.7 million or 11.9%, primarily attributable to decreases of $8.6 million of net sales on the Airbus A330/340, $2.1 million of net sales on the Airbus A319/320 and $3.5 million of net sales on various Boeing programs, all due to lower delivery rates, and a $3.1 million decrease in net sales on a 2002 nonrecurring Airbus program, the aggregate of all such decreases offset by increased delivery rates on the Airbus A340-500/600 program resulting in a $6.2 million increase in net sales. The decreases in delivery rates were due to the continuing excess capacity in the commercial airline industry which caused commercial airlines to order fewer airplanes from Boeing and Airbus which in turn decreased Boeing's and Airbus' demand for our products. The Company believes, based on current contractual delivery schedules provided by Boeing, that deliveries will continue to decline in 2004. Management is addressing this decrease in net sales by focusing on our cost structure and implementing the facility consolidation project previously discussed.

  •
  Military aircraft program net sales decreased by approximately $7.3 million or 19.8%, primarily due to reduced delivery rates. This aggregate net decrease is comprised of a decrease in the

    V-22 program net sales of $3.3 million, a decrease in the Boeing C-17 Globemaster III program net sales of $3.0 million, and a decrease in the Lockheed Martin C-130J program net sales of $0.6 million.

  •
  Business jet aircraft program net sales decreased by approximately $5.0 million or 17.1%, primarily due to reduced delivery rates. This decrease is the result of a decrease in net sales of $6.4 million related to our Gulfstream IV program and a decrease in net sales of $0.6 million related to our Cessna Citation X program, which aggregate decrease in net sales is offset by an increase in net sales of $2.0 million related to our new Embraer 170/190 work awarded in 2003. The decreases in delivery rates were due to a reduced demand for business jets and therefore reduced sales of our product. The reduction in demand for business jets was a result of the continued general economic downturn that began in 2000 and the intensification of that downturn as a result of the terrorist attacks of September 11, 2001, which led business jet customers to defer orders and reduce spending.

        Cost of sales.    Cost of sales for the six months ended July 1, 2003 was $124.7 million, a decrease of $15.2 million or 10.9% compared to cost of sales of $139.9 million in the six months ended June 28, 2002. The decrease in cost of sales is primarily due to lower direct labor, direct material and variable overhead costs related to our lower production rates detailed under "Net Sales" above, partially offset by the establishment of an accrual for a forward loss provision during the six months ended July 1, 2003 in the amount of $3.1 million related to purchase orders outstanding on our new Embraer 170/190 work. While Aerostructures has taken actions to significantly reduce costs, it was not able to reduce fixed costs in line with the decline in revenues.

Forward Loss Rollforward
($ in millions)

	2003	2002	2001
Beginning liability	$—	$1.5	$3.1
Add:
Provision for non-cash forward loss	3.1	—	—
Less:
Utilization of forward loss provision and changes in estimates in previously established forward losses	—	(1.5)	(1.6)

Ending net liability	$3.1	$—	$1.5

        Selling, general, administrative (SG&A) and amortization expenses.    SG&A and amortization expenses for the six months ended July 1, 2003 were $9.4 million, a decrease of $1.7 million or 15.3% compared with SG&A and amortization expenses of $11.1 million for the six months ended June 28, 2002. The decrease in these expenses primarily reflects a decrease in the management fee charged to us by the Carlyle Management Group in the amount of $1.5 million. These expenses represented 6.7% and 6.8% of net sales in the six months ended July 1, 2003 and the six months ended June 28, 2002, respectively.

        Operating income.    Operating income for the six months ended July 1, 2003 was $6.4 million, a decrease of $7.0 million or 52.2% compared with operating income of $13.4 million for the six months ended June 28, 2002. This decrease is comprised of a decrease in net sales of $23.9 million, a decrease in cost of sales of $15.2 million, and a decrease in selling, general, administrative and amortization expenses in the amount of $1.7 million, all such decreases explained in the paragraphs above. As a percentage of net sales, operating income represented 4.6% and 8.2% for the first six months of 2003 and 2002, respectively.

        Interest expense.    Interest expense for the six months ended July 1, 2003 was $6.4 million, a decrease of $0.9 million or 12.3% compared to interest expense of $7.3 million for the six months ended June 28, 2002. This decrease reflects the reduction in total debt outstanding between the two periods and the benefit of lower interest rates as a result of refinancing Aerostructures' credit facility and repayment of a seller note in November 2002.

        Net income.    Net income for the six months ended July 1, 2003 was zero, a decrease of $3.8 million compared to net income of $3.8 million for the six months ended June 28, 2002. This decrease is comprised of a decrease in operating income of $7.0 million, a decrease in interest expense of $0.9 million, both of which adjustments are explained in the paragraphs above, and a decrease in the provision for income taxes in the amount of $2.3 million, which amount is a function of the pre-tax net income for the respective periods.

Comparison of Results of Operations of Aerostructures for the Years Ended December 27, 2002 and December 28, 2001

        Net sales.    Net sales for the fiscal year ended December 27, 2002 were $300.1 million, a decrease of $67.4 million or 18.3% compared to net sales of $367.5 million for the fiscal year ended December 28, 2001. This decrease in net sales was due to the following program net sales changes with all changes and percentages reflecting a comparison of net sales during fiscal year 2002 to fiscal year 2001:

  •
  Commercial aircraft net sales decreased by $62.3 million or 25.1%, primarily attributable to $38.3 million of net sales decreases on the Airbus A330/340 program, $6.3 million of net sales decreases on the Airbus A340-500/600 program, $4.0 million of net sales decreases on the Airbus Regional Jetliner program, $2.0 million of net sales decreases on the Airbus A319/320 program, and $12.3 million of net sales decreases on various Boeing programs, which are partially offset by $3.1 million in 2002 net sales on a nonrecurring Airbus program. The aggregate net sales decreases are attributable to a reduction in delivery rates. The decreases in delivery rates were due to the continuing excess capacity in the commercial airline industry which caused commercial airlines to order fewer airplanes from Boeing and Airbus which in turn decreased Boeing's and Airbus' demand for our products. The Company believes, based on current contractual delivery schedules provided by Boeing, that deliveries will continue to decline in 2004. Management is addressing this decrease in net sales by focusing on our cost structure and implementing the facility consolidation project previously discussed.

  •
  Military aircraft program net sales increased by approximately $6.3 million or 11.5%. The aggregate increase is comprised of an increase in the Boeing C-17 Globemaster III program net sales of $5.0 million and an increase in the Lockheed Martin C-130J program net sales of $3.8 million, which increases are related to increased customer orders. These increases are offset by a decrease in the V-22 program net sales of $2.6 million related to contractual unit price reductions.

  •
  Business jet aircraft program net sales decreased by approximately $11.3 million or 17.5% primarily due to reduced delivery rates. This decrease is the result of a decrease in net sales of $10.8 million related to our Gulfstream IV program, which decrease is attributable to a reduction in delivery rates. The decreases in delivery rates were due to a reduced demand for business jets and therefore reduced sales of our product. The reduction in demand for business jets was a result of the continued general economic downturn that began in 2000 and the intensification of that downturn as a result of the terrorist attacks of September 11, 2001, which led business jet customers to defer orders and reduce spending.

        Cost of sales.    Cost of sales for the fiscal year ended December 27, 2002 was $250.7 million, a decrease of $68.7 million or 21.5% compared to cost of sales of $319.4 million for the fiscal year ended

December 28, 2001. This decrease was primarily a result of lower direct labor and direct material costs related to lower production rates detailed under "Net Sales" above, as well as reductions in headcount and overhead expense. Aerostructures was able to significantly reduce both variable and fixed costs in line with the decline in revenues.

        Selling, general, administrative (SG&A) and amortization expenses.    SG&A administrative and amortization expenses for the fiscal year ended December 27, 2002 were $22.8 million, a decrease of $3.2 million or 12.3% compared with $26.0 million for the fiscal year ended December 28, 2001. SG&A expenses decreased $1.8 million due to a decrease in total administrative salaries, wages and bonuses to executives. Amortization expense decreased $1.4 million primarily related to the cessation of the amortization of goodwill effective January 1, 2002 as a result of our adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which adoption resulted in a decrease to amortization expense in the amount of $0.9 million. Additionally, amortization expense decrease $0.5 related to the full amortization of our software licenses during 2002. As a percentage of net sales, selling, general, administrative and amortization expenses represented 7.6% and 7.1% in 2002 and 2001, respectively.

        Operating income.    Operating income for the fiscal year ended December 27, 2002 was $26.6 million, an increase of $4.5 million or 20.4% compared with operating income of $22.1 million for the fiscal year ended December 28, 2001. This decrease is comprised of a decrease in net sales of $67.4 million, a decrease in cost of sales of $68.7 million, and a decrease in SG&A and amortization expenses in the amount of $3.2 million, all such decreases explained in the paragraph above. Operating income represented 8.9% and 6.0% of net sales for the respective periods.

        Interest expense.    Interest expense for the fiscal year ended December 27, 2002 was $11.9 million, a decrease of $8.0 million or 40.2% compared to interest expense of $19.9 million for the fiscal year ended December 28, 2001. This decrease in interest expense primarily reflects the reduction in total debt during 2002, lower interest rates on Aerostructures' debt obligations and a gain on Aerostructures' interest rate swap agreements in 2002 as compared to a loss on those agreements in 2001.

        Net income.    Net income for the fiscal year ended December 27, 2002 was $8.8 million, a decrease of $10.7 million or 54.9% compared to net income of $19.5 million for the fiscal year ended December 28, 2001. This decrease is partially comprised of an increase in operating income of $4.5 million and a decrease in interest expense of $8.0 million, both of which adjustments are explained in the paragraphs above. Additionally, while operations improved in 2002, net income decreased due to the fact that Aerostructures recognized a tax benefit in 2001 of $19.3 million resulting from the reversal of a valuation allowance, and no such benefit was recognized in 2002. The Company also recognized a cumulative effect of a change in accounting principle in the amount of $1.0 million related to its adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Heding Activities, as amended, which reduced net income during fiscal 2001.

Critical Accounting Policies of Aerostructures

        Aerostructures' discussion and analysis of its financial position and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Although Aerostructures evaluates its estimates, which are based on the most current and best available information and on various other assumptions that are believed to be reasonable under the circumstances, on an ongoing basis, actual results may differ from these estimates under different assumptions and conditions. Aerostructures believes the following items are the critical accounting policies and more significant estimates and assumptions used in the preparation of its consolidated financial statements. These accounting policies conform to the accounting policies contained in the consolidated financial statements of Aerostructures included in this prospectus. Following consummation of the Transactions, Vought will review all of Aerostructures' accounting policies and may, in the ordinary course, effect changes to the accounting policies applied to the operations of Aerostructures on a going-forward basis.

        Contract Accounting.    Aerostructures uses contract accounting for its military programs at its Nashville division. For these military programs, Aerostructures aggregates units of production into discrete production lots, which are comprised of units for which Aerostructures has received firm purchase orders, in order to more accurately identify and monitor estimated costs. Delivery of units assigned to a lot may span a period exceeding one year. Aerostructures recognizes revenue under contract accounting when a unit is delivered and accepted by the customer. The amount reported as cost of sales represents estimated costs per the delivered unit for the respective production lot. For requirements contracts with a duration of less than one year, revenue is recognized when a unit is delivered and accepted by the customer and revenues and costs are matched within the same period.

        Program Accounting.    Aerostructures used program accounting for its commercial aircraft products at its Nashville division. Program accounting is a method of accounting for the costs of certain products manufactured for delivery under production type contracts where profitability is realized over multiple contracts and years. Under program accounting, inventoriable production costs (including overhead), program tooling costs and warranty costs are accumulated and charged to revenue by program instead of by individual units or contracts. A program consists of the estimated number of units (accounting quantity) of a product to be produced in a continuing, long-term production effort for delivery under existing and anticipated contracts. To establish the relationship of revenue to cost of sales, program accounting requires estimates of (a) the number of units to be produced and sold in a program, (b) the period over which the units can reasonably be expected to be produced and (c) the expected selling prices, production costs, program tooling, and warranty costs for the total program.

        Aerostructures recognizes revenue for commercial aerostructures when a unit is completed and accepted by the customer. The revenue recognized is the contractual price negotiated with the customer. The amount reported as cost of sales is determined by applying the estimated cost of sales percentage for the remainder of the program to the amount of revenue recognized. Revisions to program profits that relate to current and future revenue and costs are recorded ratably during the year in which the revisions are identified and over the remainder of the program life. Renegotiation of unit price and terms regarding cost reimbursement of nonrecurring expenditures that relate to charges incurred and recognized in prior years or to units shipped in prior years are recognized currently. Production costs related to a program for which a contract has not been signed, a unit price has not been negotiated, and projected costs are not reliably estimable, all together hindering Aerostructures' ability to reasonably project a program profit margin, are recognized as period costs. Estimated losses are recorded when identified.

        Inventories.    Materials and supplies are stated at the lower of moving average cost or market. Work in process includes cumulative costs of materials, direct labor, manufacturing overhead, and other costs incurred under each contract, less progress payments, amounts in excess of estimated realizable value, if applicable, and amounts charged to cost of goods sold on units delivered. Inventoried costs on long-term commercial programs and U.S. Government fixed price contracts include direct engineering, production and tooling costs, and applicable overhead. In addition, inventoried costs on U.S. government fixed price contracts include research and development performed for the benefit of specific contracts and general and administrative expenses estimated to be recoverable. In accordance with industry practice, inventoried costs include amounts related to contracts and programs having production cycles longer than one year. Inventories are comprised of actual accumulated production costs related to units on-hand as well as deferred inventory costs. Deferred inventory costs consist of incurred production costs on delivered units that have not been relieved through cost of sales and that will be relieved over the life of the program in accordance with program profitability estimates. In addition, deferred inventory costs include tooling and other nonrecurring costs that are recovered over the life of the related program. Negative deferred inventory cost may result when cost of sales exceeds actual accumulated production costs and is typically created in programs that have tiered-price billing arrangements in which the unit billing price is not proportionally consistent with actual production costs incurred over the life of the program. Negative deferred inventory cost may also result from advanced reimbursing receipts in excess of actual tooling and other nonrecurring costs incurred by Aerostructures.

        Long-Lived Assets.    Aerostructures reviews for impairment its long-lived assets and certain finite lived intangibles held and used in operations whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of the asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during fiscal year 2002, 2001 or 2000.

        Liabilities for Warranty.    Aerostructures warranties certain work performed for a given time period, in accordance with the terms of each specific contract. Aerostructures provides for warranty expense based on known and anticipated warranty claims. The warranty reserves represent management's best estimate of anticipated costs related to products that were under warranty at the date of determination; actual experience may be different than that anticipated.

        Income Taxes.    Aerostructures accounts for income taxes under the asset and liability method. Deferred taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. Under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in the statutory tax rates resulting in income adjustments in the period such changes are enacted. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

        Property, Plant, and Equipment.    Property, plant, and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the individual assets. Certain machinery and equipment held under capital leases are classified as property, plant, and equipment and amortized using the straight-line method over the lease terms or the estimated useful lives of the assets, and the related obligations are recorded as liabilities. Amortization of assets recorded under capital leases is included in depreciation expense. Aerostructures depreciates buildings and improvements over 10-30 years, machinery and equipment over 4-12 years, computer equipment over 3 years, and office equipment over 3-6 years. Amounts expended for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are deducted from the related accounts and resulting gains or losses are reflected in the consolidated statements of operations and comprehensive income.

        Intangibles.    Intangible assets are stated at cost and are amortized using the straight-line method over the useful lives of the individual assets. Debt issue costs are amortized over the lives of the related term loan facility (see Note 9 to the consolidated financial statements of Aerostructures) and software licenses over 3 years. As discussed under Recently Issued Accounting Standards below, Aerostructures ceased amortization of goodwill beginning December 29, 2001. The intangible asset for unrecognized prior service cost was established in fiscal year 2002 in connection with the realization of the additional minimum pension liability (see Note 12 to the consolidated financial statements of Aerostructures) and will increase or decrease in conjunction with the annual pension valuation.

        Insurance Accruals.    It is Aerostructures' policy to retain a portion of expected losses related to workers' compensation and health insurance through deductibles under its insurance programs. Provisions for losses expected under these programs are recorded based on estimates of undiscounted aggregate liabilities for claims incurred, including claims incurred but not reported.

        Derivative Instruments.    Derivatives consists of interest rate swap agreements. The differential paid or received under the interest rate swap agreement, computed as the difference between the floating rate and the fixed rate, is recognized as an adjustment to interest expense (see Note 7 to the consolidated financial statements of Aerostructures). Accordingly, changes in the fair value of Aerostructures' derivative financial instruments are reflected in net income.

        Cash and Cash Equivalents.    Aerostructures includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents.

Liquidity and Capital Resources

        On February 26, 2004, Vought announced a major restructuring project to consolidate manufacturing operations, primarily in the Dallas, Texas facilities. While the plan is in a preliminary stage, the Company currently expects that the total cost of this restructuring project, which it anticipates completing in the next 3 years, will be in the range of $300 million to $400 million. It is currently anticipated that funding to complete the project will come from a combination of the $35 million grant received from the Texas Enterprise Fund in April 2004, the sale of the Hawthorne facility, and other financing arrangements which the Company is in the process of finalizing. While the Company is in discussions with various financing sources, there can be no assurance that we may be able to obtain such financing on favorable terms or at all.

        Based upon the Company's preliminary restructuring plan, the Company currently expects that the benefit to operating earnings and cash flows annually, will potentially be in the range of $30.0 million to $40.0 million, following the substantial completion of such project. However, because the plan is in a preliminary stage, there can be no assurance that the benefit will be realized in full or that unanticipated additional costs will not outweigh the benefits of the project.

        As of March 28, 2004, Vought had long-term debt of approximately $568.9 million, which included $295.9 million that was incurred under its senior secured credit facilities, $270 million of 8% Senior Notes due 2011 and $3.0 million of capital leases. In addition, Vought had $207.1 million of cash at March 28, 2004.

        On July 2, 2003, Vought issued $270 million of 8% Senior Notes due 2011 with interest payable on January 15 and July 15 of each year, beginning January 15, 2004. The notes may be redeemed in full or in part prior to maturity, by paying specified premiums. Additionally, prior to July 15, 2006, Vought may redeem up to 35% of the notes from the proceeds of certain equity offerings. The notes are senior unsecured obligations guaranteed by all of Vought's existing and future domestic subsidiaries. In connection with the offering of the notes, Vought obtained an amendment to its senior secured credit facility, which increased the size of the revolving credit facility by $60.0 million to $150.0 million, reduced by outstanding letters of credit. As of March 28, 2004, Vought had $49.9 million of letters of credit outstanding.

        Net cash provided by operating activities for the three months ended March 28, 2004 was $109.6 million, a decrease of $46.1 million or 30% compared to net cash provided by operating activities of $155.7 million for the prior year. The decrease from the prior year was primarily due to lower cash receipts on the C-17 program.

        Cash used in investing activities generally for the three months ended March 28, 2004 has been for capital expenditures. Net cash used in investing activities for capital expenditures during the three months ended March 28, 2004 was $8.6 million, an increase of $2.9 million or 51% compared to $5.7 million for the same period in the prior year. The increase reflects the Aerostructures acquisition and timing of investment in our facilities. The capital expenditures are an investment in our facilities and capabilities, such as continuing modernization, productivity, efficiency and technology improvements. Capital expenditures for 2004 are expected to be approximately $60 million.

        Net cash provided by operating activities for the year ended December 31, 2003 was $98.8 million, a decrease of $68.0 million or 40.8% compared to net cash provided by operating activities of $166.8 million for the prior year.

        Cash used in investing activities generally for the year ended December 31, 2003, was for capital expenditures and for the acquisition of Aerostructures. Net cash used for capital expenditures for the year ended December 31, 2003 was $34.6 million, an increase of $13.5 million or 64.0% compared to $21.1 million for the prior year. The increase reflects the Aerostructures Acquisition and increases in investment in our facilities and capabilities, such as continuing modernization, productivity, efficiency and technology improvements.

        Payment on long-term debt for the years ended December 31, 2003 and 2002 was $99.7 million and $109.4 million, respectively. In 2003, Vought used cash flow from operating activities and the issuance of $270 million of 8% Senior Notes due 2011 to repay $99.7 million of the senior secured credit facilities and retire $135.2 million of Aerostructures' bank debt.

        The principal source of liquidity for Vought is cash provided by operations. Vought's liquidity requirements depend on a number of factors, including the level of delivery rates under our contracts. Working capital needs fluctuate between periods as a result of changes in delivery rates under existing contracts and production associated with new contracts. For some military aircraft programs, milestone payments finance working capital, which helps to improve liquidity. However, our business generates sufficient cash flow to manage our general liquidity needs and Vought has not historically needed short-term borrowings to finance normal operations. The following table summarizes the scheduled maturities of financial obligations and expiration dates of commitments as of March 28, 2004:

	2004	2005	2006	2007	2008	Thereafter	Total
	($ in millions)
Senior secured credit facilities
Term loan A	$—	$—	$—	$—	$—	$—	$—
Term loan B	—	—	24.1	50.0	—	—	74.1
Term loan C	—	—	—	40.2	82.1	—	122.3
Term loan X	—	14.6	84.9	—	—	—	99.5

Total senior secured credit facilities(2)	$—	$14.6	$109.0	$90.2	$82.1	$—	$295.9
Capital leases	0.9	1.1	0.9	1.3	—	—	4.2
Operating leases	10.9	13.9	8.5	1.5	0.5	0.2	35.5
Purchase Obligations(1)	29.4	—	—	—	—	—	29.4

Total financial obligations	$41.2	$29.6	$118.4	$93.0	$82.6	$0.2	$365.0
8% senior notes due 2011(2)	—	—	—	—	—	270.0	270.0

Total	$41.2	$29.6	$118.4	$93.0	$82.6	$270.2	$635.0

(1)
Purchase obligations represent property, plant and equipment commitments at March 28, 2004. Capital expenditures for 2004 are expected to be approximately $60 million which amount includes property, plant and equipment commitments at March 28, 2004. Although we also have significant other purchase obligations, most commonly in the form of purchase orders, the timing of the purchase is often variable rather than specific and the payments made by the customer in accordance with our long term contract agreements substantially reimburses the payments due. Accordingly, these obligations are not included in the table.

(2)
In addition to the obligations in the table, at March 28, 2004, we had contractual interest payment obligations as follows: (a) variable interest rate payments on $295.9 million outstanding under our senior secured credit facilities based upon LIBOR plus the applicable margin, which correlated to interest rates of 4.37%, 4.62% and 4.12% on Tranche B, Tranche C and Tranche X, respectively, and (b) $21.6 million per year on the 8% senior notes due 2011.

        In addition to the financial obligations detailed in the table above, Vought also has contractual obligations at December 31, 2003 as follows: an aggregate pension benefit obligation, excluding post employment benefits, of approximately $1,674.6 million and aggregate plan assets of approximately $1,314.8 million. Vought currently plans to make aggregate contributions of $225.1 milion to the pension plans over the next five years as follows: $30.5 million, $26.8 million, $36.6 million, $54.5 million, and $76.7 million, in 2004, 2005, 2006, 2007 and 2008, respectively. Additionally, the net present value of our current post employment benefit plan is approximately $531.8 million, to which we plan to contribute $54.1 million, $57.1 million, $60.1 million, $62.0 million and $62.5 million in fiscal 2004, 2005, 2006, 2007, and 2008, respectively. Current plan documents reserve our right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees.

        During fiscal 2003 and 2002, our pension obligation liability increased due to changes in the discount rate and the actual rate of return on plan assets realized over the course of each year. The effect of lowering the discount rate in 2003 and 2002 increased our pension benefit obligation by $78.3 million and $71.8 million, respectively. During fiscal 2003, the actual rate of return on plan assets realized over the course of the year was greater than the assumed rate by 13.9%. During fiscal 2002, the actual rate of return on plan assets realized over the course of the year was less than the assumed rate by 19.3%.

        During fiscal 2003 and 2002, the post employment liabilities increased primarily due to changes in the discount rate. The effect of lowering the discount rate in 2003 and 2002 increased our post employment liabilities by $18.3 million and $21.2 million, respectively.

        We believe that cash flow from operations, cash and cash equivalents on hand, and funds available under our amended credit facility will provide adequate funds for our working capital needs, planned capital expenditures, and near term debt service obligations. Our ability to pay interest and principal on the indebtedness and to satisfy our other obligations will depend upon future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

        From time to time we actively consider strategic opportunities to expand our operations and leverage our capabilities. We carefully evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise and may be engaged in varying levels of negotiations with potential counter-parties for any such transaction at any time. As part of our operational and strategic plan, we intend to bid for new aircraft programs in the markets that we serve when the opportunities arise. If we pursue any of these opportunities, we may require additional equity or debt financing to consummate any such transaction, and there can be no assurance that we may be able to obtain such financing on favorable terms, or at all.

        We have been selected as a Structures Partner on the proposed Boeing 7E7 aircraft program. Boeing has recently obtained approval from its Board of Directors to offer the product to the market but we do not have a contract with Boeing to participate in the program. The ultimate business terms may require us to invest significant amounts of money to design, develop, test, produce tools, purchase capital assets and purchase working capital to support this program. Although we are unable to determine the amount or range of this potential investment, we expect to recover any investment through delivery and sale of aircraft beginning in 2008.

        We may continue to manage market risk with respect to interest rates by entering into swap agreements, as we have done in the past. To some extent, we manage commodities price risk by entering into long-term fixed-price contracts. However, we do not have any futures hedge with respect to raw materials, such as aluminum, used to build our products, and therefore we are subject to price fluctuations for raw materials or utilities over the long term. Similarly, we do not hedge for foreign currency exchange risk because we have minimal exposure to this risk. In the case of our substantial sales to Airbus in Europe, purchase prices and payment terms under the relevant contracts are denominated in U.S. dollars.

        Debt Covenants.    Our amended senior secured credit facilities contain various restrictive operating and financial covenants, including several that are based on earnings before interest, taxes, depreciation, amortization, adjusted for acquisition and other charges, or Adjusted EBITDA.

        We must comply with a maximum leverage ratio covenant that measures the ratio of our outstanding debt to our Adjusted EBITDA for the trailing four quarters. This maximum leverage ratio covenant was initially set at 3.75 to 1 on July 2, 2003, and it will periodically decline until it reaches 3.00 to 1 for the measurement period ending on March 31, 2006 and all periods thereafter. As of March 28, 2004, the required ratio was 3.75 to 1 and we had an actual ratio of 2.88 to 1. We must also comply with a minimum interest coverage ratio covenant that measures the ratio of our Adjusted EBITDA for the trailing four quarters to our interest expense during the trailing four quarters. The minimum interest coverage ratio covenant was initially set at 2.00 to 1 on July 24, 2000 and will periodically change until it reaches 3.00 to 1 for the measurement period ending on March 31, 2004 and all periods thereafter. As of March 28, 2004, the required ratio was 3.0 to 1 and we had an actual ratio of 4.44 to 1. Furthermore, we must comply with a fixed charge ratio that measures the ratio of our Adjusted EBITDA for the trailing four quarters to our fixed charges during the trailing four quarters. At July 24, 2000, we were required to have a 1.00 to 1 ratio. As of March 28, 2004, the required fixed charge coverage ratio was 1.10 to 1 and we had an actual ratio of 2.26 to 1. Our fixed charge coverage ratio covenant will periodically change until it reaches 0.70 to 1 for the measurement period ending on September 30, 2007. Finally, we must limit our capital expenditures to no more than $45.0 million for each of 2004 and 2005 and $38.0 million for each of 2006 and 2007 plus any permitted carryover from prior years.

        The notes also contain various restrictive covenants. We may not incur additional indebtedness unless we maintain a fixed charge coverage ratio of at least 2.0 to 1.0 or unless the debt is otherwise permitted under the indenture. The fixed charge coverage ratio measures the ratio of our consolidated cash flow, as defined in the indenture relating to the notes, for the trailing four quarters to our fixed charges for such quarters. Subject to specified exceptions, we may not make payments on or redeem our capital stock, make certain investments or make other restricted payments unless we maintain a fixed charge coverage ratio of at least 2.0 to 1.0 and otherwise have available 50% of cumulative consolidated net income or capital stock sale proceeds from which such payments may be made. We are unable to incur liens unless expressly permitted under the notes or unless the notes are equally and ratably secured. We may not sell or otherwise dispose of any of the capital stock of our subsidiaries unless specifically authorized. We must receive fair market value for any asset sales and the consideration must be paid at least 75% in cash, cash equivalents or assumed liabilities. To the extent such proceeds are received, we must reinvest any proceeds exceeding $10 million in additional assets within a period of 360 days or thereafter repay senior debt or repurchase notes. Additionally, at the option of the Noteholder, we must repurchase the notes at a price equal to 101% of the principal amount of the notes upon a change of control. The indenture relating to the notes also contains additional covenants.

        We are currently in compliance with the covenants in the amended senior secured credit facilities and the notes.

Calculation of Adjusted EBITDA

        EBITDA and Adjusted EBITDA as presented below are supplemental measures of our performance and Adjusted EBITDA is a supplemental measure of our ability to satisfy our debt covenants. Neither of these measures are required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow form operating activities as measures of our liquidity.

        EBITDA represents net loss before income taxes, interest expense, depreciation and amortization and impairment of goodwill and purchased intangibles. Adjusted EBITDA is EBITDA adjusted for the Aerostructures Acquisition and other charges as described below. Vesting of stock options under our stock option plans and pay out of annual cash bonuses under our incentive plans rely in part on Adjusted EBITDA, and the indenture governing the notes contains financial covenants and ratios that are tied to measures that are calculated based on Adjusted EBITDA. In addition, our credit agreement contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess our compliance with covenants under our credit agreement and to understand an important metric upon which the compensation of management is based. We also present EBITDA and Adjusted EBITDA because we believe each such measure is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, the vast majority of which present EBITDA or Adjusted EBITDA when reporting their results.

        In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating our EBITDA and Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  they do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

  •
  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the Consolidated Balance Sheets, Statements of Operations, Statements of Stockholders' Equity (Deficit) and Statements of Cash Flow included in our financial statements.

Vought EBITDA and Adjusted EBITDA

        The following is a summary of Vought's adjustments and other expenses incurred for each of our last three fiscal years and the three month periods ended March 28, 2004 and March 30, 2003.

        The adjustments to EBITDA set forth in the two tables below are described in the sections that follow. Although these adjustments are not permitted as adjustments in preparing financial statements in accordance with generally accepted accounting principles, management believes that the presentation of Adjusted EBITDA provides useful information in assessing our performance and our ability to comply with our financial covenants. Excluding certain non-recurring items from net income allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, amortization of intangible assets and depreciation of property and equipment, and impairment of goodwill and purchased intangibles.

				Three Months Ended
	Year Ended December 31,
				March 28, 2004	March 30, 2003
	2003	2002	2001
	($ in millions)
Net loss	$(70.4)	$(79.7)	$(63.4)	$(23.7)	$(9.8)
Income taxes	2.3	—	—	—	—
Interest expense, net(a)	30.0	35.8	71.1	9.2	5.5
Depreciation and amortization(b)	72.2	63.4	67.7	17.6	15.9
Impairment of goodwill and purchased intangibles(c)	—	5.9	2.0	—	—

EBITDA	$34.1	$25.4	$77.4	$3.1	$11.6
Severance expense	—	—	10.5	—	—
Cumulative effect of a change in accounting principle	—	—	7.8	—	—
Restructuring and other merger and integration expenses(d)	1.2	11.7	12.8	18.6	0.3
Non-cash expense related to pension	14.0	—	—	—	—
Stock compensation	11.1	—	—	—	11.1
Unusual charges—757 cancellation	4.4	—	—	—	—
Non-cash expense (forward loss accruals)	87.3	73.2	19.2	—	8.1
Non-cash reduction of deferred learning in inventory	3.8	4.1	5.5	0.7	0.9
Non-cash reduction of inventory (purchase accounting)	45.1	50.5	38.7	4.8	11.2

Total EBITDA adjustments	166.9	139.5	94.5	24.1	31.6

Adjusted EBITDA	$201.0	$164.9	$171.9	$27.2	$43.2

(a)
Interest expense, net includes interest rate swaps gain or loss.

(b)
Depreciation and amortization excludes debt origination cost amortization, which is included in interest expense, net.

(c)
Vought records impairment losses on long-lived assets including indentifiable intangible assets when events and circumstances indicate that the assets might be impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amount of those assets. Vought peforms an annual impairment test on goodwill, in accordance with SFAS 142.

(d)
March 28, 2004 includes $8.7 million in forward losses.

        The use of Adjusted EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net loss, will be comprised substantially of amortization of acquired intangible assets by Vought. Net loss and a reconciliation of net loss to Adjusted EBITDA are provided above to compensate for these material limitations.

        The following is a summary of Vought's reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net cash provided by operating activities, as well as a presentation of net cash used in investing and net cash (used in) provided by financing activities:

				Three Months Ended
	Year Ended December 31,
				March 28, 2004	March 30, 2003
	2003	2002	2001
Adjusted EBITDA	$201.0	$164.9	$171.9	$27.2	$43.2
Less:
Total EBITDA adjustments	166.9	139.5	94.5	24.1	31.6

EBITDA	34.1	25.4	77.4	3.1	11.6
Less:
Income taxes (benefit)	2.3	—	—	—	—
Interest expense and other, net(a)	30.0	35.8	71.1	9.2	5.5
Depreciation & Amortization(b)	72.2	63.4	67.7	17.6	15.9
Impairment of Goodwill and purchased intangibles(c)	—	5.9	2.0	—	—

Net loss	(70.4)	(79.7)	(63.4)	(23.7)	(9.8)
Plus:
Depreciation & Amortization(b)	72.2	63.4	67.7	17.6	15.9
Impairment of Goodwill and purchased intangibles(c)	—	5.9	2.0	—	—
Stock Compensation expense	11.1	—	—	—	11.1
Amortization of debt issuance costs	4.3	4.5	6.1	0.9	1.0
Loss on disposition of property, plant and equipment	2.0	5.4	0.1	1.5	0.1
Interest capitalized as seller subordinated notes	—	—	—	—	—
(Gain) loss on derivative financial instruments and cumulative effect of a change in accounting principle	(10.3)	(6.1)	16.4	—	(2.2)
Deferred income tax provision (benefit)	—	—	—	—	—
Change in operating assets and liabilities:
Accounts receivable	0.4	53.1	(27.2)	0.8	(18.8)
Inventories	27.8	115.9	137.1	(14.0)	11.0
Prepaid expenses and other assets	(1.8)	(2.7)	4.8	(1.4)	1.0
Accounts payable	2.6	2.6	(7.2)	25.7	12.0
Accrued payroll and employee benefits	(3.8)	(33.4)	39.7	(6.6)	(26.1)
Accrued & other liabilities	12.3	6.9	32.6	(2.7)	(6.0)
Accrued contract liabilities	56.0	43.4	6.8	98.7	161.7
Other assets and liabilities—long term	(3.6)	(12.4)	(33.2)	12.8	4.8

Net cash provided by operating activities	$98.8	$166.8	$182.3	$109.6	$155.7

Net cash used in investing activities	$(217.8)	$(20.8)	$(6.7)	$(8.6)	$(5.7)

Net cash (used in) provided by financing activities	$156.8	$(109.3)	$(32.9)	$(0.3)	$(30.0)

(a)
Interest expense, net includes interest rate swaps gain or loss.

(b)
Depreciation and amortization excludes debt origination cost amortization, which is included in interest expense, net.

(c)
Vought records impairment losses on long-lived assets including identifiable intangible assets when events and circumstances indicate that the assets might be impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amount of those assets. Vought performs an annual impairment test on goodwill, in accordance with SFAS 142.

  Vought for the three months ended March 28, 2004

        In the first quarter of 2004, Vought recognized as part of cost of sales, restructuring charges related to the planned closures of the Stuart and Nashville facilities in the amount of $18 million. The $18 million charge reflects forward loss increases of $8.7 million for programs in a forward loss position at the Stuart and Dallas facilities and profit margin reductions of $9.3 million on contracts in process at the Nashville facility.

        In the first quarter of 2004, Vought incurred $0.7 million of non-cash expenses for amortization of inventory carried under the learning curve concept as described above in our discussion of accounting policy for inventories.

        Finally, when Vought acquired its assets and operations in 2000, the value of inventory was increased for certain programs in accordance with purchase accounting. Accordingly, in the first quarter of 2004, Adjusted EBITDA includes a $4.8 million adjustment representing the non-cash effect on cost of sales recorded during the period relating to the amortization of purchase accounting adjustment to inventories.

  Vought for the three months ended March 30, 2003

        In the first quarter of 2003, Vought recognized non-cash forward loss accruals of $8.1 million primarily on Boeing Commercial contracts as a result of significant expected reductions of unit delivery rates due to the continuing effects of the events of September 11, 2001 and the economic condition of the airline industry. In addition, Vought recorded $11.1 million of executive stock compensation.

        In the first quarter of 2003, Vought incurred $0.9 million of non-cash expenses for amortization of inventory carried under the learning curve concept as described above in our discussion of accounting policy for inventories.

        Finally, when Vought acquired its assets and operations in 2000, the value of inventory was increased for certain programs in accordance with purchase accounting. Accordingly, in the first quarter of 2003, Adjusted EBITDA includes an $11.2 million adjustment representing the non-cash effect on cost of sales recorded during the period relating to the amortization of purchase accounting adjustment to inventories.

  Vought for the fiscal year ended December 31, 2003

        In 2003, Vought recognized non-cash forward loss accruals of $87.3 million primarily on Boeing Commercial contracts as a result of significant expected reductions of unit delivery rates due to the continuing effects of the events of September 11, 2001 and the economic condition of the airline industry. Vought also recorded a $4.4 million charge associated with the 757 program cancellation. In addition, Vought recorded $11.1 million of executive stock compensation and $14.0 million of non-cash expense related to FAS 87 "Employer's Accounting for Pension."

        In 2003, Vought incurred $3.8 million of non-cash expenses for amortization of inventory carried under the learning curve concept as described above in our discussion of accounting policy for inventories.

        Finally, when Vought acquired its assets and operations in 2000, the value of inventory was increased for certain programs in accordance with purchase accounting. Accordingly, in 2003, Adjusted EBITDA includes a $45.1 million adjustment representing the non-cash effect on cost of sales recorded during the period relating to the amortization of purchase accounting adjustment to inventories.

  Vought for the fiscal year ended December 31, 2002

        In 2002, Vought incurred non-recurring expenses of $11.7 million in connection with the relocation of the Boeing Doors Program from Perry, Georgia to Stuart, Florida, and closing the Perry location. Vought also recognized non-cash forward loss accruals during the period of $73.2 million primarily on Boeing Commercial contracts as a result of significant expected reductions of unit delivery rates due to the continuing effects of the events of September 11, 2001 and the economic condition of the airline industry.

        In 2002, Vought incurred $4.1 million of non-cash expenses for inventory carried under the learning curve concept as described above in our discussion of accounting policy for inventories.

        Finally, when Vought acquired its assets and operations in 2000, the value of inventory was increased for certain programs in accordance with purchase accounting. Accordingly, in 2002, Adjusted EBITDA includes a $50.5 million adjustment representing the non-cash effect on cost of sales recorded during the period relating to the purchase accounting adjustment to inventories.

  Vought for the fiscal year ended December 31, 2001

        In 2001, Vought incurred non-recurring expenses of $10.5 million related to the estimated employee severance expense for planned headcount reduction. Vought also incurred non-recurring expenses of $12.8 million during the period to relocate the Boeing Doors Program from Perry, Georgia to Stuart, Florida, and to close the Perry location. These expenses primarily relate to remaining lease payments on the Perry, Georgia facility. In addition, during fiscal 2001 Vought recognized non-cash forward loss accruals of $19.2 million primarily related to Boeing Commercial contracts as a result of lower contractual unit delivery rates following the events of September 11, 2001.

        In 2001, Vought incurred $5.5 million of non-cash expenses for inventory carried under the learning curve concept as described above in our discussion of accounting policy for inventories.

        Finally, when Vought acquired its assets and operations in 2000, the value of inventory was increased for certain programs in accordance with purchase accounting. Accordingly, in 2001, Adjusted EBITDA includes a $38.7 million adjustment representing the non-cash effect on cost of sales recorded during the period relating to the purchase accounting adjustment to inventories.

Aerostructures EBITDA and Adjusted EBITDA

        The following is a summary of Aerostructures' adjustments and other expenses incurred for each of its last five fiscal years and the six months ended July 1, 2003. Although these adjustments are not permitted as adjustments in preparing financial statements in accordance with Regulation S-X, Management believes that the presentation of EBITDA, as so adjusted, provides useful information in assessing our ability to comply with our financial covenants. Excluding certain non-recurring items from net income allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, amortization of intangible assets and depreciation of property and equipment, and impairment of goodwill and purchased intangibles.

	Year Ended			Six Months Ended
	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	July 1, 2003
	($ in millions)
Net income (loss)(a)	$(2.2)	$19.5	$8.7	$—
Income taxes (benefit)	(0.2)	(18.3)	6.0	—
Interest expense and other, net(b)	26.3	19.9	11.9	6.4
Depreciation	23.0	22.0	20.7	9.8
Amortization of intangibles	1.4	1.7	0.3	0.1

EBITDA	48.3	44.8	47.6	16.3
Loss on disposal of fixed assets(c)	4.2	1.5	1.2	—
Amortization of deferred/ capitalized costs(d)	36.5	32.6	9.1	4.1
Non-cash expense (forward loss provision)(e)	—	—	—	3.2
Airbus A319/320 program startup costs(f)	—	—	—	—
Restructuring consulting fees and severance(g)	—	—	—	—
Contour inventory adjustments(h)	—	—	—	—
Cumulative effect of change in accounting principle	—	1.0	—	—

Adjusted EBITDA (unaudited)	$89.0	$79.9	$57.9	$23.6

(a)
Net income is calculated before a comprehensive loss related to the establishment of a minimum pension liability in the amount of $43.3 million in 2002.

(b)
Interest expense and other, net includes the gain or loss on interest rate swaps and other non-recurring items.

(c)
Represents the write-off of the net book value of property and equipment on disposal. Amounts effectively represent accelerated depreciation.

(d)
At the beginning of a production program, there are start-up costs (i.e., tooling and set-up) incurred prior to full rate production that can either be expensed as incurred or capitalized and amortized over the life of the related production program. Aerostructures has capitalized these costs in accordance with its accounting policies prior to the Aerostructures Acquisition, while Vought expenses these costs as they are incurred. Deferred costs currently capitalized on Aerostructures balance sheet may be adjusted as a result of purchase accounting. The amortization of these capitalized costs represents a non-cash expense. Going forward, contract costs related to new production programs will be expensed in accordance with Vought's contract accounting policies, and therefore these non-cash expenses are not expected to recur.

(e)
During the 1999 fiscal year, the Aerostructures division recognized non-cash forward loss accruals of $2.2 million primarily related to Boeing commercial contracts. During the six month period ended July 1, 2003, Aerostructures and Embraer began negotiating a contract to manufacture certain aircraft components. Although Aerostructures and Embraer have not completed negotiation of a program level agreement, Aerostructures is producing for Embraer under instructions to proceed and purchase orders in anticipation of reaching mutually acceptable terms and conditions. During the six month period ended July 1, 2003, Aerostructures performed at a loss related to this

  Embraer work and estimates a forward loss provision at July 1, 2003 in the amount of $3.2 million, which is based on open purchase orders through July 1, 2003.

(f)
During 1999, the Aerostructures division experienced start-up production and technical costs related to a new Airbus program.

(g)
During the 1999 fiscal year, and in connection with an operational improvement initiative established by a new executive management group, Aerostructures paid $2.0 million to an outside consulting firm. As a result of this initiative, Aerostructures incurred nonrecurring expenses related to severance associated with a reduction in the labor force in the amount of $1.9 million.

(h)
During the 1999 fiscal year, the Aerostructures division recorded an inventory reserve in the amount of $1.5 million related to inventory acquired in connection with Aerostructures acquisition of Contour in fiscal year 1998, which it realized had no utility in performance under its current contracts. In addition, during the 1999 fiscal year, the Contour division experienced excessive start-up costs to perform on accelerated Boeing schedules including overtime and other one-time indirect costs.

        The use of Adjusted EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Aerostructures. Net income and a reconciliation of net income to Adjusted EBITDA are provided above to compensate for these material limitations.

        The following is a summary of Aerostructures' reconciliation of Adjusted EBITDA to its most directly comparable GAAP meaure, which is net cash provided by operating activities, as well as a presentation of net cash used in investing and net cash (used in) provided by financing activities:

	Year Ended			Six Months Ended
	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	July 1, 2003
Adjusted EBITDA (unaudited)	$89.0	$79.9	$57.9	$23.6
Amortization of deferred/capitalized costs(a)	36.5	32.6	9.1	4.1
Non-cash expense (forward loss provision)(b)	—	—	—	3.2
Loss on disposal of fixed assets(c)	4.2	1.5	1.2	—
Cumulative effect of a change in accounting principle	—	1.0	—	—

EBITDA (unaudited)	48.3	44.8	47.6	16.3
Income taxes (benefit)	(0.2)	(18.3)	6.0	—
Interest expense and other, net(d)	26.3	19.9	11.9	6.4
Depreciation	23.0	22.0	20.7	9.8
Amortization of intangibles	1.4	1.7	0.3	0.1

Net income (loss)(e)	(2.2)	19.5	8.7	(0.0)
Depreciation	23.0	22.0	20.7	9.8
Amortization and write-off of intangible assets	1.4	1.7	1.5	0.4
Amortization of debt issuance costs	1.3	1.3	0.8	0.2
Loss on disposition of property, plant and equipment	4.2	1.5	1.2	—
Interest capitalized as seller subordinated notes	4.4	5.3	4.5	—
(Gain) loss on derivative financial instruments and cumulative effect of a change in accounting principle	—	3.4	(3.4)	1.0
Deferred income tax provision (benefit)	(0.2)	(18.9)	5.8	(0.2)
Change in operating assets and liabilities:
Accounts receivable	(3.3)	0.5	(3.3)	5.5
Inventories	60.0	49.9	12.0	(7.0)
Prepaid expenses and other assets	0.5	(0.7)	1.2	(0.4)
Accounts payable	(4.6)	(6.8)	(3.7)	1.6
Accrued expenses and other liabilities	0.6	3.3	(3.2)	(6.7)
Net change in forward loss provision	(3.4)	(1.6)	(1.5)	3.2
Pension and other postretirement benefits	(4.7)	(7.7)	(1.9)	2.6

Net cash provided by operating activities	$77.0	$72.7	$39.4	$10.0

Net cash used in investing activities	$(1.4)	$(7.6)	$(6.7)	$(2.9)

Net cash (used in) provided by financing activities	$(62.6)	$(79.8)	$(32.9)	$(5.4)

(a)
At the beginning of a production program, there are start-up costs (i.e., tooling and set-up) incurred prior to full rate production that can either be expensed as incurred or capitalized and amortized over the life of the related production program. Aerostructures has capitalized these costs in accordance with its accounting policies prior to the Aerostructures Acquisition, while Vought expenses these costs as they are incurred. Deferred costs currently capitalized on Aerostructures balance sheet were written off as a result of purchase accounting. The amortization of these capitalized costs represents a non-cash expense. Going forward, contract costs related to new production programs will be expensed in accordance with Vought's contract accounting policies, and therefore these non-cash expenses will not recur.

(b)
During the six-month period ended July 1, 2003, Aerostructures and Embraer began negotiating a contract to manufacture certain aircraft components. Although Aerostructures and Embraer have not completed negotiation of a program level agreement, Aerostructures is producing components for Embraer under instructions to proceed and purchase orders in anticipation of reaching mutually acceptable terms and conditions. During the six-month period ended July 1, 2003, Aerostructures performed this Embraer work at a loss and estimates a forward loss provision at July 1, 2003 in the amount of $3.2 million, which is based on open purchase orders through July 1, 2003.

(c)
Represents the write-off of the net book value of property and equipment on disposal. Amounts effectively represent accelerated depreciation.

(d)
Interest expense and other, net includes the gain or loss on interest rate swaps and other non-recurring items.

(e)
Net income is calculated before a comprehensive loss related to the establishment of a minimum pension liability in the amount of $43.3 million in 2002.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA

        Based on the discussion above and on the pro forma financial information included elsewhere in this prospectus, the following table presents the pro forma adjustments and other expenses incurred for the fiscal year ended December 31, 2003.

	Year Ended December 31, 2003
	Vought	Aerostructures (e)	Adjustments (a)	Pro Forma
	($ in millions)
Net income (loss)	$(70.4)	$—	$3.2	$(67.2)
Provisions for income taxes	2.3	—	—	2.3
Interest expense, net(b)	30.0	6.1	4.7	40.8
Depreciation and amortization(c)	72.2	10.2	3.0	85.4

EBITDA	34.1	16.3	10.9	61.3
Loss on disposal of assets	—	—	—	—
Perry shutdown and relocation expense	1.2	—	—	1.2
Non-cash expense related to FAS 87	14.0	—	—	14.0
Stock Compensation	11.1	—	—	11.1
Non-cash expense (forward loss accruals) and 757 cancellation charges	91.7	3.2	(3.2)	91.7
Non-cash reduction of deferred learning inventory	3.8	—	—	3.8
Non-cash reduction of inventory	45.1	—	—	45.1
Amortization of deferred costs	—	4.1	(4.1)	—

Adjusted EBITDA	$201.0	$23.6	$3.6	$228.2

(a)
See "Unaudited Pro Forma Condensed Combined Financial Data—Notes to Unaudited Pro Forma Condensed Combined Statement of Operations—Summary Pro Forma Adjustments" for a description of the nature of the pro forma adjustments taken with respect to net income (loss); provisions for income taxes; interest expense, net; depreciation and amortization; and impairment of goodwill and purchased intangibles.

(b)
Interest expense and other, net includes the gain or loss on interest rate swaps.

(c)
Depreciation and amortization excludes debt origination cost amortization, which is included in interest expense, net.

(d)
We record impairment losses on long-lived assets including identifiable intangible assets when events and circumstances indicate that the assets might be impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amount of those assets. We perform an annual impairment test on goodwill, in accordance with SFAS 142.

(e)
Represents Aerostructures' results of operation from January 1, 2003 through July 1, 2003.

Inflation

        A majority of our sales are conducted pursuant to long-term contracts that set fixed unit prices and some of which provide for price adjustment through escalation clauses. The effect of inflation on our sales and earnings is minimal because the selling prices of those contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. Our estimated costs take into account the anticipated rate of inflation for the duration of the relevant contract.

Quantitative and Qualitative Disclosures about Market Risk

        As a result of our operating and financing activities, we are exposed to various market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt.

        Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

        We maintain cash and cash equivalents with various financial institutions and perform periodic evaluations of the relative credit standing of those financial institutions. We have not experienced any losses in such accounts and believe that we are not exposed to any significant credit risk on cash and cash equivalents.

        We are highly dependent on the availability of essential materials and parts from our suppliers. We are dependent upon the ability of our suppliers to provide material that meets specifications, quality standards, delivery schedules and anticipated costs. Suppliers' failure to provide acceptable material and parts would adversely affect our production schedules and contract profitability. We maintain an extensive qualification and performance surveillance system to control risk associated with such reliance on suppliers. We are dependent on third parties for all information technology services. To a lesser extent, we also are exposed to fluctuations in the prices of certain commodities, such as electricity, natural gas and aluminum. Although we do have long-term contracts in place with some of our commodities suppliers, we do not have any arrangements to mitigate our commodities price risk.

Interest Rate Risks

        From time to time, we may enter into interest rate swap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments are used to mitigate interest rate or other risks, although to some extent they expose us to market risks and credit risks. We control the credit risks associated with these instruments through the evaluation of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement then our exposure is limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

        Management has performed sensitivity analyses to determine how market rate changes will affect the fair value of the market risk sensitive hedge positions and all other debt that we will bear. Such an analysis is inherently limited in that it represents a singular, hypothetical set of assumptions. Actual market movements may vary significantly from our assumptions. Fair value sensitivity is not necessarily indicative of the ultimate cash flow or earnings effect we would recognize from the assumed market rate movements. We are exposed to cash flow risk due to changes in interest rates with respect to the entire $295.9 million of variable rate debt under our amended senior secured credit facilities. A one-percentage point increase in interest rates on our variable rate debt as of March 28, 2004 would decrease our annual pre-tax income by approximately $3.0 million. All of our remaining debt is at fixed rates, therefore, changes in market interest rates under these instruments would not significantly impact our cash flows or results of operations.

        In the past, Vought entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. Under these agreements, Vought exchanged floating rate interest payments for fixed rate payments periodically over the term of the swap agreements. An underlying notional amount is used to measure the interest to be paid or received and does not represent the amount of exposure to credit loss. The first agreement was entered into on October 4, 2000 for a notional amount of $100.0 million and expired on December 31, 2002. The agreement entitled Vought to pay a fixed interest rate amount of 6.51% on the notional amount in exchange for receiving a variable 30-day LIBOR on the notional amount. The second agreement was entered into on October 4, 2000 for a notional amount of $200.0 million and expired on December 31, 2003. The second agreement entitled Vought to pay a fixed interest rate amount of 6.525%, on the notional amount in exchange for receiving a variable 30-day LIBOR on the notional amount. Management held the swap agreements until their maturity. As a result of the interest rate swaps, gains of $10.3 million and $6.1 million were recorded as other interest income in 2003 and 2002, respectively.

        In the past, Aerostructures also has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. In connection with the acquisition of Aerostructures and the issuance of the 8% Senior Notes due 2011, Vought settled Aerostructures' two swap agreements by payment of approximately $1.0 million.

        We have no current plans to enter into additional interest rate swaps.

Utility Price Risks

        We have exposure to utility price risks as a result of volatility in the cost and supply of energy and in natural gas prices. To minimize this risk, we have entered into fixed price contracts at certain of the manufacturing locations for a portion of its energy usage for periods of up to three years. Although these contracts would reduce the risk to us during the contract period, future volatility in the supply and pricing of energy and natural gas could have an impact on our consolidated results of operations.

Related Party Transactions

        A management agreement between Vought and TC Group L.L.C., an affiliate of The Carlyle Group, requires Vought to pay an annual fee of $2.0 million for various management services. Vought paid TC Group L.L.C. fees of $0.5 million in the three months ended March 28, 2004 and $2.0 million in each of the fiscal years 2003, 2002 and 2001. In addition, we paid TC Group L.L.C. fees of $2.5 million, $0 million and $1.0 million in 2003, 2002 and 2001, respectively, in connection with investment banking and financial advisory services.

        After we acquired our assets and operations from Northrop Grumman in July 2000, we contracted with Northrop Grumman Information Technology, for which we incurred expenses of $11.9 million, $43.7 million, $44.4 million, and $49.2 million in the three months ended March 28, 2004 and fiscal years 2003, 2002 and 2001, respectively. Northrop Grumman subleased office and production space from Vought in Dallas, Texas and Hawthorne, California, for $0.9 million, $5.3 million, $6.1 million, and $6.9 million in the three months ended March 28, 2004 and fiscal years 2003, 2002 and 2001, respectively.

        Upon retirement of two officers during 2002, we modified an agreement in order to provide for the future forgiveness of their stock purchase indebtedness of $1.0 million plus accrued interest if a liquidity event (as defined) occurs.

Accounting Changes and Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 (SFAS 141), Business Combinations, and SFAS No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 141 clarifies the criteria to recognize intangible assets separately from goodwill and requires the purchase method of accounting for all acquisitions. SFAS 141 is effective for any business combination that is completed after June 30, 2001. Under SFAS 142 goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS 142. Other intangible assets will continue to be amortized over their useful lives. The goodwill amortization provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001. Effective January 1, 2002, Vought adopted SFAS 142. Under the new rules, application of the non-amortization provisions of SFAS 142 reduced Vought's net loss by approximately $9.7 million in 2001 (see Note 8 to the audited consolidated financial statements of Vought).

        In July 2002, the FASB issued SFAS No. 146 (SFAS 146), Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities, such as restructurings, involuntary termination of employees and consolidation of facilities, when they are incurred rather than at the time of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to such activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on Vought's results of operations, financial position or cash flows.

        In December 2002, the FASB issued SFAS No. 148 (SFAS 148), Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 amends SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require certain disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. Vought adopted the disclosure provisions of SFAS 148 during 2002.

        In November 2002, the FASB issued Interpretation No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, ("FIN 45"). FIN 45 requires a guarantor to recognize; at the time it issues a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 provides specific guidance identifying the characteristics of contracts that are subject to its guidance. The recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for annual period financial statements ending after December 15, 2002. The adoption of FIN 45 did not have an impact on Vought's results of operations, financial position, or cash flows.

        In January 2003, the FASB issued FIN No. 46 (FIN 46), Consolidation of Variable Entities, an interpretation of Accounting Research Bulletin No. 51. FIN 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 will apply in the interim period beginning after June 15, 2003 and the disclosure requirements will apply in all financial statements issued after January 31, 2003. In December 2003, the FASB revised FIN 46 through the release of FIN 46R, which clarifies certain aspects of FIN 46 and contains certain provisions that defer the effective date of FIN 46 to periods ending after March 15, 2004. Vought adopted the provision of FIN 46 on January 31, 2003 with no material impact on its consolidated financial statements.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after June 30, 2003, and did not have a material impact on the Company's Consolidated Financial Statements.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003 and did not have a material impact on the Company's Consolidated Financial Statements.

        In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132R (SFAS 132R), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132R amends the disclosure requirements of SFAS 132 to require additional disclosures about plan assets and obligations, cash flows, investment policy and measurement dates. The required disclosures have been included in the Company's consolidated financial statements.

        On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The Act introduces a prescription drug benefit under Medicare ("Medicare Part D") as well as a federal subsidy to employers who sponsor retiree health care benefit plans that provide a prescription drug plan that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued a Staff Position ("FSP") that allows companies to defer recognition of the impact that the Act might have on the benefit obligations they provide their retirees, pending the issuance of specific guidance on the accounting for the federal subsidy introduced by the Act. The Company deferred recognition of the impact of the Act as permitted by the FSP at December 31, 2003. As a result of the first quarter restructuring, the deferral election expired. The Company has included the estimated effects of this pronouncement in its accumulated postretirement benefit obligation ("APBO") at March 28, 2004.

BUSINESS

Company Overview

        We believe we are the largest independent manufacturer in North America, and one of the largest independent providers in the world, both based on revenues, of aerostructures for commercial, military and business jet aircraft. We develop and manufacture fuselages, wings and wing assemblies, empennages (which are tail assemblies comprised of horizontal and vertical stabilizers, elevators and rudders), aircraft doors, nacelle components (which are the structures around engines) and flight control surfaces (such as rudders, spoilers, ailerons and flaps). These aerostructures are subsequently integrated by our customers into a wide range of commercial, military and business jet aircraft manufactured by the world's leading aerospace companies. We also provide our customers with testing, logistics and engineering services. Our customers are the leading prime manufacturers of commercial, military and business jet aircraft, including Airbus, Bell Helicopter, Boeing, Embraer, Gulfstream, Lockheed Martin and Northrop Grumman, among others, and the Air Force. We generated pro forma net sales of $1,348.7 million for the year ended December 31, 2003 and net sales of $294.9 million for the three months ended March 28, 2004.

        We are the sole-source provider of various aerostructures for a diversified group of commercial, military and business jet aircraft programs for which we provide our products and services through long-term contracts. The following table summarizes the major programs that we currently have under long-term contract:

Commercial	Military	Business Jet
Airbus A319/320(1)	Bell/Boeing V-22 Osprey	Cessna Citation X
Airbus A330/340	Boeing C-17 Globemaster III	Gulfstream IV (300/350/400/450)
Airbus A340-500/600	Boeing F/A-18 E/F Super Hornet	Gulfstream V (500/550)
Boeing 737	Boeing KC-767 Tanker(3)	Raytheon Hawker 800
Boeing 747	Lockheed Martin C-5 Galaxy
Boeing 757(2)	Lockheed Martin C-130J Hercules
Boeing 767	Lockheed Martin F-22 Raptor
Boeing 777	Lockheed Martin F-35 Joint Strike Fighter
Embraer ERJ 170/175(4)	Lockheed Martin P-3 Orion
Embraer ERJ 190/195(4)	Northrop Grumman E-2C Hawkeye
Northrop Grumman E-8C Joint STARS
Northrop Grumman EA-6B Prowler
Northrop Grumman F-14 Tomcat
Northrop Grumman Global Hawk
Northrop Grumman T-38 Talon

(1)
Not sole-source.

(2)
Final aircraft under 757 program scheduled to be produced in late 2004.

(3)
The KC-767 is a specially designed Boeing 767 which has the ability to refuel aircraft in mid-flight. In November 2003, Congress approved a program to begin replacing the Air Force's KC-135 Tanker fleet by procuring 100 KC-767s through a combination of purchase and lease. On May 25, 2004, Secretary of Defense Rumsfeld announced that he was deferring a decision on the program pending additional studies. These studies are scheduled to be completed in November 2004. Further delays in this program could cause delays in our realization of revenues and the termination of this program may require us to take a charge for any up front costs related to this program.

(4)
Vought and Embraer have not completed negotiation of a program level agreement. Vought is currently performing under instructions to proceed and purchase orders issued by Embraer in anticipation of reaching mutually acceptable terms and conditions.

        As an independent aerostructures manufacturer, we believe we have leading market share positions, based on revenues, in each of the commercial, military and business jet aircraft markets. The following chart summarizes our pro forma net sales by market for the year ended December 31, 2003 after giving effect to the Aerostructures Acquisition and net sales for the three months ended March 28, 2004:

	Year Ended December 31, 2003		Three Months Ended March 28, 2004
Market	Pro Forma Net Sales	Percent of Total Pro Forma Net Sales	Net Sales	Percent of Total Net Sales	Description
Commercial Aircraft	$610.8	45.3%	$134.1	45.5%	Products such as fuselage panels, empennages, wing components and doors for programs such as the Boeing 747, Airbus A330/A340 and Embraer 190.
Military Aircraft	539.1	40.0%	109.4	37.1%	Products such as fuselage panels, nacelle components, empennages and wing components for programs such as the Bell/Boeing V-22, Boeing C-17 Globemaster III, Lockheed Martin C-130J Hercules and Northrop Grumman Global Hawk.
Business Jet Aircraft	198.8	14.7%	51.4	17.4%	Products such as nacelle components, wings and wing components for programs such as the Gulfstream IV (300/350/400/450), Gulfstream V (500/550) and Cessna Citation X.
Total Net Sales	$1,348.7	100%	$294.9	100%

        Commercial Aircraft.    We believe we are the largest manufacturer of aerostructures for Boeing Commercial Airplanes (referred to herein as "Boeing Commercial") based on revenues. We have over 30 years of commercial aircraft experience with Boeing Commercial, and we have maintained a formal strategic alliance with Boeing Commercial since 1994. We also believe we are the largest U.S. manufacturer of aerostructures for Airbus based on revenues. We have over 15 years of commercial aircraft experience with Airbus. In addition, we manufacture commercial aircraft aerostructures for Embraer, General Electric Company ("General Electric"), Goodrich Corporation ("Goodrich") and Pratt & Whitney, a division of United Technologies Corporation ("Pratt & Whitney").

        Military Aircraft.    We provide aerostructures for a variety of military programs, including fighter/attack, transport, surveillance, tilt rotor and unmanned aircraft. We believe we are the largest subcontractor for the Boeing C-17 Globemaster III program based on revenues. We have been a partner with Boeing on the C-17 Globemaster III since inception of the program in 1983. We also provide military aerostructures to Bell Helicopter, Lockheed Martin and Northrop Grumman.

        Business Jet Aircraft.    We believe we are the largest aerostructures manufacturer to Gulfstream for their G300, G350, G400 and G450 (formerly known as Gulfstream IV) and G500 and G550 (formerly known as Gulfstream V) models based on revenues. In addition, we provide business jet aerostructures to Cessna Aircraft Company ("Cessna") and Raytheon Company ("Raytheon").

Market Overview

        We operate within the aerospace industry as a manufacturer of aerostructures for commercial, military and business jet aircraft. Market and economic trends that impact the rates of growth of the commercial, military and business jet aircraft markets affect our sales of products in these markets. The competitive outlook for each of our markets is discussed below:

        Commercial Aircraft Market.    General economic activity, airline profitability, passenger and cargo traffic rates and aircraft retirements drive demand for new commercial aircraft. The primary manufacturers of large commercial aircraft are Airbus and Boeing. In addition, Embraer and Bombardier are the primary manufacturers of regional jets. From 1980 to 2001, the worldwide fleet of active commercial aircraft increased at an average annual rate of approximately 4.7%, but the rate of growth has declined following the terrorist attacks on September 11, 2001. Boeing's Current Market Outlook (June 2003) projects that the worldwide fleet of active commercial aircraft will more than double over the next 20 years from approximately 15,612 aircraft at the end of 2002 to approximately 33,999 aircraft at the end of 2022 and that approximately 24,276 new aircraft (including replacements and growth of regional and large commercial aircraft) will enter service over that timeframe. Airbus' Global Market Forecast (December 2003) projects that approximately 16,500 new aircraft of 100 seats or more will enter service during the twenty-year period from 2003 until 2022.

        The broader commercial aircraft market can be categorized by aircraft size and seating as follows:

  •
  Large wide-body aircraft with twin aisles (more than 200 seats).    This category includes the Boeing 747, 767 and 777 aircraft and the Airbus A330, A340 and A380 aircraft (scheduled for first delivery in 2006).

  •
  Smaller narrow-body aircraft with single aisles (excluding regional aircraft) (100 to 200 seats).    Aircraft in this category include the Boeing 717, 737 and 757 and the Airbus A320 family (A318/319/320/321).

  •
  Regional jets (approximately 40 to 110 seats).    The main manufacturers of regional jets are Bombardier and Embraer. Bombardier's primary regional jets are the CRJ Series. Embraer produces small regional jets including the ERJ 135, 140 and 145 and larger (70-108 seats) regional aircraft known as the ERJ 170/175 and ERJ 190/195.

        Military Aircraft Market.    The national defense budget and procurement funding decisions drive demand for new military aircraft. In November 2003, President Bush signed a $401 billion defense authorization bill (not including supplemental authorizations), reflecting a 2% increase over fiscal 2003, and reaffirming the U.S. Government's increased focus on a long-term defense plan and national security policy. We expect that Department of Defense spending for procurement, operations and maintenance will grow with the overall level of defense spending, and we expect to benefit to the extent that such spending is allocated to aircraft and unmanned air vehicles ("UAVs").

        The market for military aircraft in which we participate can be categorized into the following types of programs:

  •
  Transport Aircraft (e.g., Boeing C-17 Globemaster III, Lockheed Martin C-130J Hercules and Lockheed Martin C-5 Galaxy).    The C-17 Globemaster III is the newest, most flexible strategic cargo plane in the airlift force of the U.S. and allied countries. The C-17 Globemaster III is capable of rapid, long-range delivery of troops and all types of equipment. The C-130J, which is smaller and has a shorter range than the C-17 Globemaster III, is the primary tactical transport aircraft for the U.S. and allied militaries. The U.S. Department of Defense Fiscal Year 2004 Budget reflects the Air Force's planned follow-on multi-year procurement of 60 additional C-17 Globemaster III aircraft, which will provide needed airlift capability to meet both strategic (long range) and tactical (shorter range) requirements. The C-130J has been funded by the U.S. Department of Defense for a five year, 62 unit contract beginning in 2004. The C-5 is the largest transport in the Air Force inventory. In operation since 1970, the Air Force is modernizing the C-5 to extend the aircraft's operational life through 2040.

  •
  Tilt Rotor Aircraft (e.g., Bell/ Boeing V-22 Osprey).    The V-22, currently undergoing testing, is an assault transport for troops, equipment and supplies from both amphibious assault ships and land bases. The V-22 will replace the U.S. Marines Corps' ("Marines") fleet of CH-46E and CH-53D helicopters, and will be used for combat, combat support and special operations. The Department of Defense is currently planning to procure a total of 458 V-22 aircraft, for the Marines, U.S. Special Forces and the U.S. Navy ("Navy").

  •
  Aerial Tanker Aircraft (e.g., Boeing KC-767 Tanker).    The Air Force is planning to modernize its aging fleet of tanker aircraft. The KC-767 is a specially designed Boeing 767 which has the ability to refuel aircraft in mid-flight. In November 2003, Congress approved a program to begin replacing the Air Force's KC-135 Tanker fleet by procuring 100 KC-767s through a combination of purchase and lease. On May 25, 2004, Secretary of Defense Rumsfeld announced that he was deferring a decision on the program pending additonal studies. These studies are scheduled to be completed in November 2004. Further delays in this program could cause delays in our realization of revenues and the termination of this program may require us to take a charge for any up front costs related to this program.

  •
  Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) Aircraft (e.g., Northrop Grumman E-8C Joint STARS and Global Hawk and Lockheed Martin P-3 Orion).    C4ISR aircraft are an increasingly important component of the Pentagon's procurement strategy. C4ISR aircraft include the Global Hawk, an unmanned aerial vehicle capable of high altitude, long endurance reconnaissance missions, and the E-8C Joint STARS, an airborne battle management program providing commanders with ground surveillance and targeting information to support attack operations. The P-3 Orion is an anti-submarine and maritime surveillance aircraft. As part of the ongoing War on Terrorism, the P-3 has been used extensively in Afghanistan and Iraq. The increased mission requirements and aging fleet have prompted the U.S. Navy to propose the acquisition of up to 100 new multi-mission maritime aircraft to replace the P-3.

  •
  Fighter/Attack Aircraft (e.g., Lockheed Martin F-22 Raptor and F-35 Joint Strike Fighter).    The U.S. and foreign militaries continue to upgrade their aircraft fleets with more advanced fighters, including the F-22 and F-35. The F-22 is the most advanced air superiority fighter in the world. The aircraft is currently in low rate initial production for the Air Force. The F-35 is a tactical aircraft designed to serve the needs of the Air Force, Navy, Marines and U.K. Royal Navy. Still in development, the F-35 will replace the AV-8B Harrier, A-10, F-16 and F/A-18E/F Super Hornet.

        Business Jet Aircraft Market.    General economic activity and corporate profitability drive demand for new business jet aircraft. In addition, business jet aircraft have increasingly been used as an alternative to commercial aircraft transportation due to security concerns and convenience. This market includes personal, business and executive aircraft. The primary business jet aircraft manufacturers are Bombardier, Cessna, Dassault Aviation, Gulfstream and Raytheon. Ownership of business jet aircraft has become widely accepted, such that most Fortune 100 companies now own several jets. As the popularity of business jet aircraft has grown over the past decade, several companies have begun to offer fractional jet ownership. The Air Force operates a fleet of business jet aircraft for use by the executive and legislative branches of government as well as the U.S. joint command leadership. In addition, many foreign governments provide business jet aircraft to high ranking officials.

Competitive Strengths

        Industry Leader.    We believe we are the largest independent manufacturer in North America and one of the largest independent providers in the world, both based on revenues, of structural assemblies for commercial, military and business jet aircraft. We draw upon more than 85 years of experience in the design, manufacture and timely delivery of complex aerostructures assemblies and related products and services, incorporating leading-edge, proprietary design, manufacturing and assembly techniques.

        Strong Customer Relationships.    Our relationships with Airbus, Bell Helicopter, Boeing, Gulfstream, Lockheed Martin and Northrop Grumman extend more than 15, 10, 30, 30, 50 and 20 years, respectively. We believe we are the largest independent aerostructures manufacturer for Boeing Commercial based on revenues. In addition, we believe we are the largest U.S. aerostructures provider to Airbus and the largest provider of aerostructures to Gulfstream for their G300, G350, G400, G450, G500, and G550 models, both based on revenues.

        Well Positioned in the Military Aircraft Market.    We serve virtually every segment of the military aircraft market, with particular strength in fixed wing transport and tilt rotor aircraft. Currently, we provide aerostructures for more than a dozen military programs, including the Bell/Boeing V-22 Osprey tilt rotor transport and the Boeing C-17 Globemaster III.

        Sole-source Supplier on Long-Term Contracts.    We normally produce our products and provide our services under long-term, fixed-price contracts. The nature of these contracts, as well as the long lead times associated with building aircraft, provides us with a high degree of visibility on earnings and cash flows. We are the sole-source provider for the aerostructures manufactured under all of our contracts, except for our Airbus A319/320 contract.

        High Barriers to Entry.    The dynamics of the aircraft industry make it extremely challenging for new competitors to enter the market. It is difficult and expensive for new entrants to compete for new program awards due to the substantial up-front, non-recurring investment associated with new programs, the sophisticated manufacturing capability necessary to compete in our market, and the experience-based industry knowledge we have acquired. Our established relationships with our customers, particularly Boeing and Airbus, make it less likely that an existing program could be lost to a new competitor. In addition, new entrants to the industry must have extensive certifications and approvals from customers and government regulators, such as the Defense Contract Management Agency and the FAA.

        State-of-the-Art Manufacturing and Technological Capabilities.    Our proprietary technologies and tool designs are fully integrated with our engineering designs, assuring dimensional control and detailed part fit and providing our customers with the latest technological solutions for manufacturing aerostructures. We also have the capability to build our own assembly tools, composite tools and fabrication fixtures. In addition, we are experienced in all phases of the engineering, production and quality assurance processes. Our capabilities and technological expertise allow us to manufacture and assemble aerostructures on a cost-competitive and efficient basis. In recognition of this expertise, we were named by Boeing Commercial as a "structures partner" for their newest commercial aircraft and are jointly developing advanced technologies for next generation aircraft.

        Experienced Management Team with Proven Track Record.    Our operations are led by an executive management team with an average of over 20 years of industry and company experience. Our dedicated and experienced management team has demonstrated a commitment to generating free cash flow for debt repayment by strengthening existing customer and supplier relationships, winning new business and reducing costs. We have successfully reduced overhead, improved working capital management and implemented other initiatives to increase labor efficiencies.

Business Strategy

        Integrate the Operations of Aerostructures and Continue to Streamline and Rationalize Operations.    We have initiated the integration of Aerostructures' personnel, programs and facilities into our organization in order to leverage purchasing power, reduce corporate overhead, consolidate manufacturing and provide additional products and services to our customers. We plan to continue to streamline and rationalize our combined operations by further reducing overhead, improving working capital management and implementing other initiatives to increase labor efficiencies.

        Win New Business.    We are highly focused on winning new military and commercial business in order to further diversify our portfolio of products and customers.

        Integrate Quality Throughout the Enterprise.    We emphasize quality in the design and production of cost-competitive, fully integrated major aircraft assemblies as a support partner to the world's leading aerospace companies.

        Increase Profitability and Productivity.    We focus on lean manufacturing, efficient purchasing and innovation to increase profitability and productivity. We share the benefit of these improvements with our customers in order to further strengthen our strategic relationships. For example, we have developed a worldwide network of suppliers that maximizes production and cost efficiencies and supports our customers' need for strategic work placement. Other initiatives include web-based development and information distribution systems, determinant assembly processes, first-time quality throughout the extended enterprise (including suppliers), flexible tooling and the conversion of two-dimensional to digital and three-dimensional product definition.

        Continue as a Strategic Partner to our Customers.    We strengthen customer relationships and expand market opportunities by partnering with customers on their business endeavors and providing innovative approaches to aircraft systems integration. We provide prime contractors with development and support services to ensure our participation on their current and future programs while managing the risk/reward of each project and assessing the return on investment, on a case by case basis.

Products and Program Overview

        We design, manufacture and supply aerospace structural assemblies including the following:

  •
  complete fuselages (including upper and lower ramp assemblies);

  •
  wings and wing assemblies (including skin panels, stringers, upper spar, center spar and midrear spar, wing panels, mid and outboard leading edge assemblies);

  •
  empennages (which are tail assemblies and include horizontal and vertical stabilizers, horizontal and vertical leading edge assemblies, elevators and rudders);

  •
  aircraft doors;

  •
  nacelle components (which are the structures around engines and include fan cowls, inlet cowls, pylons and exhaust nozzles);

  •
  detail parts (which are subassemblies of larger aerospace assemblies); and

  •
  control surfaces (including flaps, ailerons, rudders and spoilers).

        We have significant design experience and provide engineering support to our customers. We have a diverse base of contracts in significant aerospace market segments, including: (i) commercial aircraft, (ii) military aircraft and (iii) business jet aircraft.

        Commercial Aircraft Products.    For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, we generated $610.8 million and $134.1 million, respectively, in net sales from manufacturing aerostructures for the world's largest producers of commercial wide body, narrow body and regional jets. We provide a broad array of support services, including engineering and design support as well as outsourcing services. Ranked by the percentage of total commercial revenues generated in 2003 and the first three months of 2004, our largest commercial customers are Boeing (74.2% and 73.4%, respectively, of total commercial revenues) and Airbus (24.9% and 24.5%, respectively, of total commercial revenues).

        The following table summarizes the major commercial programs that we currently have under long-term contract by customer and product, indicating in each case whether we are a sole-source provider and the date on which the program commenced. For the purposes of the table, the year of commencement of a program is the year a contract was signed with the original equipment manufacturer.

Commercial Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Airbus
A330/340	Upper skin panel assemblies, center spar and midrear spar, mid and outboard leading edge assembly, flap, spoiler and flap track fairing	X	1988
A340-500/600	Upper skin panel, stringers, center spar and midrear spar, mid and outboard leading edge assemblies	X	1998
A319/320	Upper panel/stringer assemblies		1997
Boeing
737	Passenger doors	X	1997
747	Fuselage panels, empennage (vertical stabilizer, horizontal stabilizer, tail cone, aft body section, rudder elevators, pressure domes), doors, floor beams, nacelle components and spare requirements	X	1966
757(1)	Empennage (vertical stabilizer, horizontal stabilizer), aft body section spoilers, doors and nacelle components and spare requirements	X	1979
767	Wing center section, horizontal stabilizer, section 48, doors, nacelle components and spare requirements	X	1980
777	Inboard flaps, spoilers and spare requirements	X	1993
Embraer
ERJ 170/175(2)	Wing panels & Spars	X	2003
ERJ 190/195(2)	Pylon kits	X	2003

(1)
Final aircraft under 757 program scheduled to be produced in late 2004.

(2)
Vought and Embraer have not completed negotiation of a program level agreement. Vought is currently performing under instructions to proceed and purchase orders issued by Embraer in anticipation of reaching mutually acceptable terms and conditions.

        Military Aircraft Products.    For the year ended December 31, 2003 on a pro forma basis, after giving effect to the Transactions, and for the three months ended March 28, 2004, our military aircraft programs generated net sales of $539.1 million and $109.4 million, respectively, from the production of a broad array of products for military organizations both in the United States and around the world. In the United States, we provide aerostructures for a variety of military platforms, including fighter/attack transport, surveillance, tilt rotor and unmanned aircraft utilized by all four branches of the U.S. military. We believe we are the largest subcontractor for the Boeing C-17 Globemaster III program based on revenues. We have been a major supplier for Boeing on the C-17 Globemaster III since inception of the program in 1983. We also provide military aerostructures to Bell Helicopter, Boeing Helicopter, Lockheed Martin, Northrop Grumman and the United States Government.

        The following table summarizes the major military programs that we currently have under long-term contract by customer and product, indicating in each case whether we are a sole-source provider and the date on which the program commenced. For the purposes of the table, the year of commencement of a program is the year a contract was signed with the original equipment manufacturer.

Military Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Bell/Boeing V-22 Osprey	Fuselage skin panels (upper and lower main landing gear panels, sponsons, drag angles and side skins), empennage (horizontal and vertical) ramp, and ramp door ramp assemblies	X	1993
Boeing
C-17 Globemaster III	Nacelle components (engine build up units, fan reversers and accessory doors), empennage (vertical stabilizer, horizontal stabilizer), universal aerial refueling receptacle slipway installation, control surfaces (aft rudders, inboard elevators, ailerons) and stringers, spar webs, spar caps, door jambs and ramp toes	X	1983
F/A-18 E/F Super Hornet(1)	Sheet metal and machine parts	X	2000
U.S. Government
C-5 Galaxy	Flaps, slats, elevators	X	2002
Lockheed Martin
C-130J Hercules	Empennage (horizontal and vertical)	X	1953
F-22 Raptor	Horizontal stabilator	X	2002
F-35 Joint Strike Fighter	Wing skins and test effort (static, durability and drop)	X	2002
P-3 Orion	Wings	X	2002
Northrop Grumman(2)
E-2C Hawkeye	Band assemblies, detail fabrication and machine parts for outer wing	X	2000
E-8C Joint STARS	Composite subassemblies and metal bond engine cowlings	X	2000
A-10 Warthog	Fatigue test	X	2002
EA-6B Prowler	Subassemblies and components	X	2000
F-14 Tomcat	Detail fabrication parts and metal bond assemblies (horizontal stabilizer)	X	2000
Global Hawk	Integrated wing composites	X	2001

(1)
Components supplied to Northrop Grumman pursuant to subcontract.

(2)
During our previous affiliation with Northrop Grumman, we supplied similar aerostructures to Northrop Grumman on an intercompany basis.

        Business Jet Aircraft Products.    For the year ended December 31, 2003 on a pro forma basis, after giving effect to the Transactions, and for the three months ended March 28, 2004, our business jet aircraft programs generated $198.8 million and $51.4 million, respectively, in net sales. Our customers in this segment include the majority of the primary business jet aircraft manufacturers worldwide, including Gulfstream and Raytheon who represented 83.1% and 4.5%, respectively, of business jet aircraft net sales for 2003 and 79.2% and 5.3%, respectively, for the first three months of 2004. We believe we are the largest aerostructures manufacturer to Gulfstream for their G300, G350, G400, G450, G500, and G550 models based on revenues.

        The following table summarizes the major business jet aircraft programs that we currently have under long-term contract by customer and product, indicating in each case whether we are a sole-source provider and the date on which the program commenced. For the purposes of the table, the year of commencement of a program is the year a contract was signed with the original equipment manufacturer.

Business Jet Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Cessna Citation X	Upper and lower wing skin assemblies	X	1992
Gulfstream
Gulfstream V
(G500/G550)	Integrated wings	X	1993
Gulfstream IV
(G300/G350/G400/G450)	Nacelle components and wing boxes including trailing edge assembly	X	1983
Raytheon Hawker 800	Nacelle components	X	1981

End Markets and Customers

        Our products are sold for a broad range of end uses. We have excellent relationships with our customers due to our low-cost, high quality, on-time deliveries and we are considered a value-added partner in the planning and development of new programs. Although the majority of our customers are in the U.S., we have also established a strong and expanding base of international customers, including Airbus U.K., Airbus Deutschland and Embraer. The significant increase in international sales in 2003 is attributable to the Aerostructures Acquisition. The following chart illustrates the split between domestic and foreign revenue:

	Year Ended December 31, 2003		Year Ended December 31, 2002		Year Ended December 31, 2001		Three Months Ended March 28, 2004
Revenue Source	Net Sales	Percent of Total Net Sales	Net Sales	Percent of Total Net Sales	Net Sales	Percent of Total Net Sales	Net Sales	Percent of Total Net Sales
United States	$1,131.2	93.6%	$1,195.4	99.6%	$1,419.2	99.8%	$262.8	89.1%
International
England	54.4	4.5%	—	—	—	—	19.8	6.7%
Germany	19.0	1.6%	—	—	—	—	11.3	3.8%
Other	4.2	0.3%	5.3	0.4%	2.8	0.2%	1.0	0.4%

Total International	77.6	6.4%	5.3	0.4%	2.8	0.2%	32.1	10.9%

Total Revenue	$1,208.8	100%	$1,200.7	100%	$1,422.0	100%	$294.9	100%

        We generate a large proportion of our revenues from Airbus, Boeing and Gulfstream. In addition, approximately 10.6% of revenues are generated by other customers, including Bell Helicopter,

Lockheed Martin, Northrop Grumman, the U.S. Military and others, as indicated in the following chart:

Revenues by Customer
(Pro Forma Year Ended December 31, 2003)

        A particular strength to our business is the quality of relationships that we have developed with each of our major customers.

        Airbus.    We believe we are Airbus' largest U.S. provider of aerostructures based on revenues, with 15 years of commercial aircraft supply experience on current programs. In addition, we have been a provider of aerostructures for Airbus since 1978. It is this history and strong relationship that enables us to continue to partner with Airbus on new programs going forward. As a result of the Aerostructures Acquisition, we believe we are in a better position to provide Airbus with more products due to our increased production capabilities. We are a valuable partner to Airbus not only because we provide low cost and reliable delivery, but also because we enhance their standing with U.S. customers.

        Boeing.    We have over 30 years of commercial aircraft experience with Boeing Commercial, and we have maintained a formal strategic alliance with Boeing Commercial since 1994. This alliance is designed to achieve the mutual goals of reduced unit cost and cycle time, fewer defects and overall customer satisfaction. We were also named by Boeing as a "Structures Partner" on the proposed 7E7 aircraft program and are jointly developing advanced technologies for next generation aircraft. In addition, we provide Boeing with strategic work placement in countries such as the People's Republic of China, South Korea and Japan in support of their offset requirements and marketing efforts while strengthening our competitive position. Our Milledgeville, Georgia facility was one of the first manufacturing sites certified as a "gold supplier" by Boeing in 2001 and that certification has been maintained through 2004. In addition, all other Vought facilities that produce Boeing products are certified as "silver suppliers" by Boeing.

        We believe we are the largest subcontractor for the Boeing C-17 Globemaster III program based on revenues, for which we manufacture the entire empennage, nacelle components and various control surfaces under a multi-year, fixed price contract. We have been a partner with Boeing on the Boeing C-17 Globemaster III since inception of the program in 1983.

        Gulfstream.    We believe we are the largest aerostructures provider to Gulfstream based on revenues. We have had a relationship with Gulfstream for over 30 years. We have built wings for the Gulfstream II, Gulfstream III, Gulfstream IV and Gulfstream V. Our contract for the Gulfstream V is for the life of the program and includes a revenue sharing arrangement. We believe we have an opportunity to combine our products and win additional work from Gulfstream as we are able to provide more complete and fully integrated assemblies.

        The remainder of our revenue is produced from sales to varied customers, including the following:

  •
  Bell Helicopter:    We have a ten year working relationship with Bell Helicopter. We supply aerostructures for the Bell/Boeing V-22 Osprey and our work share on the program increased as a result of the Aerostructures Acquisition.

  •
  Lockheed Martin:    We have been a consistent supplier to Lockheed Martin for more than 50 years. We are currently working with Lockheed Martin to certify new lighter weight, more heat resistant materials for the F-35 Joint Strike Fighter.

  •
  Northrop Grumman:    Our relationship with Northrop Grumman spans more than 20 years and includes a six-year period during which we were the Commercial Aircraft Division of Northrop Grumman.

  •
  U.S. Military:    As a subcontractor for Boeing and other manufacturers of military aircraft, our products are utilized by all branches of the U.S. military. We also have a direct contract with the U.S. Government for the C-5 program.

Manufacturing

        Our expertise is in designing and manufacturing large, complex aerostructures. We maintain state of the art manufacturing facilities in Dallas, Texas, Grand Prairie, Texas, Nashville, Tennessee; Hawthorne, California; Stuart, Florida; Brea, California; Everett, Washington; and Milledgeville, Georgia and we operate one of the few structural test laboratories in the world capable of full scale carrier landing simulation. Each manufacturing location has responsibility for developing and executing specific plans to meet our commitments to our customers and to meet our profitability objectives and supporting strategies. Key capabilities and specialized equipment critical to meeting these objectives include the following:

  •
  Full sheet and extrusion forming and precision trim and drill capabilities

  •
  Specialized forming including hot and cold metal forming and age cure forming of wing skins greater than 50 feet long

  •
  Full machining capabilities, including machining for monolithic structures and long-bed machining on beds up to 150 feet long

  •
  Specialized engineering and design capabilities

  •
  Robotic and environmentally controlled paint facilities

  •
  In-house tool fabrication facilities enabling reconfigurable tooling

  •
  Large profilers and stretch and break presses utilized for forming large metal skin details

  •
  Five-axis multi-spindle long bed computer-numerically-controlled equipment

  •
  Automated fastening, riveting and high-speed machining

  •
  Metal and composite bonding using autoclaves up to 15x90 feet in size

  •
  Automated design and precision manufacturing assembly through a proprietary system adaptable to all similar digitally designed products

  •
  Chemical processing tanks

  •
  Five-axis core cutters, spar mills, skin mills, cavity mills and gantry profilers

  •
  Electronic measurement devices, including laser trackers, theodolite and portable coordinate measuring machines

  •
  Graphite composite tape laying and fiber placement machines in environmentally controlled facilities

        We will continue to make appropriate capital expenditures to maintain our facilities. The Aerostructures Acquisition will allow us to take advantage of manufacturing synergies, decrease overhead, improve working capital management and otherwise increase labor efficiencies. In addition, we will continue to use our extensive research and development capabilities to support our manufacturing requirements. See "—Research and Development and Specialized Engineering Services."

Raw Materials, Purchased Parts and Suppliers

        The principal raw materials used in our manufacturing operations are aluminum and graphite epoxy. We also use purchased products including metal derivative products, such as stringers, sheet metal webs, panels and formed parts, as well as graphite composite tape, fabric, non-metallic and metallic honeycomb core, titanium fasteners, lock bolts and other machined parts. In addition, we also purchase assemblies and subassemblies from our network of global suppliers. Currently we have over 350 active production suppliers with sourcing from the United States, Canada, South Korea, Japan, China and Europe.

        Some raw materials and operating supplies used by us are subject to price fluctuations caused by market dynamics. Our strategic sourcing initiatives are intended to minimize the impact of commodity price risk. We have long-term supply agreements with a number of our major suppliers. We generally do not employ forward contracts or other financial instruments to hedge commodity price risk. We have not experienced any significant delays in obtaining timely deliveries of essential raw materials.

        Our largest raw materials supplier based on current long-term agreements and our largest single supplier is Alcoa. Alcoa has been a supplier to us for over 20 years and is one of the primary suppliers to the majority of the world's leading aircraft manufacturers. Our largest assembly/subassembly suppliers are Chengdu (China), Japan Aircraft Manufacturing (Japan), KAI (South Korea), KAL (South Korea), and ShinMaywa (Japan). Our largest machined parts suppliers are ASCO (Belgium), Bill Jay Machine (U.S.), Ralee (U.S.), BAE Systems (U.S.), A&M Engineering (U.S.) and Thayer (U.S.). Our largest sheet metal parts suppliers are Castle, Hydroform USA, Crestview Leonards Metals, Metalcraft and Neuvant, all U.S. suppliers. Our largest composite suppliers are Cytec Engineered Materials and Hexcel Corp. Our largest suppliers of aerospace hardware are Honeywell and Wesco Aircraft.

Research and Development and Specialized Engineering Services

        Our scientists, engineers and other personnel have capabilities and expertise in structural design, stress analysis, fatigue and damage tolerance, testing, systems engineering, factory support, product support, tool design, inspection and systems installation design. At December 31, 2003, we employed approximately 350 engineers. The costs incurred relating to independent research and development for the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, and for the three months ended March 28, 2004, were $5.5 million and $1.4 million, respectively.

        Our research and development efforts and specialized engineering services are organized as follows:

  •
  The Manufacturing Technology Group, or ManTech, provides an engineering and laboratory environment for developing tooling, prototyping, automating and improving both current and emerging products and manufacturing processes. ManTech focuses on advancing manufacturing technologies and assembly techniques to produce high quality aerostructures and cost effective processing solutions. Equipped with a modern laboratory, ManTech is able to rapidly apply new engineering concepts in a controlled environment. ManTech engineers and technicians create subscale, full size or prototype hardware to find solutions to manufacturing challenges.

  •
  Our Quality Assurance Laboratories provide support for many areas of production. The laboratories are staffed by chemists, metallurgists, x-ray technicians and materials test technicians. The group supports production by validating incoming material to specifications, measuring processing parameters in the chemical process tanks, inspecting parts for defects by x-ray, materials classification and functional testing of tubes, bearing, wiring, electrical and other incoming materials.

  •
  Our Materials & Processes Laboratory provides many services to allow for increased production efficiency. Some of these include evaluation of forging and casting processes, checks for discrepancies in material conditions, cause and proper remedial action for eliminating discrepancies, evaluation of new materials for potential application, as well as design data generation. Process evaluation is performed by the lab prior to design implementation.

  •
  The Non Destructive Inspection, Engineering, Test and Inspection Laboratory, or NDT, consists of several engineers functioning in various support capabilities that include NDT Process Control for support of Production Non Destructive Inspection of aerostructures. NDT equipment accessible for performance of the above-mentioned services includes several production based Argus and computer-controlled data acquisition ultrasonic systems, portable flaw detectors and bond testers, portable eddy current instruments, radiographic inspection cells and penetrant and magnetic particle testing facilities.

  •
  The Applied Digital Technologies laboratory consists of several engineers functioning in various support capabilities within fabrication and assembly at the Dallas, Milledgeville, Stuart and Hawthorne sites. New technology applications within digital data evolution and associated product definition are being implemented by this group to produce innovative solutions for product verification.

  •
  The Materials Technology Group includes engineers and scientists who apply their technical expertise in the areas of chemistry, composites, polymers, metals, paints and specialized aerospace coatings. The Materials Technology Group's services include: process consulting, failure analysis, analytical technique development and new material evaluations, among others.

  •
  Our Test Operations Group provides testing services ranging from coupon level to full scale aircraft tests. The staff has a total of over 550 years of testing experience. Test Operations staff maintain an understanding of Air Force, Navy, FAA (U.S.) and Joint Aviation Authorities (European Union) full scale static and fatigue test requirements.

  •
  Our Metrology Laboratory provides the expertise and equipment to perform a wide range of calibration services including micrometers, gauge blocks, surface tables, thread and plug gauges, N/C milling machines, jig transits, theodolites, laser measurement, ovens, autoclaves, ultrasonic equipment, microwave equipment and oscilloscopes. Our technicians average more than 20 years of experience in calibrating and repairing measurement test equipment.

Intellectual Property

        We have a large number of patents related to our products. While in the aggregate our patents are of material importance to our business, we believe no single patent or group of patents is of material importance to our business as a whole. We also rely on trade secrets, confidentiality agreements, unpatented know-how and creative product development and continuing technological advancement to maintain our competitive position.

Competition

        In the production and sale of aerospace structural assemblies, we compete with numerous U.S. and international companies on a worldwide basis. Our primary competition comes from internal work completed by the operating units of original equipment manufacturers including Airbus, Boeing, Gulfstream, Lockheed Martin, Northrop Grumman and Raytheon, which original equipment manufacturers may choose not to outsource production due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when original equipment manufacturers decide whether to produce a part in-house or to outsource. The prime manufacturers typically choose to outsource for the following reasons: (i) lower cost; (ii) the prime manufacturers' capacity limitations; (iii) our engineering and design capabilities; (iv) reduced investment; and (v) risk sharing.

        We also face competition from independent aerostructures suppliers in the U.S. and overseas. Our ability to compete for large structural assembly contracts depends upon: (i) our underlying cost structure; (ii) the readiness and availability of our facilities, equipment and personnel to undertake the programs; (iii) our engineering and design capabilities; and (iv) our ability to manufacture both metal and composite structures.

Employees

        As of March 28, 2004, we employed approximately 6,000 people, of whom approximately 2,600 are represented by four separate unions. Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America in Dallas, Texas represents approximately 1,750 employees or approximately 29% of the total workforce. This union contract is in effect through September 26, 2004. The International Association of Machinists and Aerospace Workers represents approximately 76% of the employees located in Nashville, Tennessee, or approximately 760 employees. This union contract is in effect through September 27, 2008. Local 20 of the International Brotherhood of Electrical Workers represents approximately 60 employees. This union contract is in effect through March 20, 2005. Local 263 of the Security, Police and Fire Professionals of America, (formerly United Plant Guard Workers of America), represents approximately 30 employees. This union contract is in effect through October 2, 2005.

        From time to time, unions have sought and may seek to organize at some of our facilities. We cannot predict the impact of any unionization of our workforce. We have not suffered an interruption of business as a result of a labor dispute since 1989, at the Nashville facility. We believe we have constructive working relationships with our unions and have been successful in negotiating collective bargaining agreements.

Backlog

        We calculate backlog using a method that results in a number that is substantially less than the estimated aggregate dollar value of our contracts. Using our measure of backlog, we estimate that at March 28, 2004, our funded backlog was approximately $2.1 billion. Our backlog may fluctuate at any given time depending on whether we have received significant new firm orders, funded orders or authorizations to proceed immediately before the date of measurement. For example, our military funded orders or authorizations to proceed generally are awarded when the Department of Defense budget for the relevant year has been approved, resulting in a significant increase in backlog at that time.

        You should consider the following factors in evaluating our backlog. For our commercial and business jet aircraft programs, changes in the economic environment and the financial condition of airlines may cause our aerospace manufacturing customers to reschedule or delay firm orders, which would adversely affect our backlog. For our military aircraft programs, the Department of Defense and other government have the right to terminate both our contracts and/or our customers' contracts either for default or, if the government deems it to be in its best interest, for convenience.

Facilities

        Our corporate offices and principal corporate support activities are located in Dallas, Texas. We own and lease manufacturing facilities located throughout the U.S. We currently have manufacturing facilities in Texas, California, Tennessee, Georgia, Washington and Florida. General information about our principal manufacturing facilities is presented in the chart below.

Site	Square Footage	Ownership	Functions
Dallas, TX
Jefferson Street	28,878	Owned	High speed wind tunnel.
Jefferson Street	4,927,292	Leased
			Vought Headquarters; design capabilities; test labs; fabrication of parts and structures; assembly and production of the Gulfstream V wing and C-17 Globemaster III horizontal and vertical tail sections.
Marshall Street	804,456	Leased	Empennage assemblies, skin polishing, automated fastening and material handling for large wing assemblies.
Hawthorne, CA(1)	2,601,086	Owned	Production of the Boeing 747 fuselage panels and main deck cargo doors; reconfigurable tooling, precision assembly and automated fastening.
Torrance, CA	84,654	Leased	Fuselage panel processing facility.
Nashville, TN(1)	2,170,497	Owned	Design capabilities; Airbus manufacturing and assembly facilities.
Stuart, FL(1)	550,090	Leased	Manufacturing of composite and metal aircraft assemblies and manufacturing of commercial aircraft doors.
Brea, CA	90,000	Leased	Manufacturing of wing skins, fuselage panels, bulkheads, floor beams, spars, stringers, landing gear and subassemblies.
Everett, WA	153,000	Leased	Machining of aluminum, stainless steel, titanium and magnesium.
Milledgeville, GA	566,168	Owned	Composite fabrication and component assembly.
(1)
The consolidation plan includes closing the Nashville and Stuart sites and reducing the size of the Hawthorne site over the next 18 to 36 months.

Legal Proceedings

        In the normal course of business, we are party to various lawsuits, legal proceedings and claims arising out of our business. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any currently existing proceeding, even if determined adversely, would not have a material adverse effect on our business, financial condition or results of operations.

Environmental Matters

        Our manufacturing operations are subject to various federal, state and local environmental laws and regulations, including those related to pollution, air emissions and the protection of human health and the environment. We routinely assess compliance and continuously monitor our obligations with respect to these requirements. Based upon these assessments and other available information, we believe that our manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations and we do not expect environmental costs to have a material adverse effect on us. The operation of manufacturing plants entails risk in these areas and there can be no assurance that we will not incur material costs or liabilities in the future that could adversely affect us. For example, such costs or liabilities could arise due to changes in the existing law or its interpretations, or newly discovered contamination.

        Under federal and state environmental laws, owners and operators of contaminated properties can be held responsible for up to 100% of the costs to remediate such contamination, regardless of whether they caused such contamination. Our facilities have been previously owned and operated by other entities and remediation is currently taking place at several facilities in connection with contamination that occurred prior to our ownership. In particular, we acquired several of our facilities from Northrop Grumman in July of 2000, including the Hawthorne and Torrance, California facilities, the Stuart, Florida facility, the Milledgeville and Perry, Georgia facilities and two Dallas, Texas facilities. Of those facilities, remediation projects are underway in Hawthorne, Stuart, Milledgeville and Dallas. Under our asset purchase agreement with Northrop Grumman, we obtained from Northrop Grumman an indemnity relating to contamination at all sites occurring prior to our ownership (so-called "pre-closing liabilities"). The indemnity effectively caps our exposure to such cleanup liabilities at $12 million, with Northrop Grumman assuming responsibility for all such costs in excess of $12 million. In accordance with the terms of the environmental indemnity, Northrop Grumman is managing all environmental remedial projects at the various sites, except with respect to most of the remediation activities now underway at the Dallas Facility. The Dallas facility is a Naval Weapons Industrial Reserve Plant, which the Navy leases to us. The Navy manages and finances most of the remediation activities at this site (although Northrop Grumman does manage other remediation activities at the site). Should the Navy cease to finance and perform remediation activities at the Dallas site, we would look to Northrop Grumman to manage those activities in accordance with its indemnity obligations. Although we have no reason to believe that Northrop Grumman will not satisfy its indemnity obligations, if Northrop Grumman failed to do so, we could be exposed to environmental cleanup liabilities that could be material. As of March 28, 2004, our balance sheet included an accrued liability of $8.2 million for accrued environmental liabilities.

        The Nashville, Tennessee facility was acquired from Textron Inc. in 1996. In connection with that acquisition, Textron agreed to indemnify up to $60 million against any pre-closing environmental liabilities with regard to claims made within ten years of the date on which the facility was acquired, including with respect to a solid waste landfill located onsite that was closed pursuant to a plan approved by the Tennessee Division of Solid Waste Management. While there are no pending environmental claims relating to the Nashville facility, there is no assurance that environmental claims will not arise after the expiration of the Textron indemnity in 2006, or that Textron will satisfy its indemnity obligations with respect to any environmental claims that are made before the indemnity expires.

Regulatory Conditions

        The commercial and business jet aerospace industries are highly regulated in the U.S. by the FAA. As producers of major aerostructures for commercial and business jet aircraft, our production activities are currently performed under the auspices of the applicable FAA production certificates held by the prime manufacturers. We are approved by the FAA to build aerostructures under the prime manufacturers' programs. In addition, we are certified by the FAA in Stuart, Florida and Milledgeville, Georgia to repair and overhaul damaged parts for delivery and re-installation on commercial and business jet aircraft. In addition, we are certified by Boeing, General Dynamics, Lockheed Martin, Northrop Grumman, Pratt & Whitney and Raytheon. FAA and prime manufacturer certification is a significant barrier to entry for potential new competitors.

        The military aerospace industry is highly regulated by the U.S. Department of Defense. The Defense Contract Management Agency has certified us to provide products to the U.S. military. We are subject to review by the Defense Contract Management Agency whether we contract directly with the U.S. Government or if we provide aerostructures to a prime contractor that contracts directly with the U.S. Government. Our and our customers' U.S. Government contracts are subject to unique procurement and administrative rules based on both laws and regulations. U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or default by the contractor. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a yearly basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future years.

        In addition, use of foreign suppliers and sale to foreign customers, such as Airbus, and foreign governments may subject us to the requirements of the U.S. Export Administration Regulations and the International Trafficking in Arms Regulations.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and positions of our directors and executive officers. No family relationship exists between any of our directors or executive officers.

Name	Age	Position
Tom Risley	53	President & CEO, Director
Cletus Glasener	45	Vice President, Controller & Treasurer
Randy Smith	50	Vice President, Business Management
Judith Northup	53	Vice President & Chief Administrative Officer
W. Bruce White, Jr.	55	Vice President, General Counsel & Secretary
William McKenna	45	Sr. Vice President, Operations
Vernon Broomall	59	Vice President & Chief Technology Officer
Erich Smith	55	Sr. Vice President, Program Management and Business Development
Leslie Armitage	35	Director
Ken Cannestra	73	Director
Thomas Corcoran	59	Director
Allan Holt	52	Director
Ian Massey	53	Director
William McMillan	69	Director
Adam Palmer	31	Director
David Squier	58	Director
Sam White	61	Director
Gordon Williams	71	Director

        Tom Risley has been a Director since 2002 and our President and Chief Executive Officer since January 2002. Most recently, Mr. Risley was Vought's Corporate Executive Vice President and Chief Operating Officer. He has had overall responsibility for day-to-day operations of Vought since it was acquired by CPIII and its affiliates in July 2000. He was named Chief Operating Officer and Corporate Senior Vice President when the company was formed from the commercial aerostructures segment of Northrop Grumman Corporation. While part of Northrop Grumman, Mr. Risley was Vice President and Integrated Product Team Leader of Boeing Commercial Programs. Assigned that role in September 1999, he was responsible for all aspects of Boeing's commercial programs, including new business development. Before that assignment, he was Vice President of Empennage and Control Surfaces Programs for Northrop Grumman's Commercial Aircraft Division.

        Cletus Glasener has been our Vice President, Controller and Treasurer since July 2000. Mr. Glasener is responsible for all controllership, treasury operations, pension and employee savings plan trust management. While part of Northrop Grumman, he was the Director of Financial Reporting, Planning and Analysis for Northrop Grumman's Integrated Systems and Aerostructures Sector. Mr. Glasener has been with Vought and its predecessor companies since 1985. Mr. Glasener is a Certified Public Accountant, Certified Management Accountant and Certified in Financial Management. He is currently on the Board of Directors of the United Way of Tarrant County.

        Randy Smith has been our Vice President, Business Management since October 2002. His responsibilities include leadership of program and functional business management. In addition, he provides recommendations on financial and non-financial strategic objectives and alternatives; planning; and proposal administration. Previously, Mr. Smith served as Director, Integration and Strategy Development.

        Judith Northup was named Vice President and Chief Administrative Officer in April 2004. Ms. Northup is responsible for materials, human resources, security, EEO/affirmative action, communications, community relations, health, safety, environmental affairs and customer, government and industry relations. She also oversees information services. Previously she was Vice President, Human Resources, Administration and Information Services as well as Vice President, Material. In 1999, Ms. Northup was Sector Vice President—Materiel for Northrop Grumman's Integrated Systems and Aerostructures Sector. In 1997, she was appointed Vice President—Materiel for Northrop Grumman's Commercial Aircraft Division.

        W. Bruce White, Jr. has been our Vice President and General Counsel since July 2000 and has been with us since 1981. Effective April 2004, Mr. White has the added responsibility for corporate governance, including our internal audit function. He is a member of the bar in Maryland, Texas, Virginia and the District of Columbia, and is a member of the American Bar Association. Mr. White was a communications officer aboard the USS Borie and as a two-year Navy veteran, he achieved the rank of lieutenant, junior grade.

        William McKenna was named Senior Vice President, Operations in April 2004. Mr. McKenna is responsible for assembly, bonding, fabrication operations, manufacturing controls, tool fabrication, and our site restructure and consolidation plans. Previously Mr. McKenna was Vice President, Site Operations. Mr. McKenna has held significant manufacturing vice president level positions since 1997.

        Vernon Broomall was named Vice President and Chief Technology Officer in April 2004. Mr. Broomall is responsible for all aspects of quality and engineering, including manufacturing engineering, as well as technology research and development. Additionally, he is responsible for our information technology and technology business development. Previously Mr. Broomall was Vice President for Quality, Engineering and Technology. Mr. Broomall also served as Vice President and Integrated Product Team Leader for The Commercial Programs unit of Northrop Grumman's Aerostructures business segment, where he was responsible for nacelle products and the Gulfstreatm V Wing Program. Mr. Broomall served as an Air Force officer for seven years and separated with the rank of captain.

        Erich Smith was named Senior Vice President, Program Management and Business Development in April 2004. Mr. Smith is responsible for the quality, cost, schedule and production of all of Vought's programs as well as the capture of new business. Mr. Smith had been the Vice President, Military and other commercial programs since July 2000. Previously, as part of Northrop Grumman's Aerostructures business segment, he was Vice President and Integrated Product Team Leader for Military Programs. Before that, he was Program Director of the C-17 and Support Programs for Northrop Grumman's Commercial Aircraft Division.

        Leslie Armitage has been a Director since 2000. Ms. Armitage has been a Partner and Managing Director of Carlyle, focused on U.S. buyout opportunities since 1999. Since joining Carlyle in 1990, she has completed transactions in the aerospace and defense, automotive, information systems and environmental technology and services industries. Ms. Armitage currently serves on the Board of Directors of United Components, Inc., Honsel International Technologies, Amcan Consolidated Technologies and Alion Science and Technology Corporation.

        Kenneth Cannestra has been a Director since 2000. Mr. Cannestra has been a private consultant to the aeronautic, aerospace and electronic industries since 1996. From 1995 to the end of 1996 he was also a senior advisor with Lockheed Martin, following his retirement as Group President—Aeronautical Systems (ASG), Lockheed Corporation. Mr. Cannestra is a retired captain in the U.S. Naval Reserve. He currently is on the Board of Directors of Georgia Aerospace, Inc. and Zero Haliburton, Inc.

        Thomas Corcoran has been a Director since 2002. Mr. Corcoran has been President and CEO of Gemini Air Cargo, Inc., which is owned by Carlyle, since 2001. He is also President of Corcoran Enterprises, LLC, a management-consulting firm. Previously, he was President and CEO of Allegheny

Teledyne and prior to that he was President and COO of Lockheed Martin's Electronics Sector from 1995 to 1999. He is a member of the Board of Trustees of Stevens Institute of Technology and has also been a trustee at Worcester Polytechnic Institute. Mr. Corcoran also is a member of the Boards of Directors of L-3 Communications Holdings, Inc. and REMEC, Inc. He was selected in 1998, 1999 and 2000 for Irish America Magazine's "Business 100".

        Allan Holt has been a Director since 2000. Mr. Holt has been a Partner and Managing Director of Carlyle, focused on U.S. buyout opportunities in aerospace, defense, government services and information technologies sectors since 1991. He serves as head of the aerospace and defense team and the technology and business services team. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., an investment and advisory group that acquired equity positions in small and medium-sized companies and provided active management support to its acquired companies. Mr. Holt is the Chairman of the Board of Directors of Piedmont Hawthorne Holdings, Inc. and The Relizon Company. He also serves on the Boards of Directors of Aviall, Inc., United Defense Industries, Inc. and Avio SpA.

        Ian Massey has been a Director since 2001. Mr. Massey has been a qualified management accountant since 1979. In September 2001, Mr. Massey joined Republic Financial Corporation as President of the Aircraft and Portfolio Group. From January 1980 to December 1990, Mr. Massey served in a variety of financial positions with British Aerospace in the UK. From January 1991 to February 2001, Mr. Massey was Financial Controller of Airbus Industries having been appointed by its Supervisory Board in January 1991.

        William McMillan has been a Director since 2000. Mr. McMillan has been retired since December 2002. Formerly, he was Executive Vice President and Chief Financial Officer of Vought, a position he held since July of 2000. From 1994 to 1997, he served as Vice President—Business Management for Northrop Grumman's Commercial Aircraft Group. Mr. McMillan also served on the Board of MLRS International Corporation from 1984 to 1991.

        Adam Palmer has been a Director since 2000. Mr. Palmer has been a Managing Director of Carlyle, focused on U.S. buyout opportunities in the aerospace, defense and information technology sectors since 2004. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for defense electronics and information services companies. Mr. Palmer also serves on the Boards of Directors of Grand Vehicle Works, LLC and US Investigations Services, Inc.

        David Squier has been a Director since 2000. Mr. Squier has been a consultant and advisor to Carlyle since 2000. He retired from Howmet Corporation in October 2000 where he served as President and Chief Executive Officer since 1992. As Chief Executive Officer, he was responsible for the operations of an organization with more than $1.5 billion in annual sales and some 29 manufacturing facilities in five nations. He is the Chairman of the Board of Directors of United Components, Inc. and Firth Rixson plc, and a Director of Honsel International Technologies and Avio SpA. Mr. Squier had been a member of the Board of Directors of Howmet Corporation since 1987, until his retirement.

        Sam White has been a Director since 2000. Mr. White has been retired since 2000. Formerly, he served as Director of Procurement and International Business Operations for the Boeing Company from 1990 to 2000. In his former position, he oversaw the procurement of major structure end items and assemblies from suppliers throughout the world. He also played an integral role in the development of Boeing Commercial's global procurement strategy. From 1990 to 2000, Mr. White led the strategic process at Boeing for procurement of all major structures on a global basis.

        Gordon Williams has been a Director since 2000 and our Chairman of the Board since January 2002. He previously served as Vought's President and Chief Executive Officer from July 2000 until January 2002 when he retired and was elected Chairman of the Board. He was formerly a

Corporate Vice President and General Manager of Northrop Grumman Corporation's Commercial Aircraft Division. Mr. Williams serves on the Board of Directors for Piedmont Hawthorne Holdings, Inc. and Coherent Technologies, Inc.

Committees of the Board of Directors

        We have 11 directors. Each director is elected to serve until a successor is elected.

        Audit committee.    The audit committee reviews our various accounting, financial reporting and internal control functions and is directly responsible for the appointment, termination, compensation, and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The audit committee participates in the review of certain plans and results of any selected independent public accountants, approves the scope of professional services provided by such independent public accountants and reviews the independence of the independent public accountants. The audit committee also reviews the adequacy of our internal accounting controls. The Board of Directors has designated Ian Massey as the audit committee financial expert. The Board has also determined that Ian Massey is an independent director. Other directors on this committee are: Leslie Armitage, Adam Palmer, David Squier, and Sam White.

        Compensation committee.    The compensation committee is responsible for approving the compensation strategies for Vought and for determining the compensation of the executive officers. The compensation committee also administers any equity based compensation plans maintained by Vought.

        Compensation committee interlocks and insider participation.    Tom Risley is the only current employee who is a member of the compensation committee. He does not vote on his own compensation.

        Executive committee.    The executive committee, while the Board of Directors is not in session, is responsible for appointing officers and agents of Vought and determining questions of general policy regarding the business of Vought, among other things. Directors on this committee are: Gordon Williams, Allan Holt, Leslie Armitage, William McMillan, and Tom Risley.

        Investment committee.    The investment committee is responsible for supervising management of investments held by the benefit plans of Vought. The directors on this committee are: William McMillan, Leslie Armitage, Thomas Corcoran, and Sam White.

        Compensation of Directors.    The outside directors, Ken Cannestra, Ian Massey, William McMillan, Tom Corcoran, Sam White, Gordon Williams and David Squier, each receive cash compensation of $20,000 per year. With the exception of Messrs. McMillan and Williams, the outside directors also received 5,000 options for common stock shares and the opportunity to purchase an additional 5,000 shares for their service as members of the Board of Directors. We use the term outside directors to refer to directors who are not currently officers of Vought or Carlyle. All of the Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings and other work associated with their service on the Board of Directors. We do not maintain medical, dental or retirement benefits plans for these directors. The remaining directors, Allan Holt, Adam Palmer, Leslie Armitage and Tom Risley, are employed by Carlyle or us, and are not separately compensated for their service as directors but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings and other work associated with their service on the Board of Directors.

Executive Compensation

SUMMARY COMPENSATION TABLE

        The following table sets forth information with respect to compensation for services in all capacities beginning on January 1, 2001 paid to our President and Chief Executive Officer and our four other most highly compensated executive officers serving as executive officers of Vought.

		Annual Compensation			Long-Term Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)	Securities UnderLying Options/SARs (#)	All Other Compensation ($)(2)
Tom Risley President, Chief Executive Officer and Director	2003 2002 2001	$407,729 403,881 337,632	$1,000,091 700,024 193,661	N/A N/A N/A	N/A N/A N/A	- 21,000 80,000	$778,859 12,936 28,393
Judith Northup Vice President and Chief Administrative Officer	2003 2002 2001	210,080 210,080 210,080	252,096 252,096 147,056	N/A N/A N/A	N/A N/A N/A	- 13,000 45,000	213,813 13,742 10,592
Vernon Broomall Vice President and Chief Technology Officer	2003 2002 2001	200,044 190,034 180,024	240,052 216,029 111,976	N/A N/A N/A	N/A N/A N/A	- 1,000 60,000	209,733 16,182 27,476
William McKenna Sr. Vice President, Operations	2003 2002 2001	200,044 197,734 180,024	240,052 216,029 111,583	N/A N/A N/A	N/A N/A N/A	- 1,000 60,000	208,702 13,788 130,535
Erich Smith Sr. Vice President, Program Management and Business Development	2003 2002 2001	180,024 180,024 183,867	216,028 216,029 112,238	N/A N/A N/A	N/A N/A N/A	- 1,000 60,000	190,643 31,139 29,162

(1)
Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.

(2)
For the years presented, "All Other Compensation" consists of matching contributions made under the 401(k) plan, and the life insurance premium we paid on behalf of our named executive officers, payouts for employment retention contracts, allowable relocation expenses and home sale, meals and lodging, dependent travel, reimbursable car expense and tax return preparation fees.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

        There were no option grants in 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

        None of the Named Executive Officers has exercised any option to purchase shares of Company common stock.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

        Vought does not have a long-term incentive plan.

PENSION PLAN TABLE

        The following table illustrates the estimated annual benefits payable upon retirement (including amounts attributable to any defined benefit supplementary or excess pension award plans) in specified compensation and years of service classifications.

        For purposes of illustration, the following table shows the amount of annual retirement benefits that would be accrued at age 65 under the Vought Aircraft Industries, Inc. Retirement Plan (the "Pension Plan"), as supplemented by the Vought Aircraft Industries, Inc. ERISA 1 Excess Plan and the Vought Aircraft Industries, Inc. ERISA 2 Excess Plan (collectively, the "Supplemental Retirement Plans").

	Years of Benefit Service
Average Annual Compensation (highest 3 years out of last 10)
	5	10	15	20	25	30	35
$ 200,000	$16,700	$33,300	$50,000	$66,700	$83,300	$100,000	$100,000
250,000	20,800	41,700	62,500	83,300	104,200	125,000	125,000
300,000	25,000	50,000	75,000	100,000	125,000	150,000	150,000
400,000	33,300	66,700	100,000	133,300	166,700	200,000	200,000
500,000	41,700	83,300	125,000	166,700	208,300	250,000	250,000
600,000	50,000	100,000	150,000	200,000	250,000	300,000	300,000
750,000	62,500	125,000	187,500	250,000	312,500	375,000	375,000
1,000,000	83,300	166,700	250,000	333,300	416,700	500,000	500,000
1,500,000	125,000	250,000	375,000	500,000	625,000	750,000	750,000
2,000,000	166,700	333,300	500,000	666,700	833,400	1,000,000	1,000,000
5,000,000	416,700	833,400	1,250,000	1,666,700	2,083,400	2,500,000	2,500,000

        Compensation covered by the plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Retirement benefits are limited to 50% of Annual Average Compensation, unless a greater benefit was accrued as of January 1, 1995. The retirement benefits shown in the table above are representative of benefits to be accrued under the current plan formula. For participants who earned benefit service under a prior plan formula, the retirement benefits will be different. The years of combined Benefit Service credited (under both the current and prior formulas) to each of the individuals named in the Summary Compensation Table as of December 31, 2003 are as follows: Mr. Risley, 35.5 years; Ms. Northup, 24.4 years; Mr. Broomall, 13.5 years; Mr. McKenna, 19.5 years; and Mr. Smith, 32.5 years. The benefits shown in the table above are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the table above. The listed benefits are not subject to any reduction for Social Security benefits or other offset amounts. Benefits accrued under certain prior plan formulas are subject to offsets, including offsets for social security benefits.

Employment Contracts and Change-in-Control Arrangements

        In 2001, Vought established three retention plans for different levels of its executive officers and key management employees. Fewer than 60 employees are covered by these plans. In principle, all three plans provide for separation payments to a covered employee if both of the following events occur:

  (1)
  there is a change in control (as defined); and

  (2)
  in the two years following the change in control, the individual ceases to be an employee because either: Vought terminates the individual for a reason other than cause, death or disability, or the individual resigns after being subject to either (i) a reduction in salary or bonus or (ii) a material downgrade in duties or responsibilities.

        If all of the conditions are met, the plans provide that the employee will receive a one-time separation payment of 1x, 2x or 3x salary and bonus (depending on position), plus the pro-rata bonus of the then current year accrued to the date of termination. Some employees also may be entitled to receive the actuarial present value equivalent of certain additional service as if such service had accrued under Vought's pension plans.

        The Aerostructures Acquisition triggered the first condition under the plans. However, the second condition will not be triggered with respect to any covered employee unless and until Vought either terminates the employee for the reason stated above or implements changes in compensation or responsibilities that adversely affect a covered employee and, thereafter, the employee resigns. In connection with the Aerostructures Acquisition, executive management is carefully evaluating operational integration and the impact of any reorganization on the compensation and scope of responsibility of employees covered by these plans. Following the consummation of the Aerostructures Acquisition, Vought entered into supplemental agreements with its executive officers and certain other key management personnel whereby those individuals agreed not to exercise their rights under those agreements, except in very limited circumstances, for a period of two years from the date of the Aerostructures Acquisition. The aggregate amount paid pursuant to the supplemental agreements totaled approximately $2.5 million.

Stock and Option Plans

        We have adopted a stock option plan under which 1,500,000 shares of our common stock were reserved for issuance for the purpose of providing an incentive to certain key management employees and independent directors. Options issued under the stock option plan generally provide for vesting after approximately 10 years, however, vesting may be accelerated based upon the achievement of certain performance targets. In connection with the Transactions, we assumed a similar stock option plan established by Aerostructures, under which 217,266 shares of our common stock are issuable.

        In 2000, we adopted an employee stock purchase plan, which provides certain employees and independent directors the opportunity to purchase common stock at its estimated fair market value. Certain employee stock purchases are eligible for financing by us through stockholder notes. Stockholder loans, including interest at 6.09%, are due after 7 years, or upon specified events occurring. The aggregate original amount of stockholder loans was $2.3 million and such notes remain outstanding. During 2000, 95,335 shares were sold to employees for cash and 227,605 shares were sold for notes at a price of $10 per share. During 2001, 123,025 shares were sold to employees for cash and 5,000 shares were sold for notes at a price of $10 per share. During 2002, 5,000 shares were sold for cash at a price of $10 per share. All outstanding stockholder notes were used to purchase stock. All stockholder loans are to officers, directors or former officers of Vought.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions.

        The following individuals served as members of the Compensation Committee of the Board of Directors during 2003: David Squier, Allan Holt, Adam Palmer, Ken Cannestra, and Tom Risley. During 2003, Mr. Risley was an employee of the Company, serving as President and CEO. Mr. Risley does not vote on matters relating to his own compensation.

  Executive Compensation Policy

        Vought Aircraft Industries, Inc., provides an integrated executive compensation program designed to attract and retain strong business leaders; provide total compensation that is competitive within the aerospace and defense market; and to motivate the executive team by linking compensation to individual and Company performance.

        The Company's executive compensation program consists of the following integrated elements:

  •
  Base Salary

  •
  Annual Incentives

  •
  Long Term Incentives-Stock Plans

  Base Salaries

        Base salaries for executives are determined in relation to established salary ranges that target the market value for each executive position. Those salary ranges are developed through the use of compensation survey data for both the aerospace and general industry, adjusted for company size, comparing executives with comparable responsibilities at other companies.

        Base salaries are set within the salary range in recognition of the particular competencies, skills, experience and performance of the individual in question. In general, base salaries for executives are targeted below the 50th percentile of that salary range, however, individual salaries may meet or exceed that target due to business or industry trends or other individual factors. Executive base salaries and any increase to an executive's base salary are subject to approval by the Compensation Committee.

  Annual Incentives

        Annual Incentive Compensation is designed to align executive compensation with Company performance as measured by certain key criteria. These are the same criteria utilized to determine incentive compensation for the balance of the organization. Individual target levels for each executive are based upon the individual's current position responsibilities and participation in the success of the Company and the anticipated contribution in future years. For 2003, the incentive compensation pay was determined by the Company's ability to achieve its Adjusted EBITDA, Cash flow and Quality objectives in the Annual Operating Plan.

        In general, the combination of incentive compensation and base salary are designed to compensate executive officers at, or just above, market for achieving annual operating plan performance levels.

  Annual Incentives Compensation For Executive Officers in 2003

        Annual incentive compensation paid in 2003 was at 200% of the target level, reflecting the degree to which the Company met or exceeded its Adjusted EBITDA, Cash flow and Quality objectives.

  Long-Term Incentives-Stock Plans

        Long-term incentives, in the form of stock options, are designed to link executive management decision-making with the Company's Long Term Strategic Plan and long-term Company performance, thereby aligning executives' interests with those of our stockholders. Stock Options are granted at fair market value at the time of the grant, and therefore the executives receive compensation from the grant only if the underlying stock increases in value.

        Stock Option grants are not awarded to executives on an annual basis. Stock Options grants, that vest over time, were awarded to executives in 2001, with the size of the award determined by the scope of the individual executive's responsibilities, and the individual's potential for contributing to the success of the Company. Following that initial grant of awards, additional grants have been awarded from time to time to reflect increases in position responsibilities or for other unique events.

  Stock Option Awards to Executive Officers in 2003

        In 2003, there were no stock options awarded.

  Compensation of the CEO in 2003

        The market rate for Mr. Risley's position was established through the use of compensation survey data for both the aerospace and general industry, adjusted for company size. Mr. Risley's base salary was set at a level below the market rate for comparable industry executives, with a greater portion of his annual compensation coming in the form of annual incentives, thereby increasing the linkage of his annual compensation to the performance of the Company.

        As with other Company employees, annual incentive compensation paid to the President and Chief Executive Officer in 2003 was at 200% of Target, reflecting the degree to which the Company met or exceeded its objectives.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of December 1, 2003 with respect to the beneficial ownership of the capital stock of Vought Aircraft Industries, Inc. as of the date of this prospectus by:

  •
  each person known to own beneficially more than 5% of the capital stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock.

        The address of each of the directors and executive officers listed below is c/o Vought Aircraft Industries, Inc., 9314 West Jefferson Boulevard M/S 2-01, Dallas, Texas 75211.

	Beneficial Ownership of Vought Aircraft Industries, Inc.
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Capital Stock
TCG Holdings, L.L.C.(1)	24,210,220	93.4%
Leslie Armitage	—	*
Ken Cannestra	5,000	*
Thomas Corcoran	5,000	*
Allan Holt	—	*
Ian Massey	5,000	*
William McMillan	50,000	*
Adam Palmer	—	*
David Squier	5,000	*
Sam White	1,000	*
Gordon Williams	75,000	*
Tom Risley	8,925	*
Judith Northup	10,450	*
William McKenna	7,519	*
Vernon Broomall	82,580	*
Erich Smith	7,620	*
All directors and executive officers as a group (15 persons)	263,094	1.0%

*
Denotes less than 1.0% beneficial ownership.

(1)
Includes 2,113,524 shares held by Carlyle Partners II, L.P., a Delaware limited partnership, 16,158,770 shares held by Carlyle Partners III, L.P., a Delaware limited partnership, 1,780,100 shares held by Carlyle International Partners II, L.P., a Cayman Islands limited partnership, 95,738 shares held by Carlyle International Partners III, L.P., a Cayman Islands limited partnership, 494,730 shares held by CP III Coinvestment, L.P., a Delaware limited partnership, 96,334 shares held by Carlyle SBC Partners II, L.P., a Delaware limited partnership, 401,371 shares held by C/S International Partners, a Delaware limited partnership, 821,152 shares held by Florida State Board of Administration, 2,052 shares held by Carlyle Investment Group, L.P., a Delaware limited partnership, 114,709 shares held by Carlyle—Contour Partners, L.P., a Delaware limited partnership, 26,405 shares held by Carlyle—Contour International Partners, L.P., a Delaware limited partnership, 659,958 shares held by Carlyle—Aerostructures Partners, L.P., a Delaware limited partnership, 505,511 shares held by Carlyle—Aerostructures Partners II, L.P., a Delaware limited partnership, 261,992 shares held by Carlyle—Aerostructures International Partners, L.P., a Delaware limited partnership, 77,884 shares held by Carlyle—Aerostructures Management, L.P., a Delaware limited partnership and 600,000 shares held by Carlyle High Yield Partners, L.P., a Delaware limited partnership (collectively, the "Investment Partnerships"). TC Group, L.L.C. (which generally does business under the name of The Carlyle Group) is the sole member of TC Group III, L.L.C., which itself is the sole general partner of TC Group III, L.P., which is the sole general partner of Carlyle Partners III, L.P. and CP III Coinvestment, L.P., and, in such capacity, TC Group, L.L.C. exercises investment discretion and control over the shares held by these Investment Partnerships. TC Group, L.L.C. is also the sole member of TCG High Yield Holdings, L.L.C., which itself is the sole member of TCG High Yield, L.L.C., the sole general partner of Carlyle High Yield Partners, L.P. In such capacity, TC Group L.L.C. exercises investment discretion and control over the shares held by Carlyle High Yield Partners, L.P. TC Group, L.L.C. is also the sole member of TC Group II, L.L.C., which itself is the sole general partner of Carlyle Partners II, L.P. and Carlyle Partners SBC II, L.P. and the general partner of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P. and C/S International Partners, and, in such capacity, TC Group, L.L.C. exercises investment discretion and control over the shares held by these Investment Partnerships. TC Group, L.L.C. also serves as the managing member of the investment manager for the Florida State Board of Administration and as the general partner for the remaining Investment Partnerships, and, in such capacities, TC Group, L.L.C. exercises investment discretion and control over the shares held by these Investment Partnerships. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., David A. D'Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

The Transactions

        Vought completed the acquisition of TA Acquisition Holdings, Inc. (Holdings) and its wholly owned subsidiary, The Aerostructures Corporation (Aerostructures), on July 2, 2003. Aerostructures operated as a wholly-owned subsidiary of Vought from the date of the Aerostructures Acquisition until it merged with and into Vought on January 1, 2004. In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought issued 7,113,887 shares of common stock as stock consideration to Holdings' shareholders that represented 27.5% of the fully-diluted equity of the combined company. The stock consideration value of $230.0 million was based upon an estimated fair value of $32.33 per share of each share of Vought common stock. Additional consideration of $2.4 million was provided based upon the fair value of vested Aerostructures stock options that were exchanged for Vought stock options. These determinations were made by the Boards of Directors of both companies in consultation with their respective advisors.

        Carlyle Partners III, L.P. ("CPIII"), and affiliates owned approximately 93% of Vought on a fully diluted basis and Carlyle Partners II, L.P. ("CPII"), and affiliates owned approximately 96% of Aerostructures on a fully diluted basis when Vought and Aerostructures entered into the Agreement and Plan of Merger. Both CPIII and CPII are affiliates of TC Group, L.L.C. which generally does business under the name of The Carlyle Group. Subsequent to the consummation of the Transactions, private equity investment funds affiliated with The Carlyle Group own approximately 93% of our fully diluted equity and, therefore, The Carlyle Group has the power, subject to certain exceptions, to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions.

Management Consulting Agreement

        We have entered into a management consulting agreement with TC Group L.L.C. The agreement allows us to avail ourselves of TC Group L.L.C.'s expertise in areas such as financial transactions, acquisitions and other matters that relate to our business, administration and policies. TC Group L.L.C. receives an annual fee of $2.0 million for its management services and advice and is also reimbursed for its out-of-pocket expenses related to these activities. TC Group L.L.C. also serves, in return for additional fees, as our financial advisor or investment banker for mergers, acquisitions, dispositions and other strategic and financial activities. Fees are mutually agreed upon by Vought and TC Group L.L.C. for investment banking and advisory services. The fee is paid on a success basis only. Historically, these fees have been less than 1% of related transaction value. Such fees may vary in the future. TC Group L.L.C. also received a one-time transaction fee of $2.5 million upon consummation of the Aerostructures Acquisition.

Stockholders Rights Agreement

        Vought and private equity investment funds affiliated with The Carlyle Group are parties to a stockholders rights agreement. The agreement provides that three members of our board of directors will be designated by certain affiliates of The Carlyle Group. The parties agree to vote their shares in favor of such affiliates' designees for director.

Certain Related Party Transactions

        Certain former board members and officers of Aerostructures have ownership interests in the Carlyle Management Group ("CMG"). Prior to the Aerostructures Acquisition, Aerostructures contracted with CMG for services, including direct management assistance with respect to operations, strategic planning and other aspects of the Aerostructures business. Subsequent to the consummation of the Transactions, pursuant to the terms of the Agreement and Plan of Merger, Vought retired $135.2 million of Aerostructures' debt and paid $44.9 million to Aerostructures and Aerostructures in turn paid an aggregate of $44.9 million to settle $30.4 million of obligations to certain individuals affiliated with CMG and to settle $14.5 million of obligations related to agreements entered into between Aerostructures and current and former members of Aerostructures' management. Vought is holding $2 million of the payments due to CMG in escrow as of March 28, 2004 which will be settled on July 2, 2004. In addition, we have in place consulting agreements with one former officer (Margo Parker) and with one outside director (Sam White), pursuant to which those individuals provide consulting services to us on various strategic matters.

        In connection with the employee stock purchase plan, we financed certain stock purchases that were eligible for financing by us through stockholder notes for $2.3 million. Those loans, including interest at 6.09%, are due after 7 years or upon the occurrence of specified events.

DESCRIPTION OF OUR AMENDED
SENIOR SECURED CREDIT FACILITIES

        As part of the Transactions, we entered into an amendment to our senior secured credit facilities and retired Aerostructures' senior credit facility. We summarize below the principal terms of the agreements that govern our amended senior secured credit facilities. This summary is not a complete description of all of the terms of the agreements.

General

        The amended senior secured credit facilities are provided by a syndicate of banks and other financial institutions led by Goldman Sachs Credit Partners L.P., as syndication agent, and Lehman Commercial Paper Inc., as administrative agent and collateral agent. As part of the Transactions, we (i) prepaid $60.0 million of term loans, including the retirement of Term Loan A under the amended senior secured credit facilities and (ii) obtained an amendment to our senior secured credit facility, which increased availability under the revolving credit facility by $60.0 million. Under the amended senior secured credit facilities, as of December 31, 2003 we had a $74.1 million Term Loan B, a $122.3 million Term Loan C, and a $99.5 million Term Loan X, for a total of $295.9 million of term loans. In addition, we have a $150.0 million revolving credit facility, reduced by outstanding letters of credit of $49.9 million as of December 31, 2003. The revolving credit facility is available for general corporate purposes, including permitted acquisitions, working capital and the issuance of letters of credit on our account. All borrowings are subject to the satisfaction of customary conditions, including the absence of a default and compliance with representations and warranties.

Interest and Fees

        The interest rates per annum applicable to loans under our amended senior secured credit facilities are at our option, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The applicable margin for term and revolving loans under the amended senior secured credit facilities is subject to adjustment based on the leverage ratio. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime lending rate announced by Deutsche Bank A.G. and (b) the federal funds effective rate plus one-half of one percent (0.5%). In addition, we are required to pay to the lenders under the revolving credit facility a commitment fee in respect of the unused commitments thereunder at a per annum rate of 0.5% subject to adjustment based on the leverage ratio.

Prepayments

        The term loans are required to be prepaid with, subject to certain expectations, 100% of the net proceeds of certain asset sales or dispositions, 50% of the net proceeds of certain equity sales or issuances, subject to adjustment based on the leverage ratio, 100% of the net proceeds from certain insurance recovery and condemnation events and 50% of excess cash flow, subject to adjustment based on the leverage ratio.

        Voluntary prepayments of loans under our amended senior secured credit facilities and voluntary reductions in the unused commitments under the revolving credit facility are permitted in whole or in part, in minimum amounts as set forth in the credit agreement.

Amortization of Principal

        The Term Loan A was repaid in full as part of the Transactions. The Term Loan B amortizes in scheduled quarterly payments of approximately $24.1 million for the last quarter of 2006 and approximately $25.0 million for each of the first two quarters of 2007. The Term Loan C amortizes in scheduled quarterly payments of approximately $40.2 million for the last quarter of 2007 and $41.1 million for each of the first two quarters of 2008. The Term Loan X amortizes in scheduled quarterly payments of approximately $14.6 million for the fourth quarter of 2005 and approximately $21.2 million for each quarter of 2006.

Collateral and Guarantees

        The amended senior secured credit facilities are secured by a perfected first priority security interest in substantially all of our tangible and intangible assets including intellectual property, material owned real property and the capital stock of our direct and indirect subsidiaries. The amended senior secured credit facilities are also secured by a pledge of our capital stock owned by affiliates of Carlyle. The amended senior secured credit facilities are unconditionally guaranteed by each of our direct and indirect domestic subsidiaries.

Covenants and Other Matters

        The amended senior secured credit facilities contain covenants that limit our ability and the ability of our direct and indirect domestic subsidiaries to, among other things:

  •
  incur debt (with exceptions that permitted the offering of the outstanding notes);

  •
  repurchase our capital stock generally;

  •
  incur liens or other encumbrances;

  •
  merge, consolidate or sell substantially all our property or business (with exceptions that permitted the Aerostructures Acquisition);

  •
  sell assets, other than inventory;

  •
  make investments or acquisitions unless we meet financial tests and other requirements;

  •
  make capital expenditures; and

  •
  enter into a new line of business.

        The amended senior secured credit facilities also require us to comply with several financial covenants, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

        Events of default under the amended senior secured credit facilities include customary events such as a cross-default provision with respect to other material debt (which includes the notes). In addition, an event of default under the amended senior secured credit facilities would occur if we undergo a change of control. This is defined to include the case where prior to an initial public offering, certain permitted investors cease to own and control at least 51% of the economic and voting interests in our stock, or following an initial public offering, if any person or group acquires a percentage of voting stock greater than the percentage of voting stock then held by certain permitted investors, or certain permitted investors cease to have the power to elect a majority of the members of our Board of Directors or a change of control under the indenture relating to the notes occurs.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the terms (i) "Vought", "we," "us" and "our" refer only to Vought Aircraft Industries, Inc. and not to any of its subsidiaries; (ii) "outstanding notes" means the notes issued on July 2, 2003; (iii) "exchange notes" means the notes issued pursuant to the exchange offer; and (iv) "notes" means the outstanding notes and the exchange notes, in each case outstanding at any given time and issued under the indenture.

        Vought issued the outstanding notes to the initial purchasers on July 2, 2003. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. We will issue the exchange notes under an indenture among us, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be:

  •
  registered under the Securities Act;

  •
  newly issued securities that will not be listed on any securities exchange or included in any automated quotation system; and

  •
  free of any covenants regarding exchange registration rights

        The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge you to carefully read the indenture and the Trust Indenture Act of 1939 because they, and not this description, define your rights as holders of the exchange notes. A copy of the indenture may be obtained from us upon request. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of an exchange note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Guarantees

The Exchange Notes

        The notes:

  •
  are our general unsecured obligations;

  •
  are pari passu in right of payment with any of our existing and future senior unsecured Indebtedness;

  •
  are senior in right of payment to any of our future Indebtedness that expressly provides for its subordination to the notes;

  •
  are effectively subordinated to all of our existing and future secured Indebtedness; and

  •
  are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Guarantees

        The notes are guaranteed by all of our Domestic Subsidiaries. All of the our Subsidiaries are Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Guarantor;

  •
  is senior in right of payment to any future Indebtedness of the Guarantor that expressly provides for its subordination to the Guarantee of the Guarantor; and

  •
  are effectively subordinated to all existing and future secured Indebtedness of the Guarantor.

        As of March 28, 2004, Vought and the Guarantors had total secured Indebtedness of approximately $300.1 million, including $4.2 million of capital leases and total unsecured indebtedness of approximately $270.0 million. The indenture permits us and the Guarantors to incur additional secured Indebtedness. There are no restrictions on payments between the Guarantors and Vought.

        All of our subsidiaries have guaranteed the notes. In the future, however, it is possible that we will have subsidiaries that are not Domestic Subsidiaries or are Unrestricted Subsidiaries; such Domestic Subsidiaries or Unrestricted Subsidiaries will not be required by the indenture to, and may not, guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

        As of March 28, 2004, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        We issued $270,000,000 aggregate principal amount of the notes. We may issue additional notes under the indenture from time to time. Any issuance of additional notes ("Additional Notes") is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2011.

        Interest on the exchange notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. We will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

        Interest on the exchange notes will accrue from the most recent interest payment date for which interest has been paid on the outstanding notes and subsequently, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given us wire transfer instructions, we will pay all principal, interest and premium on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders, and we or any of our Restricted Subsidiaries may act as paying agent or registrar.

Subsidiary Guarantees

        The notes are guaranteed by each of our current and future Domestic Subsidiaries. All of our Subsidiaries are Domestic Subsidiaries and, therefore, all of our Subsidiaries guarantee the notes. These Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state laws permit a court to void the guarantees under certain circumstances."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Vought or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, the notes, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in a manner not in violation of the applicable provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale or other disposition is not in violation of the "Asset Sale" or any other provisions of the indenture; or

  (2)
  in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale is not in violation of the "Asset Sale" or any other provisions of the indenture; or

  (3)
  if the we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  in connection with any Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture.

Optional Redemption

        At any time prior to July 15, 2006, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.000% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by us or from the cash contribution of equity capital (other than Disqualified Stock) to us, provided that:

  (1)
  at least 65% of the aggregate principal amount of notes (including Additional Notes, if any) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

  (2)
  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        At any time prior to July 15, 2007, we may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the "Redemption Date").

        Except pursuant to the preceding paragraphs, the notes will not be redeemable at our option prior to July 15, 2007.

        On and after July 15, 2007, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2007	104.000%
2008	102.000%
2009 and thereafter	100.000%

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional. We have the right, in our sole discretion, to redeem the notes and the criteria we will use to determine whether to redeem the notes will depend on the circumstances of the Company and its financial needs at the time we choose to redeem the notes.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "—Repurchase at the Option of Holders—Asset Sales" and "—Change of Control." We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the we offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled, at our option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Vought and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vought and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions on the occurrence of certain events which would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the indenture relative to the Company's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

        We will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  we (or our Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, of ours or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases us or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are within 90 days, subject to ordinary settlement periods, converted by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clause (II) or (IV) of the next paragraph of this covenant.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, we (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

      (I)
      to repay secured Indebtedness of Vought or any of its Restricted Subsidiaries and, if such secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

      (II)
      to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

      (III)
      to make a capital expenditure; or

      (IV)
      to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) other assets that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The Credit Agreement currently prohibits us from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Vought would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Indebtedness.

Certain Covenants

Restricted Payments

        We will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Vought's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Vought or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Vought or to Vought or a Restricted Subsidiary of Vought;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Vought) any Equity Interests of Vought or any direct or indirect parent of Vought;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding any intercompany indebtedness between Vought and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (2)
  Vought would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Vought and its Restricted Subsidiaries after July 2, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Vought for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 2, 2003 to the end of Vought's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the fair market value of the aggregate net proceeds received by Vought since July 2, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Vought (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vought that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Vought); provided that such aggregate net proceeds are limited to cash, Cash

      Equivalents or other assets used or useful in a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business, plus

    (c)
    to the extent that any Restricted Investment that was made after July 2, 2003 is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d)
    the amount by which Indebtedness of Vought or any of its Restricted Subsidiaries is reduced on Vought's consolidated balance sheet upon the conversion or exchange after July 2, 2003 of any such Indebtedness incurred after July 2, 2003 into or for Capital Stock (other than Disqualified Stock); plus

    (e)
    to the extent that any Unrestricted Subsidiary of Vought is redesignated as a Restricted Subsidiary after July 2, 2003, the lesser of (i) the fair market value of Vought's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption of notes within 60 days after the date of declaration of the dividend or giving of any such redemption notice, as the case may be, if at the date of declaration or notice the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Vought) of, Equity Interests of Vought (other than Disqualified Stock) or from the substantially concurrent cash contribution of common equity capital to Vought; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Vought or any Guarantor in exchange for shares of Capital Stock (other than Disqualified Stock) of Vought or any Guarantor or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  so long as no Default or Event of Default has occurred and is continuing, the payment of any dividend by a Restricted Subsidiary of Vought to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Vought or any Restricted Subsidiary of Vought held by any current or former director, officer, employee or consultant of Vought (or any of its Restricted Subsidiaries) (a) upon the death, disability or termination of employment of such director, officer, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or (b) pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any calendar year exceed the lesser of (A) the sum of (x) $3.5 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (5) in prior calendar years following the July 2, 2003 and (B) $8.0 million;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Vought or any Restricted Subsidiary of Vought issued on or after July 2, 2003 in accordance with the Fixed Charge Coverage test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

  (8)
  so long as no Default or Event of Default has occurred and is continuing, the purchase by Vought of fractional shares arising out of stock dividends, splits or combinations or business combinations;

  (9)
  the payment of dividends on the common stock of Vought following the first public offering of such common stock after July 2, 2003 (excluding public offerings with respect to common stock of Vought registered on Form S-8) of up to 6% per annum of the net proceeds received by us in such public offering; provided however, that (a) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Vought from such public offering and (b) such dividends will be included in the calculation of the amount of Restricted Payments;

  (10)
  any payments that are made to consummate the transactions pursuant to or contemplated by the Merger Agreement and any other agreement related thereto as in effect on July 2, 2003; and

  (11)
  so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount since July 2, 2003 not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Vought or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Vought whose good faith determination will be conclusive and will be delivered to the trustee. Not later than the date of making any Restricted Payment, Vought will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Vought will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Vought and any Guarantor may incur Indebtedness (including Acquired Debt), any Restricted Subsidiary of Vought may incur Acquired Debt, Vought may issue Disqualified Stock or any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for Vought's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Vought and/or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount, together with the aggregate Securitization Financing Amount, at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vought and its Subsidiaries thereunder) not to exceed $465.0 million less the sum of all permanent principal payments with respect to such Indebtedness pursuant to clause (I) of the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (2)
  the incurrence by Vought and its Restricted Subsidiaries of Existing Indebtedness;

  (3)
  the incurrence by Vought and the Guarantors of Indebtedness represented by the outstanding notes and the related Subsidiary Guarantees issued and sold on July 2, 2003 and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Exchange Offer;

  (4)
  the incurrence by Vought or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Vought or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (A) $12.5 million and (B) 2.0% of Vought's Consolidated Tangible Assets, at any time outstanding;

  (5)
  the incurrence by Vought or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

  (6)
  the incurrence by Vought or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Vought and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Vought or any Guarantor is the obligor on such Indebtedness and the obligee is not Vought or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Vought, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Vought or a Restricted Subsidiary of Vought and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Vought or a Restricted Subsidiary of Vought will be deemed, in each case, to constitute an incurrence of such Indebtedness by Vought or such Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of Vought's Restricted Subsidiaries to Vought or any of its Restricted Subsidiaries of shares of preferred stock, provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Vought or a Restricted Subsidiary of Vought and (ii) any sale or other transfer of any such preferred stock to a Person that is not either Vought or a Restricted Subsidiary of Vought will be deemed, in each case, to constitute an issuance of preferred stock by Vought or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Vought or any of its Subsidiaries of Hedging Obligations;

  (9)
  the guarantee by Vought or any of the Guarantors of Indebtedness of Vought or any Guarantor that was permitted to be incurred by another provision of this covenant;

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Vought as accrued;

  (11)
  the incurrence by Vought's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Vought that was not permitted by this clause (11);

  (12)
  the incurrence by Vought or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, defined benefit plans, self-insurance obligations, bankers' acceptances, and performance and surety bonds in the ordinary course of business;

  (13)
  the incurrence by Vought or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (14)
  the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, defease, renew, extend, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $20.0 million (or the U.S. dollar equivalent);

  (15)
  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Vought or to any other Subsidiary of Vought or their assets (other than such Receivables Subsidiary and its assets and, as to Vought or any Restricted Subsidiary of Vought, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by Vought or any such Restricted Subsidiary of Vought; and

  (16)
  the incurrence by Vought or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $30.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vought will be permitted to divide and classify or (later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

Liens

        We will not, and will not permit any of our Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right or payment to the notes) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Vought or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Vought or any of its Restricted Subsidiaries, provided that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

  (2)
  make loans or advances to Vought or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Vought or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on July 2, 2003 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on July 2, 2003;

  (2)
  the indenture, the notes and the Subsidiary Guarantees;

  (3)
  Hedging Obligations entered into from time to time;

  (4)
  applicable law, rule, regulation or order;

  (5)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Vought or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumed by Vought or any of its Restricted Subsidiaries in connection with an acquisition of all or substantially all the assets of a Person (except to the extent such Indebtedness or Capital Stock was incurred or assumed in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (6)
  customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business and consistent with past practices;

  (7)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations permitted under the indenture that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property purchased or leased;

  (8)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (9)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive as determined by the Board of Directors of Vought than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (11)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (12)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (13)
  Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

  (14)
  any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided (a) that the provisions relating to such Indebtedness, taken as a whole, are not materially more restrictive as determined by the Board of Directors of Vought than the provisions contained in the Credit Agreement or in the indenture as in effect on July 2, 2003 and (b) such encumbrance or restriction will not affect Vought's ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of Vought; and

  (15)
  any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary that was permitted by the terms of the indenture to be incurred.

Merger, Consolidation or Sale of Assets

        We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Vought is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Vought and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) Vought is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Vought) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Vought) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Vought under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  Vought or the Person formed by or surviving any such consolidation or merger (if other than Vought), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, Vought may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing:

  (A)
  Vought may merge with an Affiliate incorporated solely for the purpose of reincorporating Vought in another jurisdiction; and

  (B)
  any Restricted Subsidiary of Vought may consolidate with, merge into or transfer all or part of its properties and assets to Vought or to a Subsidiary that is a Guarantor.

Transactions with Affiliates

        We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to Vought or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Vought or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Vought delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Vought set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Vought; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Vought and its Restricted Subsidiaries or not materially less favorable to Vought and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreements or arrangements, employee benefit plans or arrangements, officer and director indemnification agreements or arrangements or other similar agreements or arrangements entered into by Vought or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions between or among Vought and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of Vought solely because Vought owns an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of Vought or any of its Restricted Subsidiaries;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of Vought;

  (6)
  Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  transactions between Vought and any Person, a director of which is also a director of Vought; provided, however, that such director abstains from voting as a director of Vought on any matter involving such other Person;

  (8)
  any amounts payable pursuant to the Management Agreement as in effect on July 2, 2003 or pursuant to any amendment thereto or restatement or replacement thereof to the extent that such amendment, restatement or replacement does not provide for any amounts in excess of those set forth in the Management Agreement as in effect on July 2, 2003;

  (9)
  consummation of the Acquisition, including but not limited to execution and consummation of the Merger Agreement and related documentation and the payment of all fees, expenses, consideration and other amounts paid in connection therewith;

  (10)
  the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Vought in good faith and loans to employees of Vought and its Subsidiaries that are approved by the Board of Directors of Vought in good faith;

  (11)
  transactions between or among Vought and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment, in each case as required to effect a Qualified Receivables Transaction; and

  (12)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms consistent with past practices and otherwise in compliance with the terms of the indenture, which are fair to Vought or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or senior management of Vought, or are on terms at least as favorable as could reasonably have been obtained at such time from a Person that is not an Affiliate of Vought or any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Vought and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by Vought. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may

redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Subsidiary Guarantees

        If Vought or any of its Restricted Subsidiaries acquires, creates or permits to exist another Domestic Subsidiary after July 2, 2003 that has a book value in excess of $1.0 million, then that newly acquired, created or existing Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired, created or was otherwise required to become a Guarantor; provided, however, that the foregoing shall not apply to any Receivables Subsidiary or any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the indenture for so long as they continue to constitute a Receivables Subsidiary or an Unrestricted Subsidiary.

Sale and Leaseback Transactions

        Vought will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Vought or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  Vought or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, if the fair market value is greater than $5.0 million, as determined in good faith by the Board of Directors of Vought and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Vought applies the proceeds of such transaction in a manner not in violation of, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

        We will not, and will not permit any of our Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Vought and its Subsidiaries taken as a whole.

Payments for Consent

        We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the trustee for mailing to the Holders, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Vought were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Vought's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Vought were required to file such reports.

        If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Vought and its Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement (the "Exchange Offer"), whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, we and the Guarantors have agreed to furnish to the Holders and to prospective investors, upon request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the outstanding notes are not freely transferable under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by Vought or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Certain Covenants—Merger, Consolidation or Sale of Assets," "—Repurchase at the Option of Holders—Asset Sales" or "—Repurchase at the Option of Holders—Change of Control";

  (4)
  failure by Vought or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "—Certain Covenants—Restricted Payments" or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (5)
  failure by Vought or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Vought or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Vought or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after July 2, 2003, if that default:

    (a)
    is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its Stated Maturity,

    and the amount of such Payment Default or the amount of the Indebtedness being so accelerated in either case aggregates $25.0 million or more;

  (7)
  failure by Vought or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; and

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to Vought or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Vought, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the notes then outstanding, including the exchange notes, may declare all the notes to be due and payable immediately.

        However, a default under clause (4) or (5) above will not constitute an Event of Default until the trustee or the Holders of 25% in aggregate principal amount of the notes outstanding notify Vought of the default and Vought does not cure such default within the time specified after receipt of such notice.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal, premium, and interest on the notes.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the Holders of all of the notes, waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, interest if any, on the notes; provided that the Holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived.

        In the event an Event of Default described in clause (6)(a) above has occurred and is continuing, such Event of Default shall be automatically annulled if the Payment Default triggering such Event of Default pursuant to clause (6)(a) above shall be remedied or cured by Vought or a Restricted Subsidiary of Vought or waived by the holders of the relevant Indebtedness within 60 days of its occurrence and all other Events of Default, if any, under the Indenture have been cured and waived.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Vought with the intention of avoiding payment of the premium that Vought would have had to pay if Vought then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to July 15, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Vought with the intention of avoiding the prohibition on redemption of the notes prior to that date, then the premium specified in the indenture with respect to the first year that the notes may be redeemed at Vought's option will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Vought or any Guarantor, as such, will have any liability for any obligations of Vought or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        We may, at our option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of notes outstanding to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  Vought's obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacing mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Vought's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, we may, at our option and at any time, elect to have the obligations of Vought and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        If we exercise our Legal Defeasance option or its Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to the Subsidiary Guarantees.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, premium and interest on the notes outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

  (a)
  we have received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law;

    in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

  (6)
  we must deliver to the trustee an opinion of counsel to the effect that, assuming, among other things, no intervening bankruptcy of Vought between the date of deposit and the 91st day following the deposit, and assuming that no holder is an "insider" of Vought under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over the other creditors of ours with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

  (8)
  we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance have been complied with.

        However, the opinion of counsel required by clause (2) above will not be required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on their maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding, including the exchange notes, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in currency other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, premium or interest on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act;

  (6)
  to comply with the rules of any applicable securities depository;

  (7)
  to comply with the covenant relating to mergers, consolidations and sales of assets;

  (8)
  to add Guarantees with respect to the notes or to secure the notes;

  (9)
  to add to the covenants of Vought or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon us or any Guarantor; or

  (10)
  to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof.

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Vought or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

  (3)
  Vought or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Vought has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

        The indenture, the notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Concerning the Trustee

        If the trustee becomes a creditor of Vought or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the notes then outstanding, including the exchange notes, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Vought Aircraft Industries, Inc., 9314 West Jefferson Boulevard M/S 2-01, Dallas, TX 75211, Attention: Investor Relations.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means, the transaction pursuant to which TA Acquisition Holdings, Inc. merged with and into Vought and Vought thereby acquired TA Acquisition Holdings, Inc.'s wholly-owned subsidiary, The Aerostructures Corporation, pursuant to the Merger Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that no Person (other than Vought or any Subsidiary of Vought) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an

Affiliate of Vought or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

  (1)
  1.0% of the principal amount of the note; and

  (2)
  the excess of:

  (a)
  the present value at such Redemption Date of (i) the redemption price of the note at July 15, 2007 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through July 15, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

  (b)
  the principal amount of the note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Vought and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of Vought's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

  (2)
  a transfer of assets between or among Vought and its Restricted Subsidiaries,

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Vought or to another Restricted Subsidiary;

  (4)
  the sale or lease of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business;

  (7)
  the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in a Permitted Business;

  (8)
  the creation of Liens;

  (9)
  a Restricted Payment that does not violate, or Permitted Investment that is permitted by, the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (10)
  sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (10), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Vought entered into as part of a Qualified Receivables Transaction; and

  (11)
  transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars and any other currency that is convertible into United States dollars without legal restrictions and which is utilized by Vought or any of its Restricted Subsidiaries in the ordinary course of its business;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition;

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (7)
  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

        "Change of Control" means the occurrence of any of the following:

  (1)
  prior to the occurrence of the first public offering of common stock of Vought, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the Voting Stock of Vought, measured by voting power rather than number of shares, whether as a result of the issuance of securities of Vought, any merger, consolidation, liquidation or dissolution of Vought, any direct or indirect transfer of securities by the Permitted Holders or otherwise;

  (2)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vought and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of Vought;

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Permitted Holders and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Vought, measured by voting power rather than number of shares; or

  (5)
  the first day on which a majority of the members of the Board of Directors of Vought are not Continuing Directors.

        "Commission" means the Securities Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (6)
  all other extraordinary, unusual or non-recurring items of loss, charge or expense; minus

  (7)
  all extraordinary, unusual or non-recurring non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded; and

  (4)
  any impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible asset will be excluded.

        "Consolidated Tangible Assets" means, as of any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Vought and its Restricted Subsidiaries as of the end of the fiscal quarter ending not more than 135 days prior to such date and computed in accordance with GAAP. Consolidated Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Tangible Assets.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Vought who:

  (1)
  was a member of such Board of Directors on the July 2, 2003; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, originally dated as of July 24, 2000, as amended by the First, Second, Third, Fourth, Fifth and Sixth Amendments through July 2, 2003, by and among Vought, certain subsidiaries of Vought, Lehman Commercial Paper Inc., as Administrative Agent, certain financial institutions as lenders and other agents and arrangers party thereto, providing for up to $316 million of term loan borrowings and $150 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Vought to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Vought may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of Vought that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Vought.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by Vought after the July 2, 2003.

        "Existing Indebtedness" means Indebtedness of Vought and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the notes and related Subsidiary Guarantees) in existence on the July 2, 2003, until such amounts are repaid.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period;

  (5)
  any Person that is not a Restricted Subsidiary on such Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire applicable four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Vought (other than Disqualified Stock) or to Vought or a Restricted Subsidiary of Vought, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary of Vought that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect as of July 2, 2003.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

  (1)
  Vought's Subsidiaries in existence on July 2, 2003; and

  (2)
  any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

        and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions for hedging purposes and not for purposes of speculation;

  (2)
  foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

  (3)
  any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time; and

  (4)
  other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

        "Holder" means a holder of notes.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

  (6)
  representing the loss value of any Hedging Obligations;

        if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount and (b) in connection with any Qualified Receivables Transaction, the Securitization Financing Amount.

        In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock", Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" will not be considered incremental Indebtedness.

        Indebtedness will not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents and (C) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Vought or any Restricted Subsidiary of Vought sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Vought such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Vought, Vought will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Vought or any Restricted Subsidiary of Vought of a Person that holds an Investment in a third Person will be deemed to be an Investment made by Vought or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Agreement" means the Management Agreement dated as of July 24, 2000 by and between Vought and TC Group L.L.C., a Delaware limited liability company.

        "Merger Agreement" means the Agreement and Plan of Merger dated as of May 12, 2003 by and among Vought, TA Acquisition Holdings, Inc. and The Aerostructures Corporation.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Vought or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees, costs of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Vought nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Vought or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Vought or any of its Restricted Subsidiaries) or assets of Vought or any of its Restricted Subsidiaries.

        "Obligations" means any principal premium and liquidated damages, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

        "Permitted Business" means the lines of business conducted by Vought and its Restricted Subsidiaries on July 2, 2003 and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by Vought's Board of Directors and set forth in an officers' certificate delivered to the trustee.

        "Permitted Holders" means (1) T.C. Group L.L.C. (which operates under the trade name "The Carlyle Group"), a Delaware limited liability company, and its Related Parties, (2) Carlyle Partners II, L.P. and its Related Parties, and (3) Carlyle Partners III, L.P. and its Related Parties or any other investment fund controlled by T.C. Group L.L.C.

        "Permitted Investments" means:

  (1)
  any Investment in Vought or in a Restricted Subsidiary of Vought;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Vought or any Subsidiary of Vought in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Vought; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vought or a Restricted Subsidiary of Vought;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Vought or made with the proceeds of a substantially concurrent sale of such Equity Interests (other than Disqualified Stock);

  (6)
  any Investments received in compromise or resolution of obligations of (A) trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other similar disputes;

  (7)
  Hedging Obligations permitted to be incurred under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (8)
  repurchases of the notes;

  (9)
  loans and advances to officers, directors and employees in an aggregate amount not to exceed $3.5 million outstanding at any time;

  (10)
  Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of Vought; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of Vought;

  (11)
  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

  (12)
  any Investment consisting of a guarantee permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (13)
  Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the indenture;

  (14)
  advances, loans or extensions of credit to suppliers in the ordinary course of business by Vought or any of its Restricted Subsidiaries;

  (15)
  Investments in any Person to the extent such Investment existed on July 2, 2003 and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

  (16)
  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

  (17)
  so long as no Default or Event of Default has occurred and is continuing, any Investment in one or more joint ventures or Unrestricted Subsidiaries that, in collaboration with other entities engaged in a Permitted Business, represents a collaborative effort to design, develop, manufacture, assemble or otherwise provide structural assemblies, systems and related products and services for one or more specific commercial, military or business aircraft programs on commercially reasonable terms and conditions, provided, however, that (a) the purpose of such Investment is to fund the participation of Vought or any of its Restricted Subsidiaries in any such joint venture or Unrestricted Subsidiary, (b) any Indebtedness of such joint venture or Unrestricted Subsidiary is Non-Recourse Debt, (c) such Investment (having a fair market value measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since July 2, 2003, shall not exceed 12% of Consolidated Tangible Assets at any time outstanding and (d) at the time of the making of any such Investment pursuant to this clause (17), Vought, after giving pro forma effect to the making of such

    Investment and any related transactions could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" and provided, further, that Permitted Investments made in any Unrestricted Subsidiary pursuant to this clause (17) shall not increase the amount of Restricted Payments permitted to be made under the covenant described under the caption "—Certain Covenants—Restricted Payments" upon any redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary;

  (18)
  the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Vought or a Restricted Subsidiary of Vought in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Vought entered into as part of a Qualified Receivables Transaction; and

  (19)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since July 2, 2003, not to exceed $25.0 million at any time outstanding.

        "Permitted Liens" means:

  (1)
  Liens of Vought and any Guarantor securing (A) Indebtedness under Credit Facilities that was permitted by the terms of the indenture to be incurred or (B) Indebtedness evidenced by debt securities sold to institutional investors that was incurred pursuant to the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (2)
  Liens in favor of Vought or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Vought or any Subsidiary of Vought; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Vought or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition of the property by Vought or any Restricted Subsidiary of Vought, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on July 2, 2003;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (10)
  Liens imposed by law, such as carriers', warehousemen's, landlords' and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (11)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (12)
  Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes);

  (13)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (A)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (B)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

  (14)
  Liens arising from customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods, and Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory of goods;

  (15)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (16)
  purported Liens evidenced by filing of precautionary U.C.C. financing statements relating to operating leases for personal property;

  (17)
  Liens on inventory and work-in-progress in favor of the United States government or administrative agencies thereof arising in the ordinary course of business in connection with progress payments under government contracts or sub-contracts;

  (18)
  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

  (19)
  Liens securing Hedging Obligations permitted under the indenture or any Credit Facility;

  (20)
  Liens securing insurance premium financing arrangements that are limited to the applicable insurance contract;

  (21)
  Liens securing Acquired Debt incurred in accordance with the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock", provided that such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by Vought or any of its Restricted Subsidiaries and such Liens do not extend to or cover any property or assets of Vought or any of its Restricted Subsidiaries other than property or assets that secured the Acquired Debt prior to it being incurred by Vought or any of its Restricted Subsidiaries;

  (22)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

  (23)
  Liens incurred in the ordinary course of business of Vought or any Subsidiary of Vought with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Vought or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Vought or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by Vought, a Guarantor or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by Vought or any of its Restricted Subsidiaries pursuant to which Vought or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Vought or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Vought or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Subsidiary of Vought which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Vought (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Vought or any Restricted Subsidiary of Vought (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Vought or any Restricted Subsidiary of Vought in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Vought or any Restricted Subsidiary of Vought (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Vought nor any Restricted Subsidiary of Vought has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Vought or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vought, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Vought nor any Restricted Subsidiary of Vought has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Vought will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Vought giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Related Party" means:

  (1)
  any controlling stockholder, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Securitization Financing Amount" means, as of any date, with respect to a Qualified Receivables Transaction, that portion of the Indebtedness of the related Receivables Subsidiary that is attributable to the accounts receivable and related assets of the type described in the definition of "Qualified Receivables Transaction" transferred to such Receivables Subsidiary by or on behalf of Vought and its Restricted Subsidiaries.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect as of July 2, 2003.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantee" means any Guarantee by a Guarantor of Vought's payment Obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2007; provided, however, that if the period from the Redemption Date to July 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of Vought (other than the Subsidiaries of Vought on the July 2, 2003 or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Vought, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Vought or any Restricted Subsidiary of Vought unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vought or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vought;

  (3)
  is a Person with respect to which neither Vought nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vought or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Vought as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Vought giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Vought as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Vought will be in default of such covenant. The Board of Directors of Vought may at any time designate any

Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vought of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

BOOK ENTRY; DELIVERY AND FORM

        The exchange notes will be issued in the form of one or more fully registered notes in global form ("Global Notes"). Ownership of beneficial interests in a Global Note will be limited to persons ("participants") who have accounts with The Depository Trust Company ("DTC") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Vought, the Subsidiary Guarantors or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will exchange distribute to its participants.

        We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Vought, the Subsidiary Guarantors or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Vought within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of the outstanding notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed.

        We have not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this exchange offer.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

The Exchange

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the outstanding notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Vought Aircraft Industries, Inc. and its subsidiaries at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of TA Acquisition Holdings, Inc. as of December 27, 2002 and December 28, 2001 and for the years ending December 27, 2002, December 28, 2001 and December 29, 2000, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-4, the "exchange offer registration statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the "Securities Act," covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Vought Aircraft Industries, Inc. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

        The indenture governing the notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the "Exchange Act." Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC. Furthermore, we will provide the trustee for the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the SEC or is prohibited by the Exchange Act, you can obtain a copy of such report, at no cost, by writing or telephoning us at the following address:

Vought Aircraft Industries, Inc.
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
Attention: General Counsel
(972) 946-2011

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

        You can read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20540. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
Vought Aircraft Industries, Inc.

        We have audited the accompanying consolidated balance sheets of Vought Aircraft Industries, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vought Aircraft Industries, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the U.S.

        As described in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and as described in Note 8 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/  ERNST & YOUNG LLP

Fort Worth, Texas
February 27, 2004

Vought Aircraft Industries, Inc.

Consolidated Balance Sheets

($ in millions)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$106.4	$68.6
Accounts receivable	114.5	86.7
Inventories	197.3	202.7
Other current assets	6.4	4.6

Total current assets	424.6	362.6
Property, plant and equipment, net	414.1	334.7
Goodwill, net	527.7	96.7
Identifiable intangible assets, net	114.9	71.5
Debt origination costs, net and other assets	18.4	7.8

Total assets	$1,499.7	$873.3

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$54.3	$38.3
Accrued and other liabilities	96.5	68.4
Accrued payroll and employee benefits	46.4	55.8
Accrued post-employment benefits-current	54.1	43.8
Accrued pension-current	30.5	16.7
Derivative liability-interest rate swaps	—	10.3
Capital lease obligation	1.2	—
Accrued contract liabilities	192.6	104.3

Total current liabilities	475.6	337.6
Long-term liabilities:
Accrued post employment benefits	477.7	389.6
Accrued pension	282.0	234.0
Long-term bank debt	295.9	395.6
Long-term bond debt	270.0	—
Long-term capital lease obligation	3.3	—
Other non-current liabilities	18.1	19.4

Total liabilities	1,822.6	1,376.2
Stockholders' equity (deficit):
Common stock, par value $.01; 50,000,000 shares authorized, 25,012,052 and 17,896,965 issued and outstanding in 2003 and 2002, respectively	0.3	0.2
Additional paid-in capital	418.0	178.8
Shares held in rabbi trust and CMG escrow	(3.9)	(1.9)
Stockholders' loans	(2.3)	(2.3)
Accumulated deficit	(219.4)	(149.0)
Accumulated other comprehensive loss	(515.6)	(528.7)

Total stockholders' equity (deficit)	$(322.9)	$(502.9)

Total liabilities and stockholders' equity (deficit)	$1,499.7	$873.3

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Operations

($ in millions)

	Years Ended December 31,
	2003	2002	2001
Net sales	$1,208.8	$1,200.7	$1,422.0
Costs and expenses
Cost of sales	1,012.3	1,051.9	1,198.1
Selling, general and administrative expenses	234.6	186.8	206.4
Intangible impairment charge	—	5.9	2.0

Total costs and expenses	1,246.9	1,244.6	1,406.5

Operating income (loss)	(38.1)	(43.9)	15.5
Other income (expense)
Non-cash income (expense)-interest rate swaps	10.3	6.1	(8.6)
Interest income	2.1	2.3	1.9
Interest expense	(42.4)	(44.2)	(64.4)

Loss before income taxes and the cumulative effect of a change in accounting principle	(68.1)	(79.7)	(55.6)
Income taxes	(2.3)	—	—

Loss before the cumulative effect of a change in accounting principle	(70.4)	(79.7)	(55.6)
Cumulative effect of a change in accounting principle	—	—	(7.8)

Net loss	$(70.4)	$(79.7)	$(63.4)

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

($ in millions)

	Common Stock	Additional Paid-In Capital	Rabbi Trust & CMG Escrow	Shareholders' Loans	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance at January 1, 2001	$0.2	$177.4	$(1.9)	$(2.2)	$(5.9)	$(35.1)	$132.5
Net loss					(63.4)		(63.4)
Minimum pension liability adjustment						(49.4)	(49.4)

Comprehensive loss							(112.8)

Issuance of common stock to employees for loans		0.1		(0.1)			—
Issuance of common stock		1.2					1.2

Balance at December 31, 2001	0.2	178.7	(1.9)	(2.3)	(69.3)	(84.5)	20.9
Net loss					(79.7)		(79.7)
Minimum pension liability adjustment						(444.2)	(444.2)

Comprehensive loss							(523.9)

Issuance of common stock		0.1					0.1

Balance at December 31, 2002	0.2	178.8	(1.9)	(2.3)	(149.0)	(528.7)	(502.9)
Net loss					(70.4)		(70.4)
Minimum pension liability adjustment						13.1	13.1
Comprehensive loss							(57.3)
CMG escrow			(2.0)				(2.0)
Issuance of common stock	0.1	239.2					239.3

Balance at December 31, 2003	$0.3	$418.0	$(3.9)	$(2.3)	$(219.4)	$(515.6)	$(322.9)

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Cash Flows

($ in millions)

	Years Ended December 31,
	2003	2002	2001
Operating activities
Loss before the cumulative effect of a change in accounting principle	$(70.4)	$(79.7)	$(55.6)
Adjustments to reconcile loss before the cumulative effect of a change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	76.5	67.9	73.8
Stock compensation expense	11.1	—	—
Loss from asset sales	2.0	5.4	0.1
Intangible impairment charge	—	5.9	2.0
Non-cash (income)/loss—interest rate swaps	(10.3)	(6.1)	8.6
Changes in current assets and liabilities:
Accounts receivable	0.4	53.1	(27.2)
Inventories, net of advances and progress billings	27.8	115.9	137.1
Other current assets	(1.8)	(2.7)	4.8
Accounts payable, trade	2.6	2.6	(7.2)
Accrued payroll and employee benefits	(3.8)	(33.4)	39.7
Accrued and other liabilities	12.3	6.9	32.6
Accrued contract liabilities	56.0	43.4	6.8
Other assets and liabilities—long-term	(3.6)	(12.4)	(33.2)

Net cash provided by operating activities	98.8	166.8	182.3
Investing activities
Cash paid for acquisition	(183.2)	—	—
Capital expenditures	(34.6)	(21.1)	(35.9)
Proceeds from asset sales	—	0.3	0.5

Net cash used in investing activities	(217.8)	(20.8)	(35.4)
Financing activities
Proceeds from long-term bank/bond debt	270.0	—	150.0
Payments on long-term bank debt	(99.7)	(109.4)	(140.0)
Payment of debt origination costs	(13.5)	—	(4.2)
Payment of seller note	—	—	(148.0)
Proceeds from issuance of common stock to employees	—	0.1	1.2

Net cash (used in) provided by financing activities	156.8	(109.3)	(141.0)
Net increase in cash and cash equivalents	37.8	36.7	5.9
Cash and cash equivalents at beginning of period	68.6	31.9	26.0

Cash and cash equivalents at end of period	$106.4	$68.6	$31.9

See accompanying notes

Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION

  Organization

        Vought Aircraft Industries, Inc. and its wholly owned subsidiaries are herein referred to as the "Company" or "Vought". The Company is the world's largest independent supplier of commercial and military aerostructures. The majority of the Company products are sold to The Boeing Company, and for military contracts, ultimately to the U.S. Government. The Corporate office is in Dallas, Texas and production work is performed at sites in Hawthorne and Brea, California, Everett, Washington, Dallas and Grand Prairie, Texas, Milledgeville, Georgia, Nashville, Tennessee, and Stuart, Florida.

  Financial Condition

        The financial health of the commercial airline industry has a direct and significant effect on the Company's commercial business programs. The commercial airline industry has been negatively impacted in recent periods by an economic downturn that began in 2000, the September 11, 2001 terrorist attacks and, most recently, by rapidly increasing fuel costs. As commercial airline companies have delayed or cancelled new aircraft orders, aircraft manufacturers and their suppliers have experienced reduced revenues and margins.

        Despite this industry downturn, the Company has continued to generate positive cash flow from operations. In addition, the Company was awarded several contracts, including the P-3 Orion wings, Lockheed Martin F-22 Raptor horizontal stabilator, Northrop Grumman Global Hawk enhanced wing design, Lockheed Martin C-5 Galaxy aircraft flight control surfaces, lower wing skins for the Lockheed Martin F-35 Joint Strike Fighter and an agreement to provide 60 additional C-17 Globemaster III shipsets of aerostructures. The Company has examined the kinds of new business it has recently won and the opportunities it is pursuing. Subsequent to year-end, the Company announced their plans to consolidate a significant portion of their operations to Dallas to address excess capacity issues. The Company plans to phase out operations at their Nashville, Tennessee and Stuart, Florida sites over the next 36 months. The Company is working with the State of Texas to facilitate the renovation of its Texas operations. Although not finalized, plans for the Vought manufacturing facility in Texas include resolving their long-term occupancy at the existing Dallas Jefferson Street facility following the expiration of the current lease in 2006. The solution includes investment tools at the disposal of the Texas General Land Office, which are expected to allow Vought to solidify a long-term lease agreement in addition to modernization and renovation of the current facilities, State and local authorities are also committed to providing appropriate economic development incentives.

        Some programs that Vought will establish in Dallas will require air delivery of large structures. In additional to the plan modernization, runaway availability is a key element of the consolidation plan. The City of Dallas and the State of Texas plan to reopen the Hensley Field runway that is located next to the Company's Dallas site. Vought will use the runway as a private industrial airfield to meet these new program requirements.

        The Company believes that these plans are necessary to ensure that Vought is well-positioned, both now and in the future, to better meet the needs of its customers, the current industry environment and to be prepared for opportunities for growth. However, the Company's future ability to increase product sales and meet future debt and pension funding requirements will continue to be significantly influenced by the commercial airline industry recovery and future military spending.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include Vought Aircraft Industries, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and, in particular, estimates of contract costs and revenues used in the earning recognition process. The Company has recorded all estimated contract losses. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers cash on hand, deposits with banks, and other short-term marketable securities with original maturities of three months or less as cash and cash equivalents.

  Accounts Receivable

        Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. Unbilled amounts are usually billed and collected within one year. The Company continuously monitors collections and payments from their customers and maintains a provision for estimated credit losses, as deemed appropriate, based upon historical experience and any specific customer collection issues that have been identified.

  Inventories

        Inventoried costs primarily relate to work in process under fixed-price contracts. They represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, manufacturing and engineering overhead, production tooling costs, and certain allowable general and administrative expenses.

        In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year; therefore, a portion thereof will not be realized within one year.

        The excess of production costs of delivered items over the estimated average costs is carried in inventory under the learning curve concept. Under this concept, production costs per unit are expected to decrease over time due to efficiencies arising from continuous improvement in the performance of repetitive tasks.

  Property, Plant and Equipment

        Additions to property, plant and equipment are recorded at cost. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property and equipment, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

  Impairment of Long Lived Assets, Identifiable Intangible Assets, and Goodwill

        The Company records impairment losses on long-lived assets, including identifiable intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amounts of those assets. In those situations where the undiscounted projected cash flows are less than the carrying amounts of these assets, impairment loss on a long-lived asset is measured based on the excess of the carrying amount of the asset over the asset's fair value, generally determined based upon discounted projected cash flows. For assets held for sale, impairment losses are recognized based upon the excess of carrying value over the estimated fair value of the assets, less estimated selling costs. For goodwill, effective January 1, 2002, the Company performs an annual impairment test, in accordance with Statement of Financial Accounting Standards (SFAS) 142 (further described in Note 8—Goodwill and Intangible Assets).

  Derivatives

        Derivatives consist of interest rate swap agreements. Gains and losses from interest rate swaps are included on the accrual basis in interest expense. (further described in Note 12—Derivatives and Other Financial Instruments).

  Advance and Progress Payments

        Advance payments by customers for deposits on orders not yet delivered are recorded as current liabilities. Progress payments received on contracts-in-process are first offset against related contract costs that are included in inventory, with any remaining amount reflected in current liabilities.

  Revenue and Profit Recognition

        The majority of our sales are made pursuant to written contractual arrangements or "contracts" to design, develop and manufacture aerostructures to the specifications of the customer under first fixed price contracts. Sales and profits on contracts are recognized using percentage-of-completion methods of accounting. Sales and profits are recognized on production contracts as units are delivered and accepted by the customer (the "units-of-delivery" method). Under the percentage-of-completion method of accounting, a single estimated total profit margin is used to recognize profit for each contract over its entire period of performance, which can exceed one year. Amounts representing contract change orders or claims are included in total contract revenue only when they can be reliably estimated and their realization is reasonably assured. Revenues for claims and unapproved change orders, which were less than $5 million for each of 2003, 2002 and 2001, are included in contract analyses as costs related to the claim are incurred. Additionally, some contracts contain provisions for revenue sharing, price re-determination or cost and or performance incentives. Such amounts or incentives are included in sales when the amounts can be reliably estimated and their realization is reasonably assured. The impact of revision in profit estimates is recognized on a cumulative catch-up basis in the period in which revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident ("forward losses") and are first offset against costs that are included in inventory, with any remaining amount reflected in accrued contract liabilities. Revisions in contract estimates, if significant, can materially affect Vought's results of operations and cash flows, as well as Vought's valuation of inventory. Furthermore, certain contracts are combined or segmented for revenue recognition in accordance with SOP 81-1.

        Accounting for the sales and profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. The estimated profit or loss on a contract is equal to the difference between the total contract value and the estimated total cost at completion, which includes direct production cost (material and labor), manufacturing and engineering overhead, product tooling cost and certain allowable general and administrative expenses. Under the units-of-delivery percentage of completion method, sales on a contract are recorded as the units are delivered during the period at an amount equal to the contractual selling price of those units. The profit recorded on a contract under the units-of-delivery method is equal to the estimated total profit margin for the contract stated as a percentage of contract revenue multiplied by the sales recorded on the contract during the period. Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These estimates are also sensitive to the assumed rate of production. Generally, the longer it takes to complete the contract quantity the more relative overhead that contract will absorb.

        Although fixed-price contracts, which extend several years into the future, generally permit the Company to keep unexpected profits if costs are less than projected, the Company also bears the risk that increased or unexpected costs may reduce the Company's profit or cause the Company to sustain losses on the contract. In a fixed-price contract, the Company must fully absorb cost overruns, not withstanding the difficulty of estimating all of the costs it will incur in performing these contracts and in projecting the ultimate level of sales that may otherwise be achieved. The Company's failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed price contract may reduce the profitability of a fixed price contract or cause a loss. The Company believes they have recorded adequate provisions in the financial statements for losses on fixed-price contracts, but the Company cannot be certain that the contract loss provisions will be adequate to cover all actual future losses.

  Stock-Based Compensation

        The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants using the intrinsic value method. The following schedule reflects the impact on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock Based Compensation, to stock based employee compensation:

	Year Ended December 31,
	2003	2002	2001
	($ in millions)
Reported net loss	$(70.4)	$(79.7)	$(63.4)
Stock based compensation	11.1	—	—

	(59.3)	(79.7)	(63.4)

Compensation expense per SFAS No. 123	(11.9)	(0.6)	(0.4)

Pro forma net loss for SFAS No. 123	$(71.2)	$(80.3)	$(63.8)

        The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts as options vest over several years and additional option grants are expected.

        The fair value of each option is estimated on the date of grant using Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001
Expected dividend yield	0%	0%	0%
Risk free interest rate	3.0%	2.9% - 4.5%	5%
Expected life of options	5 years	5 years	6 years

        During the first quarter of 2003, the Company recorded non-cash stock compensation charges of $11.1 million, included in selling, general and administrative expense, to reflect the impact of an estimated increase in the fair value of the Company's common stock, related to non-recourse notes previously issued to officers for stock purchases, increased deferred compensation liability for the Company's rabbi trust and the modification of stock options in connection with executive retirements.

  Debt Origination Costs

        Debt origination costs are amortized using the effective interest rate method. Amortization is adjusted when debt prepayments are made to more closely match the reduction of the debt balance. Debt origination costs, net of accumulated amortization, are $16.9 million and $7.5 million at December 31, 2003 and 2002, respectively.

  Warranty Reserves

        A reserve has been established to provide for the estimated future cost of warranties on the Company's delivered products. Management periodically reviews the reserves and adjustments are made accordingly. A provision for warranty on products delivered is made on the basis of the Company's historical experience and identified warranty issues. Warranties cover such factors as non-conformance to specifications and defects in material and workmanship. The following is a rollforward of amounts accrued for warranty reserves:

Warranty Reserve
($ in millions)
Balance at December 31, 2000	$11.5
Warranty costs incurred	(1.3)
Additions charged to cost of sales:
Warranties issued	2.8
Changes related to pre-existing warranties	(1.7)

Balance at December 31, 2001	$11.3
Warranty costs incurred	(2.3)
Additions charged to cost of sales:
Warranties issued	2.4
Changes related to pre-existing warranties	(0.5)

Balance at December 31, 2002	$10.9
Acquired balance from Aerostructures	1.5
Warranty costs incurred	(1.7)
Additional charges to cost of sales:
Warranties issued	1.7
Changes related to pre-existing warranties	(1.8)

Balance at December 31, 2003	$10.6

  Income Taxes

        Income taxes are accounted for using the liability method. Deferred income taxes are determined based upon the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation.

  Change in Accounting Principle

        As of January 1, 2001, the Company adopted SFAS No. 133 (Statement 133), Accounting for Derivative Instruments and Hedging Activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether is qualifies as a fair value hedge or a cash flow hedge. At January 1, 2001, the Company's derivatives only consisted of interest rate swap agreements, and these agreements did not qualify for hedge accounting.

        The Company accounted for the adoption of Statement 133 as a cumulative effect of a change in accounting principle. The adoption of Statement 133 resulted in a cumulative effect adjustment of $7.8 million, which was recognized as expense in the consolidated statement of operations for the year ended December 31, 2001. The fair value of the interest rate swaps was a liability of $16.4 million at December 31, 2001. During 2001, the change in fair value of the interest rate swaps of $8.6 million is reported as a component of other income (expense) in the consolidated statement of operations (further described in Note 12—Derivative and Other Financial Instruments).

  Recent Accounting Pronouncements

        In July 2002, the FASB issued SFAS No. 146 (SFAS 146), Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities, such as restructurings, involuntarily termination of employees and consolidation of facilities, when they are incurred rather than at the time of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to such activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Company's results of operations, financial position or cash flows.

        In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor to recognize; at the time it issues a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 provides specific guidance identifying the characteristics of contracts that are subject to its guidance. The recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for annual period financial statements ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company's results of operations, financial position or cash flows.

        In December 2002, the FASB issued SFAS No. 148 (SFAS 148), Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 amends SFAS No. 123 (SFAS 123), Accounting for

Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require certain disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 during 2002.

        In January 2003, the FASB issued FIN No. 46 (FIN 46), Consolidation of Variable Entities, an interpretation of Accounting Research Bulletin No. 51. FIN 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 will apply in the interim period beginning after June 15, 2003 and the disclosure requirements will apply in all financial statements issued after January 31, 2003. In December 2003, the FASB revised FIN 46 through the release of FIN 46R, which clarifies certain aspects of FIN 46 and contains certain provisions that defer the effective date of FIN 46 to periods ending after March 15, 2004. Vought adopted the provisions of FIN 46 on January 31, 2003 with no material impact on its consolidated financial statements.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under Statement 133. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's results of operations, financial position or cash flows.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not have a material impact on the Company's results of operations, financial position or cash flows.

        In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132R (SFAS 132R), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132R amends the disclosure requirements of SFAS 132 to require additional disclosures about plan assets and obligations, cash flows, investment policy and measurement dates. The required disclosures have been included in Note 12.

        On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to employers who sponsor retiree health care benefit plans that provide a prescription drug plan that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued a Staff Position (FSP) that allows companies to defer recognition of the impact that the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) might have on the benefit obligations they provide their retirees, pending the issuance of specific guidance on the accounting for the federal subsidy introduced by the Act. The Company has deferred recognition of the impact of the Act as permitted by the FSP. Accordingly, the accumulated postretirement benefit obligation (APBO) for its retiree healthcare benefits, as well as the net periodic post-retirement benefit cost included in the Company's financial statements and the accompanying notes do not currently reflect the effects of the Act. It is expected that any such change would result in some reduction in the APBO and the net periodic postretirement benefit cost.

3. ACQUISITION

        Vought completed the acquisition of TA Acquisition Holdings, Inc. (Holdings) and its wholly owned subsidiary, The Aerostructures Corporation (Aerostructures), on July 2, 2003. Aerostructures operated as a wholly-owned subsidiary of Vought from the date of the Aerostructures Acquisition until it merged with and into Vought on January 1, 2004. In exchange for 100% of the outstanding common and preferred stock of Holdings, Vought issued 7,113,887 shares of common stock as stock consideration to Holdings' shareholders that represented 27.5% of the fully-diluted equity of the combined company. The stock consideration value of $230.0 million was based upon an estimated fair value of $32.33 per share of each share of Vought common stock. Additional consideration of $2.4 million was provided based upon the fair value of vested Aerostructures stock options that were exchanged for Vought stock options. Vought retired $135.2 million of Aerostructures' debt and paid $44.9 million in cash to Aerostructures and Aerostructures in turn paid an aggregate of $44.9 million to settle $30.4 million of obligations to certain individuals affiliated with CMG and to settle $14.5 million of obligations related to agreements entered into between Aerostructures and current and former members of Aerostructures' management. The Company is holding $2 million of the payments due to CMG in escrow as of December 31, 2003 and will be settled on July 2, 2004.

        As discussed in the liquidity section below, the Company also issued $270 million of 8% Senior Notes in conjunction with the acquisition. The Company began to consolidate the results of operations of Aerostructures as of the effective date of the transaction, July 2, 2003.

        For financial reporting purposes, the acquisition has been accounted for under the purchase method of accounting whereby the acquisition cost has been allocated to the underlying acquired assets and assumed liabilities based on their estimated fair values. The Company's allocation of the purchase price at the time of the acquisition is as follows:

Cash	$1.9	Current Liabilities	$65.4
Accounts Receivable	28.2	Accrued post-employment benefits	97.5
Inventories	22.4	Accrued pension	63.5
Property, Plant and Equipment	102.0	Other non-current liabilities	4.5

Identifiable Intangibles	60.8
Goodwill	431.0	Total liabilities	230.9
Other Assets	0.2	Purchase Price	415.6

Total Assets	$646.5	Total	$646.5

        Aerostructures, based in Nashville, Tennessee with additional operating sites in Brea, California and Everett, Washington, is an independent provider of aerostructures for commercial, military and business jet aircraft. Aerostructures is a designer and manufacturer of large, complex, high-value aerospace structures and components such as aircraft wings, empennages, and precision machined components. Their customers include leading prime aerospace contractors including Airbus UK, Airbus Deutschland, The Boeing Company, Gulfstream Aerospace, Lockheed Martin, Bell Helicopter Textron, Embraer, and Cessna Aircraft Company. Many of these contractors have been customers in excess of two decades. They operate under long term contracts that are primarily sole source.

        Aerostructures was acquired in order to leverage purchasing power, reduce corporate overhead, consolidate manufacturing and provide additional products as discussed in the previous paragraph, and to utilize Aerostructures' customer relationships and market presence. We plan to continue to streamline and rationalize our combined operations by further reducing overhead, improving working capital management and implementing other initiatives to increase labor efficiencies. $60.8 million of the total estimated purchase price has been allocated to identified intangible assets, including intangibles related to contracts/programs. The intangibles are currently being amortized over remaining useful lives ranging from 7 to 15 years. Additionally, $431 million of the total estimated purchase price was allocated to goodwill, which is not deductible for tax purposes.

        We implemented a corporate reorganization of our Aerostructures subsidiary effective on January 1, 2004. Aerostructures incorporated a new subsidiary, named Contour Aerospace Corporation, a Delaware corporation ("Contour"). Then, Aerostructures contributed (i) its Everett, Washington facility, that builds fuselage skins, spars, stringers, pylons and machined components, and (ii) its Brea, California facility, that builds wing skins, spars, stringers, chords and ribs to Contour. Contemporaneous with the contribution of these assets and operations to Contour, Aerostructures merged with and into Vought, so that the remaining operating assets of Aerostructures are integrated with the ongoing operations of Vought. As a result of the reorganization, beginning in 2004, Aerostructures does not exist as a separate corporate entity and Contour will be a direct subsidiary of Vought. Contour will then be a guarantor under the indenture governing the notes.

        The following are the unaudited pro forma consolidated results of operations of the Company, assuming the Aerostructures acquisition occurred at the beginning of each period presented.

	Twelve Months Ended December 31,
	2003*	2002
	($ in millions)
Net sales	$1,348.7	$1,499.3
Cost of sales	1,130.5	1,290.8
Net loss	$(67.2)	$(66.0)

*
Previously recorded intercompany sales have been eliminated in pro forma results

4. RESTRUCTURING

        During 2001, the Company finalized and approved a restructuring plan designed to reduce the Company's infrastructure costs by closing its Perry, Georgia facility and relocating the facility's production effort to the Stuart, Florida site. At December 31, 2001, the Company had accrued $12.6 million related to costs on non-cancelable lease payments and maintenance, after the anticipated closure date for the Perry facility. The closure of Perry was completed at the beginning of the third quarter of 2002. Subsequent to the closure, the Company has recorded $3.1 million of lease payments and maintenance against the accrual. At December 31, 2003, the Company has $9.5 million accrued for the remaining non-cancelable lease payments and maintenance, which extend to 2007. Additionally during 2002, the Company relocated 165 employees from the Perry facility to the Stuart facility. The relocation expenses were expensed as incurred and totaled $0.9 million and $11.7 million in 2003 and 2002 respectively. As of December 31, 2002, all significant expenses related to the relocation have been recorded.

        The following is a rollforward of amounts accrued for restructuring at the Perry site:

Accrued Restructuring Reserve Perry Site
Balance December 31, 2001	$12.6
Cash expenditures	(1.0)

Balance December 31, 2002	$11.6
Cash expenditures	(2.1)

Balance December 31, 2003	$9.5

        During the fourth quarter of 2001, the Company recorded a charge to selling, general and administrative expenses of $10.5 million for estimated employee severance expenses for planned reductions. At December 31, 2001, the remaining accrued expenses were $9.5 million. During fiscal 2002, the employee reductions were completed and the Company paid $4.3 million in severance. The remaining $5.2 million of severance was not paid and was reversed through selling, general and administrative expense as the Company ultimately terminated only 800 out of the original 1,200 employee reductions planned. In addition, 200 of the terminated employees opted to continue to work during an 8-week severance period in order to retain certain fringe benefits. As such, the Company recorded normal payroll expense for these individuals over the 8-week period.

        Management has undertaken a series of studies to assess the facilities required to remain competitive and position the Company for the future. Before the Aerostructures Acquisition, both Vought and Aerostructures had implemented and completed programs to reduce their overhead expenses. Nevertheless, excess capacity for the combined entity will require further reductions. On February 26, 2004 Vought announced plans to consolidate much of its manufacturing operations to Dallas. To help accomplish this major restructuring, Vought will receive a $35 million grant from the Texas Enterprise Fund and will work with the Texas General Land Office and several other state and local agencies to finalize certain agreements regarding the Company's consolidation plans. Although plans are not fully finalized, the Company intends to renovate and modernize the Dallas facilities and to close the Nashville and Stuart sites and reduce the size of the Hawthorne site over the next 18 to 36 months. When completed, this project is expected to reduce the Company's occupied square footage by more than three million square feet, reduce operating costs and increase productivity. As of December 31, 2003, the Company had not started the consolidation activities.

5. ACCOUNTS RECEIVABLE

        Accounts receivable consisted of the following at December 31:

	2003	2002
	($ in millions)
Due from customers, long-term contracts:
Billed	$112.1	$80.7
Unbilled	1.6	2.7

Total due, long-term contracts	113.7	83.4
Trade and other accounts receivable:
Billed	0.8	3.3

Total accounts receivable	$114.5	$86.7

6. INVENTORIES

        Inventories consisted of the following at December 31:

	2003	2002
	($ in millions)
Production costs of contracts in process	$342.9	$408.6
Excess of production cost of delivered items over the estimated average unit cost	2.1	5.9
Finished goods	24.2	26.2
Less: unliquidated progress payments	(171.9)	(238.0)

Total inventories	$197.3	$202.7

        The ratio of inventoried general and administrative expenses to total inventoried costs is estimated to be the same as the ratio of total general and administrative expenses incurred to total costs of sales. General and administrative expenses in inventories were estimated to be $35.0 million and $26.0 million at December 31, 2003 and 2002, respectively.

        According to the provisions of U.S. Government contracts, the customer has title to, or a security interest in, substantially all inventories related to such contracts. The total inventory on government contracts was $40.4 million and $47.2 million at December 31, 2003 and 2002, respectively.

7. PROPERTY, PLANT AND EQUIPMENT

        Major categories of property, plant and equipment, including their depreciable lives, consisted of the following at December 31:

	2003	2002	Lives
	($ in millions)
Land and land improvements	$23.0	$16.9	12 years
Buildings	116.6	87.6	12 to 39 years
Machinery and other equipment	485.3	269.6	4 to 18 years
Capitalized software	17.7	37.3	3 years
Leasehold improvements	33.4	25.7	7 years or life of lease
Less: accumulated depreciation and amortization	(261.9)	(102.4)

Net property, plant and equipment	$414.1	$334.7

        In the ordinary course of business, the Company had commitments of $27.3 million for the future purchase of capital equipment at December 31, 2003.

8. GOODWILL AND INTANGIBLE ASSETS

        Intangible assets consist primarily of the costs of acquiring the Company in excess of the fair value of the net assets acquired (Goodwill). With the adoption of SFAS No. 142, amortization of Goodwill ceased effective January 1, 2002 and is now subject to at least annual impairment tests in accordance with the standard. The Company completed its initial and annual impairment analysis based on the discounted future cash flow method and determined that there was no impairment to goodwill as of December 31, 2003, December 31, 2002 or January 1, 2002. Additionally in accordance with SFAS No. 142, the trained workforce intangible asset was reclassified into goodwill as of January 1, 2002. The following table presents the effect on net loss, as reported, of the non-amortization provisions of SFAS No. 142 had such provisions been in effect as of the beginning of each year presented. The amortization expense and adjusted net loss for the years ended December 31, 2003, 2002, and 2001 are as follows:

	Years ended December 31,
	2003	2002	2001
	($ in millions)
Net loss as reported	$(70.4)	$79.7	$(63.4)
Amortization, net of tax	—	—	9.7

Adjusted net loss	$(70.4)	$79.7	$(53.7)

        Identifiable intangible assets primarily consist of profitable programs and contracts acquired and are amortized over periods ranging from 7 to 15 years, computed on a straight-line method. The value assigned to programs and contracts was based on a fair value method using projected discounted future cash flows. On an ongoing basis, management reviews the valuation and amortization of intangible assets with consideration toward recovery through future operating results at the current rate of amortization. The Company assesses recoverability from future operations using projected cash flows and margins for the related profitable program or contract. The carrying value would be reduced to estimated fair value if it is probable that the Company's estimate of expected future cash flows from the asset would be less than the carrying amount of the related intangible asset.

        During fiscal 2003, the Company recorded $60.8 million in program and contract intangible assets in conjunction with the Aerostructures acquisition. During fiscal 2002, the Company recognized an intangible asset impairment charge of $5.9 million (net of amortization) to write down the estimated value of an identified contract intangible asset as a result of the reduced margin on the contract.

        Intangible assets consisted of the following at December 31:

	2003	2002
	($ in millions)
Programs and contracts	$166.8	$106.0
Pension asset	1.3	1.5
Less: accumulated amortization	(53.2)	(36.0)

Identifiable intangible assets, net	$114.9	$71.5

        The following table provides a rollforward of the Company's goodwill and intangible assets from December 31, 2002 to December 31, 2003:

	December 31, 2002	Additions	Impairment Losses	Reclassification to Goodwill	December 31, 2003
	($ in millions)
Contracts and programs	$106.0	$60.8	$—	$—	$166.8
Pension asset	1.5	(0.2)	—	—	1.3
Accumulated amortization	(36.0)	(17.2)			(53.2)

Total identifiable intangible assets	$71.5	$43.4	$—	$—	$114.9

Goodwill	$101.9	431.0	—	—	532.9
Accumulated amortization	(5.2)	—	—	—	(5.2)

Total goodwill	$96.7	$431.0	$—	$—	$527.7

        Scheduled estimated amortization of identifiable intangible assets is as follows:

($ in millions)
2004	16.7
2005	13.1
2006	13.1
2007	12.3
2008	11.2
Thereafter	48.5

$114.9

9. ACCRUED AND OTHER LIABILITIES

        Accrued and other liabilities consisted of the following at December 31:

	2003	2002
	($ in millions)
Workers compensation	$29.6	$16.6
Group medical insurance	14.5	12.1
Perry facility restructuring accrual	9.5	11.6
Property taxes	5.7	4.8
Accrued rent in-kind	5.6	4.3
Environmental accrual—current portion	1.1	3.0
Interest	10.7	—
Other	19.8	16.0

Total accrued and other liabilities	$96.5	$68.4

10. OPERATING AND CAPITAL LEASES

        The Company leases various plants and facilities, office space, and vehicles, under noncancelable operating and capital leases with an initial term in excess of one year. The largest operating lease is for the Dallas, Texas facility. The Navy owns the 4.9 million square foot facility. In July 2000, the Company signed a five-year assignment and transfer of rights and duties lease which has since been extended by one year, with the Navy to retain the use of the facility with payment terms of $8.0 million per year in the form of rent-in-kind capital maintenance.

        As of December 31, 2003, the future minimum payments required under all operating and capital leases are summarized as follows:

	Operating Leases	Capital Leases
	($ in millions)
2004	$16.1	$1.5
2005	15.4	1.3
2006	10.1	1.0
2007	2.0	1.3
2008	0.5	—
Thereafter	0.2	—

Total	$44.3	$5.1
Less: sublease income	5.9	—
Less: imputed interest	—	0.6

Total	$38.4	$4.5

        Rental expense incurred was approximately $13.2 million, net of sublease income of $5.5 million, in 2003, $11.4 million, net of sublease income of $6.1 million, in 2002, and $11.2 million, net of sublease income of $7.1 million, in 2001.

11. LONG-TERM DEBT

        Borrowings under long-term bank debt arrangements consisted of the following at December 31:

	2003	2002
	($ in millions)
Senior debt facility:
Tranche A	$—	$39.5
Tranche B	74.1	105.6
Tranche C	122.3	124.8
Tranche X	99.5	125.7

Total long-term bank debt	295.9	$395.6

Bond debt	270.0	—

Total long-term bank and bond debt	$565.9	$395.6

        On July 2, 2003, Vought issued $270.0 million of 8% Senior Notes due 2011 with interest payable on January 15 and July 15 of each year, beginning January 15, 2004. The notes may be redeemed in full or in part prior to the maturity on July 15, 2007, by paying a make-whole premium. Additionally, prior to July 15, 2006, Vought may redeem up to 35% of the notes from the proceeds of certain equity offerings. The notes are senior unsecured obligations guaranteed by all of Vought's existing and future domestic subsidiaries. In connection with the offering of the notes, Vought entered into an amendment to their senior secured credit facility. As part of the transaction, Vought prepaid $60.0 million of term loans including the retirement of Tranche A and obtained an amendment to its revolving credit facility, which increased the availability of the revolving credit facility by $60.0 million to a revolving credit facility of $150.0 million, reduced by outstanding letters of credit. This transaction reduced the total outstanding borrowings on the senior secured facility to $295.9 million.

        At December 31, 2003, the Company has $100.1 million available under the revolving credit facility, after accounting for outstanding letters of credit. Outstanding letters of credit totaled $49.9 million and $27.1 million at December 31, 2003 and 2002, respectively. No borrowings have been made under the revolving credit facility. The Company is obligated to pay an annual commitment fee of 0.5% on the unused revolving credit facility.

        The Company collateralized all of its Senior Debt obligations by granting to the collateral agent, for the benefit of collateralized parties, a first priority lien on certain of its assets, including a pledge of all of the capital stock of each of its domestic subsidiaries and 65% of all of the capital stock of each of its foreign subsidiaries, if created in future years.

        The senior credit facility requires the Company to maintain and report quarterly debt covenant ratios defined in the senior credit and guaranty agreement, including financial covenants relating to fixed charge coverage ratio, interest coverage ratio, leverage ratio and maximum consolidated capital expenditures.

        Interest on borrowings under the Senior Debt credit facility is at a base rate (the greater of the Prime Rate in effect on such day, the Federal Funds Effective Rate or LIBOR in effect on such day plus 1/2 of 1%) plus applicable margin. The applicable margin range is based on leverage ratios, which were 3.25%, 3.50%, and 3.00% at December 31, 2003 and correlated to interest rates of 4.37%, 4.62% and 4.12% for Tranche B, C and X, respectively, at December 31, 2003. Applicable margins were 2.25%, 3.25%, 3.50%, and 3.00% at December 31, 2002 and correlated to interest rates of 3.63%, 4.63%, 4.88% and 4.38% for Tranche A, B, C and X, respectively, at December 31, 2002. These margins will remain at this level until April 2004 at which time they may be adjusted based on the Company's leverage ratio.

        Maturity dates are June 30, 2007 and 2008 for Tranche B and C, respectively, and December 30, 2006 for Tranche X. Tranche B scheduled principal payments include $24.1 million payable by December 30, 2006 and then quarterly payments of $25.0 million through maturity. Scheduled principal payments for Tranche C include $40.2 million payable by December 31, 2007 and quarterly payments of $41.1 million beginning March 31, 2008 through maturity. Scheduled principal payments for Tranche X include $14.6 million payable by December 31, 2005, and continuing quarterly thereafter at approximately $21.2 million through maturity.

        Interest expense for both the Senior Debt and $270 million bond debt was $37.5 million for the year ended December 31, 2003. Interest expense for both the Senior Debt and the Seller Note was $39.7 million and $58.3 million for the years ended December 31, 2002 and 2001, respectively. Capitalized debt origination costs of $33.7 million are being amortized over the term of the related debt tranches. Amortization of debt origination costs for the years ended December 31, 2003, 2002 and 2001 were $4.1 million, $4.5 million and $6.1 million, respectively. Amortization during 2003, 2002 and, 2001 includes the effect of debt prepayments.

        Scheduled maturities of debt are as follows at December 31, 2003:

Year ended December 31:	($ in millions)
2004	$—
2005	14.6
2006	109.0
2007	90.2
2008	82.1
Thereafter	270.0

Total	$565.9

        At December 31, 2003, 2002 and 2001, the fair value of the Company's long-term bank and bond debt, based on current interest rates, approximated its carrying value.

        Capital Lease Obligations—The Company has various equipment capital leases with market rates of interest at its Nashville, Brea and Everett divisions in the aggregate principal amount of $4.5 million at December 31, 2003. The aggregate principal payments on capital lease obligations as of December 31, 2003 are as follows:

2004	$1.2
2005	1.1
2006	0.9
2007	1.3
2008	—

$4.5

12. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

        The Company, from time to time, may enter into interest rate swap or other financial instruments in its normal course of business for purposes other than trading. These financial instruments are used to mitigate interest rate or other risks, although to some extent they expose the Company to market risks and credit risks. The Company controls the credit risks associated with these instruments through the evaluation of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement then the Company's exposure is limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. The Company believes that such contracts and agreements have been executed with creditworthy financial institutions. As such, the Company considers the risk of nonperformance to be remote.

        To reduce the impact of changes in interest rates on its floating rate debt, the Company entered into two interest rate swap agreements. Under these agreements, the Company exchanged floating rate interest payments for fixed rate payments periodically over the term of the swap agreements. An underlying notional amount is used to measure the interest to be paid or received and does not represent the amount of exposure to credit loss.

        The first agreement was entered into on October 4, 2000 for a notional amount of $100 million and expired on December 31, 2002. The agreement entitled the Company to pay a fixed interest rate amount of 6.51% in exchange for a variable 30-day LIBOR rate. The second agreement was entered into on October 4, 2000 for a notional amount of $200 million and expired on December 31, 2003, subject to adjustments in accordance with a schedule outlined in the agreement. The agreement entitled the Company to pay a fixed interest rate amount of 6.525%, in exchange for a variable 30-day LIBOR rate. The fair values of the 6.51% and the 6.525% swap agreements were $0 at December 31, 2003, $0 and $(10.3) million, respectively, at December 31, 2002. The fair values were obtained from the institutions holding the swap agreements. As a result of the interest rate swaps, a gain of $10.3 million, $6.1 million and a loss of $8.6 million were recorded as part of other interest income (expense) in fiscal 2003, 2002 and 2001, respectively.

13. PENSION AND OTHER POST EMPLOYMENT BENEFITS

        The Company sponsors several defined benefit pension plans covering substantially all of its employees. Benefits under defined benefit plans are based on years of service and, for most non-represented employees, on average compensation for certain years. It is the policy of the Company to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into trusts separate from the Company.

        Under the terms of the Asset Purchase Agreement ("APA") dated June 9, 2000, business employees and retired business employees (as defined in the APA) of the business and entities purchased by the Company that participated in the Northrop Grumman Pension Plan were separated from the Northrop Grumman plan along with the related assets and liabilities associated with such employees. The Company, under the terms of the APA, established a defined benefit plan to provide benefits to business employees and retired business employees who, immediately prior to the closing date of the transaction, had accrued any benefit under the Northrop Grumman Pension Plan. In accordance with the APA, an initial transfer of assets equal to at least 90% of an estimate of such assets, as defined in the APA, was completed within 120 days of the closing date of the transaction. The remaining asset transfer was completed in August 2001. The Company also assumed sponsorship of the Northrop Grumman Commercial Aircraft Division Hourly Retirement Plan and the Northrop Grumman Commercial Aircraft Division Protective Services Retirement Plan.

        Under the terms of the APA, the Company established the Vought Aircraft Industries, Inc. Savings and Investment Plan ("Vought SIP") for non-represented employees. Business employees with account balances under the Northrop Grumman Savings and Investment Plan were given the option to transfer their account balances into the plan established by the Company. The Company also assumed sponsorship of the Northrop Grumman Integrated Systems & Aerostructures Represented Employees Savings and Investment Plan. This plan was renamed the Vought Aircraft Industries Represented

Employee Savings and Investment Plan. It was combined with the Vought SIP effective April 15, 2002. Company contributions for non-represented participants in this plan are based on a matching of employee contributions up to 4% of eligible compensation.

        In November 2000, the Company announced a retirement incentive program for non-represented employees. Eligible employees that opted to participate in the program received defined enhancements to their pension benefits and a lump sum payment equal to six months of pay from the Company's pension plan assets. Employees that participated in the program retired on or before January 31, 2001. The program had the effect of increasing the projected benefit obligation of the pension plan by $48.5 million, which has been accounted for in the statement of financial position of the Company as of July 24, 2000.

        In connection with its acquisition of Aerostructures on July 2, 2003, the Company assumed the obligations of its pension and welfare benefit plans.

        In 2003, the Company offered retirement incentive programs to its represented employees in Tennessee and Texas. Eligible employees that opted to participate in the programs received defined enhancements to their pension benefits. Employees that participated in the programs retired on or before December 31, 2003. The programs resulted in special termination benefits of $4.1 million.

        In addition, the Company provides certain healthcare and life insurance benefits for eligible retired employees. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for some employees must be made at the date of retirement. Qualifying dependents at the date of retirement are also eligible for medical coverage. Current plan documents reserve the Company's right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. In 2003, the Company adopted changes to the plans for certain non-represented employees that increased the retiree cost-sharing provisions of the plan for some current retirees and for certain future retirees. In 2002, the Company adopted certain benefit changes for some of its current and future retiree groups. Premiums charged to retirees for medical coverage are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, managed care providers, coordination of benefits with other plans, and a Medicare carve-out.

        The cost to the Company of these plans is shown in the following table:

	Years Ended December 31,
Pension Benefits
	2003	2002	2001
	($ in millions)
Components of net periodic benefit cost (income):
Service cost	$27.5	$25.7	$23.8
Interest cost	92.8	84.1	81.5
Expected return on plan assets	(114.4)	(110.1)	(109.9)
Recognized (gains) or losses	19.8	0.8	—
Prior service cost recognized	0.5	0.2	0.1
Special termination benefits	4.1	—	—

Net periodic benefit cost (income)	$30.3	$0.7	$(4.5)

Defined contribution plan cost	$6.7	$7.2	$7.9

	Years Ended December 31,
Other Post-employment Benefits
	2003	2002	2001
	($ in millions)
Components of net periodic benefit cost:
Service cost	$5.0	$4.2	$4.3
Interest cost	36.9	33.0	31.9
Amortization of prior service cost	2.5	0.8	—
Amortization of net (gain)/loss	2.3	0.7	—
Expected return on plan assets	—	—	—

Net periodic benefit cost	$46.7	$38.7	$36.2

        The following tables set forth the funded status and amounts recognized in the consolidated balance sheets for the Company's defined-benefit pension and retiree healthcare and life insurance plans. Pension plan assets consist primarily of corporate equity securities, fixed income obligations and cash equivalents. Pension benefit data includes the qualified plans as well as unfunded nonqualified plans for benefits provided to directors, officers and employees either beyond those provided by, or payable under, the Company's main plans. The Company uses December 31 as its measurement date.

	Years Ended December 31,
Pension Benefits
	2003	2002
	($ in millions)
Change in benefit obligation:
Projected benefit obligation at beginning of period	$1,290.6	$1,188.6
Acquisition	282.1	—
Service cost	27.5	25.7
Interest cost	92.8	84.1
Actuarial (gains) and losses	61.3	74.6
Benefits paid	(93.8)	(82.5)
Plan amendments	10.0	0.1
Special termination benefits	4.1	—

Projected benefit obligation at end of period	$1,674.6	$1,290.6

        The accumulated benefit obligation for all defined benefit pension plans was $1,598.0 million as of December 31, 2003 and $1,201.8 million as of December 31, 2002.

	Years Ended December 31,
Other Post-employment Benefits
	2003	2002
	($ in millions)
Change in benefit obligation:
Benefit obligation at beginning of period	$524.5	$426.8
Acquisition	97.5	—
Service cost	5.0	4.2
Interest cost	36.9	33.0
Contributions by plan participants	1.9	2.0
Actuarial (gains) and losses	27.7	74.6
Plan amendments	(4.7)	24.8
Benefits paid	(47.8)	(40.9)

Benefit obligation at end of period	$641.0	$524.5

	Years Ended December 31,
Defined Benefit Pension Assets
	2003	2002
Change in fair value of plan assets:
Plan assets at beginning of period	$951.1	$1,139.6
Acquisition	218.6	—
Actual return on assets	220.3	(127.0)
Contributions by employer	18.6	21.0
Benefits paid	(93.8)	(82.5)

Plan assets at end of period	$1,314.8	$951.1

Reconciliation of funded status to net amounts recognized:
Funded status (deficit)	$(359.8)	$(339.5)
Unrecognized actuarial loss	553.4	617.8
Unamortized prior service cost	10.7	1.2

Net amounts recognized	$204.3	$279.5

Amounts recognized in the statement of financial position:
Intangible asset	$1.2	$1.5
Accrued benefit liability—current	(30.5)	(16.7)
Accrued benefit liability—long-term	(282.0)	(234.0)
Accumulated other comprehensive loss	515.6	528.7

Net amounts recognized	$204.3	$279.5

	Years Ended December 31,
Other Post-employment Benefits:
	2003	2002
Change in fair value of plan assets:
Plan assets at beginning of period	$—	$—
Actual return on assets	—	—
Contributions by plan participants	1.9	2.0
Contributions by employer	45.9	38.9
Benefits paid	(47.8)	(40.9)

Plan assets at end of period	$—	$—

Reconciliation of funded status to net amounts recognized:
Funded status (deficit)	$(641.0)	$(524.5)
Unamortized prior service cost	16.8	24.0
Unrecognized actuarial (gain) or loss	92.4	67.1

Net amounts recognized	$(531.8)	$(433.4)

Amounts recognized in the statement of financial position:
Accrued benefit liability—current	$(54.1)	$(43.8)
Accrued benefit liability—long-term	(477.7)	(389.6)

Net amounts recognized	$(531.8)	$(433.4)

        For pension plans with benefit obligations in excess of assets as of December 31, 2003, the projected benefit obligation was $1,674.6 million, the accumulated benefit obligation was $1,598.0 million, and the fair value of assets was $1,314.8 million. For pension plans with benefit obligations in excess of assets as of December 31, 2002, the projected benefit obligation was $1,290.6 million, the accumulated benefit obligation was $1,201.8 million, and the fair value of assets was $951.1 million.

        The actuarial assumptions used to determine the benefit obligations at December 31, 2003 and 2002 related to the Company's defined benefit pension and post-employment benefit plans, as appropriate, are as follows:

	Benefit Obligation Assumptions
	2003	2002
Weighted-average discount rate	6.25%	6.75%
Weighted-average rates of increase in future compensation	4.00%	4.50%

        The actuarial assumptions used to determine the net expense (income) related to the Company's defined benefit pension and post-employment benefit plans for the years ended December 31, 2003, 2002 and 2001, as appropriate, are as follows:

	Pension Cost Assumptions
	2003	2002	2001
Weighted-average discount rate	6.75%	7.25%	7.50%
Weighted-average expected long-term rates of return on assets	8.50%	8.50%	8.50%
Weighted-average rates of increase in future compensation levels	4.50%	5.00%	5.00%

        The discount rate is determined each year as of the measurement date, based on a review of interest rates associated with long-term high quality corporate bonds. The long-term rate of return assumption represents the expected average rate of earning on the funds invested or to be invested to provide for the benefits included in the benefit obligations. The long-term rate of return assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses and the potential to outperform market index returns.

        These assumptions were also used in retiree healthcare and life insurance benefit calculations. A significant factor used in estimating future per capita cost of covered healthcare benefits for the Company and its retirees is the healthcare cost trend rate assumption. The rate used was 10% for 2004 and is assumed to decrease gradually to 4.5% by 2009 and remain at that level thereafter. A one-percentage point change in the healthcare cost trend rate in each year would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
	($ in millions)
Effect on total of service and interest cost components	$2.2	$(2.0)
Effect on post employment benefit obligation	$37.6	$(33.6)

        For 2003, benefit costs for retiree healthcare were calculated based on an annual growth rate of 10%, decreasing to 4.5% by 2009.

        The actual allocations for the pension assets as of December 31, 2003 and 2002, and target allocations by asset category, are as follows:

	Percentage of Plan Assets at December 31,
Pension Assets			Target Allocation
	2003	2002
Equity Securities	61%	61%	37%-73%
Fixed Income Securities	29%	31%	28%-32%
Real Estate	4%	—%	4%-6%
Private Equity Funds	2%	3%	4%-12%
Other	4%	5%	1%-4%

Total	100%	100%

        Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk and to preserve the real purchasing power of assets to meet future obligations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans' investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted and prohibited investments within each asset class. Investment guidelines are specified for each investment manager to ensure that the investments made are within parameters for that asset class. Certain investments are not permitted at any time including investment in employer securities and short sales. Both the Company and the investment manager review the investments to ensure compliance.

        In 2004, the Company expects to contribute approximately $30.5 million to its defined benefit pension plans.

14. INCOME TAXES

        In accordance with industry practice, state and local income and franchise tax provisions are included in general and administrative expenses.

        The provisions for federal income taxes differ from the U.S. statutory rate as follows:

	Years Ended December 31,
	2003	2002	2001
Tax at statutory rate	(35.0)%	(35.0)%	(35.0)%
Other	4.0%	0.2%	1.5%
Change in valuation allowance	35.3%	34.8%	33.5%

Total	4.3%	—%	—%

        The deferred income taxes consisted of the following at December 31:

	2003	2002
	($ in millions)
ASSETS:
Accrued contract liabilities	$54.9	$32.4
Inventory	5.9	—
Accrued vacation	4.0	3.4
Pension liability	123.3	137.4
Other post employment benefits	184.6	150.4
Net operating loss carryforwards and credits	69.8	4.2
Deferred compensation	3.7	—
Interest rate swaps	—	3.6
Other non-deductible expenses	21.7	14.9

Deferred tax assets	$467.9	$346.3

LIABILITIES:
Inventory	$—	$(4.8)
Goodwill and intangibles	(58.0)	(55.6)
Property, plant and equipment	(59.3)	(48.2)
Pension assets	—	—
Other	(5.7)	(0.9)

Deferred tax liabilities	$(123.0)	$(109.5)

Net tax asset	344.9	236.8
Valuation allowance	(344.9)	(236.8)

Net deferred tax asset (liability)	$—	$—

        At December 31, 2003, the Company had the following net operating loss carryforwards for federal income tax purposes:

Year of Expiration	Balance at December 31, 2003
($ in millions)
2010	$27.2
2011	17.5
2017	34.0
2018	45.8
2019	11.4
2020	7.0
2022	51.2

Total	$194.1

        The Company has a tax credit carryforward related to alternative minimum taxes of $2.3 million. This credit is available to offset future regular taxable income and carries forward indefinitely.

        Upon acquisition of Aerostructures, the Company acquired approximately $184 million of net operating loss carryforwards. The utilization of these losses is subject to significant certain limitations in future years.

        Due to the uncertain nature of the ultimate realization of the deferred tax assets, the Company has established a valuation allowance against these future benefits and will recognize benefits only as reassessment demonstrates they are more likely than not to be realized. The valuation allowance has been recorded in income and equity (for items of comprehensive loss) as appropriate.

15. STOCKHOLDERS' EQUITY

        During 2000, the Company adopted the Stock Option Plan of Vought Aircraft Industries, Inc., under which 1,500,000 shares of common stock were reserved for issuance for the purpose of providing incentives to employees and directors.

        Options generally vest within 10 years; however, vesting may be accelerated to as early as four years if certain financial targets related to Earnings Before Interest, Taxes, Depreciation and Amortization and cash flow are achieved. Employee stock options generally provide for automatic acceleration of vesting upon a liquidity event at the Company, as defined in the Stock Option Plan. The incentive options granted to Company employees are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. At December 31, 2003, options granted and outstanding to employees and directors amounted to 1,444,266 shares of which 1,059,366 are vested and exercisable. Additionally, the Company modified the terms of outstanding stock option awards to one employee and three employees who retired during fiscal 2003 and 2002, respectively. As a result of these modifications the Company recorded $1.8 million and $0 as compensation expense in fiscal 2003 and 2002, respectively.

        During the first quarter of 2003, the Company recorded non-cash stock compensation charges of $11.1 million, included in general and administrative expense, to reflect the impact of an estimated increase in the fair value of the Company's common stock, related to non-recourse notes previously issued to officers for stock purchases, increased deferred compensation liability for the Company's rabbi trust and the modification of stock options in connection with executive retirements.

        In connection with the acquisition of Aerostructures in 2003, Vought assumed a similar stock option plan under which Aerostructures stock options were exchanged for 217,266 of Vought stock options and were fully vested at the acquisition pursuant to the stock option plan described above.

        A summary of the Company's stock option activity and related information is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Fair value at the Date of Grant
Options outstanding at December 31, 2000	—
Options granted	1,169,500	$10.00	$2.59
Options forfeited	(60,000)	$10.00
Options exercised	—	—

Options outstanding at December 31, 2001	1,109,500	$10.00
Options granted	156,100	$10.00	$1.57
Options forfeited	(23,000)	$10.00
Options exercised	—	—

Options outstanding at December 31, 2002	1,242,600	$10.00

Options granted	217,266	$10.39	$23.58
Options forfeited	(14,400)	$10.00
Options exercised	(1,200)	$10.00

Options outstanding at December 31, 2003	1,444,266	$10.06

Options exercisable at December 31, 2003	1,059,366	$10.08

Weighted average remaining contractual life at December 31, 2003	6.8 years

  Employee Stock Purchase Plan

        The Company adopted an Employee Stock Purchase Plan, which provides certain employees and independent directors the opportunity to purchase shares of the Company's stock at its estimated fair value. Certain employee stock purchases are eligible for financing by the Company through stockholder notes. Stockholder loans, including interest at 6.09%, are due after 7 years, or upon specified events occurring. During 2000, 95,335 shares were sold to employees for cash and 227,605 shares were sold for notes at a price of $10 per share. During 2001, 123,025 shares were sold to employees for cash and 5,000 shares were sold for notes at a price of $10 per share. During 2002, 5,000 shares were sold for cash at a price of $10 per share.

16. ENVIRONMENTAL CONTINGENCIES

        Environmental liabilities are accrued when the Company determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is better than another, the minimum amount in the range is recorded.

        The acquisition agreement between Northrop Grumman Corporation and the Company transferred certain pre-existing (as of July 24, 2000) environmental liabilities to the Company. The Company is liable for the first $7.5 million and 20% of the amount between $7.5 million and $30 million for environmental costs incurred relating to pre-existing matters as of July 24, 2000. Pre-existing environmental liabilities exceeding the $12 million limit remain the responsibility of Northrop Grumman Corporation under the terms of the acquisition agreement, to the extent identified within

10 years from the acquisition date. In the future, to the extent environmental remediation is required for hazardous materials including asbestos, urea formaldehyde foam insulation or lead-based paints, used as construction materials in, on, or otherwise affixed to structures or improvements on property acquired from Northrop Grumman Corporation, the Company would be responsible. The Company has no material outstanding or unasserted asbestos, urea formaldehyde foam insulation or lead-based paints liabilities including on property acquired from Northrop Grumman Corporation. The Company has an accrual of $8.5 million and $10.5 million for environmental costs at December 31, 2003 and 2002, respectively.

        The Nashville, Tennessee facility was acquired from Textron Inc. in 1996. In connection with that acquisition, Textron agreed to indemnify up to $60 million against any pre-closing environmental liabilities with regard to claims made within ten years of the date on which the facility was acquired, including with respect to a solid waste landfill located onsite that was closed pursuant to a plan approved by the Tennessee Division of Solid Waste Management. While there are no currently pending environmental claims relating to the Nashville facility, there is no assurance that environmental claims will not arise after the expiration of the Textron indemnity in 2006, or that Textron will satisfy its indemnity obligations with respect to any environmental claims that are made before the indemnity expires.

17. RISK CONCENTRATIONS

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

        The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's banking relationships. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Sales to Airbus for the year ended December 31, 2003 were $73.4 million. Sales to The Boeing Company (Boeing) and to Gulfstream Aerospace Corporation (Gulfstream), a General Dynamics Company, were $876.3 million and $143.7 million, respectively, for the year ended December 31, 2003, $971.9 million and $142.7 million, respectively, for the year ended December 31, 2002 and $1,167.4 million and $162.3 million, respectively for the year ended December 31, 2001. Included in trade accounts receivable for Boeing, Gulfstream and Airbus are approximately $36.5 million, $42.5 million and $12.0 million due from these customers at December 31, 2003, respectively. Included in trade accounts receivable for Boeing and Gulfstream are approximately $38.5 million and $28.6 million, respectively, due from these customers at December 31, 2002.

        The Company is highly dependent on the availability of essential materials and parts from its suppliers. The Company is dependent upon the ability of its suppliers to provide material that meets specifications, quality standards, delivery schedules and anticipated costs. Suppliers' failure to provide expected material would adversely affect production schedules and contract profitability. The Company maintains an extensive qualification and performance surveillance system to control risk associated with such reliance on suppliers. The Company is dependent on a third party for all information technology services.

        As of December 31, 2003, 42% of the Company's employees were represented by various labor unions. Approximately 29% of the total workforce is represented by Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America in Dallas, Texas. This union contract is in effect through September 26, 2004. The remaining union contracts are in effect at least through 2004.

18. RELATED PARTY TRANSACTIONS

        A management agreement between the Company and its principal stockholder, The Carlyle Group, requires the Company to pay an annual fee of $2.0 million for various management services. The Company paid fees of $2.0 million in 2003, 2002 and 2001. In addition, we paid TC Group L.L.C. fees of $2.5 million, $0 million and $1.0 million in 2003, 2002 and 2001, respectively, in connection with investment banking and financial advisory services.

        After the Company's separation from Northrop Grumman at July 24, 2000, the Company contracted with Logicon, a Sector of Northrop Grumman for Information Technology Services, for which the Company incurred $43.7 million, $44.4 million and $49.2 million in 2003, 2002, and 2001, respectively. Northrop Grumman subleased office and production space from Vought in Dallas, Texas and Hawthorne, California, for $5.3 million, $6.1 million and $6.9 million in 2003, 2002, and 2001, respectively.

        Upon retirement of two officers during 2002, the Company modified an agreement in order to provide for the future forgiveness of their stock purchase indebtedness of $1.0 million plus accrued interest if a liquidity event (as defined) occurs.

19. OTHER COMMITMENTS AND OTHER CONTINGENCIES

        The Company has severance arrangements with key executives in the event that they are terminated under certain circumstances. In addition, a rabbi trust was established in 2000 for key executives. The Company's stock held in the trust is recorded at historical cost, and the corresponding deferred compensation liability is recorded at the current fair value of the Company's stock. Stock held in the rabbi trust is classified in equity as "shares held in rabbi trust." The Company recorded Stock Compensation in 2003 of $4.2 million. There was no difference in the historical cost and the fair value of the deferred compensation liability at December 31, 2002 or 2001.

        From time to time, the Company is involved in various legal proceedings arising out of the ordinary course of business. None of the matters in which the Company is currently involved, either individually, or in the aggregate, is expected to have a material adverse effect on the Company's business or financial condition, results of operations or cash flows.

        The Company operates in a highly regulated industry that subjects the Company to various audits, reviews and investigations by several U.S. governmental entities. Currently, the Company is not aware of any significant on-going audits, reviews or investigations which it believes would materially impact the Company's results of operations or financial condition.

20. GUARANTOR SUBSIDIARIES

        The 8% Senior Notes due 2011 are fully and unconditionally and jointly and severally guaranteed, on a senior unsecured basis, by the Company's 100% owned subsidiaries. Summarized financial information of the Company and its subsidiary is presented below:

Consolidating Balance Sheet
December 31, 2003

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$106.4	$—	$—	$106.4
Trade and other receivables	92.6	21.9		114.5
Intercompany receivable	—	13.6	(13.6)	—
Inventories	162.7	34.6		197.3
Other current assets	4.9	1.5		6.4

Total current assets	366.6	71.6	(13.6)	424.6
Property, plant and equipment, net	319.1	95.0		414.1
Goodwill, net	96.7	431.0		527.7
Identifiable intangible assets, net	56.3	58.6		114.9
Investment in affiliated company	413.9	—	(413.9)	—
Debt origination costs, net and other assets	18.3	0.1		18.4

Total assets	$1,270.9	$656.3	$(427.5)	$1,499.7

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$37.4	$16.9		$54.3
Accrued and other liabilities	81.0	17.5	(2.0)	96.5
Accrued payroll and employee benefits	41.9	4.5		46.4
Accrued postemployment benefits—current	43.8	10.3		54.1
Accrued pension—current	30.5			30.5
Intercompany payable	13.6	—	(13.6)	—
Capital lease obligations	—	1.2		1.2
Accrued contract liabilities	154.1	38.5		192.6

Total current liabilities	402.3	88.9	(15.6)	475.6
Long-term liabilities
Accrued postemployment benefits	392.5	85.2	—	477.7
Accrued pension	215.0	67.0		282.0
Long-term bank debt	295.9	—		295.9
Long-term bond debt	270.0	—		270.0
Long-term capital lease obligations	—	3.3		3.3
Other non-current liabilities	18.1	—		18.1

Total liabilities	1,593.8	244.4	(15.6)	1,822.6
Stockholders' equity (deficit):
Common stock, par value $0.01; 50,000,000 shares authorized, 25,012,052 issued and outstanding in 2003	0.3			0.3
Additional paid-in capital	418.0	415.6	(415.6)	418.0
Shares held in rabbi trust	(1.9)	—		(1.9)
CMG escrow	(2.0)	(2.0)	2.0	(2.0)
Stockholders' loans	(2.3)	—		(2.3)
Accumulated deficit	(219.4)	(1.7)	1.7	(219.4)
Accumulated other comprehensive loss	(515.6)	—		(515.6)

Total stockholders' equity (deficit)	(322.9)	411.9	(411.9)	(322.9)

Total liabilities and stockholders' equity (deficit)	$1,270.9	$656.3	$(427.5)	$1,499.7

Consolidating Balance Sheet
December 31, 2002

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$68.6			$68.6
Trade and other receivables	86.7			86.7
Inventories	202.7			202.7
Other current assets	4.6			4.6

Total current assets	362.6	—	—	362.6
Property, plant and equipment, net	334.7			334.7
Goodwill, net	96.7			96.7
Identifiable intangible assets, net	71.5			71.5
Debt origination costs, net and other assets	7.8			7.8

Total assets	$873.3	$—	$—	$873.3

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$38.3			$38.3
Accrued and other liabilities	68.4			68.4
Accrued payroll and employee benefits	55.8			55.8
Accrued postemployment benefits—current	43.8			43.8
Accrued pension—current	16.7			16.7
Derivative liability—interest rate swaps	10.3			10.3
Accrued contract liabilities	104.3			104.3

Total current liabilities	337.6	—	—	337.6
Long-term liabilities:
Accrued postemployment benefits	389.6			389.6
Accrued pension	234.0			234.0
Long-term bank debt	395.6			395.6
Other non-current liabilities	19.4			19.4

Total liabilities	1,376.2	—	—	1,376.2
Stockholders' equity (deficit):
Common stock, par value $0.01; 50,000,000 shares authorized, 17,896,965 issued and outstanding in 2002	0.2			0.2
Additional paid-in capital	178.8			178.8
Shares held in rabbi trust	(1.9)			(1.9)
Stockholders' loans	(2.3)			(2.3)
Accumulated deficit	(149.0)			(149.0)
Accumulated other comprehensive loss	(528.7)			(528.7)

Total stockholders' equity (deficit)	(502.9)	—	—	(502.9)

Total liabilities and stockholders' equity (deficit)	$873.3	—	—	$873.3

Consolidating Statement of Operations
Twelve Months Ended December 31, 2003

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Net sales	$1,082.2	$127.0	$(0.4)	$$1,208.8
Costs and expenses
Cost of sales	904.6	108.1	(0.4)	1,012.3
Selling, general and administrative expenses	214.3	20.3		234.6

Total costs and expense	1,118.9	128.4	(0.4)	1,246.9

Operating loss	(36.7)	(1.4)	—	(38.1)
Other income (expense)
FAS 133 non-cash income (expense)—interest rate swaps	10.3	—		10.3
Interest income	2.1	—		2.1
Interest expense	(42.1)	(0.3)		(42.4)
Equity in losses of consolidated subsidiaries	(1.7)	—	1.7	—

Loss before income taxes	(68.1)	(1.7)	1.7	(68.1)
Income taxes	(2.3)	—	—	(2.3)

Net loss	$(70.4)	$(1.7)	$1.7	$(70.4)

Consolidating Statement of Operations
Twelve Months Ended December 31, 2002

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Net sales	$1,200.7			$1,200.7
Costs and expenses
Cost of sales	1,051.9			1,051.9
Selling, general and administrative expenses	186.8			186.8
Intangible impairment charge	5.9			5.9

Total costs and expenses	1,244.6	—	—	1,244.6

Operating loss	(43.9)	—	—	(43.9)
Other income (expense)
FAS 133 non-cash income (expense) - interest rate swaps	6.1			6.1
Interest income	2.3			2.3
Interest expense	(44.2)			(44.2)

Loss before income taxes	(79.7)	—	—	(79.7)
Income taxes	—	—	—	—

Net loss	$(79.7)	$—	$—	$(79.7)

Consolidating Statement of Operations
Twelve Months Ended December 31, 2001

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Net sales	$1,422.0			$1,422.0
Costs and expenses
Costs and sales	1,198.1			1,198.1
Selling, general and administrative expenses	206.4			206.4
Intangible impairment charge	2.0			2.0

Total costs and expenses	1,406.5	—	—	1,406.5

Operating income	15.5	—	—	15.5
Other income (expense)
FAS 133 non-cash income(expense)—interest rate swaps	(8.6)			(8.6)
Interest income	1.9			1.9
Interest expense	(64.4)			(64.4)

Loss before income taxes	(55.6)	—	—	(55.6)
Income taxes	—	—	—	—

Loss before the cumulative effect of a change in accounting principle	(55.6)	—	—	(55.6)

Cumulative effect of change in accounting principle	(7.8)			(7.8)

Net loss	$(63.4)	$—	$—	$(63.4)

Consolidating Statement of Cash Flows
Twelve Months Ended December 31, 2003

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Operating activities
Net loss	$(70.4)	$(1.7)	$1.7	$(70.4)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation & amortization	65.2	11.3		76.5
Loss from asset sales	2.0			2.0
Stock compensation expense	11.1			11.1
Non-cash (income) loss - interest rate swaps	(10.3)			(10.3)
Loss from investment in consolidated subsidiaries	1.7		(1.7)	—
Changes in current assets and liabilities:
Accounts receivable	(5.9)	6.3		0.4
Intercompany accounts receivable	—	(13.6)	13.6	—
Inventories, net of advance and progress billings	40.0	(12.2)		27.8
Other current assets	(0.3)	(1.5)		(1.8)
Accounts payable, trade	(0.9)	3.5		2.6
Intercompany accounts payable	13.6	—	(13.6)	—
Accrued payroll and employee benefits	(4.3)	0.5		(3.8)
Accrued and other liabilities	10.6	1.7		12.3
Accrued contract liabilities	49.8	6.2		56.0
Other assets and liabilities - long-term	(5.1)	1.5		(3.6)

Net cash provided by operating activities	96.8	2.0	—	98.8
Investing activities
Cash paid for acquisition	(183.2)			(183.2)
Capital expenditures	(32.6)	(2.0)		(34.6)

Net cash used in investing activities	(215.8)	(2.0)	—	(217.8)

Financing activities
Payments on long-term bank debt	(99.7)			(99.7)
Payment of debt origination cost	(13.5)			(13.5)
Proceeds from long-term debt/bond debt	270.0			270.0

Net cash provided by financing activities	156.8			156.8

Net increase in cash and cash equivalents	37.8	—	—	37.8
Cash and cash equivalents at beginning of period	68.6	—	—	68.6

Cash and cash equivalents at end of period	$106.4	$—	$—	$106.4

Consolidating Statement of Cash Flows
Twelve Months Ended December 31, 2002

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Operating activities
Net loss	$(79.7)			$(79.7)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation & amortization	67.9			67.9
Loss from asset sales	5.4			5.4
Intangible impairment charge	5.9			5.9
Non-cash (income) loss—interest rate swaps	(6.1)			(6.1)
Changes in current assets and liabilities:
Accounts receivable	53.1			53.1
Inventories, net of advances and progress billings	115.9			115.9
Other current assets	(2.7)			(2.7)
Accounts payable, trade	2.6			2.6
Accrued payroll and employee benefits	(33.4)			(33.4)
Accrued and other liabilities	6.9			6.9
Accrued contract liabilities	43.4			43.4
Other assets and liabilities—long-term	(12.4)			(12.4)

Net cash provided by operating activities	166.8			166.8
Investing activities
Capital expenditures	(21.1)			(21.1)
Proceeds from asset sales	0.3			0.3

Net cash used in investing activities	(20.8)			(20.8)
Financing activities
Payments on long-term bank debt	(109.4)			(109.4)
Proceeds from issuance of common stock to employees	0.1			0.1

Net cash used in financing activities	(109.3)			(109.3)

Net increase in cash and cash equivalents	36.7			36.7
Cash and cash equivalents at beginning of period	31.9			31.9

Cash and cash equivalents at end of period	$68.6			$68.6

Consolidating Statement of Cash Flows
Twelve Months Ended December 31, 2001

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Operating activities
Net loss	$(63.4)			$(63.4)
Adjustments to reconcile loss to net cash provided by operating activities:
Cumulative effect of change in accounting principle	7.8			7.8
Depreciation & amortization	73.8			73.8
Loss from asset sales	0.1			0.1
Intangible impairment charge	2.0			2.0
Non-cash (income) loss—interest rate swaps	8.6			8.6
Changes in current assets and liabilities:
Accounts receivable	(27.2)			(27.2)
Inventories, net of advances and progress billings	137.1			137.1
Other current assets	4.8			4.8
Accounts payable, trade	(7.2)			(7.2)
Accrued payroll and employee benefits	39.7			39.7
Accrued and other liabilities	32.6			32.6
Accrued contract liabilities	6.8			6.8
Other assets and liabilities—long-term	(33.2)			(33.2)

Net cash provided by operating activities	182.3			182.3
Investing activities
Capital expenditures	(35.9)			(35.9)
Proceeds from asset sales	0.5			0.5

Net cash used in investing activities	(35.4)			(35.4)
Financing activities
Proceeds from long-term bank/bond debt	150.0			150.0
Payments on long-term bank debt	(140.0)			(140.0)
Payment of debt origination costs	(4.2)			(4.2)
Payment of seller note	(148.0)			(148.0)
Proceeds from issuance of common stock to employees	1.2			1.2

Net cash used in financing activities	(141.0)			(141.0)

Net increase in cash and cash equivalents	5.9			5.9
Cash and cash equivalents at beginning of period	26.0			26.0

Cash and cash equivalents at end of period	$31.9			$31.9

21.    QUARTERLY FINANCIAL INFORMATION, UNAUDITED ($ IN MILLIONS)

	Quarter ended
2003	December 31, 2003(a)(b)	September 28, 2003(a)	June 29, 2003	March 30, 2003
Revenues	$357.0	$314.1	$274.2	$263.5
Operating income (loss)	(43.5)	0.1	9.6	(4.3)
Net income (loss)	$(55.4)	$(10.5)	$5.3	$(9.8)
	Quarter ended
2002	December 31, 2002(b)	September 29, 2002	June 30, 2002	March 31, 2002
Revenues	$274.7	$297.2	$306.2	$322.6
Operating income (loss)	(30.0)	(5.6)	(35.1)	26.8
Net income (loss)	$(37.2)	$(15.5)	$(47.4)	$20.4

(a)
On July 2, 2003, the Company acquired all of the outstanding stock of TA Acquisitions Holdings, Inc. and its wholly owned subsidiary, the Aerostructures Corporation. Accordingly, the financial statements reflect the results of operations of the acquired entities since the respective dates of acquisition. The acquisition effects the comparability of the financial data for the periods presented.

(b)
Forward losses of $80.8 and $34.3 were recorded during the three months ended December 31, 2003 and December 31, 2002, respectively.

 Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions)
(Unaudited)

	March 28, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$207.1	$106.4
Accounts receivable	113.7	114.5
Inventories	211.3	197.3
Other current assets	7.8	6.4

Total current assets	539.9	424.6
Property, plant and equipment, net	407.8	414.1
Goodwill, net	527.7	527.7
Identifiable intangible assets, net	110.7	114.9
Debt origination costs, net and other assets	17.6	18.4

Total assets	$1,603.7	$1,499.7

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$80.0	$54.3
Accrued and other liabilities	93.8	96.5
Accrued payroll and employee benefits	39.8	46.4
Accrued post-employment benefits-current	54.1	54.1
Accrued pension-current	30.5	30.5
Capital lease obligation	1.2	1.2
Accrued contract liabilities	291.3	192.6

Total current liabilities	590.7	475.6
Long-term liabilities:
Accrued post employment benefits	500.3	477.7
Accrued pension	272.5	282.0
Long-term bank debt	295.9	295.9
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	3.0	3.3
Other non-current liabilities	17.9	18.1

Total liabilities	1,950.3	1,822.6
Stockholders' equity (deficit):
Common stock, par value $.01; 50,000,000 shares authorized, 25,012,052 issued and outstanding in 2004 and 2003, respectively	0.3	0.3
Additional paid-in capital	418.0	418.0
Shares held in rabbi trust and CMG escrow	(3.9)	(3.9)
Stockholders' loans	(2.3)	(2.3)
Accumulated deficit	(243.1)	(219.4)
Accumulated other comprehensive loss	(515.6)	(515.6)

Total stockholders' equity (deficit)	$(346.6)	$(322.9)

Total liabilities and stockholders' equity (deficit)	$1,603.7	$1,499.7

See accompanying notes

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(Unaudited)

	For the Three Months Ended
	March 28, 2004	March 30, 2003
Net sales	$294.9	$263.5
Costs and expenses
Cost of sales	246.7	212.2
Selling, general and administrative expenses	62.7	55.6

Total costs and expenses	309.4	267.8

Operating loss	(14.5)	(4.3)
Other income (expense)
Non-cash income -interest rate swaps	—	2.2
Interest income	0.5	0.5
Interest expense	(9.7)	(8.2)

Loss before income taxes	(23.7)	(9.8)
Income taxes	—	—

Net loss	$(23.7)	$(9.8)

See accompanying notes

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions)
(Unaudited)

	For the Three Months Ended
	March 28, 2004	March 30, 2003
Operating activities
Net loss	$(23.7)	$(9.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.5	16.9
Stock compensation expense	—	11.1
Loss from asset sales	1.5	0.1
Non-cash income—interest rate swaps	—	(2.2)
Changes in current assets and liabilities:
Accounts receivable	0.8	(18.8)
Inventories, net of advances and progress billings	(14.0)	11.0
Other current assets	(1.4)	1.0
Accounts payable, trade	25.7	12.0
Accrued payroll and employee benefits	(6.6)	(26.1)
Accrued and other liabilities	(2.7)	(6.0)
Accrued contract liabilities	98.7	161.7
Other assets and liabilities—long-term	12.8	4.8

Net cash provided by operating activities	109.6	155.7
Investing activities
Capital expenditures	(8.6)	(5.7)

Net cash used in investing activities	(8.6)	(5.7)
Financing activities
Payments on long-term bank debt	—	(30.0)
Payments on capital leases	(0.3)	—

Net cash used in financing activities	(0.3)	(30.0)
Net increase in cash and cash equivalents	100.7	120.0
Cash and cash equivalents at beginning of period	106.4	68.6

Cash and cash equivalents at end of period	$207.1	$188.6

See accompanying notes

VOUGHT AIRCRAFT INDUSTRIES, INC.
Notes to Consolidated Financial Statements

(Unaudited)

March 28, 2004

Note 1—Organization and Basis of Presentation

        Vought Aircraft Industries, Inc. and its wholly owned subsidiaries are herein referred to as the "Company" or "Vought". The Company is one of the world's largest independent providers of commercial and military aerostructures. The majority of the Company's products are sold to The Boeing Company, and for military contracts, ultimately to the U.S. Government. The Corporate office is in Dallas, Texas and production work is performed at sites in Hawthorne and Brea, California, Everett, Washington, Dallas and Grand Prairie, Texas, Milledgeville, Georgia, Nashville, Tennessee, and Stuart, Florida.

        We implemented a corporate reorganization of our Aerostructures subsidiary effective on January 1, 2004. Pursuant to the reorganization, Aerostructures incorporated a new subsidiary, named Contour Aerospace Corporation, a Delaware corporation ("Contour"). Then, Aerostructures contributed (i) its Everett, Washington facility, that builds fuselage skins, spars, stringers, pylons and machined components, and (ii) its Brea, California facility, that builds wing skins, spars, stringers, chords and ribs, to Contour. Contemporaneous with the contribution of these assets and operations to Contour, Aerostructures merged with and into Vought Aircraft Industries, Inc., so that the remaining operating assets of Aerostructures are integrated with the ongoing operations of Vought. As a result of the reorganization, beginning in 2004, Aerostructures does not exist as a separate corporate entity and Contour is a direct subsidiary of Vought. Under the 8% Senior Notes due 2011, Contour is a guarantor on a fully and unconditionally and jointly and severally on a senior unsecured basis.

        The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, the accompanying interim unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the three months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These interim unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in our audited financial statements for the year ended December 31, 2003.

Note 2—Stock-Based Compensation

        The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants using the intrinsic value method. The following schedule reflects the impact on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock Based Compensation, to stock based employee compensation:

	Three months ended
	March 28, 2004	March 30, 2003
	($ in millions)
Reported net loss	$(23.7)	$(9.8)
Stock based compensation	—	(11.1)

	(23.7)	1.3
Compensation expense per SFAS No. 123	(0.2)	(11.3)

Pro forma net loss for SFAS No. 123	$(23.9)	$(10.0)

        The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts as options vest over several years and additional option grants are expected.

        During the first quarter of 2003, the Company recorded non-cash stock compensation charges of $11.1 million, included in general and administrative expense, to reflect the impact of an estimated increase in the fair value of the Company's common stock, related to non-recourse notes previously issued to officers for stock purchases, increased deferred compensation liability for the Company's rabbi trust and the modification of stock options in connection with executive retirements.

Note 3—New Accounting Pronouncements

        On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The Act introduces a prescription drug benefit under Medicare ("Medicare Part D") as well as a federal subsidy to employers who sponsor retiree health care benefit plans that provide a prescription drug plan that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued a Staff Position ("FSP") that allows companies to defer recognition of the impact that the Act might have on the benefit obligations they provide their retirees, pending the issuance of specific guidance on the accounting for the federal subsidy introduced by the Act. The Company deferred recognition of the impact of the Act as permitted by the FSP at December 31, 2003. As a result of the first quarter restructuring, the deferral election expired. The Company has included the estimated effects of this pronouncement in its accumulated postretirement benefit obligation ("APBO") at March 28, 2004. See Note 8—Pension and other Postemployment Benefits for further discussion of the adoption of this pronouncement.

Note 4—Restructuring

        On February 26, 2004, Vought announced plans to consolidate portions of its manufacturing operations in Dallas, Texas. The plans include renovating and modernizing the Dallas facilities, closing the facilities in Nashville and Stuart over the next 18 to 36 months and moving their operations to Dallas and reducing the size of the Hawthorne facility. In support of this restructuring, Vought received a $35 million grant from the Texas Enterprise Fund in April 2004 and is in the process of working with the Texas General Land Office and several other state and local agencies to finalize certain agreements regarding the Company's consolidation plans. When completed, this project is expected to reduce the Company's occupied square footage by more than three million square feet, reduce operating costs and increase productivity. As part of this plan, the Company will incur charges at Nashville and Stuart for employee termination benefits and relocation costs, certain pension costs, consolidation of excess facilities and various other closure costs. The final expected completion dates for closing the Stuart and Nashville facilities are December 31, 2005 and December 31, 2006, respectively.

        As a result of the closure of the Stuart and Nashville facilities, the Company offered relocation or termination benefits (voluntary and involuntary) to the approximately 1,367 employees at these facilities. All Stuart employees and Nashville non-union employees were offered the opportunity to transfer to the Dallas site (with certain relocation costs provided), or to accept certain termination benefits. These termination benefits include a severance component for all terminated employees and a retention component for employees who elect to remain with the Company through various completion dates during these closures. The Company recorded a liability in the amount of $5.4 million during the first quarter of fiscal 2004 associated with the severance component of the termination benefits. Additionally, the Company estimated costs of approximately $2.9 million associated with the retention component of the termination benefits and is recognizing this liability ratably over the period of the employee's retention period. At March 28, 2004, a liability for the retention component of the termination benefits has been recorded in the amount of approximately $130,000.

        As part of the restructuring plan, the Company negotiated termination benefit agreements with union employees at the Nashville location. These negotiations were completed in April 2004. The Company offered these employees the same employment options offered to all Stuart employees and Nashville non-union employees. As a result of the union negotiations, certain retention and termination benefits were agreed to which are estimated to be approximately $4.4 million. Beginning in April 2004, the Company recognizes this liability ratably over the period of the employee's retention period.

        Approximately 382 out of the 1,367 employees at these locations have elected to relocate to Dallas. The Company currently estimates that the relocation costs associated with these transfers will be approximately $10 million. The following table is a rollforward of the amounts accrued for the restructuring liabilities discussed above as of March 28, 2004.

Accrued Restructuring Liability—Employee Reductions
($ in millions)
Balance December 31, 2003	$—
Restructuring liabilities recognized	5.5
Cash expenditures	—

Balance March 28, 2004	$5.5

        See Note 8 Pension and Other Post-employment Benefits for further discussion of the effects of the restructuring on the pension and other post-employment benefits at the Nashville and Stuart facilities.

        As a result of the announced closures of the Stuart and Nashville facilities, the Company is currently in the process of evaluating the fixed assets associated with these facilities and developing a plan for moving these assets to Dallas or for selling or abandoning the assets once the facilities are vacated. Upon completion of this analysis certain assets may not be recoverable and an impairment charge for these assets could be necessary in future periods. As of March 28, 2004, the net book value of the Stuart assets, excluding leasehold improvements, was $6.0 million and the net book value of the Nashville assets was $81.3 million. The Company is in the process of evaluating the lease for the Stuart facility and a potential buyout of the remaining lease term after the facility has been exited. The Company will record the liability associated with the buyout at the time the liability is measurable. The Company currently has $1.2 million in net book value of leasehold improvements at the Stuart facility. As a result of the closure, the Company has accelerated the depreciation on these items so they will be fully depreciated by the end of 2005, when the facility is no longer in use. The increased depreciation for these assets was less than $0.1 million during the first quarter of fiscal 2004.

        The Company is currently in the process of reviewing proposals to sell the Hawthorne facility and then lease back all of the facility through 2005, after which, the Company will reduce the total square footage under the lease, with the lease extending to approximately 2010.

        The restructuring and other related charges are recorded to program costs. In accordance with SOP 81-1, the total additional costs associated with the planned facility closures for relocation, termination and retention benefits, and pension and other post-employment benefits ("OPEB") were considered in the Company's estimated costs at completion for contracts at each site. As a result of including the estimated incurred to date and the future restructuring costs in each facility's contracts, the Company recorded a charge to cost of sales in the amount of $18 million in the first quarter of 2004. The $18 million charge reflects forward loss increases of $8.7 million for programs in a forward loss position at the Stuart and Dallas facilities and profit margin reductions of $9.3 million on contracts in process at the Nashville facility.

        During 2001, the Company finalized and approved a restructuring plan designed to reduce the Company's infrastructure costs by closing its Perry, Georgia facility and relocating the facility's production effort to the Stuart, Florida site. At December 31, 2001, the Company had accrued $12.6 million related to costs on non-cancelable lease payments and maintenance, after the anticipated closure date for the Perry facility. The closure of Perry was completed at the beginning of the third quarter of 2002. Subsequent to the closure, the Company recorded $3.5 million of lease payments and maintenance against the accrual. The remaining non-cancelable lease payments and maintenance, extend to 2007. Additionally during 2002, the Company relocated 165 employees from the Perry facility to the Stuart facility. The following is a rollforward of amounts accrued for restructuring at the Perry site:

Accrued Restructuring Reserve Perry Site
($ in millions)
Balance December 31, 2000	$—
Restructuring charge recognized	12.6

Balance December 31, 2001	$12.6
Cash expenditures	(1.0)

Balance December 31, 2002	$11.6
Cash expenditures	(2.1)

Balance December 31, 2003	$9.5
Cash expenditures for the three months ending March 28, 2004	(0.4)

Balance March 28, 2004	$9.1

Note 5—Inventories

        Inventories consisted of the following:

	March 28, 2004	December 31, 2003
	($ in millions)
Production costs of contracts in process	$371.1	$342.9
Excess of production cost of delivered items over the estimated average unit cost	0.7	2.1
Finished goods	10.7	24.2
Less: unliquidated progress payments	(171.2)	(171.9)

Total inventories	$211.3	$197.3

Note 6—Goodwill and Intangible Assets

        With the adoption of SFAS No. 142, amortization of Goodwill ceased effective January 1, 2002 and is now subject to annual impairment tests in accordance with the standard. The Company completed its annual impairment analysis based on the discounted future cash flow method and determined that there was no impairment to goodwill as of December 31, 2003.

        Intangible assets consisted of the following:

	March 28, 2004	December 31, 2003
	($ in millions)
Programs and contracts	$166.8	$166.8
Pension asset	1.3	1.3
Less: accumulated amortization	(57.4)	(53.2)

Identifiable intangible assets, net	$110.7	$114.9

        Scheduled remaining amortization of identifiable intangible assets is as follows as of March 28, 2004:

($ in millions)
2004	$12.5
2005	13.1
2006	13.1
2007	12.3
2008	11.2
Thereafter	48.5

$110.7

Note 7—Long-Term Debt

        On July 24, 2000, the Company entered into a senior credit and guaranty agreement that included $525 million of term loan facilities and a $90 million revolving credit facility. The revolving credit facility expires on June 30, 2006. No borrowings have been made under the revolving credit facility. Total long-term bank debt was $295.9 million at March 28, 2004 and December 31, 2003.

        On July 2, 2003, Vought issued $270.0 million of 8% Senior Notes due 2011 with interest payable on January 15 and July 15 of each year, beginning January 15, 2004. The notes may be redeemed in full or in part prior to maturity on July 15, 2007, by paying a make-whole premium. Additionally, prior to July 15, 2006, Vought may redeem up to 35% of the notes from the proceeds of certain equity offerings. The notes are senior unsecured obligations guaranteed by all of Vought's existing and future domestic subsidiaries. In connection with the offering of the notes, Vought entered into an amendment to their senior secured credit facility. As part of the transaction, Vought prepaid $60.0 million of term loans including the retirement of Tranche A and obtained an amendment to its revolving credit facility, which increased the availability of the revolving credit facility by $60.0 million to a revolving credit facility of $150.0 million, reduced by $49.9 million of outstanding letters of credit.

        At March 28, 2004 and December 31, 2003, the fair value of the Company's long-term bank debt, based on current interest rates, approximated its carrying value.

Note 8—Pension and Other Post-employment Benefits

        The components of net periodic benefit cost for the Company's pension plans and other postretirement benefit plans were as follows:

Pension Benefits	Three Months Ended March 28, 2004
($ in millions)
Components of net periodic benefit cost (income):
Service cost	$7.5
Interest cost	25.3
Expected return on plan assets	(30.4)
Recognized (gains) or losses	9.0
Prior service cost recognized	9.6
Amortization of prior service cost	—
Plan curtailment (gain)/loss	(9.9)
Special termination benefits	1.2

Net periodic benefit cost	$12.3

Defined contribution plan cost	$1.8

        The Company has determined that obtaining by-component information for the first quarter 2003 net periodic benefit cost would be impracticable. For the first quarter 2003, the net periodic benefit cost and the defined contribution plan cost were $3.4 million and $1.7 million, respectively. There were no special termination benefits or plan curtailments in the first quarter of 2003.

Other Post-employment Benefits	Three Months Ended March 28, 2004
($ in millions)
Components of net periodic benefit cost (income):
Service cost	$1.5
Interest cost	9.4
Expected return on plan assets	—
Prior service cost recognized	(0.2)
Amortization of prior service cost	0.6
Amortization of net (gain)/loss	0.4
Plan curtailment (gain)/loss	11.7
Special termination benefits	0.7

Net periodic benefit cost	$24.1

        The Company has determined that obtaining by-component information for the first quarter 2003 net periodic benefit cost would be impracticable. For the first quarter 2003, the net periodic benefit cost was $8.6 million. There were no special termination benefits or plan curtailments in the first quarter of 2003.

        As a result of the Company's announcement on February 26, 2004 of its plans to consolidate much of its manufacturing operations in Dallas, the Company recorded liabilities for pension and postretirement benefit plan curtailments of $11.2 million and special termination benefits of $1.9 million in the first quarter. The special termination benefits related to its affected nonrepresented employees that received and accepted transfer or completion opportunities in March 2004. Represented employees accepted similar offers through a certified vote on April 20, 2004. As a result of that vote, the Company expects to record a liability of approximately $15.0 million for special termination benefits for affected represented employees in the second quarter.

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of March 28, 2004, the Company will recognize the effects of the Act in the measure of its accumulated postretirement benefit obligation (APBO) for certain retiree groups in accordance with FASB Staff Position No. FAS 106-1.

        The Company currently pays a portion of the prescription drug cost for certain retirees. The benefits for certain retirees were determined to be actuarially equivalent based on an analysis of the Company's existing prescription drug plan provisions and claims experience as compared to the Medicare Part D prescription drug benefit that will be effective in 2006.

        Recognition of the subsidy for certain retiree groups as an offset to plan costs results in a $39.4 million reduction in the APBO. The reduction in APBO will be included with other deferred actuarial gains and losses. The 2004 and subsequent net periodic postretirement benefit costs will be adjusted to reflect the lower interest cost due to the lower APBO. To the extent that the deferred gains and losses are outside the allowable corridor, the excess will be recognized as prescribed under SFAS 106. For other retiree groups, the impact of the potential subsidy benefit has not been calculated because those amounts could not be reasonably estimated.

        The Company has not reflected any changes in participation in the Company's plans as a result of the Act. The reduction in APBO represents the value of the 28% subsidy and does not reflect any other changes.

        More specific authoritative guidance on the accounting of the federal subsidy is pending and, when issued, could require the Company to change previously reported information.

Note 9—Commitments

        Warranty Reserves. A reserve has been established to provide for the estimated future cost of warranties on the Company's delivered products. Management periodically reviews the reserves and adjustments are made accordingly. A provision for warranty on products delivered is made on the basis of the Company's historical experience and identified warranty issues. Warranties cover such factors as non-conformance to specifications and defects in material and workmanship. The following is a rollforward of amounts accrued for warranty reserves:

Warranty Reserve
($ in millions)
Balance at December 31, 2002	$10.9
Acquired balance from Aerostructures	1.5
Warranty costs incurred	(1.7)
Additions charged to cost of sales:
Warranties issued	1.7
Charges related to pre-existing warranties	(1.8)

Balance at December 31, 2003	10.6
Warranty costs incurred	(0.1)
Additions charged to cost of sales:
Warranties issued	0.4
Charges related to pre-existing warranties	(0.4)

Balance at March 28, 2004	$10.5

Note 10—Environmental Costs

        Environmental liabilities are accrued when the Company determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more accurate than another, the minimum amount in the range is recorded.

        Our facilities have been previously owned and operated by other entities and remediation is currently taking place at several facilities in connection with contamination that occurred prior to our ownership. In particular, we acquired several of our facilities from Northrop Grumman in July of 2000, including the Hawthorne and Torrance, California facilities, the Stuart, Florida facility, the Milledgeville and Perry, Georgia facilities and two Dallas, Texas facilities. Of those facilities, remediation projects are underway in Hawthorne, Stuart, Milledgeville and Dallas. Under our asset purchase agreement with Northrop Grumman, we obtained from Northrop Grumman an indemnity relating to contamination at all sites occurring prior to our ownership (so-called "pre-closing liabilities"). The indemnity effectively caps our exposure to such cleanup liabilities at $12 million, with Northrop Grumman assuming responsibility for all such costs in excess of $12 million. In accordance with the terms of the environmental indemnity, Northrop Grumman is managing all environmental remedial projects at the various sites, except with respect to most of the remediation activities now underway at the Dallas Facility. The Dallas facility is a Naval Weapons Industrial Reserve Plant, which the Navy leases to us. The Navy manages and finances most of the remediation activities at this site (although Northrop Grumman does manage other remediation activities at the site). Should the Navy cease to finance and perform remediation activities at the Dallas site, we would look to Northrop Grumman to manage those activities in accordance with its indemnity obligations. Although we have no reason to believe that Northrop Grumman will not satisfy its indemnity obligations, if Northrop Grumman failed to do so, we could be exposed to environmental cleanup liabilities that could be material. As of March 28, 2004, our balance sheet included an accrued liability of $8.2 million for accrued environmental liabilities.

        The Nashville, Tennessee facility was acquired by the Aerostructures Corporation from Textron Inc. in 1996. In connection with that acquisition, Textron agreed to indemnify up to $60 million against any pre-closing environmental liabilities with regard to claims made within ten years of the date on which the facility was acquired, including with respect to a solid waste landfill located onsite that was closed pursuant to a plan approved by the Tennessee Division of Solid Waste Management. While there are no pending environmental claims relating to the Nashville facility, there is no assurance that environmental claims will not arise after the expiration of the Textron indemnity in 2006, or that Textron will satisfy its indemnity obligations with respect to any environmental claims that are made before the indemnity expires.

        The following is a rollforward of amounts accrued for environmental liabilities:

Environmental Liability
($ in millions)
Balance at December 31, 2002	$10.5
Environmental costs incurred	(2.0)

Balance at December 31, 2003	8.5
Environmental costs incurred for the three months ending March 28, 2004	(0.3)

Balance at March 28, 2004	$8.2

Note 11—Related Party Transactions

        In accordance with the management agreement between Vought Aircraft Industries, Inc. and the Company's principal stockholder, The Carlyle Group ("Carlyle"), the Company incurred a fee of $0.5 million for various management services provided by Carlyle for each of the three month periods ended March 28, 2004 and March 30, 2003, respectively.

Note 12—Guarantor Subsidiaries

        The 8% Senior Notes due 2011 are fully and unconditionally and jointly and severally guaranteed,

on a senior unsecured basis, by the Company's 100% owned subsidiaries. Summarized financial information of the Company and its subsidiaries is presented below:

Consolidating Balance Sheet
March 28, 2004
($ in millions)

	Vought(1)	Guarantor Subsidiary(1)	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$207.1	$—	$—	$207.1
Trade and other receivables	104.0	9.7		113.7
Intercompany receivable	10.5	0.3	(10.8)	—
Inventories	197.9	13.4		211.3
Other current assets	7.5	0.3		7.8

Total current assets	527.0	23.7	(10.8)	539.9
Property, plant and equipment, net	393.8	14.0		407.8
Goodwill, net	464.0	63.7		527.7
Identifiable intangible assets, net	110.7	—		110.7
Investment in affiliated company	71.0	—	(71.0)	—
Debt origination costs, net and other assets	17.5	0.1		17.6

Total assets	$1,584.0	$101.5	$(81.8)	$1,603.7

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$71.8	$8.2		$80.0
Accrued and other liabilities	92.9	0.9		93.8
Accrued payroll and employee benefits	38.8	1.0		39.8
Accrued postemployment benefits—current	54.1	—		54.1
Accrued pension—current	30.5	—		30.5
Intercompany payable	0.3	10.5	(10.8)	—
Capital lease obligations	—	1.2		1.2
Accrued contract liabilities	285.6	5.7		291.3

Total current liabilities	574.0	27.5	(10.8)	590.7
Long-term liabilities:
Accrued postemployment benefits	500.3	—		500.3
Accrued pension	272.5	—		272.5
Long-term bank debt	295.9	—		295.9
Long-term bond debt	270.0	—		270.0
Long-term capital lease obligations	—	3.0		3.0
Other non-current liabilities	17.9	—		17.9

Total liabilities	1,930.6	30.5	(10.8)	1,950.3
Stockholders' equity (deficit):
Common stock, par value $0.01; 50,000,000 shares authorized, 25,012,052 issued and outstanding in 2004	0.3	—		0.3
Additional paid-in capital	418.0	80.3	(80.3)	418.0
Shares held in rabbi trust and CMG escrow	(3.9)	—		(3.9)
Stockholders' loans	(2.3)	—		(2.3)
Accumulated deficit	(243.1)	(9.3)	9.3	(243.1)
Accumulated other comprehensive loss	(515.6)	—		(515.6)

Total stockholders' equity (deficit)	(346.6)	71.0	(71.0)	(346.6)

Total liabilities and stockholders' equity (deficit)	$1,584.0	$101.5	$(81.8)	$1,603.7

(1)
Effective January 1, 2004 the Company implemented a corporate reorganization of its Aerostructures subsidiary. Pursuant to the reorganization, Aerostructures incorporated a new subsidiary, entitled Contour Aerospace Corporation, a Delaware corporation ("Contour"). Then, Aerostructures contributed its Everett, Washington facility and Brea, California facility to Contour. Contemporaneous with the contribution of these assets and operations to Contour, Aerostructures merged with and into Vought Aircraft Industries, Inc., so that the remaining operating assets of Aerostructures are integrated with the ongoing operations of Vought. As a result of the reorganization, beginning in 2004, Aerostructures does not exist as a separate corporate entity and Contour is a direct subsidiary of Vought. Under the 8% Senior Notes due 2011, Contour is a guarantor on a fully and unconditionally and jointly and severally on a senior unsecured basis.

Consolidating Balance Sheet
December 31, 2003
($ in millions)

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$106.4	$—	$—	$106.4
Trade and other receivables	92.6	21.9		114.5
Intercompany receivable	—	13.6	(13.6)	—
Inventories	162.7	34.6		197.3
Other current assets	4.9	1.5		6.4

Total current assets	366.6	71.6	(13.6)	424.6
Property, plant and equipment, net	319.1	95.0		414.1
Goodwill, net	96.7	431.0		527.7
Identifiable intangible assets, net	56.3	58.6		114.9
Investment in affiliated company	413.9	—	(413.9)	—
Debt origination costs, net and other assets	18.3	0.1		18.4

Total assets	$1,270.9	$656.3	$(427.5)	$1,499.7

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$37.4	$16.9		$54.3
Accrued and other liabilities	81.0	17.5	(2.0)	96.5
Accrued payroll and employee benefits	41.9	4.5		46.4
Accrued postemployment benefits—current	43.8	10.3		54.1
Accrued pension—current	30.5			30.5
Intercompany payable	13.6	—	(13.6)	—
Capital lease obligations	—	1.2		1.2
Accrued contract liabilities	154.1	38.5		192.6

Total current liabilities	402.3	88.9	(15.6)	475.6
Long-term liabilities:
Accrued postemployment benefits	392.5	85.2		477.7
Accrued pension	215.0	67.0		282.0
Long-term bank debt	295.9	—		295.9
Long-term bond debt	270.0	—		270.0
Long-term capital lease obligations	—	3.3		3.3
Other non-current liabilities	18.1	—		18.1

Total liabilities	1,593.8	244.4	(15.6)	1,822.6
Stockholders' equity (deficit):
Common stock, par value $0.01; 50,000,000 shares authorized, 25,012,052 issued and outstanding in 2003	0.3			0.3
Additional paid-in capital	418.0	415.6	(415.6)	418.0
Shares held in rabbi trust and CMG escrow	(3.9)	(2.0)	2.0	(3.9)
Stockholders' loans	(2.3)	—		(2.3)
Accumulated deficit	(219.4)	(1.7)	1.7	(219.4)
Accumulated other comprehensive loss	(515.6)	—		(515.6)

Total stockholders' equity (deficit)	(322.9)	411.9	(411.9)	(322.9)

Total liabilities and stockholders' equity (deficit)	$1,270.9	$656.3	$(427.5)	$1,499.7

Consolidating Statement of Operations
Three Months Ended March 28, 2004
($ in millions)

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Net sales	$281.5	$15.1	$(1.7)	$294.9
Costs and expenses
Cost of sales	232.6	15.8	(1.7)	246.7
Selling, general and administrative expenses	61.5	1.2		62.7

Total costs and expenses	294.1	17.0	(1.7)	309.4

Operating income (loss)	(12.6)	(1.9)	—	(14.5)
Other income (expense)
Interest income	0.5	—		0.5
Interest expense	(9.6)	(0.1)		(9.7)
Equity in losses of consolidated subsidiaries	(2.0)	—	2.0	—

Loss before income taxes	(23.7)	(2.0)	2.0	(23.7)
Income taxes	—	—	—	—

Net loss	$(23.7)	$(2.0)	$2.0	$(23.7)

Consolidating Statement of Operations
Three Months Ended March 30, 2003
($ in millions)

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Net sales	$263.5	$—	$—	$263.5
Costs and expenses
Cost of sales	212.2			212.2
Selling, general and administrative expenses	55.6			55.6

Total costs and expenses	267.8	—	—	267.8

Operating loss	(4.3)	—	—	(4.3)
Other income (expense)
FAS 133 non-cash income—interest rate swaps	2.2			2.2
Interest income	0.5			0.5
Interest expense	(8.2)			(8.2)

Loss before income taxes	(9.8)	—	—	(9.8)
Income taxes	—	—	—	—

Net loss	$(9.8)	$—	$—	$(9.8)

Consolidating Statement of Cash Flows
Three Months Ended March 28, 2004
($ in millions)

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Operating activities
Net loss	$(23.7)	$(2.0)	$2.0	$(23.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization	17.5	1.0		18.5
Loss from asset sales	1.5	—		1.5
Losses from investment in consolidated subsidiaries	2.0	—	(2.0)	—
Changes in current assets and liabilities:
Accounts receivable	5.5	(4.7)		0.8
Intercompany accounts receivable	(4.7)	(0.3)	5.0	—
Inventories, net of advance and progress billings	(13.7)	(0.3)		(14.0)
Other current assets	(1.3)	(0.1)		(1.4)
Accounts payable, trade	24.3	1.4		25.7
Intercompany accounts payable	0.3	4.7	(5.0)	—
Accrued payroll and employee benefits	(6.6)	—		(6.6)
Accrued and other liabilities	(2.4)	(0.3)		(2.7)
Accrued contract liabilities	97.3	1.4		98.7
Other assets and liabilities—long-term	12.8	—		12.8

Net cash provided by operating activities	108.8	0.8	—	109.6
Investing activities
Capital expenditures	(8.1)	(0.5)		(8.6)

Net cash used in investing activities	(8.1)	(0.5)	—	(8.6)
Financing activities
Payments on capital leases	—	(0.3)		(0.3)

Net cash used in financing activities	—	(0.3)	—	(0.3)
Net increase in cash and cash equivalents	100.7	—	—	100.7
Cash and cash equivalents at beginning of period	106.4	—	—	106.4

Cash and cash equivalents at end of period	$207.1	$—	$—	$207.1

Consolidating Statement of Cash Flows
Three Months Ended March 30, 2003
($ in millions)

	Vought	Guarantor Subsidiary	Intercompany Eliminations	Total
Operating activities
Net loss	$(9.8)	$—	$—	$(9.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization	16.9			16.9
Loss from asset sales	0.1			0.1
Stock compensation expense	11.1			11.1
Non-cash income—interest rate swaps	(2.2)			(2.2)
Changes in current assets and liabilities:
Accounts receivable	(18.8)			(18.8)
Inventories, net of advance and progress billings	11.0			11.0
Other current assets	1.0			1.0
Accounts payable, trade	12.0			12.0
Accrued payroll and employee benefits	(26.1)			(26.1)
Accrued and other liabilities	(6.0)			(6.0)
Accrued contract liabilities	161.7			161.7
Other assets and liabilities—long-term	4.8			4.8

Net cash provided by operating activities	155.7	—	—	155.7
Investing activities
Capital expenditures	(5.7)			(5.7)

Net cash used in investing activities	(5.7)	—	—	(5.7)
Financing activities
Payments on long-term bank debt	(30.0)			(30.0)

Net cash used in financing activities	(30.0)	—	—	(30.0)
Net increase in cash and cash equivalents	120.0	—	—	120.0
Cash and cash equivalents at beginning of period	68.6	—	—	68.6

Cash and cash equivalents at end of period	$188.6	$—	$—	$188.6

Report of Independent Auditors

To the Board of Directors and Stockholders
TA Acquisition Holdings, Inc.

        In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and comprehensive income, of stockholders' equity, and of cash flows present fairly, in all material respects, the consolidated financial position of TA Acquisition Holdings, Inc. (the Company) at December 27, 2002 and December 28, 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 27, 2002 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 5 and Note 7 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets effective December 29, 2001 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and its method of accounting for derivative financial instruments effective December 30, 2000 to conform to Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

/s/ PricewaterhouseCoopers LLP

June 9, 2003, except for Note 18, as to which the date is July 2, 2003

Birmingham, Alabama

TA Acquisition Holdings, Inc.

Consolidated Balance Sheets

December 27, 2002, December 28, 2001, and July 1, 2003

(In thousands, except per share data)

	December 27, 2002	December 28, 2001	July 1, 2003
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$207	$330	$1,871
Accounts receivable	33,700	30,368	28,130
Inventory	70,519	82,471	77,561
Prepaids and other current assets	1,058	2,261	1,445
Deferred tax asset	3,530	3,761	4,586

Total current assets	109,014	119,191	113,593
Property, plant and equipment, net	87,310	102,221	83,048
Prepaid pension costs	—	37,472	—
Intangible assets, net	8,458	2,341	8,135
Goodwill, net	8,882	8,882	8,882
Deferred tax asset	85,005	64,070	84,161

Total assets	$298,669	$334,177	$297,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$1,152	$978	$—
Accounts payable	10,678	14,405	12,267
Accrued expenses	13,361	12,849	9,472
Derivative financial instruments	—	3,389	1,025
Current portion of notes payable	14,000	16,123	14,200
Current portion of capital lease obligations	587	489	1,469
Current portion of accrued postretirement benefits other than pensions	9,965	9,634	10,040
Forward loss provision	—	1,500	—

Total current liabilities	49,743	59,367	48,473
Notes payable, net of current portion	123,050	96,675	119,249
Seller subordinated notes	—	48,947	—
Capital lease obligations, net of current portion	1,693	2,083	3,049
Accrued expenses and other liabilities	10,973	14,719	11,277
Accrued pension costs	36,939	—	41,117
Accrued postretirement benefits other than pensions, net of current portion	71,861	73,433	70,239

Total liabilities	294,259	295,224	293,404

Stockholders' equity:
Common stock, $.01 par value, 4,000,000 shares authorized, 2,705,845 shares issued and outstanding	27	27	27
Preferred stock, $.01 par value, 100,000 shares authorized, 24,950 shares issued and outstanding (liquidation preference of $1,000 per share and cumulative preferred dividends of $477, $362, and $534 per share at December 27, 2002, December 28, 2001 and July 1, 2003 (unaudited), respectively	—	—	—
Additional paid-in capital	104,146	104,146	104,146
Accumulated deficit	(56,434)	(65,220)	(56,429)
Accumulated other comprehensive loss	(43,329)	—	(43,329)

Total stockholders' equity	4,410	38,953	4,415

Total liabilities and stockholders' equity	$298,669	$334,177	$297,819

The accompanying notes are an integral part of these consolidated financial statements.

TA Acquisition Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income

For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the
Six Months Ended July 1, 2003 and June 28, 2002

(In thousands)

	Years Ended			Six Months Ended
	December 27, 2002	December 28, 2001	December 29, 2000	July 1, 2003	June 28, 2002
				(Unaudited)	(Unaudited)
Sales	$300,051	$367,474	$408,796	$140,527	$164,358
Cost of sales	250,687	319,339	355,724	124,675	139,781

Gross profit	49,364	48,135	53,072	15,852	24,577
Selling, general, and administrative expenses	22,450	24,282	27,743	9,325	10,973
Amortization expense	319	1,706	1,399	124	163

Income from operations	26,595	22,147	23,930	6,403	13,441
Interest expense	(13,656)	(17,854)	(25,216)	(5,050)	(8,854)
Gain (loss) on derivative financial instruments	3,389	(1,815)	—	(1,025)	1,719
Other expense, net	(1,592)	(231)	(1,091)	(320)	(183)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	14,736	2,247	(2,377)	8	6,123
(Provision) benefit for income taxes	(5,950)	18,274	160	(3)	(2,324)

Net income (loss) before cumulative effect of a change in accounting principle	8,786	20,521	(2,217)	5	3,799
Cumulative effect of a change in accounting principle, net of income tax benefit of $598 (see Notes 1 and 7)	—	(976)	—	—	—

Net income	8,786	19,545	(2,217)	5	3, 799
Minimum pension liability, net of income taxes of $26,511	(43,329)	—	—	—	—

Comprehensive (loss) income	$(34,543)	$19,545	$(2,217)	$5	$3, 799

The accompanying notes are an integral part of these consolidated financial statements.

TA Acquisition Holdings, Inc.

Consolidated Statements of Stockholders' Equity

For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the
Six Months Ended July 1, 2003

(In thousands, except per share data)

	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 1999	$27	$—	$104,071	$(82,548)		$21,550
Stock options exercised at $20.92 per share			75			75
Net loss				(2,217)		(2,217)

Balance, December 29, 2000	27	—	104,146	(84,765)		19,408
Net income	—	—	—	19,545		19,545

Balance, December 28, 2001	27	—	104,146	(65,220)		38,953
Net income				8,786		8,786
Minimum pension liability					$(43,329)	(43,329)

Balance, December 27, 2002	27	—	104,146	(56,434)	(43,329)	4,410
Net income (unaudited)				5		5

Balance, July 1, 2003 (unaudited)	$27	$—	$104,146	$(56,429)	$(43,329)	$4,415

The accompanying notes are an integral part of these consolidated financial statements.

TA Acquisition Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the
Six Months Ended July 1, 2003 and June 28, 2002

(In thousands)

	Years Ended			Six Months Ended
	December 27, 2002	December 28, 2001	December 29, 2000	July 1, 2003	June 28, 2002
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$8,786	$19,545	$(2,217)	$5	$3,799
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	20,714	21,970	22,988	9,792	10,393
Amortization and write-off of intangible assets	1,473	1,706	1,399	356	163
Amortization of debt issuance costs	811	1,287	1,347	199	429
Loss on disposition of property, plant, and equipment	1,223	1,489	4,198	33	—
Interest capitalized as seller subordinated notes	4,539	5,259	4,417	—	4,473
(Gain) loss on derivative financial instruments and cumulative effect of a change in accounting principle	(3,389)	3,389	—	1,025	(1,813)
Deferred income tax provision (benefit)	5,807	(18,872)	(160)	(212)	2,324
Changes in operating assets and liabilities:
Accounts receivable	(3,332)	501	(3,304)	5,570	1,335
Inventories	11,952	49,868	59,957	(7,042)	20,403
Prepaid expenses and other assets	1,203	(727)	459	(387)	806
Accounts payable	(3,727)	(6,775)	(4,645)	1,589	(1,404)
Accrued expenses and other liabilities	(3,234)	3,342	644	(6,734)	(2,720)
Net change in forward loss provision	(1,500)	(1,568)	(3,436)	3,149	(400)
Pension and other postretirement benefits	(1,871)	(7,706)	(4,731)	2,631	440

Net cash provided by operating activities	39,455	72,708	76,916	9,974	38,228

Cash flows from investing activities:
Proceeds received from sale of property, plant, and equipment	167	16	656	—	—
Purchases of property, plant, and equipment	(6,844)	(7,580)	(2,030)	(2,876)	(2,607)

Net cash used in investing activities	(6,677)	(7,564)	(1,374)	(2,876)	(2,607)

Cash flows from financing activities:
Principal reductions of debt	(151,284)	(95,452)	(23,157)	(2,500)	(14,597)
Net change in revolving credit facility	(15,000)	15,000	(39,500)	(1,300)	(15,000)
Proceeds from debt refinancing	137,050	—	—	—	—
Payments for debt issuance costs	(3,200)	—	—	(33)	—
Payments under capital lease obligations	(641)	(343)	—	(449)	(218)
Proceeds received from issuance of preferred stock	—	—	75	—	—
Increase (decrease) in cash overdrafts	174	978	—	(1,152)	(978)

Net cash used in financing activities	(32,901)	(79,817)	(62,582)	(5,434)	(30,793)

Net (decrease) increase in cash and cash equivalents	(123)	(14,673)	12,960	1,664	4,828
Cash and cash equivalents, beginning of period	330	15,003	2,043	207	330

Cash and cash equivalents, end of period	$207	$330	$15,003	$1,871	$5,158

Supplemental disclosures of cash flow information:
Cash payments during the period for interest	$9,145	$10,798	$20,221	$4,393	$3,629

Cash payments during the period for income taxes				$400	—

Liabilities assumed for equipment purchases under capital leases	$349	$2,824		$2,687	—

The accompanying notes are an integral part of these consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        General—TA Acquisition Holdings, Inc. (the Company) is engaged in the manufacture of aircraft wings and complex aerostructures. The Company has manufacturing divisions located in Nashville, Tennessee ("Nashville" or "Nashville division"), Brea, California, and Everett, Washington (the California and Washington divisions are collectively referred to as the "Brea and Everett divisions" and the California division is referred to as the "Brea division"). Prior to 1996, the Nashville division was a wholly-owned subsidiary of Textron, Inc. During 1996, the Nashville division was sold in exchange for cash and seller subordinated notes to partnership funds whose general partner is TC Group L.L.C., which operates under the name "The Carlyle Group" ("Carlyle"). During 1998, the Nashville division was merged with the Brea and Everett divisions, which were also Carlyle-owned entities at the time of the merger. The Company operates on a 52/53 week fiscal year. For 2002, 2001, and 2000, the Company's fiscal year ends were December 27, 2002, December 28, 2001, and December 29, 2000, respectively.

        The interim financial information for the six-month periods ended June 28, 2002 and July 1, 2003 provided herein is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal, recurring adjustments, necessary for a fair statement of the results for the interim periods.

        Principles of Consolidation—The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

        Estimates which have a material impact on the consolidated financial statements include those used in determining the profit recognition for programs in accordance with program accounting, allowance for anticipated contract losses, the recoverability of deferred tax assets, inventory obsolescence reserves, accounts receivable reserves, self-insurance reserves for employee health insurance and workers' compensation, actuarial assumptions for employee benefit plans, accruals for warranties, and accruals for contingencies. It is possible that actual results could differ significantly from those estimates and significant changes to estimates could occur in the near term.

        Government Contracts—In 2002, 2001, and 2000, 23%, 16%, and 26%, respectively, of gross sales were generated by or resulted from U.S. Government contracts. U.S. Government business is subject to competition, changes in procurement policies and regulations, the continuing availability of congressional appropriations, world events, and the size and timing of programs in which the Company may participate.

        A substantial portion of the Company's government contracts is fixed price. U.S. Government contracts generally may be terminated in whole or in part at the convenience of the U.S. Government or if the contractor is in default. The Company may be entitled to additional compensation or be liable for additional costs, depending on whether the contract was terminated at the convenience of the U.S. Government or for contractor default, respectively.

        Contract Accounting—The Company uses contract accounting for its government contract airframe production at its Nashville division. Specific to these contracts, the Company segregates units of production into production lots. Production lots are comprised of units under firm purchase orders and are segregated into these lots as a means for identifying and monitoring actual cost. Delivery of units assigned to a lot may span for a period that exceeds one year. The Company recognizes revenue under contract accounting when a unit is delivered and accepted by the customer. The amount reported as cost of sales represents actual lot cost associated with the delivered unit.

        Specific to the Brea and Everett divisions, revenue is earned from the sale of aerospace component parts and is recognized when a unit is delivered and accepted by the customer. The Brea and Everett divisions are manufacturers of small and complex aerostructures, and their manufacturing costs are inventoried at the actual cost of production. The amount reported as cost of sales represents actual cost associated with each delivered unit.

        Program Accounting—The Company uses program accounting for its commercial aircraft products at its Nashville division. Program accounting is a method of accounting for the costs of certain products manufactured for delivery under production type contracts where profitability is realized over multiple contracts and years. Under program accounting, inventoriable production costs (including overhead), program tooling costs and warranty costs are accumulated and charged to revenue by program instead of by individual units or contracts. A program consists of the estimated number of units (accounting quantity) of a product to be produced in a continuing, long-term production effort for delivery under existing and anticipated contracts. To establish the relationship of revenue to cost of sales, program accounting requires estimates of (a) the number of units to be produced and sold in a program, (b) the period over which the units can reasonably be expected to be produced, and (c) the expected selling prices, production costs, program tooling, and warranty costs for the total program.

        The Company recognizes revenue for commercial aircraft components when a unit is completed and accepted by the customer. The revenue recognized is the contractual price negotiated with the customer. The amount reported as cost of sales is determined by applying the estimated cost of sales percentage for the total remaining program to the amount of revenue recognized. Revisions to program profits that relate to current and future revenue and costs are recorded ratably during the year in which the revisions are identified and over the remainder of the program life. Renegotiation of unit price and terms regarding cost reimbursement of nonrecurring expenditures that relate to charges incurred and recognized in prior years or to units shipped in prior years are recognized currently. During 2002, 2001, and 2000, the Company received and reported revenue of $1,062, and $3,588, and $0, respectively, related to recurring production costs, tooling and other deferred costs that were charged to income in prior years. Production costs related to a program for which a contract has not been signed, a unit price has not been negotiated, and projected costs are not reliably estimable, all together hindering the Company's ability to reasonably project a program profit margin, are recognized as period costs. Estimated losses on contract and programs are recorded when identified.

        Contracts and programs that include several elements or phases, each of which is negotiated separately with the same customer and agreed to be performed without regard to the performance of the others, are segmented. If a Company program is segmented, revenues are assigned to the different elements or phases to achieve different rates of profitability based on the relative value of each element or phase to the estimated total contract revenue. In addition, if a program contains a single contract or group of contracts, with segments that have different rates of profitability, those are also segmented.

        Contracts and programs are combined if they are negotiated as a package in the same economic environment with an overall profit objective, constitute in essence an agreement to do a single project, require closely interrelated production activities with substantial common costs, are performed concurrently or in a continuous sequence under the same project management at the same location, and constitute in substance an agreement with a single customer.

        Cash and Cash Equivalents—The Company includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents.

        Inventories—Materials and supplies are stated at the lower of moving average cost or market. Work in process includes cumulative costs of materials, direct labor, manufacturing overhead, and other costs incurred under each contract, less progress payments, amounts in excess of estimated realizable value, if applicable, and amounts charged to cost of goods sold on units delivered. Inventoried costs on long-term commercial programs and U.S. Government fixed price contracts include direct engineering, production and tooling costs, and applicable overhead. In addition, inventoried costs on U.S. Government fixed price contracts include research and development performed for the benefit of specific contracts and general and administrative expenses estimated to be recoverable. In accordance with industry practice, inventoried costs include amounts related to contracts and programs having production cycles longer than one year.

        Inventories are comprised of actual accumulated production costs related to units on-hand as well as deferred inventory costs. Deferred inventory costs consist of incurred production costs on delivered units that have not been relieved through cost of sales and that will be relieved over the life of the program in accordance with program profitability estimates. In addition, deferred inventory costs include tooling and other nonrecurring costs that are recovered over the life of the related program. Negative deferred inventory cost may result when cost of sales exceed actual accumulated production costs and is typically created in programs that have tiered-price billing arrangements in which the unit billing price is not proportionally consistent with actual production costs incurred over the life of the program. Negative deferred inventory cost may also result from advanced reimbursing receipts in excess of actual tooling and other nonrecurring costs incurred by the Company.

        Property, Plant, and Equipment—Property, plant, and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the individual assets. Certain machinery and equipment held under capital leases are classified as property, plant, and equipment and amortized using the straight-line method over the lease terms or the estimated useful lives of the assets, and the related obligations are recorded as liabilities. Amortization of assets recorded under capital leases is included in depreciation expense. The Company depreciates buildings and improvements over 10-30 years, machinery and equipment over 4-12 years, computer equipment over 3 years, and office equipment over 3-6 years. Amounts expended for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are deducted from the related accounts and resulting gains or losses are reflected in the consolidated statements of operations and comprehensive income.

        Intangibles—Intangible assets are stated at cost and are amortized using the straight-line method over the useful lives of the individual assets. Debt issue costs are amortized over the lives of the related term loan facility (see Note 9) and software licenses over 3 years. As discussed under Recently Issued Accounting Standards below, the Company ceased amortization of goodwill beginning December 29, 2001. The intangible asset for unrecognized prior service cost was established in fiscal year 2002 in connection with the realization of the additional minimum pension liability (see Note 12) and will increase or decrease in conjunction with the annual pension valuation.

        Income Taxes—The Company accounts for income taxes under the asset and liability method. Deferred taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. Under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in the statutory tax rates resulting in income adjustments in the period such changes are enacted. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

        Insurance Accruals—It is the Company's policy to retain a portion of expected losses related to workers' compensation and health insurance through deductibles under its insurance programs.

Provisions for losses expected under these programs are recorded based on estimates of undiscounted aggregate liabilities for claims incurred, including claims incurred but not reported.

        Long-Lived Assets—The Company reviews for impairment its long-lived assets and certain finite lived intangibles held and used in operations whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of the asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during fiscal year 2002, 2001, or 2000.

        Derivative Instruments—Derivatives consists of interest rate swap agreements. The differential paid or received under the interest rate swap agreement, computed as the difference between the floating rate and the fixed rate, is recognized as an adjustment to interest expense (see Note 7). Accordingly, changes in fair value of the Company's derivative financial instruments are reflected in net income.

        Liabilities for Warranty—The Company warranties certain work performed for a given time period, in accordance with the terms of each specific contract. The Company provides for warranty expense based on known and anticipated warranty claims. The warranty reserves at December 27, 2002 and December 28, 2001 of $4,900 and $5,979, respectively, represent management's best estimate of anticipated costs related to products that were under warranty at those dates; actual experience may be different than that anticipated.

        Segment Reporting—The Company is managed and operated as a single segment in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

        Recently Issued Accounting Standards—In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 clarifies the criteria to recognize intangible assets separately from goodwill and requires the purchase method of accounting for all acquisitions. SFAS No. 141 is effective for any business combination that is completed after June 30, 2001. SFAS No. 142 requires that goodwill no longer be amortized but be reviewed annually, or more frequently if impairment indicators arise, for impairment. The goodwill amortization provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired by the Company after June 30, 2001. The Company has adopted SFAS Nos. 141 and 142 and ceased amortization of goodwill effective for fiscal 2002 (see Note 5).

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment on Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS No. 144 provides additional guidance on the accounting for impairments of long-lived assets and updates the accounting and reporting requirements for discontinued operations. The Company's adoption of SFAS No. 144 on December 29, 2001 had no material impact on its consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and

Transactions, will now be used to classify those gains and losses. SFAS No. 64 and the amended sections of SFAS No. 13 are not applicable to the Company and therefore have no effect on the Company's consolidated balance sheet. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002 with early application encouraged. The Company early adopted SFAS No. 145 and, accordingly, recognized the write-off of debt issuance costs related to refinanced debt as other non-operating expense in fiscal year 2002 (see Note 5).

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure—an amendment of SFAS No. 123. SFAS No. 148 provides additional guidance for entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and had no material impact on the Company's consolidated financial statements.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2002	2001	2000
Net income (loss), as reported	$8,786	$19,545	$(2,217)
Add: stock-based employee compensation expense included in reported net income, net of related income tax effects	—	—	—
Add (deduct) total stock-based employee compensation (income) expense determined under fair value based method for all awards, net of related income tax effects	(47)	141	(110)

Pro forma net income	$8,739	$19,686	$(2,327)

        On November 25, 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year end. The adoption of this standard did not have an impact on the Company's consolidated financial statements.

        On January 15, 2003, the FASB completed its redeliberations of the project related to the consolidation of variable interest entities which culminated with the issuance of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 states that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements of the business enterprise. This interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 also requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risks among parties involved. The adoption of FIN 46 did not have a material effect on the Company's consolidated financial statements.

2. TRADE ACCOUNTS RECEIVABLE

        At December 27, 2002 and December 28, 2001, substantially all of the Company's trade and other accounts receivable arose from manufacturing operations. The Company sells to customers in the United States, Canada, and Western Europe (see Note 16). Accounts receivable pertaining to manufacturing customers are primarily from commercial and military subcontracts with major prime aerospace companies.

3. INVENTORIES

        Inventories consist of the following:

	December 27, 2002	December 28, 2001	July 1, 2003
			(unaudited)
Finished goods	$2,668	$4,015	$2,515
Work in process	60,659	67,156	64,777
Tooling	10,701	15,783	8,537
Raw materials and supplies	4,312	6,981	3,942

Total inventories	78,340	93,935	79,771
Less progress payments	(7,821)	(11,464)	(2,210)

Inventories, net of progress payments	$70,519	$82,471	$77,561

        Included in work in process is $(645), $(863), and $2,144 (unaudited) of deferred inventory, including tooling, at December 27, 2002, December 28, 2001, and July 1, 2003, respectively. The recovery of a significant portion of deferred costs is dependent on the number of units shipped, contract prices and the projected profit recognition of programs in accordance with program accounting. Sales under estimates or costs over estimates could result in the realization of losses. Based on historical data and studies by the Company, management believes there exists a sufficient market to enable the Company to recover deferred inventory costs.

        The portion of the unamortized tooling costs that would not be absorbed in cost of sales based on firm orders at December 27, 2002—that is, assuming the Airbus A330/340 aircraft program was to be canceled after the Company completed deliveries under those firm orders—is approximately $4,114. The Company continues to believe that, in light of the orders to date, the outlook for the aircraft in the marketplace, and the customer contractual arrangements that exist on this program, it will recover all such costs.

        The Company is using a program size of 635 aircraft in accounting for its subcontract work under the Airbus A330/340 program related to its contract with Airbus UK Limited (AUKL). As of December 27, 2002, the Company has firm purchase orders covering 388 sets of wing components and has delivered 339 units under this program. The total contract, including option years, is for 910 aircraft. Based on studies made by and on behalf of the Company, including current customer delivery schedules, management believes that this 635 unit program estimate is representative of the market for this aircraft, including deliveries to date, with production and deliveries continuing at a normal rate through at least 2007.

        During 2001, the Company entered into a Global Memorandum of Agreement (Global MOA) between the Company and AUKL that specifies the contract terms for the Airbus A340-500/600 program. The Global MOA established an initial build quantity of 300 units, which the Company is using to account for its subcontract work under this program. The Global MOA also established a base recurring price and price escalation model for the first 300 units, and established the initial nonrecurring price, including design and tooling, of $46,958. As of December 27, 2002 and

December 28, 2001, the Company has incurred cumulative costs of $31,264 and $30,984, respectively, related to initial tooling and other deferred costs. The Company had received $46,958 as of December 28, 2001 for the recovery of such costs. These reimbursing receipts are recorded as reductions to work in process when received. The Company anticipates that it will incur approximately $33,055 in total initial tooling and other deferred costs. The initial nonrecurring payments and related costs are being amortized over the first 150 units delivered under this program. As of December 27, 2002, the Company has delivered 40 units under this program. Based on studies made by and on behalf of the Company, including current customer delivery schedules, management believes that this 300 unit program estimate is representative of the market for this aircraft, including deliveries to date, with production and deliveries continuing at a normal rate through at least 2013. The Global MOA also revised certain terms under the Company's Airbus A330/340 contract and Airbus A319/320 contract with AUKL, including extending the Airbus A330/340 contract from 800 to 910 units, and increasing the base price per unit on the Airbus A319/320 program.

        The Company is using a program size of 648 aircraft in accounting for its subcontract work under the A330/340 program related to its contract with another division of Airbus. As of December 27, 2002, the Company has firm purchase orders covering 380 sets of wing components and has delivered 337 units under this program. The total contract, including option years, is for 800 aircraft. Based on studies made by and on behalf of the Company, including current customer delivery schedules, management believes that this 648 unit program estimate is representative of the market for this aircraft, including deliveries to date, with production and deliveries continuing at a normal rate through at least 2007.

        The Company is using a program size of 236 aircraft in accounting for its subcontract work under the Gulfstream IV program. As of December 27, 2002, the Company has delivered 205 units under this program. The current contract extends through the year 2003. Based on studies made by and on behalf of the Company, including current customer delivery schedules, management believes that this 236 unit program estimate is representative of the market for this aircraft, including deliveries to date, with production and deliveries continuing at a normal rate through at least 2003. During 2002, the Company entered into a new contract with Gulfstream, with financial terms reasonably consistent with those of the predecessor contract, that contemplates shipments through 2013.

        Specific to certain Nashville division programs, the projected profit recognition of programs in accordance with program accounting is based upon management estimates. These estimates are based upon management studies and historical trends. Included in these estimates are specific assumptions made for each program including planned future efficiencies in direct labor hours, projected contingency costs, projected direct labor rate escalations, and projected overhead rate escalations. It is possible that actual results could differ from those assumptions and changes to the assumptions could occur in the future. Based on historical data and studies by the Company, management believes these assumptions are a reasonable estimate of the programs' activity through completion.

        The Company receives progress payments on its fixed price government contracts and certain commercial contracts. The title to all inventory on which the Company receives these payments is vested in the customer to the extent of the progress payment balance.

        The aggregate amount of general and administrative costs, excluding selling costs, during fiscal 2002, 2001, and 2000 was $24,107, $24,931, and $29,142, respectively. The amount of general and administrative costs remaining in inventories at December 27, 2002 and December 28, 2001 is $404 and $475, respectively, and is associated with U.S. Government contracts.

4. PROPERTY, PLANT, AND EQUIPMENT

        Property, plant, and equipment is comprised of the following:

	December 27, 2002	December 28, 2001
Land and improvements	$5,401	$5,170
Buildings and improvements	58,217	57,936
Machinery and equipment	126,843	126,957
Computer and office equipment	16,945	17,542
Construction in progress	2,224	2,278

Total property, plant and equipment	209,630	209,883
Less accumulated depreciation	(122,320)	(107,662)

Property, plant and equipment, net	$87,310	$102,221

        Depreciation expense on property, plant and equipment during fiscal 2002, 2001, and 2000 totaled $20,714, $21,970, and $22,988, respectively.

5. INTANGIBLE ASSETS

        Intangible assets consist of the following:

	December 27, 2002		December 28, 2001		July 1, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
					(unaudited)	(unaudited)
Amortizable intangible assets:
Debt issue costs	$3,200	$96	$6,719	$4,850	$3,233	$329
Software licenses	1,631	1,478	1,631	1,159	1,533	1,503

	4,831	1,574	8,350	6,009	4,766	1,832
Other intangible assets:
Unrecognized prior service cost	5,201	—	—	—	5,201	—

Total	$10,032	$1,574	$8,350	$6,009	$9,967	$1,832

Non-amortizable intangible assets:
Goodwill (non-amortizable subsequent to December 28, 2001)	$12,435	$3,553	$12,435	$3,553	$12,435	$3,552

        Amortization expense on intangible assets during 2002, 2001, 2000, and the six months ended July 1, 2003 and June 28, 2002 totaled $319, $1,706, $1,399, $356 (unaudited) and $163 (unaudited), respectively. The Company also recognized the amortization of debt issuance costs in the amounts of $811, $1,287, $1,347, $199 (unaudited) and $429 (unaudited) during fiscal years 2002, 2001, 2000, and the six months ended July 1, 2003 and June 28, 2002, respectively, which amounts are classified as interest expense in the consolidated statements of operations and comprehensive income. In connection with the November 12, 2002 debt refinancing discussed in Note 9, the Company wrote off debt issuance costs with an original cost of $6,719, less accumulated amortization of $5,565, resulting in a write off of $1,154 of unamortized debt issuance costs, which is recorded as other non-operating expense in the accompanying consolidated statements of operations and comprehensive income. Also in connection with this debt refinancing, the Company paid $3,200 in debt issuance costs during 2002 and recognized a debt discount in the amount of $1,950. Both of these amounts are being amortized on the effective interest rate method over the life of the related debt. During the six months ended July 1, 2003, the

Company incurred $33 (unaudited) in additional legal and other expenses related to its November 2002 debt refinancing. Also during the six months ended July 1, 2003, the Company wrote-off $98 (unaudited) in fully depreciated software licenses.

        The estimated aggregate amortization expense for each of the succeeding five years is as follows:

2003	$799
2004	$647
2005	$647
2006	$647
2007	$647

        As discussed in Note 1, the Company initially adopted the provisions of SFAS No. 142 effective December 29, 2001. The net income (loss) of the Company if SFAS No. 142 had been effective for fiscal years 2001 and 2000 is presented below:

	2001	2000
Reported net income (loss)	$19,545	$(2,217)
Add back: goodwill amortization, net of income tax benefit of $346 for each year	542	542

Adjusted net income (loss)	$20,087	$(1,675)

6. ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities consist of the following:

	December 27, 2002	December 28, 2001
Salaries, wages, and related costs	$7,040	$7,848
Self-insured reserves	8,150	8,300
Warranty liability	4,900	5,979
Other	4,244	5,441

Total accrued expenses and other liabilities	$24,334	$27,568

        It is generally the policy of the Nashville division to act as a self-insurer for certain insurable risks consisting primarily of employee health insurance programs and workers' compensation. The accrual for losses includes known claims and an accrual for incurred but not reported claims.

        The Nashville division also maintains a workers' compensation program in which the Company has a self-insured retention of $500 per occurrence. Claims in excess of this amount are covered by purchased insurance. Expenses incurred on this plan were $3,525, $4,219, and $5,947 for fiscal 2002, 2001, and 2000, respectively.

        Health and workers' compensation insurance reserves are developed based on prior experience and actuarial assumptions to predict future experience. These reserves are estimates and actual experience may differ from these estimates.

        The activity within the liability for warranty in fiscal year 2002 and the six months ended July 1, 2003 is as follows:

Balance, December 28, 2001	$5,979
Accruals for product warranties issued during the year	2,390
Accrual adjustments for pre-existing warranties	(2,544)
Settlements made during the year	(925)

Balance, December 27, 2002	4,900
Accruals for product warranties issued during the period (unaudited)	243
Accrual adjustments for pre-existing warranties (unaudited)	(2,996)
Settlements made during the period (unaudited)	(620)

Balance, July 1, 2003 (unaudited)	$1,527

7.    DERIVATIVE INSTRUMENTS

        During 2001, the Company adopted SFAS No. 133, (subsequently amended by SFAS Nos. 137 and 138) Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value.

        In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures, including the use of derivatives. For interest rate exposures, derivatives are used primarily to align rate movements between interest rates associated with the Company's service revenue and other financial assets with interest rates on related debt, and manage the cost of borrowing obligations. The Company does not use derivatives for trading or speculative purposes.

        On January 12, 2001, the Company entered into an interest rate swap agreement (the Swap Agreement) to reduce the impact of changes in interest rates on a portion of its floating rate debt. The Swap Agreement originally expired on December 31, 2002. The Swap Agreement effectively fixed LIBOR at 6.83% per annum for the notional principal amount of $70,000 at December 28, 2001. The notional amount of an interest rate swap agreement is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The differential paid or received under the interest rate swap agreement, computed as the difference between the floating rate (LIBOR) and the fixed rate, is recognized as an adjustment to interest expense. The Company incurred interest expense of $2,802 and $1,652 related to the Swap Agreement during fiscal 2002 and 2001, respectively, and realized a gain of $20 related to the Swap Agreement during fiscal 2000.

        On December 28, 2001, the derivative instruments were reported at their fair value in the amount of a liability of $3,389. The offsetting adjustment is presented as a Loss on Derivative Financial Instruments in the accompanying consolidated statement of operations for the year ended December 28, 2001. As of December 30, 2000, the adoption of the new standard resulted in derivative instruments reported on the consolidated balance sheet as liabilities of $1,574 and a decrease to accumulated deficit of $976. The Company has elected to not adhere to the documentation and ineffectiveness measurement provisions of SFAS No. 133, which are a prerequisite to recognizing the change in fair value of the derivative instruments in other comprehensive income, a component of stockholders' equity. Accordingly, changes in the fair value of the Company's derivative financial instrument are reflected in net income. In connection with the debt refinancing discussed in Note 9, on

November 12, 2002 the Company terminated its Swap Agreement and paid $723 in settlement of this Swap Agreement. The activity on the Swap Agreement during fiscal year 2002 resulted in a gain on derivative financial instruments in the amount of $3,389 during fiscal year 2002.

        Subsequent to December 27, 2002, the Company entered into two additional variable to fixed rate interest rate swaps. These swap agreements effectively fix LIBOR at 2.26% and 2.283% per annum related to the notional principal amounts of $30,000 and $35,000, respectively. During the six months ended July 1, 2003, the Company realized a loss on derivative financial instruments in the amount of $1,025 (unaudited).

8.    ANTICIPATED LOSSES ON CONTRACTS

        The balances in the forward loss provision at December 27, 2002 and December 28, 2001 are $0 and $1,500, respectively. The December 28, 2001 forward loss provision is comprised of loss accruals at the Brea division and relates to estimated losses on three of the twelve contracts managed at the Brea division. During 2002, the Brea division terminated one of its loss contracts and experienced favorable performance related to the other two previously recognized loss contracts, resulting in the elimination of the forward loss provision as of December 27, 2002. Anticipated losses on contracts are based upon significant management estimates. These estimates are based upon management studies and historical trends. Included in these estimates are specific assumptions made for each program, including planned future efficiencies in direct labor hours, projected contingency costs, projected direct labor rate escalations, and projected overhead rate escalations. It is possible that actual results could differ from those assumptions and changes to the assumptions could occur in the near term, which could result in the realization of additional losses. Based on historical data and studies by the Company, management believes these assumptions are a reasonable estimate of the losses to be incurred on the respective loss contract activity through completion.

        During 2003, the Company and Embraer Empresa Brasileiria de Aeronautica S.A. ("Embraer") began negotiating a contract to manufacture certain aircraft components. Although the Company and Embraer have not completed negotiation of a program level agreement, the Company is producing for Embraer under instructions to proceed and purchase orders in anticipation of reaching mutually acceptable terms and conditions. During the six months ended July 1, 2003, the Company performed at a loss related to the Embraer work and estimates a forward loss provision at July 1, 2003 in the amount of approximately $3,100 (unaudited), which is based on purchase orders executed through July 1, 2003. This forward loss provision is included in accrued expenses at July 1, 2003.

9.    NOTES PAYABLE AND FINANCING AGREEMENTS

        The Company's outstanding notes payable and financing agreements consist of the following:

	December 27, 2002	December 28, 2001
Term loan facility:
Term loan A	$—	$15,203
Term loan B	130,000	53,122
Term loan C	—	29,473

Total term loan facility	130,000	97,798
Less: discount on term loan	(1,950)	—

	128,050	97,798
Revolving credit facility	9,000	15,000
Seller subordinated notes	—	44,635
Seller subordinated notes	—	4,312

Total notes payable and financing agreements	$137,050	$161,745

        Term Loan and Revolving Credit Facility—Effective November 12, 2002, the Company refinanced its then existing credit facility by entering into a credit facility with a consortium of banks which provides for (i) a term loan with an original principal amount of $130,000 and (ii) a revolving credit facility of up to $35,000 with a five year term expiring in 2007 to be used for working capital and general corporate purposes. Prior to this refinancing, the Company had a credit facility with a consortium of banks which provided for (i) three term loans with an original principal amount of $225,000 and (ii) a revolving credit facility of up to $50,000 with a five year term expiring in 2003 to be used for working capital purposes. The term loan facility matures in December of 2008 at which time all principal and accrued interest are due and payable.

        The rates of interest under the successor term loan and revolving credit facilities are variable, depending upon the level of interest rates and the timing and nature of elections which the Company is entitled to make with respect to renewals and outstanding debt or increments of additional debt, and the status of a financial ratio based on current debt outstanding. The Company is currently paying interest monthly on the term loan at a Base Rate, which is LIBOR plus 4.25%. The Company pays interest quarterly on outstanding loans under the current revolving credit facility at the Base Rate plus a margin that fluctuates with a financial ratio based on current debt outstanding. At December 27, 2002, the Company was paying interest at 5.64% on the term loan facility and 7.00% on the revolving credit facility.

        The rates of interest applicable under the predecessor term loan and revolving credit facilities were variable, depending upon the general level of interest rates and the timing and nature of elections which the Company was entitled to make with respect to renewals of outstanding debt or increments of additional debt. As of December 28, 2001, the Company was paying interest monthly on the three term loans at LIBOR plus 1.50%, 2.25% and 3.75%, respectively. As of December 28, 2001, the Company was paying interest quarterly on outstanding loans under the revolving credit facility at LIBOR plus 1.50%. At December 27, 2002 and December 28, 2001, LIBOR was 1.38% and 2.09%, respectively.

        A portion of the revolving credit facilities is available for the issuance of stand-by and trade letters of credit to support obligations of the Company. At December 27, 2002 and December 28, 2001, the Company had utilized $6,600 and $6,903, respectively, for outstanding irrevocable letters of credit. These letters of credit, which have terms of one year, collateralize certain obligations of the Company to third parties. The Company pays a commitment fee of .50% per annum on the unutilized portion of the revolving credit facilities. The Company paid commitment fees of $121, $166, and $119 during fiscal 2002, 2001, and 2000, respectively.

        The above loans are collateralized by substantially all of the assets of the Company and have various covenants which limit the Company's ability to incur, or prohibit the Company from incurring, additional indebtedness, disposing of assets, merging with other entities, declaring dividends, or making capital expenditures in excess of certain amounts in any fiscal year. Additionally, the Company is required to maintain various financial ratios, including a fixed charge ratio, a leverage ratio, and an interest coverage ratio.

        In accordance with the terms of the term loan facility, the aggregate annual principal payments are as follows:

Term Loan B
2003	$5,000
2004	8,000
2005	10,000
2006	12,000
2007	16,000
2008	79,000

$130,000

        Seller Subordinated Notes—In connection with the acquisition of the Company and its formation (see Note 1), the Company issued a $25,900 seller subordinated note to the Nashville division's previous owner (Textron). The seller subordinated note accrues interest at 11.5%. Interest was paid annually through the issuance of additional notes on the anniversary date of the original borrowing. During 2000, these notes were purchased by The Carlyle Group (see Note 13). During fiscal 2002, 2001, and 2000, interest notes in the amounts of $4,583, $4,604, and $4,129, respectively, were issued. The entire principal amount, including the additional interest note, is due and payable in 2005, or 180 days after full settlement of any term loan facility, whichever is earlier.

        During fiscal 1998, the Company and Textron settled a claim related to an alleged violation of certain federal procurement regulations in connection with a former U.S. Government contract. In connection with this claim, the Company issued a $3,106 note to Textron, which accrues interest at 8.5%. Interest was paid annually through the issuance of additional notes on the anniversary date of the original borrowing. During fiscal 2002, 2001, and 2000, interest notes in the amount of $300, $311, and $288, respectively, were issued. The entire principal amount, including additional interest notes, was due and payable on December 9, 2002. If this entire amount was not paid on December 9, 2002, the interest rate would have been changed retroactively to 11.5% and the maturity date would be extended to March 6, 2005. During 2001, the Company anticipated the retroactive application of 11.5% on this note at maturity and recorded the cumulative impact of $344. As discussed below, this note was repaid during fiscal year 2002 prior to its scheduled maturity date and, accordingly, the Company reduced debt and interest expense in fiscal year 2002 by $344.

        In connection with the November 12, 2002 debt refinancing discussed above, the Company repaid these seller subordinated notes in the aggregate principal amount of $55,186, which includes accumulated interest through the date of the repayment.

        Capital Lease Obligations—The Company has various capital leases with market rates of interest at its Nashville, Brea and Everett divisions in the aggregate principal amounts of $2,280 and $2,572 at

December 27, 2002 and December 28, 2001, respectively. The aggregate principal payments on capital lease obligations as of December 27, 2002 are as follows:

2003	$587
2004	623
2005	459
2006	301
2007	310

$2,280

10.    CAPITAL STRUCTURE

        The Company has 100,000 shares of Series A Cumulative preferred stock authorized and 24,950 shares issued to its primary common stockholder, The Carlyle Group, and certain members of management at a price of $1,000 per share. The Series A Cumulative preferred stock accrues an annual dividend of 11.5%, which is paid upon declaration by the Company's Board of Directors. The preferred stock has no stated maturity, sinking fund, or mandatory redemption and is not convertible into any other securities of the Company. The preferred stock has a liquidation preference of $1,000 per share plus all accrued dividends. As of December 27, 2002 and December 28, 2001, the Company has $11,894 and $9,024, respectively, of cumulative preferred dividends in arrears, which represent $477 and $362, respectively, of cumulative dividends in arrears on a per share basis. Declaration and payment of the cumulative, preferred dividends is subordinate to the indebtedness of the Company.

        The Company has a stock option plan designed to attract, motivate, and retain key personnel. In accordance with the provisions of the plan, a maximum aggregate of 340,000 shares of common stock has been reserved for grant to certain employees of the Company. Options are granted at the currently estimated fair market value of the underlying stock on the date of the option grant. One-half of the granted options vest ratably over a five-year period from the date of grant and the other half vest contingent on the attainment of certain financial performance provisions. All options were vested as of December 27, 2002.

        Transactions under the plan are summarized as follows:

	Shares Under Option	Price Exercise
Outstanding at December 31, 1999	271,990	$20.92 - $39.60
Terminated	(62,211)	$20.92 - $39.60
Exercised	(3,585)	$20.92
Outstanding at December 29, 2000	206,194	$20.92 - $39.60
Terminated	(8,381)	$20.92
Outstanding at December 28, 2001	197,813	$20.92 - $39.60
Terminated	(9,440)	$20.92
Outstanding at December 27, 2002	188,373	$20.92 - $39.60

        The Company applies the principles of Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, in accounting for its stock option plan. Accordingly, no compensation cost has been recognized related to stock options.

        The pro forma amounts reflected in Note 1 are not necessarily representative of the effects in future years because, in general, the options granted typically do not vest for several years and additional awards could be made each year.

        The Company elected to use the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following assumptions were used to derive the fair values: a 4 - 5 year option term; an annualized volatility rate of 0%; an interest rate of 5.6%—6.11%; and a dividend yield of 0%.

11.    INCOME TAXES

        The provision (benefit) for income taxes is as follows:

	December 27, 2002	December 28, 2001	December 29, 2000
Deferred:
Federal	$5,175	$(18,401)	$(128)
State	632	127	(32)

	5,807	(18,274)	(160)

Current:
State	143	—	—

Total	$5,950	$(18,274)	$(160)

        A reconciliation between income taxes computed at the federal statutory rate and the consolidated effective tax rate is as follows for the year ended:

	December 27, 2002	December 28, 2001	December 29, 2000
Computed tax provision (benefit) at federal statutory rate	$5,158	$786	$(832)
Nondeductible meals and entertainment and dues	47	56	43
Deferred state income taxes, net of federal income tax benefit	587	91	(93)
State income tax rate change	1	104	622
Change in valuation allowance	—	(19,315)	—
Other	157	4	100

Provision (benefit) for income taxes	$5,950	$(18,274)	$(160)

        Deferred tax assets and liabilities are comprised of the following:

	December 27, 2002	December 28, 2001
Prepaid pension costs	$—	$14,224
Property, plant and equipment	3,256	4,571
Intangible asset—unrecognized prior service cost	1,974	—
Intangible assets—tax	678	—
Inventory	3,385	3,992

Deferred tax liability	$9,293	$22,787

Federal and state operating loss carryforwards	$46,327	$49,693
Nonpension postretirement benefit accrual	31,061	31,533
Accrued pension costs	14,022	—
Forward loss provision	—	582
Other nondeductible accruals	6,915	7,753
Intangible assets—tax	—	148
Other	106	1,512

Gross deferred tax asset	98,431	91,221
Deferred tax asset valuation allowance	(603)	(603)

Deferred tax asset, net	$97,828	$90,618

        In connection with the recognition of a net minimum pension liability related to the Company's two defined benefit plans, the Company eliminated a deferred tax liability related to its prepaid pension asset with a tax effected balance of $14,463 at December 27, 2002 and created a deferred tax asset and a deferred tax liability with tax effected balances of $14,022 and $1,974 related to the recognition of a net minimum pension liability and an unrecognized prior service cost intangible asset, both respectively and both as of December 27, 2002. The net effect of the above adjustments is a decrease to other comprehensive loss in the amount of $26,511.

        At December 28, 2001, the Company evaluated the need for its deferred tax asset valuation allowance. This evaluation included an analysis of past operating trends, revisions to existing programs and contracts, increased margins, and decreased selling, general, and administrative costs, which contributed to improved operating results in 2001 and projections of improved future operating results. As a result of this analysis, the Company deemed that the realization of the deferred tax asset was more likely than not and, accordingly, removed the majority of the valuation allowance, resulting in a deferred income tax benefit of $19,315. A valuation allowance has been established due to uncertainty of realizing certain California state net operating loss carryforwards. Realization of the deferred tax assets is dependent upon the generation of future taxable income and future reversals of existing taxable temporary differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if actual future taxable income is lower than anticipated.

        The following table shows the expiration dates of federal and state operating loss carryforwards as of December 27, 2002:

	Federal	Tennessee	Georgia	California
2004	$—	$—	$—	$3,003
2005	—	—	—	3,820
2010	—	—	—	319
2011	—	—	—	465
2012	28,092	7,102	785	—
2013	—	31,895	—	—
2014	—	33,681	—	—
2016	—	6,616	—	—
2018	44,471	—	5,167	—
2019	50,608	—	5,481	—
2020	1,136	—	123	—
2021	8,367	—	905	—

Total	$132,674	$79,294	$12,461	$7,607

12. EMPLOYEE BENEFIT PLANS

        Pension Plans—The Company maintains funded, noncontributory, trusteed defined benefit pension plans covering the majority of the employees of the Nashville division. Separate plans are maintained for its salaried and collectively bargained hourly employees. Benefits for salaried employees are based on salary and years of service, while benefits for hourly employees are based on a fixed benefit rate and years of service. The funding policy is consistent with the funding requirements of federal law and regulations concerning pensions. No contributions were required in 2002 or 2001. Plan assets consist primarily of stocks, bonds, and cash equivalents.

        The Company's net pension activity consists of the following:

	December 27, 2002	December 28, 2001	December 29, 2000
Service cost	$3,773	$3,982	$4,641
Interest cost	16,589	16,585	16,360
Expected return on plan assets	(21,907)	(24,344)	(29,556)
Amortization and deferral	917	809	813
Curtailment	—	(3,500)	—
Special termination benefits	—	—	1,399
Transfer to nonpension post retirement plan	—	—	2,151

Net pension income	$(628)	$(6,468)	$(4,192)

        The following table sets forth the status of the Company's pension plans.

	December 27, 2002	December 28, 2001
Accumulated benefit obligation	$(245,476)	$(233,642)

Projected benefit obligation	$(253,676)	$(240,952)
Estimated market value of assets	208,537	251,605

Excess (deficit) plan assets over projected benefit obligation	(45,139)	10,653
Unrecognized prior service cost	5,201	6,012
Unrecognized net loss	78,040	20,807

Net amount recognized	$38,102	$37,472

Amounts recognized in the consolidated balance sheet:
(Accrued) prepaid pension costs	$(36,939)	$37,472
Intangible asset	5,201	—
Other comprehensive loss related to minimum pension liability	69,840	—

	$38,102	$37,472

        Actuarial assumptions:

Measurement date	December 27, 2002	December 28, 2001	December 29, 2000
Discount rate	6.75%	7.25%	7.50%
Average hourly salary increase	4.00%	4.00%	5.00%
Expected return on assets	9.00%	9.00%	9.00%

        At December 27, 2002, the Company recorded a net minimum pension liability adjustment of $43,329, net of tax, related to its defined benefit pension plans. This adjustment is required if the accumulated benefit obligation of the plans exceeds the fair value of plan assets and the plans' accrued pension liabilities.

        Curtailment—Beginning in 1999, the Company began to implement a plan which involves a series of workforce reductions designed to improve the profitability of the Company. In accordance with this plan, the workforce reductions continued throughout 2000 and into 2001. Due to the nature and extent of these workforce reductions, the Company experienced a curtailment in the salaried defined benefit pension plan. The effect of the curtailment was a $3,500 decrease in the projected benefit obligation and a corresponding increase to pension income during 2001.

        The Company also provides, through a non-qualified plan, supplemental pension payments in excess of qualified plan limits. This actuarially unfunded plan covers a group of former Aerostructures employees receiving benefits as a result of a prior early retirement incentive program. The total accumulated liability under this plan at December 27, 2002 and December 28, 2001 is $181 and $392, respectively. For measurement purposes, a discount rate of 6.75% and an average age of 65 were used.

        The Company also maintains a non-qualified salary deferral compensation plan under which certain employees of the Company can defer a portion of their salaries into an account which earns interest at the prime rate plus one percent. At December 28, 2001, total assets related to this plan were $179 and the total accumulated liability under this plan was $281. During fiscal year 2002, this plan was liquidated and terminated.

        Nonpension Postretirement Benefits—The Company sponsors plans that provide postretirement health care and life insurance benefits ("postretirement benefits") to eligible retirees. Net postretirement benefit expense consists of the following components:

	December 27, 2002	December 28, 2001	December 29, 2000
Service cost	$643	$967	$1,005
Interest cost	7,043	7,081	7,028
Amortization and deferral	707	453	257

Net postretirement benefits cost	$8,393	$8,501	$8,290

        The Company's postretirement benefit plans other than pensions are not funded. The following table sets forth the status of these plans.

	December 27, 2002	December 28, 2001
Accumulated postretirement benefit obligation	$103,058	$99,007
Unrecognized net loss	(21,232)	(15,940)

Postretirement benefit liability recognized on the consolidated balance sheets	$81,826	$83,067

        Actuarial assumptions:

Measurement date	December 27, 2002	December 28, 2001	December 29, 2000
Discount rate	6.75%	7.25%	7.50%
Healthcare inflation:
Ultimate rate	5.00%	5.00%	5.00%
Year of ultimate rate	2016	2016	2016

        During fiscal year 2002, 2001, and 2000 the Company made benefit payments under this plan in the amounts of $9,634, $9,739, and $8,849, respectively. A one percentage point increase in the healthcare inflation rates would have increased the accumulated postretirement benefit obligation as of December 27, 2002 by approximately 7.5% and increased the aggregate of the service and interest cost components of postretirement benefit costs in 2002 by approximately 7%. A one percentage point decrease in the healthcare inflation rate would have decreased the accumulated postretirement benefit obligation as of December 27, 2002 by approximately 7% and decreased the aggregate of the service and interest cost components of postretirement benefit costs in 2001 by approximately 6.5%.

        Defined Contribution Plan—The Company maintains a 401(k) savings plan for salaried employees. In 2002, 2001, and 2000, the Company contributed $723, $972, and $1,157, respectively, to this plan. Company contributions vest at 25% per year beginning at the end of the second year of service with the participant becoming fully vested after the fifth year of service. Employee contributions to the plan are based on a percentage or fixed amount of the participant's compensation. Employees are 100% vested in their contributions.

13. RELATED PARTY TRANSACTIONS

        The outstanding common stock of the Company is controlled primarily by members of Carlyle. Carlyle owns a one-third interest in the Carlyle Management Group ("CMG"). Certain board members and officers of the Company also have ownership interests in CMG. During 2002, 2001, and 2000, the

Company paid CMG $6,000, $5,994, and $7,400, related to services provided by CMG, including direct management assistance with respect to operations, strategic planning, and other aspects of the business of the Company.

        In 1999, certain individuals not affiliated with Carlyle were appointed by the Board of Directors to serve as the executive management of the Company. In 2001, these individuals joined Carlyle to launch the CMG fund, while they continued to serve in senior management positions at the Company. On December 18, 2001, Carlyle and CMG entered into an agreement under which Carlyle agreed to pay, or cause the Company to pay, CMG a management fee of $250 per month for a 33-month period ending September 30, 2004. Upon the occurrence of a liquidity event, as described in the agreement, all such management fees through September 30, 2004 are due and payable to CMG. The transaction with Vought described in Note 18 qualifies as a liquidity event under the terms of the agreement. In addition, CMG is entitled to receive an overhead allocation and other expense reimbursement from the Company, estimated to be $250 per month, for so long as CMG provides management services to the Company. In addition, CMG at its sole discretion can extend the term of the agreement for any period up to two additional years. This agreement is terminated upon the acquisition of the Company, as discussed in Note 18. Also, see Note 14.

        During 2002, the Company repaid two seller subordinated notes owned by The Carlyle Group in the aggregate principal amount of $55,186, which includes accumulated interest through the date of the repayment.

14. COMMITMENTS AND CONTINGENCIES

        Leases—The Company leases certain property and equipment under various operating and capital lease arrangements that expire on various dates through 2007. Management expects that in the normal course of business, leases will be renewed or replaced by other leases. Most of the leases provide that the Company will pay taxes assessed against leased property and the cost of insurance and maintenance. Rental expense for all operating leases is $4,531, $6,113, and $5,013 for the years ended December 27, 2002, December 28, 2001, and December 29, 2000, respectively. Included in property, plant, and equipment are the following capitalized leases:

	December 27, 2002	December 28, 2001
Machinery and equipment	$2,824	$2,824
Computer and office equipment	216	1,467

	3,040	4,291
Less accumulated amortization	(427)	(1,578)

	$2,613	$2,713

        Future minimum rental payments under capital lease obligations and operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 27, 2002, are as follows:

	Leases Capital	Leases Operating
2003	$745	$4,197
2004	638	3,901
2005	526	3,670
2006	438	1,582
2007	320	329

Total minimum lease payments	2,667	$13,679

Less amount representing interest	(387)

Present value of net minimum lease payments	$2,280

        Total minimum lease payments under operating leases above have not been reduced by minimum sublease rentals of approximately $314 on leases due in the future under noncancelable subleases.

        U.S. Government Contracts The Company, as a U.S. Government contractor, is subject to audits, reviews, and investigations by the U.S. Government related to the Company's negotiation and performance of government contracts and its accounting for such contracts. Violations of U.S. Government procurement regulations can result in fines and suspension or debarment from U.S. Government contracting for a period of time. The Company believes, based on all available information, that the outcome of the U.S. Government's audits, reviews, and investigations will not have a material adverse effect on the Company's consolidated results of operations, financial position, or cash flows.

        Litigation The Company is involved in various legal proceedings arising in the normal course of business. Management does not believe the ultimate outcome of such litigation will have a material adverse effect on the Company's consolidated results of operations, financial position, or cash flows.

        Contingency—In 1999, certain individuals not affiliated with Carlyle were appointed by the Board of Directors to serve as the executive management of the Company. In 2001, these individuals joined Carlyle to launch the CMG fund, while they continued to serve in senior management positions at the Company. On December 18, 2001, Carlyle, in its capacity as general partner of the fund partnerships that collectively own substantially all of the shares of the Company, entered into an agreement to pay, or cause the Company to pay, CMG a fee equal to 13.33% of the first $200,000 of shareholder value created at the Company under CMG management (the "CMG Fee"), such a fee to be paid to CMG upon the occurrence of certain events, primarily the liquidation of the Company in connection with a sale, initial public offering, or a related transaction. CMG must approve such an event occurring before October 1, 2004, unless the shareholder value, as defined in the agreement, exceeds $200,000 or Carlyle agrees to pay the CMG Fee calculated as if the shareholder value created at the Company equals $200,000. If none of these events occur before October 1, 2004, CMG is to be paid an amount that will be negotiated by Carlyle and CMG acting reasonably and in good faith. CMG may extend the terms of the arrangement for any period up to two additional years, subsequent to October 1, 2004. Carlyle may assign any such fee under this agreement to the Company. The CMG fee is strictly for the benefit of certain principals of CMG who assumed responsibility for the operations and management of Aerostructures in 1999. The transaction with Vought described in Note 18 qualifies as a liquidity event under the terms of the agreement.

15. FINANCIAL INSTRUMENTS

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair values because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the consolidated balance sheets for notes payable approximates fair value because the stated interest rates on the indebtedness are tied to variable market lending rates.

16. CONCENTRATION OF CREDIT RISK

        Financial instruments that potentially subject the Company to concentrations of risk consist principally of periodic temporary investments of excess cash and trade receivables. The Company invests its excess cash in deposits with major banks with strong credit ratings. These investments are typically overnight repurchase agreements and, therefore, bear minimal risk. The Company has not experienced any losses on these investments.

        The Company's customer base consists of significant aerospace manufacturers primarily in North America and Western Europe. Five customers (British Aerospace, Boeing, Bell Helicopter, Daimler-Chrysler, and Gulfstream Aerospace Corp, A General Dynamics Company), in the aggregate, accounted for approximately 85%, 91%, and 92% of consolidated gross sales during fiscal 2002, 2001, and 2000, respectively. The Company does not generally require collateral and the majority of its trade receivables are not collateralized. Although the Company is directly affected by the financial well-being of the aerospace industry, management does not believe significant credit risk exists at December 27, 2002.

        The Company relies on several key vendors to supply its primary raw material needs. Although there are a limited number of manufacturers in each market capable of supplying these needs, the Company believes that other suppliers could provide for the Company's needs on comparable terms. Abrupt changes in the supply flow could, however, cause a delay in manufacturing and a possible inability to meet sales commitments on schedule, or possible loss of sales, which would affect operating results adversely.

        A significant portion of the hourly workforce is subject to a collective bargaining agreement. The current collective bargaining agreement expires in 2003.

17. RESEARCH AND DEVELOPMENT

        The Company performs research and development under Company-initiated programs and contracts with others, primarily the U.S. Government. Company-initiated programs include independent research and development related to U.S. Government products and services. A portion of the cost incurred for independent research and development is recoverable from the U.S. Government through overhead cost allowances. The Company incurred $0, $122, and $684 related to independent research and development during fiscal 2002, 2001, and 2000, respectively.

18. SUBSEQUENT EVENT

        On May 12, 2003, Vought Aircraft Industries, Inc. (Vought), another Carlyle-owned entity, entered into a definitive agreement to acquire the Company. This contemplated acquisition will be effected through the issuance of $270 million of privately placed senior notes. Subsequent to the acquisition, the Company will be a wholly owned subsidiary of Vought.

        In anticipation of the transaction with Vought, the Company has entered into formal agreements with management under which an aggregate payment of approximately $14,500 will be paid to these individuals upon consummation of the transaction, which occurred on July 2, 2003. The agreements supersede all previous compensation agreements, including the stock option plan.

Vought Aircraft Industries, Inc.

OFFER TO EXCHANGE

$270,000,000 principal amount of its 8% Series B Senior Notes due 2011, which have been registered under the Securities Act,
for any and all of its outstanding 8% Series A Senior Notes due 2011

        Until                        2004, all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article Seventh of the Certificate of Incorporation of Vought Aircraft Industries, Inc. ("Vought") eliminates the liability of directors to Vought or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

        Article Sixth of the Certificate of Incorporation of VAC Industries, Inc. ("VAC") eliminates the liability of directors to VAC or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

        Article 7 of the Certificate of Incorporation of Vought Commercial Aircraft Company ("VCAC") eliminates the liability of directors to VCAC or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

        Article Sixth of the Certificate of Incorporation of Contour Aerospace Corporation ("Contour") eliminates the liability of directors to Contour or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which the director derived an improper personal benefit.

        The bylaws of each of Vought, VAC, VCAC and Contour provide for the indemnification of its directors, officers, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Vought has purchased and maintains insurance on behalf of its directors and officers and the directors and officers of VAC, VCAC and Contour.

Item 21. Exhibits and Financial Data Schedules.

  (A)
  Exhibits

          The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit No.		Description of Exhibit
2.1	*	Asset Purchase Agreement, dated as of June 9, 2000, by and between Northrop Grumman Corporation and Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"). The Registrants agree to furnish supplementally a copy of the schedules and exhibits omitted from this Exhibit 2.1 to the Commission upon request.
2.2	*
Agreement and Plan of Merger, dated as of May 12, 2003, by and among Vought Aircraft Industries, Inc., TA Acquisition Holdings, Inc. and The Aerostructures Corporation. The Registrants agree to furnish supplementally a copy of the schedules and exhibits omitted from this Exhibit 2.2 to the Commission upon request.
2.3	*	Contribution Agreement, dated as of December 31, 2003, between The Aerostructures Corporation and Contour Aerospace Corporation.
2.4	*	Certificate of Ownership and Merger, dated as of January 1, 2004, merging The Aerostructures Corporation with and into Vought Aircraft Industries, Inc.
3.1	*	Certificate of Incorporation of Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"), dated May 26, 2000.
3.2	*	Certificate of Amendment to the Certificate of Incorporation of Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"), dated June 14, 2000.
3.3	*	Certificate of Ownership and Merger merging VAC Holdings II, Inc. into Vought Aircraft Industries, Inc., dated August 13, 2001.
3.4	*	Certificate of Incorporation of VAC Industries, Inc., dated July 7, 1992.
3.5	*	Certificate of Incorporation of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company"), dated February 26, 1996.
3.6	*	Certificate of Amendment to the Certificate of Incorporation of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company"), dated January 16, 2001.
3.7	*	Certificate of Incorporation of Contour Aerospace Corporation, dated December 4, 2003.
3.8	*	By-laws of Vought Aircraft Industries, Inc.
3.9	*	By-laws of VAC Industries, Inc.
3.10	*	By-laws of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company").
3.11	*	By-laws of Contour Aerospace Corporation.
4.1	*
Indenture, dated July 2, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, and Wells Fargo Bank Minnesota, National Association, as trustee.
4.2	*
Supplemental Indenture, dated December 4, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, Contour Aerospace Corporation, as additional guarantor, and Wells Fargo Bank Minnesota, National Association, as trustee.

4.3	*	Form of Note (included as Exhibit A to Exhibit 4.1).
4.4	*	Form of Notation of Senior Note Relating to Subsidiary Guarantee (included as Exhibit C to Exhibit 4.1).
4.5	*
Registration Rights Agreement, dated July 2, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, and Lehman Brothers Inc., Goldman, Sachs & Co. and Credit Suisse First Boston LLC, as initial purchasers, as acceded to by Contour Aerospace Corporation on December 4, 2003.
5.1	*	Opinion of Latham & Watkins LLP, special counsel to Vought Aircraft Industries, Inc.
10.1	*
Credit and Guaranty Agreement dated as of July 24, 2000, as amended by the Sixth Amendment, dated as of July 2, 2003 by and among Vought Aircraft Industries, Inc., as borrower, certain subsidiaries of Vought Aircraft Industries, Inc., as guarantors, certain Financial Institutions, as lenders, Lehman Commercial Paper Inc., in its capacity as administrative agent and in its capacity as collateral agent, Goldman Sachs Credit Partners, L.P., in its capacity as syndication agent and GSCP and Lehman Brothers, Inc., as joint arrangers and joint book managers.
10.2	*
Sublease Agreement between Vought Aircraft Industries, Inc. and Lockheed Martin Corporation, as amended, dated October 15, 1993, with respect to the property known as 1701 W. Marshall Street, Grand Prairie, TX.
10.3	*
Facilities Use Agreement between Vought Aircraft Industries, Inc. and the United States Government, dated August 23, 2001 (contract # NOO421-01-E-0372) with respect to the property known as 9314 West Jefferson Street, Dallas, TX.
10.4	*	Information Services Agreement between Vought Aircraft Industries, Inc. and Northrop Grumman Commercial Information Services Inc., dated December 17, 2002.
12.1		Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	*	Subsidiaries of the Registrant.
23.1	*	Consent of Latham & Watkins LLP, special counsel to Vought Aircraft Industries, Inc. (included in Exhibit 5.1).
23.2		Consent of Ernst & Young LLP.
23.3		Consent of PricewaterhouseCoopers LLP.
24.1	*	Power of Attorney.
25.1	*	Statement of Eligibility of Wells Fargo Bank Minnesota, National Association, as trustee, on Form T-1.
99.1	*	Form of Letter of Transmittal, with respect to the exchange offer.
99.2	*	Form of Notice of Guaranteed Delivery, with respect to the exchange offer.
99.3	*	Form of Letter to DTC Participants Regarding the Exchange Offer.

99.4	*	Form of Letter to Beneficial Holders Regarding the Exchange Offer.
99.5	*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, with respect to the exchange offer

*
Previously filed.

Item 22. Undertakings.

        Each of the undersigned registrants hereby undertakes:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        Each of the undersigned registrants hereby undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Act, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on June 15, 2004.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ CLETUS GLASENER
Name: Cletus Glasener Title: Vice President, Controller and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

* Tom Risley	President, Chief Executive Officer and Director	June 15, 2004
/s/ CLETUS GLASENER Cletus Glasener	Vice President, Controller and Treasurer (principal financial and accounting officer)	June 15, 2004
* Leslie Armitage	Director	June 15, 2004
* Ken Cannestra	Director	June 15, 2004
* Thomas Corcoran	Director	June 15, 2004
* Allan Holt	Director	June 15, 2004
* Ian Massey	Director	June 15, 2004
* William McMillan	Director	June 15, 2004
* Adam Palmer	Director	June 15, 2004
* David Squier	Director	June 15, 2004

* Sam White	Director	June 15, 2004
* Gordon Williams	Director	June 15, 2004
*By:	/s/ CLETUS GLASENER Cletus Glasener as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on June 15, 2004.

VAC INDUSTRIES, INC.
By:	/s/ CLETUS GLASENER
Name: Cletus Glasener Title: Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

* Tom Risley	President and Chief Executive Officer	June 15, 2004
/s/ CLETUS GLASENER Cletus Glasener	Treasurer (principal financial and accounting officer)	June 15, 2004
* Leslie Armitage	Director	June 15, 2004
* Allan Holt	Director	June 15, 2004
* Gordon Williams	Director	June 15, 2004
*By:	/s/ CLETUS GLASENER Cletus Glasener as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on June 15, 2004.

VOUGHT COMMERCIAL AIRCRAFT COMPANY
By:	/s/ CLETUS GLASENER
Name: Cletus Glasener Title: Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

* Tom Risley	President and Chief Executive Officer	June 15, 2004
/s/ CLETUS GLASENER Cletus Glasener	Treasurer (principal financial and accounting officer)	June 15, 2004
* Leslie Armitage	Director	June 15, 2004
* Allan Holt	Director	June 15, 2004
* Gordon Williams	Director	June 15, 2004
*By:	/s/ CLETUS GLASENER Cletus Glasener as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on June 15, 2004.

CONTOUR AEROSPACE CORPORATION
By:	/s/ CLETUS GLASENER
Name: Cletus Glasener Title: Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

* Tom Risley	President, Chief Executive Officer and Director	June 15, 2004
/s/ CLETUS GLASENER Cletus Glasener	Treasurer (principal financial and accounting officer)	June 15, 2004
* Leslie Armitage	Director	June 15, 2004
* Allan Holt	Director	June 15, 2004
* Gordon Williams	Director	June 15, 2004
*By:	/s/ CLETUS GLASENER Cletus Glasener as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Asset Purchase Agreement, dated as of June 9, 2000, by and between Northrop Grumman Corporation and Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"). The Registrants agree to furnish supplementally a copy of the schedules and exhibits omitted from this Exhibit 2.1 to the Commission upon request.
2.2*
Agreement and Plan of Merger, dated as of May 12, 2003, by and among Vought Aircraft Industries, Inc., TA Acquisition Holdings, Inc. and The Aerostructures Corporation. The Registrants agree to furnish supplementally a copy of the schedules and exhibits omitted from this Exhibit 2.2 to the Commission upon request.
2.3*	Contribution Agreement, dated as of Decemer 31, 2003, between The Aerostructures Corporation and Contour Aerospace Corporation.
2.4*	Certificate of Ownership and Merger, dated as of January 1, 2004, merging The Aerostructures Corporation with and into Vought Aircraft Industries, Inc.
3.1*	Certificate of Incorporation of Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"), dated May 26, 2000.
3.2*	Certificate of Amendment to the Certificate of Incorporation of Vought Aircraft Industries, Inc. (fka "VAC Acquisition Corp. II"), dated June 14, 2000.
3.3*	Certificate of Ownership and Merger merging VAC Holdings II, Inc. into Vought Aircraft Industries, Inc., dated August 13, 2001.
3.4*	Certificate of Incorporation of VAC Industries, Inc., dated July 7, 1992.
3.5*	Certificate of Incorporation of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company"), dated February 26, 1996.
3.6*	Certificate of Amendment to the Certificate of Incorporation of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company"), dated January 16, 2001
3.7*	Certificate of Incorporation of Contour Aerospace Corporation, dated December 4, 2003.
3.8*	By-laws of Vought Aircraft Industries, Inc.
3.9*	By-laws of VAC Industries, Inc.
3.10*	By-laws of Vought Commercial Aircraft Company (fka "Northrop Grumman Commercial Aircraft Company").
3.11*	By-laws of Contour Aerospace Corporation.
4.1*
Indenture, dated July 2, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, and Wells Fargo Bank Minnesota, National Association, as trustee.
4.2*
Supplemental Indenture, dated December 4, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, Contour Aerospace Corporation, as additional guarantor, and Wells Fargo Bank Minnesota, National Association, as trustee.
4.3*	Form of Note (included as Exhibit A to Exhibit 4.1).
4.4*	Form of Notation of Senior Note Relating to Subsidiary Guarantee (included as Exhibit C to Exhibit 4.1).

4.5*
Registration Rights Agreement, dated July 2, 2003, among Vought Aircraft Industries, Inc., as issuer, VAC Industries, Inc., Vought Commercial Aircraft Company and The Aerostructures Corporation, as guarantors, and Lehman Brothers Inc., Goldman, Sachs & Co. and Credit Suisse First Boston LLC, as initial purchasers, as acceded to by Contour Aerospace Corporation on December 4, 2003.
5.1*	Opinion of Latham & Watkins LLP, special counsel to Vought Aircraft Industries, Inc.
10.1*
Credit and Guaranty Agreement dated as of July 24, 2000, as amended by the Sixth Amendment, dated as of July 2, 2003 by and among Vought Aircraft Industries, Inc., as borrower, certain subsidiaries of Vought Aircraft Industries, Inc., as guarantors, certain Financial Institutions, as lenders, Lehman Commercial Paper Inc., in its capacity as administrative agent and in its capacity as collateral agent, Goldman Sachs Credit Partners, L.P., in its capacity as syndication agent and GSCP and Lehman Brothers, Inc., as joint arrangers and joint book managers.
10.2*
Sublease Agreement between Vought Aircraft Industries, Inc. and Lockheed Martin Corporation, as amended, dated October 15, 1993, with respect to the property known as 1701 W. Marshall Street, Grand Prairie, TX.
10.3*
Facilities Use Agreement between Vought Aircraft Industries, Inc. and the United States Government, dated August 23, 2001 (contract # NOO421-01-E-0372) with respect to the property known as 9314 West Jefferson Street, Dallas, TX.
10.4*	Information Services Agreement between Vought Aircraft Industries, Inc. and Northrop Grumman Commercial Information Services Inc., dated December 17, 2002.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Latham & Watkins LLP, special counsel to Vought Aircraft Industries, Inc. (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney.
25.1*	Statement of Eligibility of Wells Fargo Bank Minnesota, National Association, as trustee, on Form T-1.
99.1*	Form of Letter of Transmittal, with respect to the exchange offer.
99.2*	Form of Notice of Guaranteed Delivery, with respect to the exchange offer.
99.3*	Form of Letter to DTC Participants Regarding the Exchange Offer.
99.4*	Form of Letter to Beneficial Holders Regarding the Exchange Offer.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, with respect to the exchange offer

*
Previously filed.

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Table of Contents
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Forward Loss Rollforward ($ in millions)
Forward Loss Rollforward ($ in millions)
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OUR AMENDED SENIOR SECURED CREDIT FACILITIES
DESCRIPTION OF THE EXCHANGE NOTES
BOOK ENTRY; DELIVERY AND FORM
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors
Vought Aircraft Industries, Inc. Consolidated Balance Sheets ($ in millions)
Vought Aircraft Industries, Inc. Consolidated Statements of Operations ($ in millions)
Vought Aircraft Industries, Inc. Consolidated Statements of Stockholders' Equity (Deficit) ($ in millions)
Vought Aircraft Industries, Inc. Consolidated Statements of Cash Flows ($ in millions)
Notes to Consolidated Financial Statements
Vought Aircraft Industries, Inc. Consolidated Balance Sheets ($ in millions) (Unaudited)
Vought Aircraft Industries, Inc. Consolidated Statements of Operations ($ in millions) (Unaudited)
Vought Aircraft Industries, Inc. Consolidated Statements of Cash Flows ($ in millions) (Unaudited)
VOUGHT AIRCRAFT INDUSTRIES, INC. Notes to Consolidated Financial Statements (Unaudited) March 28, 2004
Consolidating Balance Sheet March 28, 2004 ($ in millions)
Consolidating Balance Sheet December 31, 2003 ($ in millions)
Consolidating Statement of Operations Three Months Ended March 28, 2004 ($ in millions)
Consolidating Statement of Operations Three Months Ended March 30, 2003 ($ in millions)
Consolidating Statement of Cash Flows Three Months Ended March 28, 2004 ($ in millions)
Consolidating Statement of Cash Flows Three Months Ended March 30, 2003 ($ in millions)
Report of Independent Auditors
TA Acquisition Holdings, Inc. Consolidated Balance Sheets December 27, 2002, December 28, 2001, and July 1, 2003 (In thousands, except per share data)
TA Acquisition Holdings, Inc. Consolidated Statements of Operations and Comprehensive Income For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the Six Months Ended July 1, 2003 and June 28, 2002 (In thousands)
TA Acquisition Holdings, Inc. Consolidated Statements of Stockholders' Equity For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the Six Months Ended July 1, 2003 (In thousands, except per share data)
TA Acquisition Holdings, Inc. Consolidated Statements of Cash Flows For the Years Ended December 27, 2002, December 28, 2001, December 29, 2000 and for the Six Months Ended July 1, 2003 and June 28, 2002 (In thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX